FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226486-09

PROSPECTUS

$596,845,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53

(Central Index Key Number 0001789356)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.

(Central Index Key Number 0000850779)

as Depositor

Rialto Mortgage Finance, LLC

(Central Index Key Number 0001592182)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

Ladder Capital Finance LLC

(Central Index Key Number 0001541468)

C-III Commercial Mortgage LLC
(Central Index Key Number 0001541214)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C53

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-C53 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class V and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2019-C53. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in December 2019. The rated final distribution date for the certificates is the distribution date in October 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$20,689,000		2.0390%	Fixed(5)	October 2024
Class A-2	$45,608,000		2.8990%	Fixed(5)	October 2024
Class A-SB	$33,381,000		2.9640%	Fixed(5)	December 2028
Class A-3	$131,000,000		2.7870%	Fixed(5)	September 2029
Class A-4	$260,842,000		3.0400%	Fixed(5)	October 2029
Class X-A	$491,520,000	(6)	1.0266%	Variable(7)	NAP
Class X-B	$105,325,000	(8)	0.4561%	Variable(9)	NAP
Class A-S	$29,842,000		3.3220%	WAC Cap(12)	October 2029
Class B	$36,864,000		3.5140%	WAC Cap(12)	October 2029
Class C	$38,619,000		3.5770%	WAC Cap(12)	October 2029

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 58 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc., Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC is acting as co-lead manager and joint bookrunner with respect to approximately 76.8% of each class of offered certificates and Barclays Capital Inc. is acting as co-lead manager and joint bookrunner with respect to approximately 23.2% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 7, 2019. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately 109.6% of the aggregate certificate balance of the offered certificates, plus accrued interest from November 1, 2019, before deducting expenses payable by the depositor.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager	Drexel Hamilton Co-Manager

October 23, 2019

Wells Fargo Commercial Mortgage Trust 2019-C53

Commercial Mortgage Pass-Through Certificates, Series 2019-C53

Idaho
1 property
$1,647,847
0.2% of total
Missouri
1 property
$1,363,355
0.2% of total
Illinois
1 property
$1,019,341
0.1% of total
Wisconsin
1 property
$12,750,000
1.8% of total
Indiana
2 properties
$6,199,025
0.9% of total
Michigan
1 property
$44,500,000
6.3% of total
Pennsylvania
8 properties
$90,703,131
12.9% of total
New York
4 properties
$92,500,000
13.2% of total
Maine
1 property
$3,800,000
0.5% of total
Washington
2 properties
$12,152,063
1.7% of total
Massachusetts
2 properties
$9,771,429
1.4% of total
Ohio
5 properties
$16,600,000
2.4% of total
Connecticut
4 properties
$15,227,143
2.2% of total
New Jersey
5 properties
$74,528,571
10.6% of total
Nevada
1 property
$2,450,000
0.3% of total
Delaware
1 property
$27,000,000
3.8% of total
Maryland
4 properties
$12,273,226
1.7% of total
California
7 properties
$73,348,985
10.4% of total
North Carolina
1 property
$1,297,754
0.2% of total
South Carolina
1 property
$15,775,000
2.2% of total
Arizona
4 properties
$22,820,436
3.2% of total
Georgia
3 properties
$10,020,936
1.4% of total
New Mexico
2 properties
$26,248,257
3.7% of total
Texas
12 properties
$66,866,710
9.5% of total
Mississippi
1 property
$10,845,775
1.5% of total
Florida
9 properties
$32,087,536
4.6% of total
Virgin Islands
1 property
$18,375,000
2.6% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 13.2%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$20,689,000		30.000%	2.0390%	Fixed(5)	October 2024	2.97	12/19 – 10/24
A-2	$45,608,000		30.000%	2.8990%	Fixed(5)	October 2024	4.94	10/24 – 10/24
A-SB	$33,381,000		30.000%	2.9640%	Fixed(5)	December 2028	7.08	10/24 – 12/28
A-3	$131,000,000		30.000%	2.7870%	Fixed(5)	September 2029	9.75	12/28 – 09/29
A-4	$260,842,000		30.000%	3.0400%	Fixed(5)	October 2029	9.90	09/29 – 10/29
X-A	$491,520,000	(6)	NAP	1.0266%	Variable(7)	NAP	NAP	NAP
X-B	$105,325,000	(8)	NAP	0.4561%	Variable(9)	NAP	NAP	NAP
A-S	$29,842,000		25.750%	3.3220%	WAC Cap(12)	October 2029	9.94	10/29 – 10/29
B	$36,864,000		20.500%	3.5140%	WAC Cap(12)	October 2029	9.94	10/29 – 10/29
C	$38,619,000		15.000%	3.5770%	WAC Cap(12)	October 2029	9.94	10/29 – 10/29
Non-Offered Certificates
X-D	$26,332,000	(10)	NAP	1.4388%	Variable(11)	NAP	NAP	NAP
D	$26,332,000		11.250%	2.5000%	Fixed(5)	October 2029	9.94	10/29 – 10/29
E-RR	$16,676,000		8.875%	3.9388%	WAC(13)	October 2029	9.94	10/29 – 10/29
F-RR	$10,533,000		7.375%	3.9388%	WAC(13)	October 2029	9.94	10/29 – 10/29
G-RR	$8,777,000		6.125%	3.9388%	WAC(13)	October 2029	9.94	10/29 – 10/29
H-RR	$8,777,000		4.875%	3.9388%	WAC(13)	October 2029	9.94	10/29 – 10/29
J-RR	$7,022,000		3.875%	3.9388%	WAC(13)	October 2029	9.94	10/29 – 10/29
K-RR	$7,899,000		2.750%	3.9388%	WAC(13)	October 2029	9.94	10/29 – 10/29
L-RR	$19,310,519		0.000%	3.9388%	WAC(13)	October 2029	9.94	10/29 – 10/29
V(14)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(15)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class D certificates for any distribution date will, in each case, be a fixed rate per annum (described in the table as “Fixed”) equal to the pass-through rate set forth opposite such class in the table.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(11)

The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	The pass-through rates for the Class A-S, Class B and Class C certificates for any distribution date will, in each case, be a variable rate per annum (described in the table as “WAC Cap”) equal to the lesser of (a) a fixed rate per annum equal to the pass-through rate set forth opposite such class in the table and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(13)	The pass-through rates for the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates for any distribution date will, in each case, be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(14)	The Class V certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class V certificates will only be entitled to a specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(15)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class V and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	25
Risk Factors	58
The Certificates May Not Be a Suitable Investment for You	58
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	58
Risks Related to Market Conditions and Other External Factors	58
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	58
Other Events May Affect the Value and Liquidity of Your Investment	59
Risks Relating to the Mortgage Loans	59
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	59
Risks of Commercial and Multifamily Lending Generally	60
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	62
General	62
A Tenant Concentration May Result in Increased Losses	62
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	63
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	63
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	64
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	64
Early Lease Termination Options May Reduce Cash Flow	65
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	66
Office Properties Have Special Risks	66
Retail Properties Have Special Risks	67
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	68
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	68
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	69
Self Storage Properties Have Special Risks	70
Hospitality Properties Have Special Risks	71
Risks Relating to Affiliation with a Franchise or Hotel Management Company	73
Leased Fee Properties Have Special Risks	74
Data Centers Have Special Risks	74
Manufactured Housing Community Properties Have Special Risks	75
Mixed Use Properties Have Special Risks	76
Parking Properties Have Special Risks	76
Industrial Properties Have Special Risks	77
Multifamily Properties Have Special Risks	78
Cold Storage Properties Have Special Risks	81
Condominium Ownership May Limit Use and Improvements	82
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	83

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	84
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	86
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	87
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	88
Risks Related to Zoning Non-Compliance and Use Restrictions	90
Risks Relating to Inspections of Properties	92
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	92
There May Be Changes in the Tax Laws of the United States Virgin Islands; No Gross-Up	92
Insurance May Not Be Available or Adequate	93
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	94
Terrorism Insurance May Not Be Available for All Mortgaged Properties	94
Risks Associated with Blanket Insurance Policies or Self-Insurance	96
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	96
Limited Information Causes Uncertainty	96
Historical Information	96
Ongoing Information	97
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	97
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	98
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	99
Static Pool Data Would Not Be Indicative of the Performance of this Pool	100
Appraisals May Not Reflect Current or Future Market Value of Each Property	100
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	102
The Borrower’s Form of Entity May Cause Special Risks	102
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	105
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	105
Other Financings or Ability to Incur Other Indebtedness Entails Risk	107
Tenancies-in-Common May Hinder Recovery	108
Risks Relating to Delaware Statutory Trusts	109
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	109
Risks Associated with One Action Rules	109
State Law Limitations on Assignments of Leases and Rents May Entail Risks	109
Various Other Laws Could Affect the Exercise of Lender’s Rights	110
Risks of Anticipated Repayment Date Loans	110
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	111
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	111
Risks Related to Ground Leases and Other Leasehold Interests	112
Increases in Real Estate Taxes May Reduce Available Funds	114

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	114
Risks Related to Conflicts of Interest	115
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	115
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	117
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	119
Potential Conflicts of Interest of the Operating Advisor	121
Potential Conflicts of Interest of the Asset Representations Reviewer	122
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	123
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	125
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	126
Other Potential Conflicts of Interest May Affect Your Investment	126
Other Risks Relating to the Certificates	127
The Certificates Are Limited Obligations	127
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	127
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	127
EU Risk Retention and Due Diligence Requirements	129
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	131
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	133
General	133
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	134
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	136
Losses and Shortfalls May Change Your Anticipated Yield	136
Risk of Early Termination	137
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	137
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	137
You Have Limited Voting Rights	137
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	138
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	141
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	142
Risks Relating to Modifications of the Mortgage Loans	143
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	144
Risks Relating to Interest on Advances and Special Servicing Compensation	146

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	146
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	146
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	147
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	148
Tax Considerations Relating to Foreclosure	148
REMIC Status	149
Material Federal Tax Considerations Regarding Original Issue Discount	149
Description of the Mortgage Pool	149
General	149
Co-Originated or Third-Party Originated Mortgage Loans	150
Certain Calculations and Definitions	151
Definitions	151
Mortgage Pool Characteristics	164
Overview	164
Property Types	165
Office Properties	165
Retail Properties	166
Self Storage Properties	166
Hospitality Properties	166
Manufactured Housing Community Properties	167
Mixed Use Properties	168
Industrial Properties	169
Multifamily Properties	169
Specialty Use Concentrations	170
Mortgage Loan Concentrations	171
Top Fifteen Mortgage Loans	171
Geographic Concentrations	173
Mortgaged Properties with Limited Prior Operating History	174
Tenancies-in-Common or Diversified Ownership	174
Delaware Statutory Trusts	175
Condominium and Other Shared Interests	175
Fee & Leasehold Estates; Ground Leases	176
Environmental Considerations	177
Redevelopment, Renovation and Expansion	180
Assessment of Property Value and Condition	181
Litigation and Other Considerations	181
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	183
Tenant Issues	185
Tenant Concentrations	185
Lease Expirations and Terminations	185
Expirations	185
Terminations	186
Other	187
Purchase Options and Rights of First Refusal	189
Affiliated Leases	191
Competition from Certain Nearby Properties	191
Insurance Considerations	192
Use Restrictions	193

Appraised Value	194
Non-Recourse Carveout Limitations	194
Real Estate and Other Tax Considerations	195
Delinquency Information	195
Certain Terms of the Mortgage Loans	195
Amortization of Principal	195
Due Dates; Mortgage Rates; Calculations of Interest	196
Single Purpose Entity Covenants	197
ARD Loans	197
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	198
Voluntary Prepayments	199
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	200
Defeasance	201
Releases; Partial Releases	202
Escrows	204
Mortgaged Property Accounts	205
Exceptions to Underwriting Guidelines	207
Additional Indebtedness	208
General	208
Whole Loans	208
Mezzanine Indebtedness	208
Other Secured Indebtedness	211
Preferred Equity	213
Other Unsecured Indebtedness	213
The Whole Loans	214
General	214
The Serviced Pari Passu Whole Loans	217
Intercreditor Agreement	217
Control Rights with respect to Serviced Pari Passu Whole Loans	218
Certain Rights of each Non-Controlling Holder	218
Sale of Defaulted Mortgage Loan	219
The Non-Serviced Pari Passu Whole Loans	220
Intercreditor Agreement	220
Control Rights	221
Certain Rights of each Non-Controlling Holder	221
Custody of the Mortgage File	222
Sale of Defaulted Mortgage Loan	222
Additional Information	223
Transaction Parties	223
The Sponsors and Mortgage Loan Sellers	223
Rialto Mortgage Finance, LLC	224
General	224
Rialto Mortgage’s Securitization Program	224
Rialto Mortgage’s Underwriting Standards and Loan Analysis	225
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	229
Compliance with Rule 15Ga-1 under the Exchange Act	231
Retained Interests in This Securitization	231
Barclays Capital Real Estate Inc.	231
General	231
Barclays’ Securitization Program	231
Review of Barclays Mortgage Loans	233
Barclays’ Underwriting Guidelines and Processes	234

Compliance with Rule 15Ga-1 under the Exchange Act	237
Retained Interests in This Securitization	238
Wells Fargo Bank, National Association	238
General	238
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	238
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	239
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	244
Compliance with Rule 15Ga-1 under the Exchange Act	247
Retained Interests in This Securitization	251
Ladder Capital Finance LLC	251
General	251
Ladder Capital Group’s Securitization Program	252
Ladder Capital Group’s Underwriting Guidelines and Processes	254
Review of LCF Mortgage Loans	260
Compliance with Rule 15Ga-1 under the Exchange Act	262
Retained Interests in This Securitization	262
C-III Commercial Mortgage LLC	263
General	263
C-III CM’s Underwriting Guidelines and Processes	265
Exceptions	272
Review of Mortgage Loans for Which C-III CM is the Sponsor	272
Compliance with Rule 15Ga-1 under the Exchange Act	273
Retained Interests in This Securitization	274
The Depositor	274
The Issuing Entity	274
The Trustee	275
The Certificate Administrator	276
The Master Servicer	278
The Special Servicer	283
The Operating Advisor and Asset Representations Reviewer	286
Credit Risk Retention	287
General	287
Qualifying CRE Loans	288
Third Party Purchaser	288
Horizontal Risk Retention Certificates	289
General	289
Material Terms of the Eligible Horizontal Residual Interest	290
Hedging, Transfer and Financing Restrictions	291
Operating Advisor	291
Representations and Warranties	293
Description of the Certificates	294
General	294
Distributions	296
Method, Timing and Amount	296
Available Funds	297
Priority of Distributions	299
Pass-Through Rates	304
Interest Distribution Amount	306
Principal Distribution Amount	306
Certain Calculations with Respect to Individual Mortgage Loans	308
Excess Interest	310
Application Priority of Mortgage Loan Collections or Whole Loan Collections	310

Allocation of Yield Maintenance Charges and Prepayment Premiums	313
Assumed Final Distribution Date; Rated Final Distribution Date	315
Prepayment Interest Shortfalls	315
Subordination; Allocation of Realized Losses	317
Reports to Certificateholders; Certain Available Information	319
Certificate Administrator Reports	319
Information Available Electronically	326
Voting Rights	331
Delivery, Form, Transfer and Denomination	332
Book-Entry Registration	332
Definitive Certificates	335
Certificateholder Communication	335
Access to Certificateholders’ Names and Addresses	335
Requests to Communicate	336
List of Certificateholders	337
Description of the Mortgage Loan Purchase Agreements	337
General	337
Dispute Resolution Provisions	347
Asset Review Obligations	347
Pooling and Servicing Agreement	347
General	347
Assignment of the Mortgage Loans	348
Servicing Standard	349
Subservicing	350
Advances	351
P&I Advances	351
Servicing Advances	352
Nonrecoverable Advances	353
Recovery of Advances	354
Accounts	356
Withdrawals from the Collection Account	358
Servicing and Other Compensation and Payment of Expenses	361
General	361
Master Servicing Compensation	365
Special Servicing Compensation	369
Disclosable Special Servicer Fees	373
Certificate Administrator and Trustee Compensation	374
Operating Advisor Compensation	374
Asset Representations Reviewer Compensation	375
CREFC® Intellectual Property Royalty License Fee	376
Appraisal Reduction Amounts	376
Maintenance of Insurance	383
Modifications, Waivers and Amendments	387
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	391
Inspections	393
Collection of Operating Information	394
Special Servicing Transfer Event	394
Asset Status Report	397
Realization Upon Mortgage Loans	401
Sale of Defaulted Loans and REO Properties	404
The Directing Certificateholder	407
General	407
Major Decisions	408

Asset Status Report	411
Replacement of the Special Servicer	411
Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event	412
Servicing Override	414
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans	414
Rights of the Holders of Serviced Pari Passu Companion Loans	415
Limitation on Liability of Directing Certificateholder	415
The Operating Advisor	416
General	416
Duties of Operating Advisor At All Times	416
Annual Report	418
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	419
Recommendation of the Replacement of the Special Servicer	420
Eligibility of Operating Advisor	420
Other Obligations of Operating Advisor	421
Delegation of Operating Advisor’s Duties	422
Termination of the Operating Advisor With Cause	422
Rights Upon Operating Advisor Termination Event	423
Waiver of Operating Advisor Termination Event	423
Termination of the Operating Advisor Without Cause	424
Resignation of the Operating Advisor	424
Operating Advisor Compensation	424
The Asset Representations Reviewer	425
Asset Review	425
Asset Review Trigger	425
Asset Review Vote	426
Review Materials	427
Asset Review	428
Eligibility of Asset Representations Reviewer	430
Other Obligations of Asset Representations Reviewer	431
Delegation of Asset Representations Reviewer’s Duties	431
Assignment of Asset Representation Reviewer’s Rights and Obligations	431
Asset Representations Reviewer Termination Events	432
Rights Upon Asset Representations Reviewer Termination Event	433
Termination of the Asset Representations Reviewer Without Cause	433
Resignation of Asset Representations Reviewer	433
Asset Representations Reviewer Compensation	434
Replacement of the Special Servicer Without Cause	434
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	436
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	438
Termination of the Master Servicer or Special Servicer for Cause	438
Servicer Termination Events	438
Rights Upon Servicer Termination Event	440
Waiver of Servicer Termination Event	441
Resignation of the Master Servicer or Special Servicer	442
Limitation on Liability; Indemnification	442
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	446
Dispute Resolution Provisions	446

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	446
Repurchase Request Delivered by a Party to the PSA	447
Resolution of a Repurchase Request	448
Mediation and Arbitration Provisions	451
Servicing of the Non-Serviced Mortgage Loans	452
General	452
Servicing of the 600 & 620 National Avenue Mortgage Loan and Smoke Tree Village and Smoke Tree Commons Mortgage Loan	456
Rating Agency Confirmations	457
Evidence as to Compliance	459
Limitation on Rights of Certificateholders to Institute a Proceeding	460
Termination; Retirement of Certificates	461
Amendment	462
Resignation and Removal of the Trustee and the Certificate Administrator	465
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	466
Certain Legal Aspects of Mortgage Loans	466
General	468
Types of Mortgage Instruments	469
Leases and Rents	469
Personalty	470
Foreclosure	470
General	470
Foreclosure Procedures Vary from State to State	470
Judicial Foreclosure	470
Equitable and Other Limitations on Enforceability of Certain Provisions	471
Nonjudicial Foreclosure/Power of Sale	471
Public Sale	471
Rights of Redemption	473
Anti-Deficiency Legislation	473
Leasehold Considerations	474
Cooperative Shares	474
Bankruptcy Laws	474
Environmental Considerations	481
General	481
Superlien Laws	481
CERCLA	481
Certain Other Federal and State Laws	482
Additional Considerations	482
Due-on-Sale and Due-on-Encumbrance Provisions	483
Subordinate Financing	483
Default Interest and Limitations on Prepayments	483
Applicability of Usury Laws	484
Americans with Disabilities Act	484
Servicemembers Civil Relief Act	484
Anti-Money Laundering, Economic Sanctions and Bribery	485
Potential Forfeiture of Assets	485
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	486
Pending Legal Proceedings Involving Transaction Parties	489
Use of Proceeds	489
Yield and Maturity Considerations	489
Yield Considerations	489

General	489
Rate and Timing of Principal Payments	489
Losses and Shortfalls	491
Certain Relevant Factors Affecting Loan Payments and Defaults	491
Delay in Payment of Distributions	492
Yield on the Certificates with Notional Amounts	493
Weighted Average Life	493
Pre-Tax Yield to Maturity Tables	498
Material Federal Income Tax Considerations	501
General	501
Qualification as a REMIC	502
Status of Offered Certificates	504
Taxation of Regular Interests	505
General	505
Original Issue Discount	505
Acquisition Premium	507
Market Discount	508
Premium	509
Election To Treat All Interest Under the Constant Yield Method	509
Treatment of Losses	510
Yield Maintenance Charges and Prepayment Premiums	510
Sale or Exchange of Regular Interests	511
Taxes That May Be Imposed on a REMIC	511
Prohibited Transactions	511
Contributions to a REMIC After the Startup Day	512
Net Income from Foreclosure Property	512
Bipartisan Budget Act of 2015	512
Taxation of Certain Foreign Investors	513
FATCA	514
Backup Withholding	514
Information Reporting	515
3.8% Medicare Tax on “Net Investment Income”	515
Reporting Requirements	515
Certain State and Local Tax Considerations	516
Method of Distribution (Conflicts of Interest)	516
Incorporation of Certain Information by Reference	519
Where You Can Find More Information	520
Financial Information	520
Certain ERISA Considerations	520
General	520
Plan Asset Regulations	521
Administrative Exemptions	522
Insurance Company General Accounts	524
Legal Investment	525
Legal Matters	526
Ratings	526
Index of Defined Terms	529

ANNEX A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

ANNEX A-2:	Mortgage Pool Information (Tables)	A-2-1

ANNEX A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1

ANNEX B:	Form of Distribution Date Statement	B-1

ANNEX C:	Form of Operating Advisor Annual Report	C-1

ANNEX D-1:	Mortgage Loan Representations and Warranties	D-1-1

ANNEX D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

ANNEX E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the WFCM 2019-C53 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATION (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN REGULATION (EU) 2017/1129 (AS AMENDED, THE “PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF CERTIFICATES OR OFFERED CERTIFICATES IN THE EEA OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive (EU) 2016/97 (AS AMENDED), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in REGULATION (EU) 2017/1129 (as amended, the “Prospectus REGULATION”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates.

EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

NONE OF THE SPONSORS, THE DEPOSITOR OR THE UNDERWRITERS, OR THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EUROPEAN UNION’S SECURITIZATION REGULATION (REGULATION (EU) 2017/2402). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION WHICH MAY BE REQUIRED BY ANY INVESTOR FOR THE PURPOSES OF THEIR COMPLIANCE WITH SUCH REGULATION OR SIMILAR REQUIREMENTS. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY INVESTOR WITH SUCH REGULATION. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS” IN THIS PROSPECTUS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO

IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA), RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE

SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “Japanese Retention Requirement”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this PROSPECTUS has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this PROSPECTUS would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2019-C53.

Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28202–0901 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity

Wells Fargo Commercial Mortgage Trust 2019-C53, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage

Loan Sellers; Originators	The sponsors of this transaction are:

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

●	Barclays Capital Real Estate Inc., a Delaware corporation

●	Wells Fargo Bank, National Association, a national banking association

●	Ladder Capital Finance LLC, a Delaware limited liability company

●	C-III Commercial Mortgage LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The mortgage loan sellers will transfer to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn sell the mortgage loans to the issuing entity.

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Rialto Mortgage Finance, LLC	12	$ 216,417,868	30.8%
Barclays Capital Real Estate Inc.	11	162,863,414	23.2
Wells Fargo Bank, National Association	10	145,700,622	20.8
Ladder Capital Finance LLC	6	95,298,867	13.6
C-III Commercial Mortgage LLC	19	81,890,748	11.7
Total	58	$ 702,171,519	100.0%

All of the mortgage loans were originated by their respective sellers or affiliates thereof, except (i) those certain mortgage loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders and (ii) two mortgage loans (0.7%) to be sold by C-III Commercial Mortgage LLC that were originated by an unrelated third party, UnionCapitalFunding LLC, and subsequently transferred to C-III Commercial Mortgage LLC.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

Master Servicer

Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0293-080, 2001 Clayton Rd, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The

Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i)making decisions and performing certain servicing functions with respect to such mortgage loans and any related serviced companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii)reviewing, evaluating, processing and providing or withholding consent as to major decisions and certain other transactions and performing certain enforcement actions relating to such mortgage loans and any related serviced companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or

Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed as special servicer by KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee

Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2019-C53. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator

Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g - 5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The

Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor

Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer

Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder

The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be, as of any date of determination, the most subordinate class of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. As of the closing date, the controlling class will be the Class L-RR certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date, KKR CMBS II Aggregator Type 2 L.P. will purchase or otherwise acquire a majority of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class V certificates, and that KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any excluded loan).

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations

and Relationships

The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date

The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in November 2019 (or, in the case of any mortgage loan that has its first due date in December 2019, the date that would have been its due date in November 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about November 7, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day

Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Florida, Pennsylvania, Maryland, North Carolina, New York, California, Kansas or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period

For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final

Distribution Date

The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	October 2024
Class A-SB	December 2028
Class A-3	September 2029
Class A-4	October 2029
Class X-A	NAP
Class X-B	NAP
Class A-S	October 2029
Class B	October 2029
Class C	October 2029

The rated final distribution date will be the distribution date in October 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-C53:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class V and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$ 20,689,000	2.946%	30.000%
Class A-2	$ 45,608,000	6.495%	30.000%
Class A-SB	$ 33,381,000	4.754%	30.000%
Class A-3	$ 131,000,000	18.656%	30.000%
Class A-4	$ 260,842,000	37.148%	30.000%
Class X-A	$ 491,520,000	NAP	NAP
Class X-B	$ 105,325,000	NAP	NAP
Class A-S	$ 29,842,000	4.250%	25.750%
Class B	$ 36,864,000	5.250%	20.500%
Class C	$ 38,619,000	5.500%	15.000%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1	2.0390%
Class A-2	2.8990%
Class A-SB	2.9640%
Class A-3	2.7870%
Class A-4	3.0400%
Class X-A	1.0266%
Class X-B	0.4561%
Class A-S	3.3220%
Class B	3.5140%
Class C	3.5770%

(1)

The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for any distribution date will, in each case, be a fixed rate per annum equal to the rate set forth opposite such class in the table. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rates for the Class A-S, Class B and Class C certificates for any distribution date will, in each case, be a variable rate per annum equal to the lesser of (a) a fixed rate per annum equal to the rate set forth opposite such class in the table and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.05500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.01000%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to an upfront fee of $5,000 on the closing date. As compensation for its routine duties, the operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan but excluding any related companion loan) at a per annum rate equal to 0.00184%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00036%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate
600 & 620 National Avenue	0.00125% per annum	0.25000% per annum(2)
Smoke Tree Village and Smoke Tree Commons	0.00250% per annum	0.25000% per annum(2)

(1)	Each primary servicing fee rate described in the table and footnotes thereto is included as part of the Servicing Fee Rate.

(2)	The special servicing fee rate is expected to be the greater of (i) 0.2500% per annum, and (ii) the rate that would result in a special servicing fee of $3,500.

Distributions

A. Amount and Order of

Distributions on Certificates	On each distribution date, funds available for distribution to the certificates (other than any yield maintenance charges and prepayment premiums and any excess interest distributable to the Class V certificates) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero,

(c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class, then, (ii) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority

(as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class V and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements

A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class V and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class V or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are non-offered certificates.

(3)	Other than the Class X-D, Class V and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	Shortfalls will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class V certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F. Excess Interest

On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or outstanding on the related anticipated repayment date, as applicable, in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan and the special servicer will not make any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be fifty-eight (58) fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in eighty-five (85) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $702,171,519.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-eight (58) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(2)	Whole Loan Cut-off Date LTV Ratio(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
Equinix Data Center	$60,000,000	8.5%	$40,000,000	49.8%	49.8%	2.44x	2.44x
Ceasar’s Bay Shopping Center	$45,500,000	6.5%	$42,000,000	51.5%	51.5%	3.60x	3.60x
Planet Self Storage Portfolio	$45,000,000	6.4%	$25,000,000	67.1%	67.1%	2.42x	2.42x
600 & 620 National Avenue	$30,000,000	4.3%	$107,900,000	70.0%	70.0%	1.93x	1.93x
Smoke Tree Village and Smoke Tree Commons	$10,500,000	1.5%	$25,000,000	57.2%	57.2%	1.38x	1.38x

(1)	Any unsecuritized pari passu companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any subordinate debt or related mezzanine debt.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loans but excluding related mezzanine debt.

Each of the Equinix Data Center whole loan, Ceasar’s Bay Shopping Center whole loan and the Planet Self Storage Portfolio whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related mortgage loan or companion loan is referred to in this prospectus as a “serviced mortgage loan” or “serviced companion loan”, respectively.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)

Mortgage Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
600 & 620 National Avenue	UBS 2019-C17	4.3%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Smoke Tree Village and Smoke Tree Commons	UBS 2019-C17	1.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party(2)
600 & 620 National Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC
Smoke Tree Village and Smoke Tree Commons	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC

(1)	As of the closing date of the related securitization.

(2)	The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$702,171,519
Number of mortgage loans	58
Number of mortgaged properties	85
Range of Cut-off Date Balances	$861,914 to $60,000,000
Average Cut-off Date Balance	$12,106,406
Range of Mortgage Rates	3.015% to 6.565%
Weighted average Mortgage Rate	3.961%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	116 months
Range of remaining terms to maturity(2)	59 months to 119 months
Weighted average remaining term to maturity(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	356 months
Range of remaining amortization terms(3)	289 months to 360 months
Weighted average remaining amortization term(3)	356 months
Range of Cut-off Date LTV Ratios(4)(5)	16.6% to 73.4%
Weighted average Cut-off Date LTV Ratio(4)(5)	62.5%
Range of LTV Ratios as of the maturity date(2)(4)(5)	14.2% to 70.0%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	56.8%
Range of U/W NCF DSCRs(5)(6)	1.30x to 4.83x
Weighted average U/W NCF DSCR(5)(6)	1.97x
Range of U/W NOI Debt Yields(5)	7.2% to 27.7%
Weighted average U/W NOI Debt Yield(5)	9.8%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	42.4%
Interest-only, Amortizing Balloon	40.3%
Amortizing Balloon	17.1%
Interest-only, ARD	0.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to two (2) mortgage loans with an anticipated repayment date, secured by the mortgaged properties identified on Annex A-1 to this prospectus as Dollar General Chillicothe and Dollar General Poseyville, collectively representing approximately 0.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the related anticipated repayment date.

(3)	Excludes thirteen (13) mortgage loans (42.6%) that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.

(5)	In the case of five (5) mortgage loans (27.2%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s).

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of such mortgage loans.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited

Operating History	With respect to fifteen (15) of the mortgaged properties (30.1%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to one (1) mortgage loan being contributed by Wells Fargo Bank, National Association (4.3%), there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria (e.g., occupancy, minimum debt service coverage ratio, underwritten management fees, underwritten vacancies, underwritten occupancy, single purpose entity covenants, etc.).

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Wells Fargo Bank, National Association, as retaining sponsor, see “Credit Risk Retention”.

This transaction is being structured with a “third party purchaser” that will, on the closing date, acquire an “eligible horizontal residual interest” comprised of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates (the “horizontal risk retention certificates”). KKR CMBS II Aggregator Type 2 L.P. (in satisfaction of the retention obligations of Wells Fargo Bank, National Association, as the retaining sponsor) will be contractually obligated to retain (or to cause its “majority-owned affiliate” to retain) the horizontal risk retention certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, KKR CMBS II Aggregator Type 2 L.P. will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, nor any other party to the transaction, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner prescribed by Article 6 of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if such right is being exercised after the distribution date in November 2029 and either of the Dollar General Chillicothe mortgage loan or the Dollar General Poseyville mortgage loan is still an asset of the issuing entity, then such mortgage loan will be excluded from the then-aggregate stated principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class V and Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of

Mortgage Loans;

Loss of Value Payment	Under certain circumstances, the related mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc., to the same extent as Barclays Capital Real Estate Inc.) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). In addition, (i) Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP are to agree, pursuant to the related mortgage loan purchase agreement, to guarantee payment in connection with the performance of such obligations on the part of Ladder Capital Finance LLC and (ii) C-III Capital Partners LLC is to agree, pursuant to the related mortgage loan purchase agreement, to guarantee payment in connection with the performance of such obligations on the part of C-III Commercial Mortgage LLC. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or a defaulted serviced whole loan and/or related REO properties and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (other than non-serviced mortgage loans) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then such special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of the portion of the issuing entity consisting of the entitlement to collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of the entitlement to collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account will be treated as a trust and the holders of the Class V certificates will be treated as the beneficial owners of such entitlement for federal income tax purposes (a “grantor trust”), as further described under “Material Federal Income Tax Considerations”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise, unrelated to the related borrowers.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease“ below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hospitality Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●

in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●

in the case of tenants that offer co-working or office-sharing space designed for multiple, unaffiliated space users, licenses or subleases of space to users are of shorter-term duration and user turnover is greater than with typical office leases. Co-working tenants may experience higher operating costs than typical office tenants, and revenues may lag expenses until the co-working space is filled out. Further, if office rents decrease, shorter-term space users may move to properties with lower rent, while co-working tenants would be left with longer-term lease obligations.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by the tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remains unchanged. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, the shadow anchor tenant or another major tenant goes dark, a specified percentage of the property is vacant or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the cotenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses“ below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and
“—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●

changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hospitality property manager may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Data Centers Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●

the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use.  Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season.  This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments.  In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate.  In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home.  Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan.  Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis.  In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes.  See also representation and warranty no. 33 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).  Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems.  In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future.  In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communities are, in whole or in part, in a flood zone.  Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding or the potential of flooding.

In addition, certain of the manufactured housing community properties are subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “Parking Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed, and New York Governor Andrew Cuomo signed, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgaged real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Cold Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties that operate as refrigerated distribution/warehouse facilities, which we refer to as “cold storage properties”.

Cold storage properties are part of the supply chain linking producers, distributors and retailers of refrigerated, frozen and perishable food products. These temperature controlled warehouses are generally production facilities, distribution centers, “public” or port warehouses. Production warehouses typically serve one or a small number of tenants and customers and are generally used by food processors located nearby. The production warehouse tenants and customers store large quantities of ingredients or partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end markets. Distribution center warehouses primarily store a wide variety of tenants’ and customers’ finished products until future shipment to end users. Each distribution center is typically located in a key distribution hub that services the surrounding regional market. Distribution centers also include “retail” warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants and customers. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost effective distribution. Port warehouses primarily store goods that are being imported and exported.

Significant factors determining the value of cold storage properties include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Site characteristics which are valuable to such a property include high ceiling clear heights, wide column spacing, a large number of bays and large bay depths, divisibility, large minimum truck turning radii and overall functionality and accessibility. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption, and this seasonality can be expected to cause periodic fluctuations in a cold storage property’s revenues and operating expenses.

The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases such as Asian bird flu may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the related mortgaged properties.

The operator of the cold storage facilities has different arrangements with different customers, many of which do not require the customers to utilize any fixed amount of space at any particular time.  However, certain customers agree to utilize a certain amount of space even if it is not fully used during a particular period.  All of these agreements tend to be rolling arrangements with their consistent customer base.  Although there can be no assurances that customers will continue to enter into their cold storage arrangements from one period to the next, in many cases a customer’s current cold storage provider has a competitive advantage due to the proximity to customer processing plants and familiarity with the logistical requirements for storing and transporting the customer’s products.

An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer, or may become functionally obsolete relative to newer properties.  In addition, in certain locations, customers depend upon shipping products in pooled shipments with products of other customers going to the same markets. In these cases, the mix of customers in a cold storage property can significantly influence the cost of delivering products to markets.

Cold storage properties, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Cold storage properties are also subject to certain risks specific to industrial and logistics properties.  See “—Industrial Properties Have Special Risks”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity or ARD as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity or anticipated repayment date of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, self storage, hospitality, leased fee, manufactured housing community, mixed use and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for

information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more (in the aggregate) of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Pennsylvania, New Jersey, California, Texas and Michigan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●

if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”; and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss.

These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give a related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

There May Be Changes in the Tax Laws of the United States Virgin Islands; No Gross-Up

With respect to the Fortress Self Storage mortgage loan (2.6%) the related mortgaged property is located in the United States Virgin Islands (“USVI”) and is an obligation of a borrower organized in the United States. USVI law currently provides an exemption from USVI withholding tax for USVI-source interest payments on loans secured by a property or properties located in the USVI. We cannot assure you that this exemption will not change in the future or that USVI law will not otherwise change, and this mortgage loan does not provide for any gross-up in the event of the imposition of any such withholding tax. As a result, if the exemption is changed or any additional tax is imposed, it may result in a shortfall with respect to this mortgage loan. In addition, in the event that the issuing entity acquires the mortgaged property securing such mortgage loan, the issuing entity may be treated as engaged in a trade or business in the USVI and may be subject to tax on net income or gains with respect to that net income.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire on November 21, 2019. We cannot assure you if or when the program will be reauthorized by Congress. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions“ below and “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History” in this prospectus.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraisal value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis“; “—Barclays Capital Real Estate Inc.—Barclays’

Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment“ and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk“ below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment. See representation and warranty no. 15 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and

Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” and representation and warranty number 9 on Annex D-1 and the matters scheduled on Annex D-2-1.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

Risks Relating to Delaware Statutory Trusts

Certain of the Mortgage Loans included in the issuing entity have borrowers that are Delaware statutory trusts. In general, a Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates, which is not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date, as applicable, of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks“ and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus and/or the exceptions to representation and warranty no. 36 on Annex D-1 (as indicated on Annex D-2), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property, and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer, the certificate administrator and the custodian, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Ladder Capital Finance LLC is affiliated with the respective borrowers under the Dollar General Chillicothe and Dollar General Poseyville mortgage loans (0.3%). Ladder Capital Finance LLC or an affiliate thereof originated each of those mortgage loans, and Ladder Capital Finance LLC is the mortgage loan seller with respect to each of those mortgage loans. Each such mortgage loan may contain provisions and terms that are more favorable to the related borrower thereunder than would otherwise have been the case if the lender and related borrower were not affiliated, including: (i) the related loan documents permit transfers of the related mortgaged property and interests in the related borrower without the lender’s consent by the related borrower and by or to certain affiliates of Ladder Capital Finance Holdings LLLP or Ladder Capital Corp.; (ii) the related loan documents permit future mezzanine financing; (iii) there is no separate environmental indemnitor other than the related borrower; (iv) the related loan documents do not require that a borrower-related property manager be terminated in connection with a mortgage loan default; and (v) the lender will accept insurance coverage (which, in some cases, may be self-insurance) provided by the tenant under its lease, which may not include insurance coverage against acts of terrorism.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans“ and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties— The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respects but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2019-C53 non-offered certificates.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) or a serviced companion loan holder to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Midland Loan Services, a Division of PNC Bank, National Association assisted KKR CMBS II Aggregator Type 2 L.P. (or its affiliate), which is expected to cause its “majority-owned affiliate” to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates and is expected to be appointed as the initial directing certificateholder, with due diligence relating to the mortgage loans to be included in the mortgage pool.

It is expected that Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller, is also the master servicer, the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is the certificate administrator, custodian and master servicer under the UBS 2019-C17 PSA, pursuant to which the 600 & 620 National Avenue whole loan and Smoke Tree Village and Smoke Tree Commons whole loan are being serviced.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, mortgaged property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of business, Park Bridge Lender Services LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity.  The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity.  Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity.  This may pose inherent conflicts for Park Bridge Lender Services LLC.  Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity.  The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity.  Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity.  This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof will be appointed as the initial directing certificateholder (other than with respect to any non-serviced mortgage loan). The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan) or (ii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan	Non-Serviced PSA	Controlling Noteholder	Initial Directing Party(1)
600 & 620 National Avenue	UBS 2019-C17	UBS 2019-C17	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC
Smoke Tree Village and Smoke Tree Commons	UBS 2019-C17	UBS 2019-C17	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC

(1)

As of the closing of the related securitization. The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist. See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

With respect to serviced whole loans, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class V certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

KKR Real Estate Credit Opportunity Partners II L.P., or an affiliate thereof, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Risk Factors—Risks Related to the Mortgage Loans—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●

Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the third party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the third party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors (and, in certain cases, their consolidated subsidiaries) as defined in the EU Securitization Regulation (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (as defined in Regulation (EU) No 575/2013) (and certain consolidated subsidiaries thereof);

insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance.  The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitisation position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any EU Institutional Investor for the purposes of their compliance with any applicable EU Risk Retention and Due Diligence Requirement or any similar requirements.  None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other person provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any EU Institutional Investor with any EU Risk Retention and Due Diligence Requirements.

Consequently, the certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations“ and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment at maturity or to repay any ARD loan at the related anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions“ above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding.  As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of certificates as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class L-RR certificates, then the Class K-RR certificates, then the Class J-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the

Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class.  A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates.  We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation.  If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates.  See “Description of the Certificates”.  As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement or a controlling noteholder under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class V and Class R certificates will not have any voting rights.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or the equivalent), of the related securitization trust (or any other party) holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)         may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)        may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iii)        does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iv)       may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)        will have no liability whatsoever (other than, in the case of the directing certificateholder, to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the classes of horizontal risk retention certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such trust and servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a “third-party purchaser“. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate any of the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the

Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan, will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding (or any other party holding) the controlling note for the related non-serviced whole loan, will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust or other party holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust or any other party holding the controlling note for a non-serviced whole loan may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor, with respect to the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, (i) Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will agree to guarantee the payment obligation of Ladder Capital Finance LLC in connection with any repurchase by Ladder Capital Finance LLC, (ii) Barclays Capital Holdings Inc. will agree to repurchase or replace defective Barclays Mortgage Loans to the same extent as Barclays Capital Real Estate Inc. and (iii) C-III Capital Partners LLC will agree to guarantee the payment obligation of C-III Commercial Mortgage LLC in connection with any repurchase by C-III Commercial Mortgage LLC. We cannot assure you that the sponsors, notwithstanding the existence of any payment guaranty, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors (or (i) Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of the payment obligation of Ladder Capital Finance LLC, (ii) Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc., to the same extent as Barclays Capital Real Estate Inc. or (iii) C-III Capital Partners, LLC, as guarantor of the payment obligation of C-III Commercial Mortgage LLC) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor (or (i) in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that sponsor, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, (ii) in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc. or (iii) in the case of mortgage loans sold by C-III Commercial Mortgage LLC, each of that sponsor and C-III Capital Partners, LLC) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor (or (i) in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that sponsor, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, (ii) in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc. or (iii) in the case of mortgage loans sold by C-III Commercial Mortgage LLC, each of that sponsor and C-III Capital Partners, LLC) has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

C-III Capital Partners LLC, the sole member of C-III Commercial Mortgage LLC, is currently exploring strategic alternatives for C-III Commercial Mortgage LLC which may include the reconstitution of the mortgage origination platform apart from C-III Capital Partners LLC and its subsidiaries. In any event, C-III Capital Partners LLC has decided to take actions with respect to C-III Commercial Mortgage LLC that involve the substantial reduction in the assets and net worth of C-III Commercial Mortgage LLC by year end 2019 and may result in the ultimate wind down of the existing entity. In light of the foregoing, C-III Capital Partners LLC will guarantee payment in connection with the performance by C-III Commercial Mortgage of its repurchase and other obligations with respect to any Mortgage Loans being contributed by C-III Commercial Mortgage LLC as to which there are material document defects and/or material breaches of representations and warranties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—C-III Commercial Mortgage LLC” in this prospectus.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-eight (58) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $702,171,519 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in November 2019 (or, in the case of any Mortgage Loan that has its first due date in December 2019, the date that would have been its due date in November 2019 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Five (5) Mortgage Loans (27.2%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or “Companion Loans”, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”). Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The mortgage loan sellers will transfer to the depositor the Mortgage Loans set forth in the following chart, and the depositor will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Rialto Mortgage Finance, LLC	12	27	$216,417,868	30.8%
Barclays Capital Real Estate Inc.	11	11	162,863,414	23.2
Wells Fargo Bank, National Association	10	11	145,700,622	20.8
Ladder Capital Finance LLC	6	7	95,298,867	13.6
C-III Commercial Mortgage LLC	19	29	81,890,748	11.7
Total	58	85	$702,171,519	100.0%

All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except as described in “—Co-Originated or Third-Party Originated Mortgage Loans” below.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”). For purposes of this prospectus, a Mortgage Loan will be considered secured by a multifamily property or properties if each multifamily property consists of a single parcel or two or more contiguous or non-contiguous parcels that have an aggregate of five or more residential rental units that are collectively managed and operated.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans were co-originated or were part of the Whole Loans that were co-originated by the related mortgage loan seller and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●

The 600 & 620 National Avenue Mortgage Loan (4.3%), for which Wells Fargo Bank, National Association is the mortgage loan seller, is part of a whole loan that was co-originated by Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association and was underwritten pursuant to Wells Fargo Bank, National Association’s underwriting guidelines, except as otherwise noted in this prospectus. See “—Exceptions to Underwriting Guidelines” below.

●

The Cedarhurst and Walston MHP Mortgage Loan (0.5%) and the Sunset Village MHP Mortgage Loan (0.2%), for which C-III Commercial Mortgage LLC is the mortgage loan seller, were originated by an unrelated third party, UnionCapitalFunding LLC, and subsequently transferred to C-III Commercial Mortgage LLC.  Such Mortgage Loans were re-underwritten pursuant to C-III Commercial Mortgage LLC’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 7, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Equinix Data Center Mortgage Loan or Equinix Data Center Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, the Equinix Data Center Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Equinix Data Center Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●

in the case of a Mortgage Loan that provides for interest-only payments through maturity or the Anticipated Repayment Date, as applicable, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●

in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value“ on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property or may state only an “as-is” value, that may be based on certain assumptions relating to certain reserves collected by the related lender and the timely completion of work associated with those reserves. In certain other cases, the Appraised Value includes property that does not qualify as real property. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For more information see the definition of “LTV Ratio” and the related table and discussion below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) ”Effective Gross Income”

minus (b) ”Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income)), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of each of the Mortgage Loans as shown in the table below, a value other than the “as-is” Appraised Value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date/ARD LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date/ARD LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Planet Self Storage Portfolio(1)	6.4%	67.1%	67.1%	$104,250,000	72.7%	72.7%	$96,350,000
777 East Eisenhower(2)	6.3%	73.4%	62.0%	$60,600,000	85.4%	72.1%	$52,100,000
Curry Junction(3)	1.8%	66.3%	60.3%	$19,300,000	76.8%	69.9%	$16,650,000
Courtyard Indianapolis South(4)	0.8%	63.5%	51.9%	$8,400,000	79.7%	65.0%	$6,700,000

(1)	The Appraised Value reflects an “as-bulk” appraised value, which includes a diversity premium based on an assumption that all of the Mortgaged Properties would be sold together as a portfolio.

(2)

The appraised value assumes that a stabilized occupancy of 95.0% has been attained.  As of October 4, 2019, the property was 95.6% occupied and all outstanding free rent, gap rent, outstanding tenant allowances and TI/LCs were reserved.

(3)	The Appraised Value assumes that the renovations at the Mortgaged Property will be completed by July 2020.

(4)

The Appraised Value of the Mortgaged Property is based on the “as complete” value of the Courtyard Indianapolis South Mortgaged Property of $8,400,000, which assumes that the estimated $1,200,000 PIP is completed by December 2020. The borrower reserved $450,798 at origination, and the borrower sponsor previously paid $756,394 under an FF&E purchase contract to an FF&E provider toward the PIP work, and assigned the borrower’s rights under the FF&E purchase contract to the lender. The appraised value of the Courtyard Indianapolis South Mortgaged Property without the PIP extraordinary assumption is $6,700,000.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value“ in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, unless otherwise indicated.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity or Anticipated Repayment Date, as applicable, of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date) with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“@% or D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

“YM or D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

“GRTR of @% or YM or D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“RevPAR” means, with respect to any hospitality property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Furthermore, Ladder Capital Finance LLC may apply a minimum vacancy that is less than 5% if rents at the subject Mortgaged Property are below market or if it otherwise determines that circumstances so warrant. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period. However, Ladder Capital Finance LLC does not apply any such constraints on the underwritten average occupancy for a hospitality property but will take into account the unique circumstances of such property when determining the underwritten average occupancy.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms” or “Pads” means (a) in the case of certain Mortgaged Properties operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes or (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$702,171,519
Number of mortgage loans	58
Number of mortgaged properties	85
Range of Cut-off Date Balances	$861,914 to $60,000,000
Average Cut-off Date Balance	$12,106,406
Range of Mortgage Rates	3.015% to 6.565%
Weighted average Mortgage Rate	3.961%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	116 months
Range of remaining terms to maturity(2)	59 months to 119 months
Weighted average remaining term to maturity(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	356 months
Range of remaining amortization terms(3)	289 months to 360 months
Weighted average remaining amortization term(3)	356 months
Range of Cut-off Date LTV Ratios(4)(5)	16.6% to 73.4%
Weighted average Cut-off Date LTV Ratio(4)(5)	62.5%
Range of LTV Ratios as of the maturity date(2)(4)(5)	14.2% to 70.0%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	56.8%
Range of U/W NCF DSCRs(5)(6)	1.30x to 4.83x
Weighted average U/W NCF DSCR(5)(6)	1.97x
Range of U/W NOI Debt Yields(5)	7.2% to 27.7%
Weighted average U/W NOI Debt Yield(5)	9.8%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	42.4%
Interest-only, Amortizing Balloon	40.3%
Amortizing Balloon	17.1%
Interest-only, ARD	0.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)

With respect to two (2) Mortgage Loans with an Anticipated Repayment Date, secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Dollar General Chillicothe and Dollar General Poseyville (0.3%), calculated as of the related Anticipated Repayment Date.

(3)	Excludes thirteen (13) Mortgage Loans (42.6%) that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)

Loan-to-value ratios (such as, for example, the Cut-Off Date LTV Ratio and the LTV Ratio at Maturity or ARD) with respect to the Mortgage Loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions“ in this prospectus; provided, that with respect to certain Mortgage Loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values.  In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values.  Such Mortgage Loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.  For further information, see Annex A-1 to this prospectus.  See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)

In the case of five (5) Mortgage Loans (27.2%), each of which has one or more Pari Passu Companion Loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s).

(6)

Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the cut-off date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include nine (9) Mortgage Loans (24.9%) that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the Mortgage Loan.

See also “—Certain Calculations and Definitions“ above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	8	$181,722,063	25.9%
Suburban	6	141,972,063	20.2
CBD	2	39,750,000	5.7
Retail	17	$139,936,652	19.9%
Anchored	4	77,800,000	11.1
Single Tenant	11	55,136,652	7.9
Shadow Anchored	2	7,000,000	1.0
Self Storage	18	$81,209,564	11.6%
Self Storage	18	81,209,564	11.6
Hospitality	8	$76,780,493	10.9%
Limited Service	5	44,355,970	6.3
Full Service	3	32,424,524	4.6
Other	1	$60,000,000	8.5%
Leased Fee	1	60,000,000	8.5
Manufactured Housing Community	22	$52,235,247	7.4%
Manufactured Housing Community	22	52,235,247	7.4
Mixed Use	2	$47,600,000	6.8%
Retail/Office	1	32,100,000	4.6
Retail/Parking	1	15,500,000	2.2
Industrial	5	$35,300,000	5.0%
Distribution	1	23,200,000	3.3
Flex	4	12,100,000	1.7
Multifamily	4	$27,387,500	3.9%
Garden	4	27,387,500	3.9
Total	85	$702,171,519	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties

In the case of the office properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth above, we note the following:

●

With respect to the 112-118 West 125th Street Mortgage Loan (4.6%), as of September 27, 2019, the Mortgaged Property was 56.3% physically occupied and 83.6% economically occupied. The Mortgaged Property was constructed in 2018 and is one unit in a two-unit condominium consisting of (i) the borrower-owned unit which is comprised of a 18,000 square foot ground floor retail (which is 100% occupied), a 10,000 square foot basement (which was used for storage during construction through 2019), and a 4,000 square foot second floor office, and (ii) a non-borrower owned unit which is comprised of approximately 43,000 square foot of office space (the “Office Unit”) and is currently under contract for purchase. The borrower has not marketed the unoccupied portions of its unit because the contract purchaser of the Office Unit has expressed interest in leasing the same.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses“ in this prospectus, and “—Specialty Use Concentrations” below.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, we note the following:

●

With respect to the Store It All Zapata, Tyler Street Self Storage and Belle Hill Self Storage Mortgage Loans (1.4%), approximately 18.0%, 11.2% and 10.9%, respectively, of the underwritten revenue for each of the related Mortgaged Properties is derived from sources (such as recreational vehicle parking) in addition to the rental of self storage units.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	All such properties are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement unless otherwise described below.

●

With respect to the DoubleTree ABQ Mortgage Loan (2.7%), the related appraisal identified a Hilton Garden Inn with 90 rooms that is expected to open in May 2020 and be primarily competitive with the Mortgaged Property.

●

With respect to the Country Inn & Suites Warner Robins Mortgage Loan (0.5%), the related Mortgaged Property is located approximately 9.0 miles away from the Robins Air Force Base.  The United States Air Force and United States Navy are the top corporate accounts and demand generators for the related Mortgaged Property.  U.S. military accounts represented approximately 30.6% of the total rooms booked as of the trailing twelve-month period ended June 30, 2019. In addition, several other top ten corporate accounts include defense contractors.

For more information regarding the 15 largest Mortgage Loans secured by hospitality properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3 to this prospectus.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance by Allocated Loan Amount	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
DoubleTree ABQ	$19,060,000	2.7%	8/31/2034	9/6/2029
Hampton Inn - Greenville Airport	$15,775,000	2.2%	8/31/2035	10/11/2029
HGI Pascagoula	$10,845,775	1.5%	8/31/2032	12/06/2028
Up Valley Inn & Hot Springs(1)	$8,977,147	1.3%	9/7/2037	9/6/2029
Holiday Inn Roswell	$7,188,257	1.0%	4/4/2033	10/6/2029
Holiday Inn and Suites – N Scottsdale	$6,176,267	0.9%	12/18/2029	8/6/2029
Courtyard Indianapolis South	$5,337,111	0.8%	8/27/2034	9/6/2029
Country Inn & Suites Warner Robins	$3,420,936	0.5%	6/30/2030	9/11/2029

(1)

The related franchise agreement with Choice Hotels International, Inc. provides that either the borrower or the franchisor may terminate the franchise agreement for any reason on September 7, 2022 and September 7, 2027, upon 12 months’ prior written notice to the other party.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hospitality Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company“ and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to each of the Lamplighter Resort, Sunny Pines MHC and Grand Villa MHP Mortgage Loans (1.7%), the related Mortgaged Property is age-restricted to tenants at least 55 years of age.

●

With respect to each of the PA & MD MHP Portfolio, Lamplighter Resort, Central FL MHP Portfolio, Cactus Wren, Cedarhurst and Walston MHP, Sunny Pines MHC, River’s Edge MHP and Nautilus MHP Mortgage Loans (5.3%), the related Mortgaged Property (or, in the case of a portfolio of Mortgaged Properties, one or more of the related Mortgaged Properties) is not connected to public water or a public sewer system and may rely on one or more on-site wells and/or on-site, private septic systems or other private wastewater treatment disposal systems.

●

With respect to the Lamplighter Resort Mortgage Loan (1.2%), a pump house that services a number of pads at the related Mortgaged Property is located in a flood zone but is not covered by flood insurance and approximately 15 to 20 pads at the related Mortgaged Property are located in a flood zone.

●

With respect to the Valley View MHP, River’s Edge MHP and Nautilus MHP Mortgage Loans (1.0%), approximately 15 to 20 pad sites, approximately 20 pad sites and fewer than 10 pad sites, respectively, at the related Mortgaged Properties are in a flood zone.

●

With respect to the Texas MHP Portfolio, Central FL MHP Portfolio, Cactus Wren and Sunset Village MHP Mortgage Loans (2.7%), 76 of the 269 pad sites at the Texas MHP Portfolio Mortgaged Properties, 127 of the 186 pad sites at the Central FL MHP Portfolio Mortgaged Properties, 9 of the 100 pad sites at the Cactus Wren Mortgaged Property and 18 of the 56 pad sites at the Sunset Village MHP Mortgaged Property are occupied by park model homes or mobile homes owned by borrower affiliate(s).  In general, such homes are rented out like apartments and/or leased on a rent-to-own basis.  Such homes are not collateral for the subject Mortgage Loan, no income from such home rentals was included in the lender’s underwritten revenues, and only the income derived from the pad sites was underwritten.

●

With respect to the Lamplighter Resort, Central FL MHP Portfolio and Nautilus MHP Mortgage Loans (2.1%), approximately 40.6% of the pads at the Lamplighter Resort Mortgaged Property, approximately 70.6% of the pads at the Central FL MHP Portfolio – Robins Nest MHP Mortgaged Property and approximately 34.0% of the pads at the Nautilus MHP Mortgaged Property are for recreational vehicles.

●

With respect to the PA & MD MHP Portfolio (1.5%), the Conowingo Mobile Home Court Mortgaged Property is served by on-site septic systems and a private water system.  The septic system requires replacement. The related borrower sponsors are working with the Maryland Department of Environment (the “MDE”) to finalize plans for a new waste water treatment plant (the “WWTP”). The current cost estimate for the WWTP is $489,700 and the plant is anticipated to be installed by March 2020. Approximately 204% of the estimated cost, or $1,000,000, was escrowed at origination of the subject Mortgage Loan to ensure there are sufficient funds to complete the WWTP construction and installation.  In addition, the Conowingo Mobile Home Court Mortgaged Property maintains a National Pollutant Discharge Elimination System permit for surface water discharge. According to the most recent inspection, there were no violations identified; however, the related Mortgaged Property was noted as being in non-compliance, as all of the onsite septic systems are failing and the previous property owner was required to install a wastewater treatment plant and connect all of the existing pad sites to it and failed to do so. The MDE determined that the septic systems represented an illegal release and is in the process of entering into a consent order with the related borrower for the construction of the WWTP.  A discharge permit was obtained for the operation of the WWTP. However, as the WWTP has still not been constructed, the related Mortgaged Property is currently in non-compliance with its permit. Until the WWTP is operational, the related Mortgaged Property is likely to remain in non-compliance with its discharge permit.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks“ and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks” and “—

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 to this prospectus and the footnotes thereto.

Industrial Properties

In the case of the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

In the case of the multifamily properties or mixed use properties with multifamily components set forth in the above chart, we note the following:

●

With respect to the Curry Junction Mortgage Loan (1.8%), the Mortgaged Property is subject to a Land Use Restriction Agreement (the “Curry Junction LURA”), whereby 46 of 228 units at the Mortgaged Property (20%) are required to be set aside for very-low, and low-income tenants. The program prohibits directing tenants to units that are deemed affordable. As such, the location of the 46 units throughout the Mortgaged Property can vary at any one time. As of May 31, 2019, 2 one-bedroom / one-bathroom units are rent restricted at 50% of the area median income (“Curry Junction AMI”), 28 one-bedroom / one-bathroom units are rent restricted at 80% of Curry Junction AMI, nine (9) two-bedroom / one bathroom units are rent restricted at 80% of Curry Junction AMI, one (1) two-bedroom / two-bathroom unit is rent restricted at 50% of Curry Junction AMI, and six (6) two-bedroom / two-bathroom units are rent restricted at 80% of Curry Junction AMI, totaling 46 units. The total annual discount from the Curry Junction LURA to market rent is approximately $20,962 annually for the combined 46 units, which equates to approximately 1% of total annual rent.

●

With respect to the Meadows Place Seniors Village Mortgage Loan (1.4%), the Mortgaged Property is subject to a recorded Land Use Restriction Agreement (the “Meadows Place Seniors Village LURA”) with the Texas Department of Housing and Community Affairs (“TDHCA”) received by the prior owner of the Mortgaged Property in return for certain tax credits. The Meadows Place Seniors Village LURA requires that (i) 145 units be rented to tenants qualifying as low-income (60% or less of the area median income (“Meadows Place Seniors Village AMI”)), (ii) at least 30 units be rented to tenants at or below 30% of Meadows Place Seniors Village AMI, (iii) 14 units be rented to tenants at or below 40% of Meadows Place Seniors Village AMI, and (iv) 29 units be rented to tenants at or below 50% Meadows Place Seniors Village AMI. Rent for the low-income units may not exceed 30% of the imputed income (which imputed income is adjusted for family size). Additionally, at least 80% of the total units must be rented to at least one person aged 55 or older. If the Meadows Place Seniors Village LURA is terminated for any reason, including an impermissible transfer or non-compliance with the Meadows Place Seniors Village LURA restrictions (other than a termination of the Meadows Place Seniors Village LURA following a foreclosure or deed-in-lieu of foreclosure of the Mortgaged Property), the TDHCA may attempt to recapture a pro rata portion of the tax credits that were paid to the prior owner (which portion would be based on the number of units in violation and the remaining compliance period). Commencing in 2020, TDHCA will have a right of first refusal (“ROFR”) related to the sale of the Mortgaged Property. In the event the borrower (or any owner of the Mortgaged Property) elects to sell the Mortgaged Property, the TDHCA or its qualified nonprofit organization has the right to purchase the Mortgaged Property for an amount equal to (i) the outstanding indebtedness secured by the Mortgaged Property, other than indebtedness incurred within five years of the proposed sale, and (ii) all taxes attributable to such sale. The ROFR does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure. Upon the foreclosure or deed-in-lieu of foreclosure with respect to the Mortgaged Property, the Meadows Place Seniors Village LURA will terminate. The Mortgage Loan documents prohibit the borrower from transferring the Mortgaged Property in any way that would trigger the ROFR (other than a transfer of the Mortgaged Property and a simultaneous payment of the Mortgage Loan in full pursuant to the Mortgage Loan documents). The Mortgage Loan documents provide that the Mortgage Loan will be full recourse to the borrower and the guarantor in the event of any transfer in violation of the above transfer restrictions and recourse for any losses related to any breach or noncompliance with the Meadows Place Seniors Village LURA.  The Meadows Place Seniors Village LURA currently requires a two-year notice period prior to any sale. However, the Mortgage Loan documents require the borrower to submit a request to TDHCA for a reduction in the notice period to 180 days. There can be no assurance that this request will be granted.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant/Brewery/Bakery(1)	11	16.2%
Data center	1	8.5%
Gym, fitness center, spa or a health club	2	3.2%
Grocery store	4	2.7%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	1	2.6%
Bank branch	2	1.3%
Auto parts store/auto service center	1	0.6%

(1)	Excludes any hospitality properties that may have a restaurant on site.

In addition, with respect to the Martin Brower and Smoke Tree Village and Smoke Tree Commons Mortgage Loans (4.8%), the Martin Brower and Smoke Tree Village and Smoke Tree Commons – Smoke Tree Village Mortgaged Properties include one or more tenants that operate an on-site gas station or fueling station.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
Equinix Data Center	$60,000,000	8.5%	$151	2.44x	49.8%	Other
Ceasar’s Bay Shopping Center	$45,500,000	6.5%	$290	3.60x	51.5%	Retail
Planet Self Storage Portfolio	$45,000,000	6.4%	$124	2.42x	67.1%	Self Storage
777 East Eisenhower	$44,500,000	6.3%	$163	1.50x	73.4%	Office
1000 Chesterbrook	$37,900,000	5.4%	$220	2.09x	66.4%	Office
112-118 West 125th Street	$32,100,000	4.6%	$1,003	1.91x	57.7%	Mixed Use
600 & 620 National Avenue	$30,000,000	4.3%	$913	1.93x	70.0%	Office
800 Delaware	$27,000,000	3.8%	$96	1.63x	70.8%	Office
Martin Brower	$23,200,000	3.3%	$152	1.66x	62.7%	Industrial
Bird Creek Crossing	$21,800,000	3.1%	$168	1.64x	70.8%	Retail
Southern California Retail Portfolio	$21,471,838	3.1%	$179	1.43x	50.2%	Retail
DoubleTree ABQ	$19,060,000	2.7%	$64,610	1.75x	67.5%	Hospitality
Fortress Self Storage	$18,375,000	2.6%	$159	1.72x	69.9%	Self Storage
Glenview Corporate Center	$18,200,000	2.6%	$103	2.80x	61.7%	Office
MHI-Creekside Portfolio	$16,600,000	2.4%	$70	1.48x	69.2%	Various
Top 3 Total/Weighted Average	$150,500,000	21.4%		2.78x	55.5%
Top 5 Total/Weighted Average	$232,900,000	33.2%		2.43x	60.7%
Top 15 Total/Weighted Average	$460,706,838	65.6%		2.11x	62.8%

(1)

In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 17.4% of the Initial Pool Balance, are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Planet Self Storage Portfolio	$45,000,000	6.4%
Southern California Retail Portfolio	21,471,838	3.1
MHI-Creekside Portfolio	16,600,000	2.4
Smoke Tree Village and Smoke Tree Commons	10,500,000	1.5
PA & MD MHP Portfolio	10,237,369	1.5
Texas MHP Portfolio	8,563,840	1.2
CVS & WAG – Texas	4,905,805	0.7
Central FL MHP Portfolio	4,592,391	0.7
Total	$121,871,243	17.4%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels, buildings or units that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers. For example, with respect to each of the Equinix Data Center, Cedarhurst and Walston MHP and ABCD Econo Storage Mortgage Loans (9.4%), the related Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous.

Five (5) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans,” are not cross-collateralized but have borrowers that are related to each other.  See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Planet Self Storage Portfolio	11	$45,000,000	6.4%
Fortress Self Storage	1	18,375,000	2.6
Gorham Self Storage	1	3,800,000	0.5
Total for Group 1:	13	$67,175,000	9.6%
Group 2:
Bird Creek Crossing	1	$21,800,000	3.1%
Smoke Tree Village and Smoke Tree Commons	2	10,500,000	1.5
Total for Group 2:	3	$32,300,000	4.6%
Group 3:
Walgreens Brooklyn	1	$9,000,000	1.3%
Bank Of America Brooklyn	1	5,900,000	0.8
Total for Group 3:	2	$14,900,000	2.1%
Group 4:
Waters Edge Apartments - NV	1	$2,450,000	0.3%
330 Canal Apartments	1	2,400,000	0.3
Total for Group 4:	2	$4,850,000	0.7%
Group 5:
Dollar General Chillicothe	1	$1,019,341	0.1%
Dollar General Poseyville	1	861,914	0.1
Total for Group 5:	2	$1,881,255	0.3%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

See also representation and warranty no. 42 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	4	$92,500,000	13.2%
Pennsylvania	8	$90,703,131	12.9%
New Jersey	5	$74,528,571	10.6%
California	7	$73,348,985	10.4%
Texas	12	$66,866,710	9.5%
Michigan	1	$44,500,000	6.3%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout twenty (20) other states and the United States Virgin Islands, with no more than 4.6% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●

Fifteen (15) Mortgaged Properties, Fortress Self Storage, Hilton Bentley Beach Retail & Parking, HGI Pascagoula, Texas MHP Portfolio – Ashland MHC, Texas MHP Portfolio – Coastal Oaks Estates, 101 NE 40th Street – FL, CVS & WAG – Texas, Central FL MHP Portfolio – Whispering Oaks MHP, Central FL MHP Portfolio – West Chase MHP, Central FL MHP Portfolio – Shadow Oaks MHP, Central FL MHP Portfolio – Robins Nest RV Park, ABCD Econo Storage, Sunny Pines MHC and Nautilus MHP (10.2%) are located within the state of Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean south of Maryland, and are therefore more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●

Ten (10) Mortgaged Properties (14.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

●	Mortgaged Properties located in California, Texas, Florida, Arizona and Washington, among others, are more susceptible to wildfires than properties in other parts of the country.

Mortgaged Properties with Limited Prior Operating History

Fifteen (15) of the Mortgaged Properties (30.1%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Five (5) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Glenview Corporate Center, Walgreens Brooklyn, Lamplighter Resort, Bank Of America Brooklyn and LGE & Troy (6.3%) each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the 1000 Chesterbrook and Curry Junction Mortgage Loans (7.2%), more than twenty (20) individuals have direct ownership interests in the related borrowers.

Delaware Statutory Trusts

With respect to the Martin Brower Mortgage Loan (3.3%), the related borrower is structured as a Delaware statutory trust. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Shared Interests

The 777 East Eisenhower, 112-118 West 125th Street and Hilton Bentley Beach Retail & Parking Mortgage Loans (13.1%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●

With respect to the 777 East Eisenhower Mortgage Loan (6.3%), the Mortgaged Property is comprised of a unit that is part of a land condominium (an alternative to a land subdivision). The related unit has an approximate 10.97% voting rights’ interest in the condominium regime, but an owners’ association does not currently exist and is otherwise subject to the lender’s approval. Until the association is created, the borrower is the declarant and administrator of the condominium regime. Each unit owner has sole responsibility for the maintenance of its respective property. The Mortgage Loan documents provide recourse liability to the borrower and the guarantor for springing full recourse if the condominium documents are amended, modified without lender’s prior written consent and if the condominium is cancelled, terminated or withdrawn, or the Mortgaged Property is made subject to any partition without lender’s prior written consent.

●

With respect to the 112-118 West 125th Street Mortgage Loan (4.6%), the Mortgaged Property is one unit in a two-unit condominium. The borrower-owned unit is comprised of 18,000 square feet of ground floor retail, 14,000 square feet of basement and second floor office, and has an approximate 43% voting rights’ interest in the condominium regime and the right to appoint two persons to the four person association board. The borrower does not have the voting power to affirmatively control the owners’ association, but it does have the voting power to block any material association action it opposes.

●

With respect to the Hilton Bentley Beach Retail & Parking Mortgage Loan (2.2%), the Mortgaged Property is subject to a condominium regime under the Declaration of Condominium of Bentley Beach Condominium (“Declaration”), which contains a total of 109 residential condominium units and five commercial condominium units, of which six are owned by the borrower, representing an approximate 15.173% ownership interest. The related guarantor is required to own (directly or indirectly) at least 48, and currently owns 56, of the 109 residential units, which are not encumbered by the Mortgage Loan documents. The condominium regime is governed by the Bentley Beach Condominium Association, Inc. (the “Association”), which is managed by the Board of the Directors (the “Condominium Board”). The borrower has represented under the Mortgage Loan documents that: (i) the Condominium Board is comprised of three members (the “Condominium Director Affiliates”), all of whom were appointed by the borrower and/or the guarantor; (ii) the borrower and the guarantor maintain the power and authority to direct the actions of the Condominium Director Affiliates in their respective capacities as directors of the Condominium Board; (iii) collectively, the borrower, affiliates of the borrower and/or the guarantor, and/or persons in which the guarantor holds a beneficial ownership interest, whether directly or indirectly (the “Affiliated Unit Owners”) hold the majority of the voting interests under the Declaration; and (iv) the borrower and the guarantor maintain the power and authority to direct the actions of the Affiliated Unit Owners in their respective capacities as owners of units under the Declaration.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	81	$619,171,519	88.2%
Leasehold	3	56,000,000	8.0
Fee and Leasehold	1	27,000,000	3.8
Total	85	$702,171,519	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event the ground lease is rejected or terminated.

●

With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (6.5%), pursuant to the related estoppel that was obtained in connection with the closing of the Mortgage Loan, the ground lessee is in violation of certain covenants due to several existing department of buildings and environmental control board violations at the Mortgaged

Property (the “Existing Violations”).  The Ground Lease may not be terminated as a result of the Existing Violations unless the borrower fails to diligently pursue the cure of the Existing Violations.  The borrower has cured a number of the violations and is required by the Mortgage Loan documents to diligently pursue and use commercially reasonable efforts to cure the remaining Existing Violations. Additionally, the ground lessor has agreed to enter into a new Ground Lease with the lender if the Ground Lease were to be terminated for any reason.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Environmental Considerations

Other than with regard to the Waters Edge Apartments – NV, 330 Canal Apartments and WAG Cape Carteret Mortgaged Properties, for which no environmental report was prepared, an environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 18 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●

With respect to the Equinix Data Center Mortgage Loan (8.5%), the Mortgaged Property is part of the former Hackensack Meadowlands Development Commission landfill. The Phase I ESA identified a vapor barrier and subslab venting system for methane that were installed and completed per a New Jersey Department of Environmental Protection (“NJDEP”) Inspection Summary Report, dated February 26, 2015 as a controlled REC. The Phase I ESA opined that no further action, other than maintaining in place controls and regulatory compliance was required. The financial assurance posted to satisfy the NJDEP was $65,400, which will remain for the term of the Mortgage Loan. In addition, the borrower sponsor maintains a Premises Pollution Liability Portfolio (“PPL”) policy from ACE American Insurance Company (rated A- by S&P and A/XIV by A.M. Best Company), which names the lender with its successors and assigns as an insured (ATIMA), with a policy limit of $50,000,000 per incident and in the aggregate, a deductible of $100,000.

●

With respect to the 777 East Eisenhower Mortgage Loan (6.3%), the related Phase I ESA identified a REC related to an on-site underground storage tank (“UST”) containing diesel fuel installed in 1999.  The Phase I consultant’s inspection noted that the UST had double-walled construction and was equipped with an automatic leak detection system, and that there were no current system leaks.  Based on the UST’s age, however, the consultant recommended a Phase II ESA. The environmental consultant estimated with 90% confidence that the total cost to address potential impacts would range from $120,000 to $363,000.   In lieu of obtaining a Phase II ESA, the lender obtained a $2,000,000 environmental collateral protection and liability-type environmental insurance policy with a $2,000,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America, with a 13 year term (3 years past loan maturity) and having a $25,000 self-insured retention per claim.  The policy premium was pre-paid at origination.  Zurich North America has an S&P rating of “AA-”.

●

With respect to the 600 & 620 National Avenue Mortgage Loan (4.3%), the Mortgaged Property is included within the Middlefield-Ellis-Whitman (“MEW”) Superfund Site and ongoing remedial activities are being performed by identified responsible parties under U.S. Environmental Protection Agency oversight. Long-term, area-wide electronics industry-related activities resulted in subsurface contamination with various volatile organic compounds, primarily trichloroethylene (“TCE”). The responsible parties include Fairchild Semiconductor International, subsidiary to ON Semiconductor Corporation (NASDAQ: ON), Schlumberger Technology Corporation (NYSE: SLB), SUMCO Corporation (TYO: KK), and Vishay Intertechnology (NYSE: VSH). Former buildings that existed on-site were demolished in 2012, and site activities involved metal plating activities, but not the use of TCE. Following the removal of facility equipment, based on soil and groundwater sampling, the California Department of Toxic Substances (“DTSC”) concluded that that there were no significant contaminant releases at the Mortgaged Property, and it was not a source of volatile organic compounds (“VOCs”) for the MEW Superfund contaminant plume. Both the DTSC and local environmental authorities issued regulatory closure letters prior to redevelopment of the site that began in 2015. The improvements on the Mortgaged Property include installation of a vapor mitigation system (engineered liner with sub-slab depressurization system). The Mortgaged Property is subject to certain recorded use and activity limitations, including prohibitions against any schools, nursing home, hospital or similar uses being conducted on-site, as well as easements necessary for ongoing remediation. The lease with Google provides for tenant remedies in the event of a governmental order preventing a material portion of the leased premises from being used due to unsafe or hazardous conditions related to exceedance of air quality screening levels, including rent abatement and, if the conditions affect at least one floor and continue for more than 180 days, lease termination and reimbursement of unamortized tenant costs. According to the Phase I ESA report, indoor air sampling conducted in January 2018 showed indoor air concentrations of the contaminants of concern below their respective commercial indoor air cleanup levels, and the office building has now entered into routine monitoring. While, based on available information and mitigating aspects of the design and construction, we have a reasonable basis to expect that no such adverse environmental conditions will occur, we cannot assure you that they will not and, if such remedies are triggered, you should not assume that existing environmental indemnities from responsible parties or lease guaranties will be available to repay the Mortgage Loan.

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With respect to the DoubleTree ABQ Mortgage Loan (2.7%), the related Phase I ESA identified a REC at the Mortgaged Property, in connection with the former operations of a dry cleaning facility located adjacent to the Mortgaged Property, which operated from the 1920s through the early 1970s. The long-term remedial actions have included soil vapor extraction, hot spot treatment, institutional controls, extraction and treatment of contaminated groundwater and groundwater monitoring. In addition, a groundwater use restriction boundary has been established by the Office of State Engineer, which prohibits the use of groundwater within designated areas of the Mortgaged Property. A report prepared by the EPA in November 2016 indicated that certain concentrations of contaminants have been identified on the Mortgaged Property, which exceed the remedial goals for the Mortgaged Property. Groundwater monitoring is ongoing and the next five-year review report is expected to be completed in March 2022. The groundwater contamination is considered a REC at the Mortgaged Property. The related ESA recommended that the Mortgaged Property remain periodically monitored until regulatory closure is granted and the continued adherence to the groundwater use restriction. Environmental insurance has been obtained through Lloyd’s Syndicate (Beazley Furlonge Ltd), with an AM Best rating of “A XV”. The policy has an expiration date of October 3, 2023, a $15,000,000 limitation of liability per incident and a $50,000 deductible. The premiums have been fully paid.

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With respect to the River’s Edge MHP Mortgage Loan (0.3%), gasoline service stations operated within the northeast portion of the related Mortgaged Property from at least 1960 through the early 1990s. Two 3,000-gallon gasoline USTs and one 1,000-gallon gasoline UST located to the north of the related Mortgaged Property’s 864 South Main Street building were removed in December 1991; however, insufficient sampling was conducted. A Phase II subsurface investigation conducted in 2008 identified 12 areas of concern and contamination of extractable total petroleum hydrocarbons and heavy metals throughout the related Mortgaged Property. Following removal of the hydraulic lift, installation of a passive ventilation system, and removal of contaminated soils, confirmatory post-excavation soil samples did not detect any contaminant concentrations above their respective Remediation Standard Regulations (“RSRs”). Groundwater sampling conducted in 2015 did not identify any groundwater contaminants above their respective RSR criteria for Groundwater Protection Criteria, Surface Water Protection Criteria and Residential Volatilization Criteria. Groundwater at the related Mortgaged Property appears to be flowing to the west away from the related Mortgaged Property’s buildings, and the 864 South Main Street building is occupied by two commercial tenants in the garage and a residential tenant on the second floor. Based on the removal of source(s) of contamination and the emplacement of a passive ventilation system in the 864 South Main Street building, the former use of the related Mortgaged Property constitutes a controlled recognized environmental condition.

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With respect to the Waters Edge Apartments – NV Mortgage Loan, the 330 Canal Apartments Mortgage Loan and the WAG Cape Carteret Mortgage Loan (0.9%), in lieu of obtaining a Phase I ESA, the lender obtained a $2,700,000 group lender environmental collateral protection and liability-type environmental insurance policy with a $2,700,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at origination.  Zurich North America has an S&P rating of “AA-”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties related to (i) the 15 largest Mortgage Loans and (ii) Mortgage Loans with PIP amounts exceeding 10% of the related Cut-off Date Balance of such Mortgage Loan:

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With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (6.5%), the Mortgaged Property recently underwent a three-phase repair program between 2013 and 2019, at a reported cost of approximately $17,000,000. The Mortgaged Property is expected to undergo future maintenance, repair and rehabilitation work relating to certain marine platform structures that serve as the foundation of the Mortgaged Property (the “Piling Work”). Ocean & Coastal Consultants, Inc. prepared an Opinion of Probable Cost (the “OPC”) to forecast the cost of the Piling Work over a five-year period with potential applicability to a 25-year outlook. The OPC bottom line estimate was $3,430,000 over the first five-year period (from 2017-2021) or $686,000 per year, which excludes an additional estimated $660,610 for pile repairs in the five-year projection or $132,000 per year. Watermen, LLC reviewed the OPC, and noted that the OPC excludes certain deck rehabilitation work in the approximate amount of $529,000. Additionally, certain roofing work in the estimated approximate amount of $440,000 over the term of the Mortgage Loan is required (the “Roofing Work”). At origination, the borrower deposited (i) $6,000,000 into a reserve fund to cover the Piling Work and (ii) $1,000,000 into a reserve fund to cover replacement repairs, including the Roofing Work.

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With respect to the DoubleTree ABQ Mortgage Loan (2.7%), the Mortgaged Property is undergoing a franchisor mandated PIP, which includes renovations to the lobby, fitness center, kitchens, meeting rooms guest rooms and exterior. The related improvements pursuant to the PIP must be completed by December 2020. At origination, the borrower deposited $2,898,765 into a PIP reserve account. Additionally, the Mortgage Loan documents require the borrower to deposit any additional amounts required in connection with the PIP.

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With respect to the Courtyard Indianapolis South Mortgage Loan (0.8%), the borrower is required to complete a $1,200,000 franchisor-mandated PIP, which includes guestrooms upgrades, guest bathroom upgrades and common area upgrades. The upgrades are required to be completed by December 2020. At origination, the borrower reserved $450,798. The borrower sponsor previously paid $756,394 under an FF&E purchase contract to an FF&E provider toward the PIP work, and assigned the borrower’s rights under the FF&E purchase contract to the lender. Additional PIP work is required to be completed prior to August 2024, with an estimated cost of $328,555. Commencing in August 2023 and continuing until such additional PIP work is completed and paid in full, the borrower is required to deposit all excess cash flow with the lender to cover the costs and expenses associated with such additional PIP work.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties” and “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than eighteen (18) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

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With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (6.5%), one of the sponsors is currently subject to class action litigation proceedings in Israeli court.  In September 2014, the shareholders of the borrower sponsor accused the borrower sponsor and several of its subsidiaries of releasing a public statement regarding its financial condition that contained misleading information, with a collective approximate demand of $3,700,000.

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With respect to the Planet Self Storage Portfolio Mortgage Loan (6.4%), the Fortress Self Storage Mortgage Loan (2.6%) and the Gorham Self Storage Mortgage Loan (0.5%), the borrower sponsor and non-recourse carveout guarantor, Robert Moser, has acted as the co-manager and co-guarantor along with Robert Morgan in numerous real estate transactions.  Robert Morgan does not have and has never had any ownership interest in the related borrower or Mortgaged Property.  Robert Morgan and several members of his organization have been indicted by a federal grand jury for, among other things, conspiracy to commit wire fraud and bank fraud for their alleged roles in a mortgage fraud scheme.  There can be no assurances that Robert Moser and/or his assets will not be affected in connection with the criminal prosecution of Robert Morgan.

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With respect to the 1000 Chesterbrook Mortgage Loan (5.4%), from November 2013 through January 2016, one of the related borrower sponsors was licensed as a registered representative with M Holdings Securities, Inc. (“M Holdings”).  In December 2014, such related borrower sponsor engaged in a private placement offering as a principal of an issuer (not as a broker or agent of a broker) to raise capital for a real estate investment. Such related borrower sponsor neglected to inform M Holdings in advance of engaging in the private placement activity.  On January 18, 2018, such related borrower sponsor was fined $15,000 and suspended from association with any FINRA firm member in all capacities for 12 months, as a result of such related borrower sponsor soliciting 7 investors in the private placement offering without providing M Holdings written notice of the activity.

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With respect to the Bird Creek Crossing Mortgage Loan (3.1%) and the Smoke Tree Village and Smoke Tree Commons Mortgage Loan (1.5%), the borrower sponsor, E. Stanley Kroenke, is one of several defendants under complaints filed in April 2016 by the City of St. Louis, the County of St. Louis and the Regional Convention and Sports Complex Authority related to the decision to relocate the St. Louis Rams to Los Angeles.  Allegations include, among other things, (i) breach of contract, (ii) unjust enrichment, (iii) fraudulent misrepresentation, and (iv) tortious interference with business expectations.  The plaintiffs seek damages and restitution of profits.

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With respect to the Southern California Retail Portfolio Mortgage Loan (3.1%), the related borrower sponsor held a 50% ownership interest in Westwood Savings & Loan (“Westwood”) until 1987.  The Federal Savings and Loan Insurance Corporation (“FSLIC”) placed Westwood in receivership, and the related borrower sponsor was charged with aiding and abetting false statements and records in connection with misapplication of funds and advances by a savings and loan association.  The transaction at issue in the case arose out of a personal loan the related borrower sponsor and his partner made to an investor in 1984 to develop a parcel of real estate, which also included an option to purchase the property. In order to pursue other opportunities, they later sold the loan and option to Westwood, which it acquired in a joint venture with another savings and loan association. The joint venture later issued a capital call which, by that time, Westwood was financially incapable of funding.  Because the transaction arose out of a loan the related borrower sponsor partially funded personally, which was later acquired and paid off by Westwood, the circumstances created the appearance of a conflict of interest and ultimately a chargeable offense.  The related borrower sponsor cooperated with the government and pled guilty on July 8, 1991.  The related borrower sponsor served four months at a minimum-security federal facility. In the subsequent years, he paid a settlement to the Federal Deposit Insurance Corporation (which had seized an insolvent FSLIC) in the total amount of $3 million, at which point the court entered a satisfaction of judgment and the case was discharged.

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With respect to the Hilton Bentley Beach Retail & Parking Mortgage Loan (2.2%), the related guarantor is currently subject to four ongoing litigation matters, none of which are expected to have a material adverse effect upon his financial condition. Specifically, the guarantor is currently subject to ongoing litigation with respect to (i) a dispute between several condominium unit owners and the condominium association at an unrelated property and (ii) a court ordered auction from 2008, wherein the guarantor won and purchased an unrelated property for $10,000,000, and the losing bidder is alleging damages of approximately $46,000,000. The guarantor has denied these allegations, and considers the action by the losing bidder to be a nuisance suit, as the sale was ratified by the court having jurisdiction in the matter.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Thirty-three (33) Mortgage Loans (61.4%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Twenty-four (24) Mortgage Loans (34.8%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) Mortgage Loan (3.8%) was originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

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With respect to the Equinix Data Center, Planet Self Storage Portfolio, 777 East Eisenhower, 800 Delaware, Martin Brower, Fortress Self Storage, Glenview Corporate Center, 241 North Broadway, PA & MD MHP Portfolio, CVS & WAG – Texas, Store It All Zapata, Gorham Self Storage, Cedarhurst and Walston MHP, ABCD Econo Storage and Sunset Village MHP Mortgage Loans (40.0%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings, a receivership or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff, sale at a loss or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) within approximately the last 10 years, the Mortgaged Property was acquired by the related borrower or an affiliate thereof or a seller thereto from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of Mortgage Loans with related borrowers, we note the following:

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With respect to the Equinix Data Center Mortgage Loan (8.5%), affiliates of the borrower sponsor entered into deed-in-lieu of foreclosure agreements related to two defaulted real estate loans (one with a maturity date balance of $26.9 million, and the other with an original principal amount of $17 million). Prior to the deed-in-lieu of foreclosure agreements, the related lenders sold the loans to third party purchasers for $15.5 and $6.5 million, respectively.

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With respect to the Planet Self Storage Portfolio Mortgage Loan (6.4%) and the Fortress Self Storage Mortgage Loan (2.6%), the borrower sponsor, along with Robert Morgan, were parties to foreclosure litigation filed in connection with a $75 million CMBS loan secured by 12 RV parks that was originated in 2006.  Of the 12 properties, four (4) have been released from the lien of the related mortgage, seven (7) have been foreclosed and sold, and one (1) remains an REO property.  In connection with the related deficiency claims the related CMBS lender, together with Robert Moser and Robert Morgan agreed to a settlement of $8.638 million, which amount has been paid in full by Robert Morgan and Robert Moser.

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With respect to the 777 East Eisenhower Mortgage Loan (6.3%), affiliates of the borrower sponsor (Jeff Hauptmann) were involved in a mortgage default regarding an Ann Arbor, MI office building that resulted in a discounted pay-off in 2011.

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With respect to the 800 Delaware Mortgage Loan (3.8%), the borrower sponsor acquired the Mortgaged Property through the purchase of the defaulted note for $28,700,000 in September 2018. Such default was driven by a combination of tenancy issues. The foreclosure sale took place on December 11, 2018, and the recordation of transfer of ownership took place in February 2019. The prior CMBS loan (previously known as Corporate Plaza) was originated in 2007 at $47,000,000 and securitized in the WBCMT 2007-C31 transaction. The subject Mortgage Loan represents the recapitalization of the borrower sponsor’s purchase of the Mortgaged Property.

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With respect to the Martin Brower Mortgage Loan (3.3%), the related borrower sponsor owned five residential homes, being used as rental properties, that were subject to either foreclosure proceedings or deeds-in-lieu of foreclosure, in part due to business difficulties experienced by his management company during the economic downturn.

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With respect to the Glenview Corporate Center Mortgage Loan (2.6%), the guarantor, Francis J. Greenburger, has been involved in multiple foreclosures / discounted payoffs in connection with unrelated properties since 2010, through Time Equities, Inc., which was founded by Mr. Greenburger. Additionally, Francis

Greenburger had one partnership bankruptcy in the 1990s during the savings and loan crisis; a limited partnership in which the guarantor owned a 50% interest filed Chapter 11 bankruptcy arising from lender failure and FDIC takeover of the institution. Further, the Mortgaged Property (located at 3260 and 3220 Tillman) along with another building (located at 3050 Tillman) secured a loan that was securitized in the CWCI 2006-C1 transaction. The sponsor of the Mortgaged Property acquired the loan on those properties in 2013 and obtained the deed for the properties for $16,500,000. The previous loan was for $28,000,000.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans“ and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 41 and no. 42 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Fourteen (14) of the Mortgaged Properties (24.0%) are leased to a single tenant.

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Seven (7) of the Mortgaged Properties, 777 East Eisenhower, 1000 Chesterbrook, 112-118 West 125th Street, 800 Delaware, MHI-Creekside Portfolio – Creekside, MHI-Creekside Portfolio – 810 Science Boulevard and LGE & Troy (21.4%) have a tenant that leases over 50% (by net rentable area) of, or represents 50% or more of the underwritten revenues of, the Mortgaged Property (other than the single tenant Mortgaged Properties identified above).

See “—Lease Expirations and Terminations“ below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Increase Losses” in this prospectus. See also the footnotes to Annex A-1.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a

Mortgage Loan. Prospective investors are encouraged to review the charts entitled “Major Tenants“ and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Ceasar’s Bay Shopping Center, 1000 Chesterbrook, 600 & 620 National Avenue, 800 Delaware, Martin Brower, Bird Creek Crossing, Southern California Retail Portfolio – Home Depot, Southern California Retail Portfolio – Ross Dress For Less and MHI-Creekside Portfolio - Creekside.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such Mortgaged Property may be materially below the “as-is” value of such Mortgaged Property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

With respect to certain Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion of the NRA of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans and (iii) tenants that, alone or together with affiliated tenants, occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of, the related Mortgaged Properties, certain of such tenants have unilateral termination options or termination options related to lack of appropriations as set forth below:

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With respect to the 777 East Eisenhower (6.3%), the second largest tenant, UAW, has a one-time right to terminate its lease effective as of July 1, 2022, with eight months’ prior notice subject to a termination fee equal to nine months’ base rent, plus the unamortized portion of any tenant allowance and brokerage commissions as of the early termination date.

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With respect to the 1000 Chesterbrook Mortgage Loan (5.4%), the largest tenant, Envestnet, representing approximately 84.2% of net rentable square feet, has the one-time option to terminate its lease on December 31, 2029 with 15 months’ prior written notice and payment of a termination fee of $1,094,098.

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With respect to the 800 Delaware Mortgage Loan (3.8%), the second largest tenant, Capital One, has the option on June 1, 2024, upon 12 months’ prior written notice to the landlord, to terminate its lease as to a portion of its space at the Mortgaged Property, which space may not exceed the lesser of (a) 50% of the then total rentable square footage of its premises and (b) 45,000 rentable square feet;

provided that such terminated space must include the entire 10th floor of the building and any other additional space must consist of a full floor (no partial floor terminations are permitted). Upon such termination, Capital One must pay to the landlord an amount equal to the base rent that would have been payable under the lease for the terminated space for the 12 month period following June 1, 2024. Additionally, the third largest tenant, Heckler & Frabizzio PA, has the right to terminate its lease effective January 31, 2022 upon 12 months’ prior written notice to the landlord and the payment of two months’ annual rent and all of the unamortized costs of the landlord.

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With respect to the Walgreens Brooklyn Mortgage Loan (1.3%), the sole tenant at the related Mortgaged Property, Walgreens, has the right and option to terminate its related lease effective as of July 31, 2030, July 31, 2035, July 31, 2040 and July 31, 2045.  If the sole tenant elects to exercise any such option, the sole tenant is required to send notice at least six (6) months prior to the date of termination.

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With respect to the CVS & WAG - Texas Mortgage Loan (0.7%), the sole tenant at the Marble Falls, Texas Mortgaged Property, Walgreens, has a recurring right to terminate its lease every five years beginning August 31, 2030 with 6 months’ notice.

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With respect to the LGE & Troy Mortgage Loan (0.4%), the largest tenant at the Mortgaged Property, LGE Community Credit Union, has the one-time right to terminate its lease upon prior written notice to the landlord on or before April 14, 2026 and the payment of a termination fee in an amount equal to the sum of two months base rent, the unamortized portion of the tenant improvement allowance and any related commissions paid to brokers.

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With respect to the WAG Cape Carteret Mortgage Loan (0.2%), the sole tenant at the Mortgaged Property, Walgreens, has a recurring right to terminate its lease beginning April 30, 2033 with 12 months’ notice.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) at a Mortgaged Property or portfolio of Mortgaged Properties see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants“ and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent, may be in negotiation or may have sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans and (iii) tenants that, alone or together with affiliated tenants, occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of, the related Mortgaged Properties, certain of such tenants have not taken occupancy or commenced paying rent, may have subleased their spaces, may be in negotiation or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the Equinix Data Center Mortgage Loan (8.5%), the rent due from the sole tenant at the Mortgaged Property, Equinix, Inc., was underwritten on a straight-line basis.

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With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (6.5%), the second largest tenant, Target, is in possession of its space at the Mortgaged Property, but is currently building out its space and has not yet commenced paying rent. The tenant is expected to open in July/August 2020. Pursuant to its lease, the tenant is entitled to rent abatement until September 2020, in the total amount of $4,567,700. At origination, the borrower deposited $4,567,700 into a Target reserve account.

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With respect to the 777 East Eisenhower Mortgage Loan (6.3%), the largest tenant, the University of Michigan, has free rent (i) for August 2019 through November 2019 (Suite 300); (ii) for August 2019 through February 2020 (Suite 400); (iii) for August 2019 through February 2020 (Suite 500) and (iv) for August 2019 through September 2020 (Suite 1000). In addition, the second largest tenant, UAW, has free rent for August 2019 through September 2019, and the third largest tenant, Oxford Property Management, has free rent for August 2019 through January 2020. A rent concession reserve in the amount of $1,979,394 was escrowed at origination in connection with the abated rent.

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With respect to the 1000 Chesterbrook Mortgage Loan (5.4%), the largest tenant, Envestnet, representing approximately 84.2% of net rentable square feet, has free rent through June 2020 for Suites 101, 102 and 103 (totaling 15,897 square feet) and through December 2019 for Suite 135 (totaling 13,554 square feet). The tenant is expected to take occupancy in February 2020 of Suites 101, 102 and 103 once the previous tenant vacates its space. The tenant is in occupancy in Suite 135. An escrow of $394,423 was reserved with the lender in respect of free rent for this tenant. In addition, Envestnet subleases space in Suite 105 totaling 5,434 square feet to the second largest tenant at the Mortgaged Property, Trinseo.

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With respect to the 600 & 620 National Avenue Mortgage Loan (4.3%), the sole tenant, Google, is paying rent and has taken possession of its space; however, the tenant is completing its related tenant improvements and is not yet in physical occupancy. In addition, the rent for the sole tenant was underwritten based on the straight-line average of rent over the term of the lease.

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With respect to the 800 Delaware Mortgage Loan (3.8%), the fourth largest tenant, ADP, is entitled to rent abatement for the month of January 2020 in an amount equal to $11,611. At origination, the borrower deposited the sum of $11,611 into an ADP rent abatement reserve.

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With respect to the Martin Brower Mortgage Loan (3.3%), the sole tenant at the related Mortgaged Property, Martin Brower, subleases its truck maintenance space (approximately 7,850 square feet) to Penske Trucking.  Penske Trucking provides trucks to Martin Brower and uses the maintenance space for the service and repair of Martin Brower’s truck fleet.

●	With respect to the Bird Creek Crossing Mortgage Loan (3.1%), the third largest tenant, Boot Barn, took occupancy of its space in July 2019 and opened for business and commenced paying reduced rent in September 2019. Pursuant to the lease, the tenant has a rent abatement of 50% (that commenced September 2019) for the first six months of its initial lease term, which is equal to $7,442.50 per month. The tenant is also entitled to a tenant improvement allowance of $40.0 per SF ($714,480).

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With respect to the Glenview Corporate Center Mortgage Loan (2.6%), the largest tenant, Health Care Services Group, is entitled to rent abatement from October 2019 through January 2022 in an amount equal to $333,120, and will begin payment full, unabated rent in February 2022. At origination, the borrower deposited the sum of $333,120 into a Health Care Services Group rent abatement reserve account. Additionally, the second largest tenant, Funding Metrics, is entitled to rent abatement from October 2019 through May 2020 in an amount equal to $187,384, and will being paying full, unabated rent in June 2020. At origination, the borrower deposited the sum of $187,384 into a Funding Metrics rent abatement reserve account. Further, the fifth largest tenant, Jefferson Health Medical Practice, is entitled to rent abatement from October 2019 through February 2020 in the total amount of $78,847. At origination, the borrower deposited $78,847 into a Jefferson Health Medical Practice rent abatement reserve account. The terms of the lease are expected to commence on January 1, 2020; thereafter, the tenant will have three months of free rent. As a result, the tenant may not begin paying full, unabated rent until April 2020.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

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The 777 East Eisenhower, 600 & 620 National Avenue, Southern California Retail Portfolio – Home Depot, Southern California Retail Portfolio – Ross Dress for Less, MHI-Creekside Portfolio, Meadows Place Seniors Village, Courtyard Indianapolis South, Albertsons Millwood, CVS & WAG – Texas and WAG Cape Carteret Mortgaged Properties (19.8%) are each subject to a purchase option, right of first refusal (“ROFR”) or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

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With respect to the 777 East Eisenhower Mortgage Loan (6.3%), the largest tenant, the Regents of the University of Michigan, has a one-time option to purchase the Mortgaged Property on or about July 1, 2029, with notice to exercise the option on or before July 1, 2027. (The Mortgage Loan matures on September 11, 2029.) The option price, net of customary seller-incurred costs of sale, plus all cash flows to borrower from the time of acquisition to the date of sale, are required to produce a 13.0% internal rate of return to borrower on its investment. The purchase option is not extinguished by foreclosure; however, the purchase option does not apply to foreclosure or deed-in-lieu thereof, or to any subsequent transfer of the Mortgaged Property by the lender or its nominee. If the lender or a third party so takes possession, the option price is then determined by outstanding loan balance and accrued but unpaid interest (but excluding default interest or call protection-type fees). The Mortgage Loan documents provide that the guarantors have personal liability for losses related to any exercise of the purchase option that does not result in the repayment of the loan in full. As of June 30, 2019, the guarantors had an aggregate stated net worth in excess of the original principal amount of the Mortgage Loan.

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With respect to the 600 & 620 National Avenue Mortgage Loan (4.3%), the sole tenant, Google, has a right of first offer to purchase the Mortgaged Property if the borrower decides to market the property for sale. The right of first offer is not extinguished by foreclosure.

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With respect to the Southern California Retail Portfolio Mortgage Loan (3.1%), the sole tenant at the Home Depot Mortgaged Property, Home Depot, has a ROFO to purchase the related Mortgaged Property.  If at any time during the lease term the related borrower desires to offer the related Mortgaged Property for sale, then prior to offering to sell the related Mortgaged Property, the related borrower is required to offer Home Depot the right to purchase the related Mortgaged Property by sending a notice of the terms of an offer to sell, including price, payment terms, conditions of title, costs of escrow and other material terms, including a proposed purchase agreement.  Home Depot will have 15 days from receipt of the offer notice to exercise its ROFO, send an exercise notice and execute the proposed purchase agreement.  Failure to do so within the 15-day period will constitute a rejection of the offer notice and waiver of the ROFO.  The related borrower will thereafter be free to sell the related Mortgaged Property for not less than 95% of the offered amount and on terms and conditions not substantially more favorable than those offered to Home Depot, provided such sale occurs within 9 months of the date of the offer notice.  If the related borrower intends to sell the related Mortgaged Property for less than 95% of the offered amount or on terms substantially more favorable than those set forth in the offer notice or subsequent to the expiration of 9 months after the offer notice, the related borrower is required to offer the related Mortgaged Property to Home Depot.  The ROFO does not apply to any foreclosure sale affecting the related Mortgaged Property.

In addition, with respect to the Ross Dress for Less Mortgaged Property, the adjacent property owner has a ROFO to purchase such Mortgaged Property.  If the related borrower desires to sell the related Mortgaged Property, the related borrower is required to deliver a notice in writing to the adjacent property owner stating the price, terms and conditions on which the related borrower offers to sell the interest in the related Mortgaged Property.  The offer will remain open for a period of 30 days after delivery of the offer notice.  If the offer is not accepted within the offer period, the related borrower may sell the related Mortgaged Property to any bona fide third party within 12 months after the offer period for a price not less than 90% of the price set forth in the offer made to the adjacent owner and upon comparable terms.

The ROFO does not apply to any foreclosure sale affecting the related Mortgaged Property but the ROFO is not extinguished by any such foreclosure sale.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

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With respect to the Martin Brower Mortgage Loan (3.3%), the related Mortgaged Property is subject to a triple-net master lease between the related borrower, as landlord, and CAI Investments Coatesville Master Lessee, LLC (the “Master Tenant”). The Master Tenant is owned and controlled by the non-recourse guarantor. Furthermore, the Master Tenant (a) signed the related loan agreement, to consent to the various applicable terms thereof related to operation of the related Mortgaged Property and other relevant provisions, and (b) executed an assignment and subordination of master lease loan documents pursuant to which the lender was provided with, among other things, the right to terminate the master lease upon an event of default under the subject Mortgage Loan.  The Master Tenant in turn leased the related Mortgaged Property to The Martin-Brower Company, LLC and is obligated to cause all rental payments to be deposited into a clearing account.  The Master Tenant will also serve as a co-non-recourse guarantor for the subject Mortgage Loan.

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With respect to the Hilton Bentley Beach Retail & Parking Mortgage Loan (2.2%), the second largest tenant at the Mortgaged Property, Santorini Restaurant, and the sixth largest tenant at the Mortgaged Property, Heafey Bentley Management LLC, are affiliated with the borrower sponsor and combine for 28.8% of the NRA and 30.3% of the income at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For more information on affiliated leases see the footnotes to Annex A-1 to this prospectus.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Ten (10) of the Mortgaged Properties (14.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 19.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

With respect to forty-two (42) Mortgaged Properties (54.7%) the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide all or certain required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such third party insurance or self-insurance conditions:

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With respect to the Equinix Data Center, Martin Brower, Southern California Retail Portfolio, Hilton Bentley Beach Retail & Parking, Walgreens Brooklyn, Bank Of America Brooklyn, Albertsons Millwood, CVS & WAG – Texas, WAG Cape Carteret, Dollar General Chillicothe and Dollar General Poseyville Mortgage Loans (21.1%), the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s, significant tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally (but not in all cases) must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee. Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property or tax abatements benefiting the Mortgaged Property. See “—Environmental Considerations” and “—Real Estate and Other Tax Considerations”.

In the case of certain such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table under “Description of the Mortgage Pool—Definitions”, above. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. For example:

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With respect to the DoubleTree ABQ Mortgage Loan (2.7%), there is recourse to the borrower and the guarantor for any losses incurred as a result of a breach of any representation, warranty, covenant or indemnification provision in the Mortgage Loan documents concerning environmental laws; provided, however, to the extent that any losses are covered under an environmental insurance policy reasonably acceptable to the lender, the lender will look to recover under such policy, at no material cost to the lender, prior to seeking recovery from the borrower.

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With respect to each of the Dollar General Chillicothe and Dollar General Poseyville Mortgage Loans (0.3%), there is no recourse to the guarantor for breaches of the environmental covenants contained in the related Mortgage Loan documents, nor was an environmental indemnity obtained from an entity distinct from the related borrower.

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With respect to the WAG Cape Carteret Mortgage Loan (0.2%), only the SPE borrower, Schwartz Investment Property LLC, is liable for the related losses carve-out and springing recourse events. The Mortgage Loan documents do not require a separate guarantor.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

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With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (6.5%), the Mortgaged Property benefits from New York’s Industrial and Commercial Incentive Program, which began in the 2004/2005 tax year and expires in the 2030/2031 tax year, after the maturity date of the Mortgage Loan (October 6, 2029). Taxes are payable on the land and existing improvements at the Mortgaged Property based on current assessments; however, the increased assessment for the improvements are exempt from real estate taxes for 16 years. Taxes on the improvements are then phased in at 10% increments from year 17 (tax year 2021/2022) through year 25 when the exemption ends. The lender underwrote the real estate taxes to a 10-year average of the estimated real estate taxes, which results in a tax expense of $1,882,580.

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With respect to the 112-118 West 125th Street Mortgage Loan (4.6%), the appraisal indicates that the Mortgaged Property has been deemed eligible for a 25-year tax abatement under New York City’s Industrial and Commercial Abatement Program (“ICAP”), beginning in the 2019-2020 tax period. The 25-year ICAP results in an abated level of taxes and phases out over a 25-year period with 100% of the benefit realized in years 1 through 16, with the phase out occurring in 10% increments in each of the remaining years. The lender’s underwriting and appraisal included credit for the ICAP. The appraiser concluded to an “as-is” appraised value of $55,600,000 as of July 24, 2019, including a credit for $6,400,000 representing the present value of the ICAP benefit.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Eleven (11) Mortgage Loans (42.4%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Twenty-five (25) Mortgage Loans (40.3%) provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Twenty (20) Mortgage Loans (17.1%) require monthly payments of principal and interest for the entire term to stated maturity.

Two (2) of the Mortgage Loans (0.3%) provide for interest-only payments for the entire term to Anticipated Repayment Date, with no scheduled amortization prior to that date; provided that if such Mortgage Loans are outstanding from and after the related Anticipated Repayment Date occurring approximately ten years following the related origination date, interest will accrue at the related Revised Rate.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-only, Balloon	11	$297,580,000	42.4%
Interest-only, Amortizing Balloon	25	282,881,500	40.3
Amortizing Balloon	20	119,828,764	17.1
Interest-only, ARD	2	1,881,255	0.3
Total:	58	$702,171,519	100.0%

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
6	29	$474,580,150	67.6%
11	29	227,591,369	32.4
Total:	58	$702,171,519	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	58	$702,171,519	100.0%
Total:	58	$702,171,519	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the

Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Single Purpose Entity Covenants

With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (6.5%), the borrower owns an adjacent underwater parcel of land, which is not developed, and is not part of the collateral for the Mortgage Loan (the “Underwater Parcel”). The Underwater Parcel was specifically excluded from the related appraisal for the Mortgaged Property. The Mortgage Loan documents prohibit the borrower from: (i) entering into any lease with respect to the Underwater Parcel; (ii) commencing any alterations, construction work or other work on or with respect to the Underwater Parcel, without the prior written consent of the lender; (iii) transferring or encumbering the Underwater Parcel, without the prior written consent of the lender. The Mortgage Loan documents are recourse to the borrower and the related guarantor for any violations of provisions (ii) or (iii) above.  Additionally, the Underwater Parcel is covered by the Phase I Environmental report delivered to the lender in connection with the closing of the Mortgage Loan.

See “—Additional Indebtedness” above. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

ARD Loans

With respect to the Dollar General Chillicothe and Dollar General Poseyville Mortgage Loans (0.3%) (each, an “ARD Loan”), each such Mortgage Loan provides that, after a certain date (the “Anticipated Repayment Date” or “ARD”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date for each of the ARD Loans.

With respect to the Dollar General Chillicothe Mortgage Loan (0.1%), the related Revised Rate is an annual rate equal to the related Initial Rate plus 400 basis points.

With respect to the Dollar General Poseyville Mortgage Loan (0.1%), the related Revised Rate is an annual rate equal to the related Initial Rate plus 400 basis points.

Each of the ARD Loans is interest-only until its Anticipated Repayment Date. Consequently, the repayment of such ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto).

The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that such ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class V certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately three to seven months) up to and including the stated maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date). See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

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will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●

Forty-six (46) Mortgage Loans (86.7%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●

Eight (8) Mortgage Loans (12.3%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●

Two (2) Mortgage Loans (0.7%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or ARD (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●

Two (2) Mortgage Loans (0.3%) each permits the related borrower to make voluntary principal prepayments upon the payment of a Yield Maintenance Charge for a specified period, and thereafter for a specified period, permit the related borrower to make voluntary principal prepayments upon the payment of a Yield Maintenance Charge or to defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the Anticipated Repayment Date (or such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable (or, in the case of the Anticipated Repayment Date or commencement of the open prepayment period, outstanding) on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1 to this prospectus, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date), as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	20	20.4%
4-6	30	64.8
7	8	14.8
Total	58	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit (i) transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” and representation and warranty no. 32 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Defeasance

The terms of fifty (50) Mortgage Loans (the “Defeasance Loans”) (87.7%) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a

Mortgage Loan with a balloon payment due at maturity or anticipated to be outstanding on the related Anticipated Repayment Date or at the commencement of the open prepayment period, as applicable, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See also representation and warranty no. 34 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●

With respect to the Planet Self Storage Portfolio Mortgage Loan (6.4%), the borrowers are permitted to obtain the release of an individual Mortgaged Property after the expiration of the lockout period provided that, among other conditions: (i) the borrower makes a defeasance payment in an amount equal to at least 115% of the allocated loan amount with respect to the individual property to be released; (ii) the debt service coverage immediately following the release is not less than the greater of (A) 2.43x or (B) the debt service coverage ratio for all the Mortgaged Properties immediately preceding the release; (iii) following such release, the loan-to-value ratio of all remaining Mortgaged Properties after the release is not greater than the lesser of (A) 67.1% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; and (iv) the REMIC release requirements are satisfied.

●

With respect to the 1000 Chesterbrook Mortgage Loan (5.4%), the related borrower has the right to obtain the release of a certain outparcel at the related Mortgaged Property from the lien of the related mortgage and other related loan documents upon the satisfaction of the following conditions (among others): (a) the related borrower is required to pay an amount equal to the sum of (i) $575,000 (i.e., 125% of $460,000), which will be applied by the lender as a prepayment of the outstanding principal balance of the subject Mortgage Loan, plus (ii) all interest which would have accrued on the principal amount prepaid through, but not including, the next occurring monthly payment date (or, if such prepayment occurs on a monthly payment date, through, but not including, such monthly payment date), plus (iii) the yield maintenance premium due in respect of the principal amount prepaid, plus (iv)

all other sums due and payable under the related loan documents; (b) after giving effect to the outparcel release, (i) the debt service coverage ratio for the remaining Mortgaged Property is required to be not less than the greater of (A) 1.45x and (B) the debt service coverage ratio in effect immediately prior to the outparcel release, and (ii) the loan-to-value ratio for the remaining Mortgaged Property is required to be not be greater than the lesser of (A) 67.0% and (B) the loan-to-value ratio in effect immediately prior to the outparcel release; and (c) satisfaction of certain REMIC requirements.

●

With respect to the Southern California Retail Portfolio Mortgage Loan (3.1%), provided no event of default has occurred and is continuing, in connection with a third-party arm’s length sale of either the Home Depot Mortgaged Property or the Ross Dress For Less Mortgaged Property, the related borrower has the right to obtain a partial release, at any time after the prepayment lockout expiration date, of one of the related Mortgaged Properties from the lien of the applicable mortgage thereon (and the related loan documents), upon the satisfaction of the following conditions (among others): (a) after giving effect to the release of the lien of the related mortgage encumbering the released property, (i) the debt service coverage ratio with respect to the remaining Mortgaged Property is required to be no less than the greater of (A) the debt service coverage ratio as of the date of origination and (B) the debt service coverage ratio immediately prior to the release and (ii) the loan-to-value ratio with respect to the remaining Mortgaged Property is required to be no greater than the lesser of (A) the loan-to-value ratio as of the date of origination or (B) the loan-to-value ratio immediately prior to the release; (b) partial prepayment of the debt in the amount equal to the Release Price for the released property, and payment of all interest which would have accrued on the principal amount prepaid through, but not including, the next occurring monthly payment date (or, if such prepayment occurs on a monthly payment date, through, but not including, such monthly payment date) and a yield maintenance premium to the extent that such prepayment occurs at any time other than after the open prepayment date; and (c) satisfaction of certain REMIC requirements.  “Release Price” means, with respect to any related Mortgaged Property, an amount equal to the greater of (a) 120% of the allocated loan amount with respect to such related Mortgaged Property and (b) the net sale proceeds applicable to such related Mortgaged Property after deducting the costs of closing the sale, which costs will be capped for purposes of determining the Release Price at 6% of the gross contract price with respect to such sale.

●

With respect to the Texas MHP Portfolio Mortgage Loan (1.2%), at any time from and after the lockout period expiration date and provided that no event of default exists at the time, the related borrower may defease a portion of the subject Mortgage Loan and obtain the release of one or more individual related Mortgaged Properties (the “Defeased Property” and the remaining undefeased individual Mortgaged Properties, the “Undefeased Property”) from the lien of the appropriate security instrument upon the satisfaction of the following conditions (among others): (a) after giving effect to the release, (i) the debt service coverage ratio with respect to the Undefeased Property must be greater than the greater of (A) the debt service coverage ratio prior to the release and (B) 1.55x, (ii) the loan-to-value ratio with respect to the Undefeased Property must be no greater than the lesser of (A) the loan-to-value ratio immediately prior to the release and (B) 70.0%, and (iii) the debt yield with respect to the Undefeased Property must be greater than the debt yield on the date of origination and not less than 9.20%; (b) partial defeasance of the subject Mortgage Loan in the amount of 120% of the allocated loan amount for the Defeased Property; and (c) satisfaction of certain REMIC requirements.

●

With respect to the CVS & WAG - Texas Mortgage Loan (0.7%), following defeasance lockout period, the Mortgage Loan documents permit the partial release of the Walgreens Marble Falls, Texas Mortgaged Property in connection with the sale of such property to a third party, subject to certain conditions, including: (i) partial defeasance of the loan in an amount equal to the greatest of (x) $3,534,000 (120% of the allocated amount for the CVS & WAG - Texas - Walgreens - Texas Mortgaged Property), (y) the net sales proceeds, or (z) the amount required for REMIC compliance; (ii) the post-release debt yield of the remaining property will be greater of 10.3% or the pre-release debt yield of all properties; (iii) the post-release LTV for the remaining property will be no greater than 50% or the pre-release LTV of all properties; (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial defeasance; and (v) a rating agency confirmation.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Escrows

Forty-four (44) Mortgage Loans (71.4%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-six (46) Mortgage Loans (83.1%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-three (33) Mortgage Loans (46.4%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Thirteen (13) Mortgage Loans (64.5%) secured in whole or in part by retail, office, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Three (3) Mortgage Loans (4.7%) provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

The HGI Pascagoula and Up Valley Inn & Hot Springs Mortgage Loans (2.8%) each require a seasonality reserve that was deposited in connection with the origination of such Mortgage Loan and/or that is required to be funded on an ongoing basis or, in certain cases, is required to be funded upon specified trigger events. See “Risk Factors—Risks Related to the Mortgage Loans—Hospitality Properties Have Special Risks”. See Annex A-3 for more information on the specific terms of the seasonality reserves with respect to the largest 15 Mortgage Loans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox/Cash Management Types

Type of Lockbox/Cash Management	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	36	$317,764,322	45.3%
Hard/Springing Cash Management	13	254,358,105	36.2
Hard/Upfront Cash Management	6	118,327,030	16.9
Soft/Springing Cash Management	1	6,872,063	1.0
None	2	4,850,000	0.7
Total:	58	$702,171,519	100.0%

The following is a description of the types of lockboxes and cash management provisions to which the borrowers under the Mortgage Loans are subject:

●

Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●

Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●

Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●

Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●

Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●

None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts (net of certain fees and expenses payable therefrom) may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Certain of the Mortgage Loans permit the related borrowers to post a letter of credit, deliver a guaranty or establish a reserve to prevent a springing cash management trigger and/or the trapping of cash.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”.

One (1) Mortgage Loan (4.3%), was originated or acquired by Wells Fargo Bank, National Association with exceptions to the related mortgage loan seller’s underwriting guidelines as described in the following bullet point:

●

With respect to the 600 & 620 National Avenue Mortgage Loan (4.3%), no capital expenditures were underwritten, which represent an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) U/W NCF DSCR and U/W NCF Debt Yield are 1.93x and 7.2%, respectively, and underwriting to $0.20 PSF capital expenditures, the Cut-off Date U/W NCF DSCR and U/W NCF Debt Yield would be 1.92x and 7.2%, respectively; (b) the 600 & 620 National Avenue Property is 100.0% leased to Google, a subsidiary of Alphabet Inc., rated Aa2/AA+ by Moody’s/S&P, through May 2029, and has three, five-year renewal options; (c) Google has taken possession of its space and, according to the appraisal, is expected to spend approximately $200 per square foot on tenant improvements (in addition to the $80 PSF in tenant improvements provided for by the 600 & 620 National Avenue Borrower); (d) Google has commenced paying unabated rent at the 600 & 620 National Avenue Property; (e) the 600 & 620 National Avenue Borrower deposited $75,532 ($0.50 PSF) into an upfront capital expenditures reserve, to be replenished if the balance falls below $75,532; (f) the property condition report dated August 26, 2019, concluded to an uninflated cost of capital expenditures of $0.06 per square foot over the next twelve years. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Loan Cut-off Date Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)(2)
Martin Brower(3)	$ 23,200,000	3.3%	$ 7,500,000	N/A	N/A	6.1584%	62.7%	83.0%	1.66x	1.18x

(1)	Calculated including the mezzanine debt and any subordinate debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

(2)	Based on interest only.

(3)	The related mezzanine loan is held by the related mortgage loan seller. The related mezzanine loan is secured by equity interests in the related Delaware Statutory Trust mortgage borrower, the related master lessee and the related signatory trustee. In addition, the related mezzanine loan is prepayable at any time, subject to approximately 5 months’ minimum interest, and has a maturity date of July 6, 2020 which can be extended, subject to certain conditions, to January 6, 2021. It is expected that the sale of the Delaware Statutory Trust interests will be used to pay down the related mezzanine loan.

Each of the mezzanine loans related to the Mortgage Loan secured by the Mortgaged Property identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums. The related mezzanine loan agreement provides, among other things, that an event of default under the related Mortgage Loan will be an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above.

Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)		Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Ceasar’s Bay Shopping Center	$45,500,000	N/A	48.9%	3.96	x	12.1%	Yes	Yes
Planet Self Storage Portfolio	$45,000,000	N/A	67.1%	2.43	x	N/A	Yes	Yes
DoubleTree ABQ(4)	$19,060,000	N/A	60.8%	1.75	x	11.5%	Yes	Yes
Fortress Self Storage	$18,375,000	N/A	69.9%	1.72	x	N/A	Yes	Yes
241 North Broadway	$12,750,000	N/A	70.8%	1.60	x	10.2%	Yes	Yes
Gorham Self Storage	$3,800,000	N/A	72.1%	1.55	x	N/A	Yes	Yes
Dollar General Chillicothe	$1,019,341	N/A	85.0%	1.20	x	N/A	Yes	No
Dollar General Poseyville	$861,914	N/A	85.0%	1.20	x	N/A	Yes	No

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	The borrower may incur additional indebtedness, either by incurring future mezzanine debt as described in the chart above, or by obtaining other unsecured subordinate debt, provided that such subordinate debt is not secured by and does not result in a lien on the Mortgaged Property, and provided, further, that the LTV, DSCR and Debt Yield tests described in the chart above are satisfied.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law. For example:

●

With respect to the HGI Pascagoula Mortgage Loan (1.5%), in October 2012, the related borrower sponsors organized the use of new market tax credits (“NMTC”) to assist in financing the development of the related Mortgaged Property (the “Project”). NMTC are used to encourage development in low-income community businesses.  Hancock Whitney Bank is the tax credit investor who gets the benefit of tax credits totaling 39% of the qualified equity investment (“QEI“) into the Project. To maximize the amount of the tax credits, Hancock Whitney Bank made a QEI alongside the related borrower sponsors. The total investment in the related borrower is $5,200,000 including $1,833,000 from Hancock Whitney Bank with an additional $3,367,000 from RSWMS, LLC (the “Leverage Lender”), an affiliate of the related borrower. The QEI is structured as a loan from a leverage fund entity

(Whitney New Markets CDE 15, L.L.C.) (the “Subordinate NMTC Lender”) to the related borrower pursuant to two notes ($1,833,000 and $3,367,000) which have a maturity of October 2052 but can be freely prepaid after the seventh year (or October 2019) (the “NMTC Loan”). The NMTC Loan pays interest quarterly at a rate of 1% and is interest-only through October 2019.  The NMTC Loan is secured by a second mortgage on the related Mortgaged Property and a subordination and standstill agreement was entered into and recorded at origination by and among the Subordinate NMTC Lender, the lender under the subject Mortgage Loan, the related borrower, Hancock Whitney Bank, as agent for the Subordinate NMTC Lender, the Leverage Lender and the related borrower sponsors (Michael G. Williams, Roy C. Williams and Morris G. Strickland) (the “HGI Pascagoula Sponsors”) pursuant to which the Subordinate NMTC Lender agreed to, among other things, fully subordinate its interest in the related Mortgaged Property and to standstill from declaring any default, accelerating any portion of the NMTC Loan and exercising any remedies under the NMTC Loan other than to sue under its guaranty against the HGI Pascagoula Sponsors for damages.  The related Mortgage Loan documents provide for full recourse to the related borrower and non-recourse carveout guarantors if the Subordinate NMTC Lender, any of its permitted successors and/or assigns, and/or Hancock Whitney Bank, in its capacity as agent for the Subordinate NMTC Lender, breaches the subordination and standstill agreement.  The subordination and standstill agreement provides that the Subordinate NMTC Lender is permitted to receive and apply regularly scheduled payments of interest, and regularly scheduled installments of principal, in accordance with the terms of the NMTC Loan documents, so long as, at the time of both the receipt and the application of such payments, (i) no event of default has occurred and is continuing under any of the senior loan documents, (ii) no event has occurred which, with the giving of notice or the passage of time or both, would constitute an event of default under the senior loan documents, and (iii) such payments must only be made out of excess cash flow after application of all payments required to be made pursuant to the senior loan documents (unless such payments are made from the reserve account held by the Subordinate NMTC Lender to the extent such reserve was fully funded as of the date of origination (the “Whitney Reserve Account”)). The balance in the Whitney Reserve Account as of the date of origination was $116,000 and the borrower covenanted to not make any further deposits into any reserve account with the Subordinate NMTC Lender without the mortgage lender’s prior written consent.

In addition, Hancock Whitney Bank and the Leverage Lender entered into an option agreement pursuant to which, beginning October 17, 2019, Hancock Whitney Bank has a four-month period during which it can execute a put option (the “Put Option”), whereby it can require the Leverage Lender to purchase its membership interest in the Subordinate NMTC Lender for $20,000 (plus transfer tax and closing costs). At the end of this four-month period, if Hancock Whitney Bank has not exercised the Put Option, the Leverage Lender has a six-month period where it can exercise a call option (the “Call Option” and, together with the Put Option, the “Put/Call Option”), whereby Hancock Whitney Bank is required to sell its membership interest in the Subordinate NMTC Lender to the Leverage Lender at a price equal to its fair market value as determined by an independent appraiser.  Starting on the payment date in October 2019, the subject Mortgage Loan will require a cash flow sweep pursuant to which all excess cash will be funded into a tax credit put/call option reserve. The funds will be held in order to execute the Put/Call Option. The sweep will end once the Put/Call Option is exercised and the Subordinate NMTC Lender’s mortgage is released.  Failure to comply with the Put Option will result in an event of default and a full springing recourse event to the related non-recourse carveout guarantors.

In addition, nine (9) Mortgaged Properties (4.6%) are located in Florida. Florida’s Property Assessed Clean Energy (“PACE”) statute renders loan document provisions prohibiting PACE loans unenforceable.

Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

●

With respect to the HGI Pascagoula Mortgage Loan (1.5%), in 2015, the related borrower sponsors secured financing for the related Mortgaged Property through an EB-5 Visa Program (“EB-5”) equity investment. The EB-5 program allows for entrepreneurs to apply for permanent residence in the United States if they invest at least $500,000 in a U.S. business that will create or preserve at least 10 full-time jobs. This investment was made through HGIM, LP which has a 25% ownership interest in the related borrower. There were eleven (11) EB-5 entrepreneurs, each having a 7% ownership in HGIM, LP, with two borrower sponsors owning the remaining 23%. The preferred return owed to the investors is 5.25%, paid subordinate to debt service and only in the event there is excess cashflow. This equity investment has no maturity date and the investors have no ability to recall their equity nor do they have a requirement to fund any additional equity.  The HGIM, LP operating agreement expressly provides that the limited partners (the EB-5 investor members) have no control or voting rights with respect to the operation of the entity or the related Mortgaged Property operations. In the event that the lender forecloses on the related Mortgaged Property, the EB-5 funds would be treated as common equity.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Equinix Data Center, Ceasar’s Bay Shopping Center, Planet Self Storage Portfolio, 600 & 620 National Avenue and Smoke Tree Village and Smoke Tree Commons is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as “Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced Certificate Administrator” means with respect to any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced Pari Passu Companion Loan.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means with respect to any Non-Serviced Whole Loan, the related pooling and servicing agreement identified under the column entitled “Transaction/Pooling Agreement” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above.

“Non-Serviced Special Servicer” means with respect to any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means with respect to any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“UBS 2019-C17 PSA” means the pooling and servicing agreement governing the servicing of the 600 & 620 National Avenue Whole Loan and Smoke Tree Village and Smoke Tree Commons Whole Loan.

The table entitled “Whole Loan Summary“ under “Summary of Terms—The Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and initial directing party under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
Equinix Data Center	Serviced	Note A-1	Control	$50,000,000	WFCM 2019-C53
		Note A-2	Non-Control	$25,000,000	Rialto Mortgage Finance, LLC
		Note A-3	Non-Control	$15,000,000	Rialto Mortgage Finance, LLC
		Note A-4	Non-Control	$10,000,000	WFCM 2019-C53
Ceasar’s Bay Shopping Center	Serviced	Note A-1	Control	$45,500,000	WFCM 2019-C53
		Note A-2	Non-Control	$42,000,000	An affiliate of Barclays Capital Real Estate Inc.
Planet Self Storage Portfolio	Serviced	Note A-1	Control	$30,000,000	WFCM 2019-C53
		Note A-2	Non-Control	$20,000,000	Rialto Mortgage Finance, LLC
		Note A-3	Non-Control	$15,000,000	WFCM 2019-C53
		Note A-4	Non-Control	$5,000,000	Rialto Mortgage Finance, LLC
600 & 620 National Avenue	Non-Serviced	Note A-1-1	Control	$38,950,000	UBS 2019-C17
		Note A-1-2	Non-Control	$30,000,000	WFCM 2019-C53
		Note A-2-1	Non-Control	$30,000,000	JPMorgan Chase Bank, National Association
		Note A-2-2	Non-Control	$30,000,000	JPMorgan Chase Bank, National Association
		Note A-2-3	Non-Control	$8,950,000	JPMorgan Chase Bank, National Association
Smoke Tree Village and Smoke Tree Commons	Non-Serviced	Note A-1-1	Control	$15,000,000	UBS 2019-C17
		Note A-1-2	Non-Control	$10,500,000	WFCM 2019-C53
		Note A-2	Non-Control	$10,000,000	WFCM 2019-C52

(1)     Unless otherwise indicated, each note not currently held by a securitization trust is expected to be contributed to a future securitization. No assurance can be provided that any such note will not be split further.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and

(b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in certain cases, any sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination

Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, any sale by a securitization trust).

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”.  The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will generally have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related non-serviced securitization trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the non-serviced securitization trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. § 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in October 2019 and ending on the hypothetical Determination Date in November 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Rialto Mortgage Finance, LLC, Barclays Capital Real Estate Inc., Wells Fargo Bank, National Association, Ladder Capital Finance LLC, C-III Commercial Mortgage LLC, UnionCapitalFunding LLC and JPMorgan Chase Bank, National Association are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Rialto Mortgage Finance, LLC, Barclays Capital Real Estate Inc., Wells Fargo Bank, National Association, Ladder Capital Finance LLC and C-III Commercial Mortgage LLC on or about November 7, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Lennar Corporation (“Lennar”). The executive offices of Rialto Mortgage are located at 590 Madison Avenue, 9th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage Finance, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the Cut-off Date, approximately $145,917,868. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by Rialto Mortgage. This is the sixty-ninth (69th) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion, $1.66 billion and $1.32 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016, 2017 and 2018, respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of:

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●

the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio“ and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to twelve (12) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●

comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 6, 2019. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including July 1, 2016 to and including June 30, 2019, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Rialto Mortgage nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto Mortgage or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on August 30, 2019, Barclays or its affiliates were the loan sellers in approximately 126 commercial mortgage-backed securitization transactions. Approximately $35.2 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and through August 30, 2019.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2019	$2,413,566,802
2018	$3,937,789,900
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●

Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●

Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●

Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (vi) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process“ above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on August 13, 2019 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Barclays nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays or its affiliates may retain or own in the future certain classes. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicer in structuring securitizations in which it is a sponsor, a mortgage loan seller and an originator. For the twelve-month period ended December 31, 2018, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $5.8 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 2,222 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $44.4 billion, which were included in 141 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicer, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting“ section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to the depositor by Wells Fargo Bank for deposit into the trust fund (the “Wells Fargo Bank Mortgage Loans”).

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether:

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●

casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●

Taxes. Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●

Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. No Wells Fargo Bank Mortgage Loan to be included in the trust fund has been co-originated as described in this paragraph. From time to time, Wells Fargo Bank acquires mortgage loans originated by third parties and deposits such mortgage loans into securitization trusts. The 600 & 620 National Avenue Mortgage Loan (4.3%) is part of a Whole Loan that was co-originated by Wells Fargo Bank and JPMorgan Chase Bank, National Association. None of the Wells Fargo Bank Mortgage Loans included in this securitization was originated by a third party.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●

comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage

Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from July 1, 2016 to June 30, 2019 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,675,161.00	2.55	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Issuing Entity Subtotal			63		100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,675,161.00	2.55	0	0.00	0.00
WFBRS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22		Wells Fargo Bank, National Association	34	660,152,359.00	44.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1616666		The Royal Bank of Scotland	18	311,373,307.00	20.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	21	158,381,467.00	10.65	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Prudential Mortgage Capital Company, LLC	9	109,719,609.00	7.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		NCB, FSB	20	67,614,088.00	4.55	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	17	63,291,423.00	4.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
		Basis Real Estate Capital II, LLC(12)	6	58,594,540.00	3.94	1	15,371,874.00	1.06	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.13	0	0.00	0.00	1	15,348,545.00	1.13
		Walker & Dunlop Commercial Property Funding I WF, LLC	4	58,473,000.00	3.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Issuing Entity Subtotal			73	1,487,599,794.00	100.00	1	15,371,874.00	1.06	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.13	0	0.00	0.00	1	15,348,545.00	1.13
Commercial Mortgages Asset Class Total			628	9,599,281,621.61		2	38,371,874.00		0	0.00		0	0.00		1	15,348,545.00		2	22,675,161.00		1	15,348,545.00

(1)

In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)

Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)

Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)

U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”. On January 1, 2017, Loan #58 was converted to an REO Property. On April 3, 2019, the REO Property was sold on behalf of the related securitization trust.

(11)

Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer withdrew its repurchase demand on August 15, 2017.

(12)

CWCapital Asset Management LLC, as special servicer for Loan No. 22, Alpha Health Center, claimed in a letter dated December 19, 2017, that Basis Real Estate Capital II, LLC (“Basis”) breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a lawsuit that was filed against the sponsor of 300 E. Pulaski, LLC (the “Borrower”). On February 7, 2018, Basis rejected the claim for breach of representation or warranty for several reasons including (i) the lawsuit was filed after Basis had already conducted its due diligence on the Borrower and the sponsor of the Borrower and (ii) the lawsuit in question was served on the sponsor of the Borrower after Basis had originated the Alpha Health Center Loan. Basis has requested that the special servicer rescind its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from April 1, 2019 through June 30, 2019 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on August 13, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on August 13, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Ladder Capital Finance LLC

General

Ladder Capital Finance LLC (“LCF”) is a sponsor of, and a seller of certain Mortgage Loans (the “LCF Mortgage Loans”) into, the securitization described in this prospectus. LCF is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Ladder Capital Finance Holdings LLLP (“Ladder Holdings”), a limited liability limited partnership organized under the laws of the State of Delaware. Series TRS of Ladder Capital Finance Holdings LLLP (“TRS LLLP”) and Series REIT of Ladder Capital Finance Holdings LLLP (“REIT LLLP”) are each a Delaware series of Ladder Holdings. Ladder Capital Corp. (NYSE: LADR) holds a controlling interest in Ladder Holdings.

Ladder Holdings commenced operations in October 2008. Ladder Holdings, together with its direct and indirect subsidiaries, including LCF, are collectively referred to in this prospectus as the “Ladder Capital Group”. The Ladder Capital Group is a vertically integrated, full-service commercial real estate finance and investment management company that primarily originates, underwrites, structures, acquires, manages and distributes commercial, multifamily and manufactured housing community mortgage loans and other real estate debt instruments. The executive offices of the Ladder Capital Group are located at 345 Park Avenue, 8th Floor, New York, New York 10154. As of June 30, 2019, based on unaudited financial statements, Ladder Holdings and its consolidated subsidiaries had total assets of approximately $6.395 billion, total liabilities of approximately $4.753 billion and total capital of approximately $1.642 billion.

Wells Fargo Bank and certain other third party lenders provide warehouse financing to certain affiliates of LCF (the “LCF Financing Affiliates”) through various repurchase facilities,

borrowing base facilities or other financing arrangements. Some or all of the LCF Mortgage Loans are (or, as of the Closing Date, may be) subject to those financing arrangements. If such is the case at the time the certificates are issued, then LCF will use the proceeds from its sale of the LCF Mortgage Loans to the depositor to, among other things, acquire the warehoused LCF Mortgage Loans from the related LCF Financing Affiliates, and each related LCF Financing Affiliate will, in turn, use the funds that it receives from LCF to, among other things, reacquire or obtain the release of, as applicable, its warehoused LCF Mortgage Loans from the applicable repurchase agreement counterparty/lender free and clear of any liens. As of the date of this prospectus, Wells Fargo Bank was not the repurchase agreement counterparty with respect to any of the LCF Mortgage Loans. However, Wells Fargo Bank may become the repurchase counterparty with respect to one or more LCF Mortgage Loans prior to the Closing Date.

In addition, Wells Fargo Bank acts or has acted, on behalf of LCF and its affiliates, as an interim custodian of the Mortgage Loan documents with respect to all of the LCF Mortgage Loans.

Ladder Capital Group’s Securitization Program

LCF began securitizing commercial, multifamily and manufactured housing community mortgage loans in 2010 and has not been involved in the securitization of any other types of financial assets. During 2010, LCF contributed approximately $329.76 million of commercial, multifamily and manufactured housing community mortgage loans to two commercial mortgage securitizations. During 2011, LCF contributed approximately $1.02 billion of commercial, multifamily and manufactured housing community mortgage loans to three commercial mortgage securitizations. During 2012, LCF contributed approximately $1.6 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2013, LCF contributed approximately $2.23 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2014, LCF contributed approximately $3.49 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2015, LCF contributed approximately $2.59 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2016, LCF contributed approximately $1.327 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2017, LCF contributed approximately $2.367 billion of commercial, multifamily and manufactured housing community mortgage loans to 8 commercial mortgage securitizations. During 2018, LCF contributed approximately $1.304 billion of commercial, multifamily and manufactured housing community mortgage loans to 9 commercial mortgage securitizations. During the first six calendar months of 2019, LCF contributed approximately $407.5 million of commercial, multifamily and manufactured housing community mortgage loans to three (3) commercial mortgage securitizations.

The Ladder Capital Group originates, and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. The following table sets forth information with respect to originations of fixed rate commercial, multifamily and manufactured housing community mortgage loans by Ladder Capital Group during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017 and 2018 and the first six calendar months of 2019.

Originations of Fixed Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2010	48	$ 663,256,700
2011	65	$1,170,444,775
2012	152	$2,463,328,246
2013	120	$2,269,641,443
2014	158	$3,290,652,162
2015	180	$2,702,198,989
2016	158	$1,345,918,750
2017	119	$1,818,074,760
2018	111	$1,486,151,810
2019*	36	$ 429,635,000

*	Through June 30, 2019.

In connection with commercial mortgage securitization transactions in which it participates as a sponsor, LCF will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, LCF works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

LCF will generally make certain representations and warranties and undertake certain loan document delivery requirements with respect to the mortgage loans that it contributes to a commercial mortgage securitization; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, LCF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. LCF has limited assets with which to effect any such repurchase or substitution or make any such estimated loss reimbursement payment. However, as is the case in this securitization, Ladder Holdings, TRS LLLP and REIT LLLP will often guarantee LCF’s payment obligations in connection with a repurchase or substitution of a defective mortgage loan resulting from, or the making of an estimated loss reimbursement payment related to, any such breach of representation or warranty or defective or missing loan documentation. Notwithstanding the existence of any such guarantee, no assurance can be provided that Ladder Holdings, TRS LLLP, REIT LLLP or LCF will have the financial ability to effect or cause a repurchase or substitution, or to make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no other member of the Ladder Capital Group will be responsible for doing so if Ladder Holdings, TRS LLLP, REIT LLLP and LCF fail with respect to their obligations.

No member of the Ladder Capital Group acts as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that LCF or its affiliates originates, acquires or securitizes. Instead, LCF sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers. Wells Fargo Bank acts or has acted as interim servicer on behalf of LCF and its affiliates with respect to all of the LCF Mortgage Loans.

Ladder Capital Group’s Underwriting Guidelines and Processes

Each of the LCF Mortgage Loans was originated by LCF or one of its affiliates. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or co-originated by LCF and its affiliates for securitization.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated by LCF or one of its affiliates will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular LCF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines“ in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. Such searches are limited in the time periods that they cover, and often cover no more than the prior 10-year period. Furthermore, in the case of equity holders in the borrowers, such searches would generally be conducted only as to equity holders with at least a 20% interest in the subject borrower or that control the subject borrower. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate the competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated must be approved by a loan committee that includes senior personnel from the Ladder Capital Group. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, the Ladder Capital Group’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by the Ladder Capital Group and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or to any related anticipated repayment date, or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by LCF or one of its affiliates may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the Ladder Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

1.  Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

2.  Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

3.  Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

4.  Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the Ladder Capital Group or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), the Ladder Capital Group typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements at the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), each of the mortgage loans requires that the related borrower maintain: (i) coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance); (ii) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (iii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Ladder Capital Group may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance or a non-recourse carveout in the related loan documents with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, the Ladder Capital Group does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, the Ladder Capital Group may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by a member of the Ladder Capital Group. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the related loan documents that may include, but are not limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or debt yield or satisfying other conditions. Furthermore, the Ladder Capital Group may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the Ladder Capital Group are as follows:

1.  Taxes. Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord/borrower for the payment of such taxes or to deliver to the landlord/borrower funds for purposes of paying such taxes in advance of their due date, (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (iv) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of real estate taxes.

2.  Insurance. Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate maintains a blanket insurance policy covering the subject mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is permitted or required, as applicable, to maintain the insurance or to self-insure or to reimburse the landlord/borrower for the payment of insurance premiums or to deliver to the landlord/borrower funds for the purposes of paying insurance premiums in advance of their due date, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to maintain the insurance, (v) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

3.  Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible (either directly or through reimbursing the landlord/borrower) for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve.

4.  Tenant Improvements / Leasing Commissions. In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

5.  Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

6.  Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the LCF Mortgage Loans, please see Annex A-1 to this prospectus.

Exceptions. Notwithstanding the discussion under “—Ladder Capital Group’s Underwriting Guidelines and Processes“ above, one or more of the LCF Mortgage Loans may vary from, or do not comply with, Ladder Capital Group’s underwriting guidelines described above. In addition, in the case of one or more of the LCF Mortgage Loans, LCF or another originator may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Ladder Capital Group’s underwriting guidelines described above in respect of the LCF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of LCF Mortgage Loans

Overview. LCF has conducted a review of the LCF Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Ladder Capital Group (the “Ladder Capital Review Team”). The review procedures described below were employed with respect to all of the LCF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Ladder Capital Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCF Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Ladder Capital Review Team during the underwriting process. After origination of each LCF Mortgage Loan, the Ladder Capital Review Team updated the information in the database and the related asset summary report with respect to such LCF Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Ladder Capital Review Team.

A data tape (the “LCF Data Tape”) containing detailed information regarding each LCF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCF Data Tape was used to provide the numerical information regarding the LCF Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of LCF, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LCF, relating to information in this prospectus regarding the LCF Mortgage Loans. These procedures included:

1.  comparing the information in the LCF Data Tape against various source documents provided by LCF;

2.  comparing numerical information regarding the LCF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCF Data Tape; and

3.  recalculating certain percentages, ratios and other formulae relating to the LCF Mortgage Loans disclosed in this prospectus.

Legal Review. The Ladder Capital Group engaged various law firms to conduct certain legal reviews of the LCF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCF Mortgage Loans, the Ladder Capital Group’s origination counsel for each LCF Mortgage Loan reviewed securitization representations and warranties presented to them by LCF and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LCF Mortgage Loans. Such assistance included, among other things, (i) a review of the Ladder Capital Group’s credit memo or asset summary report or a draft thereof for each LCF Mortgage Loan with a Cut-off Date Balance of $10 million or more, (ii) a review of a due diligence questionnaire regarding the LCF Mortgage Loans prepared by the Ladder Capital Group, (iii) a review of various statistical data tapes prepared by the Ladder Capital Group, (iv) a review of the representation and warranty exception reports referred to above relating to certain of the LCF Mortgage Loans prepared by origination counsel, and (v) the review of select provisions in certain loan documents with respect to certain of the LCF Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the individual LCF Mortgage Loan summaries set forth on Annex A-3 to this prospectus based on their respective reviews of the related asset summary reports and the pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. With respect to any material pending litigation of which the Ladder Capital Group was aware at the origination of any LCF Mortgage Loan, the Ladder

Capital Group requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the Ladder Capital Group became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any LCF Mortgage Loan, the Ladder Capital Group obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Ladder Capital Review Team also reviewed the LCF Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any LCF Mortgage Loan materially deviated from the underwriting guidelines described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above.

Findings and Conclusions. Based on the foregoing review procedures, Ladder Capital Group determined that the disclosure regarding the LCF Mortgage Loans in this prospectus is accurate in all material respects. Ladder Capital Group also determined that none of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital Group’s origination procedures and underwriting criteria described under “—Ladder Capital Group’s Underwriting Guidelines and Processes“ above, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus. LCF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. The Ladder Capital Group will perform a review of any mortgage loan that it elects to substitute for a LCF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. The Ladder Capital Group, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Ladder Qualification Criteria”). The Ladder Capital Group will engage a third party accounting firm to compare the Ladder Qualification Criteria against the underlying source documentation to verify the accuracy of the review by the Ladder Capital Group and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by the Ladder Capital Group to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, LCF most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2019. LCF’s Central Index Key number is 0001541468. With respect to the period from and including July 1, 2016 to and including June 30, 2019, LCF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither LCF nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of LCF will purchase $10,000,000 of Class A-3 certificates on the Closing Date. In addition, LCF or its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Ladder Capital Finance LLC” has been provided by LCF.

C-III Commercial Mortgage LLC

General

C-III Commercial Mortgage LLC (“C-III CM”) is a sponsor of, and a seller of certain Mortgage Loans (the “C-III CM Mortgage Loans”) into, the securitization described in this prospectus. C-III CM is a limited liability company organized under the laws of the State of Delaware on June 9, 2010. C-III Capital Partners LLC (“C-III Parent”), a Delaware limited liability company, is the sole member of C-III CM.

C-III Parent is a privately-held commercial real estate company that commenced operations in March of 2010. C-III Parent, together with its direct and indirect subsidiaries, including C-III CM, are collectively referred to herein as the “C-III Capital Group”. The C-III Capital Group is engaged in a broad range of activities, including principal investment, loan origination, CDO management, fund management and primary and special loan servicing. The principal place of business of the C-III Capital Group is located at 5221 N. O’Connor Blvd., Suite 800, Irving, Texas 75039.

C-III CM originates, and acquires from affiliated and unaffiliated third party originators, multifamily, manufactured housing community and commercial mortgage loans and mezzanine loans throughout the United States. Acquired loans may have been originated using underwriting guidelines not established by C-III CM.

The following table sets forth information with respect to originations and securitizations of fixed-rate multifamily, manufactured housing community and commercial mortgage loans by C-III CM during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and the first two calendar quarters of 2019.

Originations and Securitizations of Fixed-Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	Originations(1)		Securitizations(2)
	No. of Loans	Approximate Aggregate Principal Balance at Origination	No. of Loans	Approximate Aggregate Principal Balance at Securitization

2010(3)	5	$ 30,090,000	0	$ 0
2011	35	$195,668,500	30	$181,834,330
2012	79	$365,601,000	72	$326,672,918
2013	117	$505,529,000	122	$540,435,224
2014	114	$539,760,700	97	$508,254,819
2015	138	$679,606,000	139	$629,232,102
2016	57	$254,050,500	68	$367,678,223
2017	51	$243,645,500	44	$217,113,867
2018	48	$235,111,939	57	$253,535,895
2019(4)	19	$110,792,000	8	$ 43,407,589

(1)	Includes mortgage loans that were originated by a correspondent, re-underwritten by C-III CM and acquired by C-III CM at or about the time of origination.

(2)	Excludes mortgage loans sold to issuers of collateralized debt obligations managed or administered by an affiliate of C-III CM.

(3)	C-III CM was organized on June 9, 2010.

(4)	Only for the period through June 30, 2019.

C-III Asset Management LLC, a wholly-owned subsidiary of C-III Parent, acts as the servicer of the multifamily, manufactured housing community and commercial mortgage loans that C-III CM and C-III MF (as defined below) own pending the securitization or other disposition of those loans.

Wells Fargo Central Pacific Holdings, Inc. (which is an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC) is an investor in C-III Parent and, as such, holds a less than 10% indirect equity interest in C-III CM. In addition, Wells Fargo Bank provides short-term warehousing of mortgage loans originated or acquired by C-III CM, indirectly through a repurchase facility between Wells Fargo Bank and a wholly-owned subsidiary of C-III CM, C-III Mortgage Funding LLC (“C-III MF”). C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. Twelve (12) of the C-III CM Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $51,428,464 (7.3%), are currently (or, as of the Closing Date for this securitization, are expected to be) subject to such repurchase facility. C-III CM intends to use the proceeds from its sale of the C-III CM Mortgage Loans to the depositor to, among other things, reacquire the warehoused C-III CM Mortgage Loans through its wholly-owned subsidiary from Wells Fargo Bank, free and clear of any liens. Wells Fargo Bank acts (or, as of the Closing Date, is expected to act) as interim custodian for the loan files with respect to all of the C-III CM Mortgage Loans prior to securitization, which have an aggregate Cut-off Date Balance of approximately $81,890,748 (11.7%).

In addition, C-III CM or C-III MF is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to all of the C-III CM Mortgage Loans, which have an aggregate Cut-off Date Balance of approximately $81,890,748 (11.7%). Those hedging arrangements will terminate upon the pricing of such Mortgage Loans in connection with the transfer thereof to this securitization transaction.

Based on unaudited consolidated financial statements, as of June 30, 2019, C-III CM and its wholly-owned subsidiaries had total assets of approximately $297.67 million, total liabilities of approximately $162.05 million and total member’s equity of approximately $135.62 million. However, C-III Parent is currently exploring strategic alternatives for C-III CM which may include the reconstitution of the mortgage origination platform apart from C-III Capital Group. In any event, C-III Parent has decided to take actions with respect to C-III CM that involve the substantial reduction in the assets and net worth of C-III CM by year end 2019 and may result in the ultimate wind down of the existing entity. In light of the foregoing, C-III Parent will guarantee payment in connection with the performance by C-III CM of its repurchase and other obligations with respect to any C-III CM Mortgage Loans as to which there are uncured Material Defects. Although C-III Parent cannot predict the future with certainty, it anticipates that, even with the changes in C-III CM’s business, C-III Parent and its consolidated subsidiaries will have as of year-end 2019 total assets and total members’ equity at least equal to the total assets and total member’s equity of C-III CM as of June 30, 2019. However, there can be no assurance that C-III Parent will maintain sufficient assets to satisfy its obligations under the guarantee throughout the entire life of the C-III CM Mortgage Loans.

In connection with commercial mortgage securitization transactions, C-III CM will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, C-III CM works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria. In connection with contributing mortgage loans to a securitization, C-III CM will make certain loan-level representations and warranties, will undertake certain loan document delivery requirements and will undertake certain obligations to repurchase or replace mortgage loans affected by uncured material breaches of those representations and warranties and/or document delivery requirements or make loss of value payments in connection therewith.

C-III CM’s Underwriting Guidelines and Processes

Set forth below is a discussion of general underwriting guidelines and processes with respect to multifamily, manufactured housing community and commercial mortgage loans originated by C-III CM for securitization. Any mortgage loans originated by C-III MF for securitization and acquired by C-III CM will have been originated in accordance with substantially similar guidelines and processes.

Notwithstanding the discussion below, given the unique nature of multifamily, manufactured housing community and commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily, manufactured housing community or commercial mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily, manufactured housing community or commercial mortgage loan originated by C-III CM will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular C-III CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines“ in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus. In certain circumstances, due diligence reports and assessments of the type described below that were obtained with respect to any C-III CM Mortgage Loan may have been prepared by an affiliate of C-III CM (e.g., an affiliate that is in the business of being a title agent or a zoning consultant).

A.  Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each multifamily, manufactured housing community and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

B.  Loan Approval. Prior to commitment, each multifamily, manufactured housing community and commercial mortgage loan to be originated must be approved by a loan committee that includes senior executives of C-III Parent. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

C.  Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, C-III CM’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by C-III CM and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily, manufactured housing community or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

D.  Additional Debt. Certain mortgage loans originated by C-III CM may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the C-III Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

E.  Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●

Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●

Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective multifamily, manufactured housing community or commercial mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●

Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective multifamily, manufactured housing community or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, the repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by C-III CM in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

F.  Title Insurance. The borrower is required to provide, and C-III CM or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey. In some cases, the title insurance agent may be an affiliate of C-III CM.

G.  Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), C-III CM typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements on the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months; and (iii) insurance coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance).

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material borrower-owned improvements and the seismic report indicates that the probable maximum loss (“PML”) is greater than 20%.

H.  Zoning and Building Code Compliance. In connection with the origination of a multifamily, manufactured housing community or commercial mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some circumstances, zoning reports may be provided by an affiliate of C-III CM.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, C-III CM may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, C-III CM does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, C-III CM may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

I.   Escrow Requirements. Generally, C-III CM requires most borrowers to fund escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily, manufactured housing community and commercial mortgage loan originated by C-III CM. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the mortgage loan documents which may include, but not be limited to, achieving of leasing goals, achieving a specified debt service coverage ratio or satisfying other conditions.

Furthermore, C-III CM may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by C-III CM are as follows:

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Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the borrower for the payment of taxes, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

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Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy that covers the related mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or to reimburse the borrower for the payment of insurance premiums or is permitted to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, franchisor or unaffiliated property manager, if applicable) is obligated to maintain the insurance, (v) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager, or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

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Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence or during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

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Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the C-III CM Mortgage Loans, please see Annex A-1 to this prospectus.

C-III CM Mortgage Loans Originated by Parties Other Than C-III CM and its Affiliates

The Cedarhurst and Walston MHP Mortgage Loan (0.5%) and the Sunset Village MHP Mortgage Loan (0.2%) were originated by UnionCapitalFunding LLC and were acquired by C-III CM from the originator at or about the time of origination. In connection with its acquisition thereof, C-III CM re-underwrote such Mortgage Loans to confirm whether it complied with the underwriting guidelines described above.

C-III CM originated each of the other C-III CM Mortgage Loans.

Exceptions

Notwithstanding the discussion under “—C-III CM’s Underwriting Guidelines and Processes“ above, one or more of the C-III CM Mortgage Loans may vary from, or do not comply with, C-III CM’s underwriting guidelines described above. In addition, in the case of one or more of the C-III CM Mortgage Loans, C-III CM or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to C-III CM’s underwriting guidelines described above in respect of the C-III CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which C-III CM is the Sponsor

A.  Overview. C-III CM has conducted a review of the C-III CM Mortgage Loans in connection with the securitization described in this prospectus. C-III CM determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the C-III CM Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of C-III CM with the assistance of certain third parties. C-III CM has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the C-III CM Mortgage Loans that are being sold to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the C-III CM Mortgage Loans (rather than relying on sampling procedures).

B.  Data Tape. To prepare for securitization, C-III CM created a data tape of loan-level and property-level information, and prepared an asset summary report, relating to each C-III CM Mortgage Loan. The data tape and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by C-III CM or a third party originator during the underwriting process. After origination of each C-III CM Mortgage Loan, C-III CM may have updated the information in the data tape and the related asset summary report with respect to such C-III CM Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of C-III CM. Such updates were not intended to be, and do not serve as, a re-underwriting of any C-III CM Mortgage Loan. The C-III CM data tape was used by C-III CM to provide the numerical information regarding the C-III CM Mortgage Loans in this prospectus.

C.  Data Comparisons and Recalculation. The depositor, on behalf of C-III CM, engaged a third party accounting firm to perform certain data comparison and recalculation procedures that were designed or provided by C-III CM, relating to information in this prospectus regarding the C-III CM Mortgage Loans. These procedures included:

●	comparing the information in the C-III CM data tape against various source documents obtained or provided by C-III CM;

●	comparing numerical information regarding the C-III CM Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the C-III CM data tape; and

●	recalculating certain percentages, ratios and other formulae relating to the C-III CM Mortgage Loans disclosed in this prospectus.

D.  Legal Review. C-III CM engaged various law firms to conduct certain legal reviews of the C-III CM Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization, lender’s origination counsel for each C-III CM Mortgage Loan reviewed a set of securitization representations and warranties provided by C-III CM and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the C-III CM Mortgage Loans. Such assistance included, among other things, a review of (i) the C-III CM data tape, (ii) C-III CM’s asset summary report or credit memorandum for each C-III CM Mortgage Loan, (iii) certain reports or other written confirmations from origination or other counsel identifying the existence, or confirming the absence, of representation and warranty exceptions relating to certain C-III CM Mortgage Loans, (iv) a due diligence questionnaire completed by C-III CM with respect to the C-III CM Mortgage Loans, and (v) select provisions in certain mortgage loan documents with respect to certain of the C-III CM Mortgage Loans.

E.  Other Review Procedures. With respect to any material pending litigation of which C-III CM was aware at the origination or acquisition, as applicable, of any C-III CM Mortgage Loan, C-III CM requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If C-III CM became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any C-III CM Mortgage Loan, C-III CM obtained information on the status of the related Mortgaged Property from the related borrower to confirm no material damage to the related Mortgaged Property.

C-III CM also reviewed the C-III CM Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any C-III CM Mortgage Loan materially deviated from the underwriting guidelines set forth under “—C-III CM’s Underwriting Guidelines and Processes“ above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

F.  Findings and Conclusions. C-III CM found and concluded with reasonable assurance that the disclosure regarding the C-III CM Mortgage Loans in this prospectus is accurate in all material respects. C-III CM also found and concluded with reasonable assurance that, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, none of the C-III CM Mortgage Loans were originated with any material exceptions to C-III CM’s origination procedures and underwriting criteria described above.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, C-III CM filed its most recent Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on January 31, 2019. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of C-III CM is 0001541214. For the period from and including July 1, 2016 to and including June 30, 2019, C-III CM does not have any activity to report as required by Rule 15Ga-1, with respect to the repurchase and replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither C-III CM nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, C-III CM and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under this “—C-III Commercial Mortgage LLC” subsection has been provided by C-III CM.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2019-C53 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make Advances of delinquent monthly debt service payments and they and the special servicer may make Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2019, WTNA served as trustee on over 1,756 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $374 billion, of which approximately 489 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $320 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations,

WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally.

Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, the Corporate Trust Services Group of Wells Fargo Bank disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement.

With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization, and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. Wells Fargo is also the certificate administrator, custodian and master servicer under the UBS 2019-C17 PSA, pursuant to which the 600 & 620 National Avenue Whole Loan and Smoke Tree Village and Smoke Tree Commons Whole Loan are serviced.

Wells Fargo is the purchaser under a repurchase agreement with Rialto Mortgage or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo and Rialto Mortgage or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Rialto Mortgage or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Rialto Mortgage Loans. Wells Fargo is the purchaser under a repurchase agreement with LCF or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by LCF or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo and LCF or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by LCF or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the LCF Mortgage Loans. Wells Fargo is the purchaser under a repurchase agreement with C-III CM or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by C-III CM or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo and Barclays or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Barclays or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans. Wells Fargo acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo in regards to any Rialto Mortgage Loan, Barclays Mortgage Loan, LCF Mortgage Loan or Wells Fargo Mortgage Loan that is serviced by Wells Fargo prior to its inclusion in the issuing entity.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0293-080, 2001 Clayton Rd, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 9/30/2019
By Approximate Number:	31,128	30,017	30,491	30,384
By Approximate Aggregate Unpaid Principal Balance (in billions):	$506.83	$527.63	$569.88	$579.93

Within this portfolio, as of September 30, 2019, are approximately 22,473 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $454.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2019, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%
YTD Q3 2019	$434,602,819,972	$395,304,724	0.09%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-

party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing and tracking;

●	credit investigations and background checks; and

●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with certain of the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

As of the Closing Date, neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading regarding Wells Fargo has been provided by Wells Fargo.

For a description of any material affiliations, relationships and related transactions between Wells Fargo, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo will have various duties under the PSA. Certain duties and obligations of Wells Fargo are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event“ and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland“), is expected to initially be appointed to act as the special servicer under the PSA and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Loans) and any related REO Properties, and will review, evaluate, process and/or provide or withhold consent as to Major Decisions and certain other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets.  Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received rankings as a master, special and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2019, Midland was master and/or primary servicing approximately 36,638 commercial and multifamily mortgage loans with a principal balance of approximately $482 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada.  Approximately 10,326 of such loans, with a total principal balance of approximately $193 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992.  The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of June 30, 2019, Midland was named the special servicer in approximately 349 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 107 assets with an outstanding principal balance of approximately $1.0 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992.  The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2016 to 2018.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related Intercreditor Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment” in this prospectus.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity.  In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Pursuant to a servicing agreement between an affiliate of Barclays Capital Real Estate Inc., on the one hand, and Midland, on the other hand, Midland acts as servicer with respect to certain unrelated mortgage loans.

Midland assisted KKR CMBS II Aggregator Type 2 L.P. or its affiliate with due diligence relating to the Mortgage Loans.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates.  Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The special servicer will not have primary responsibility for custody services or original documents evidencing the Mortgage Loans or the Companion Loans.  The special servicer may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Companions Loans or otherwise.  To the extent that the special servicer has custody of any such document for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

The special servicer will not have any advancing obligations.  In certain instances, the special servicer may have the right to make property related property protection advances in emergency situations and if so will be entitled to reimbursement.

The roles and responsibilities of the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services“), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial“), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan).  Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York.  Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments.  These engagements have included:  mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $203.9 billion issued in 248 transactions.

As of September 30, 2019, Park Bridge Lender Services was acting as asset representations reviewer for 106 commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $94.5 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”.  Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by the Rating Agencies and none of the Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity; (c) is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any borrower party, the third party purchaser, the directing certificateholder, a risk retention consultation party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have any derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer“ and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) as they relate to commercial mortgage-backed securities. Wells Fargo Bank will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement initially through the purchase by KKR CMBS II Aggregator Type 2 L.P., a Delaware limited partnership, the “third party purchaser” (as defined in the Credit Risk Retention Rules, the “Third Party Purchaser”) of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates (collectively, the “Horizontal Risk Retention Certificates”), with an aggregate initial Certificate Balance of $78,994,519 and representing approximately 5.07% of the aggregate fair value of the certificates (other than the Class R certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). The Horizontal Risk Retention Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person intends to retain a material net economic interest in the securitization constituted by the issue of the certificates or take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any EU Institutional Investor for the purposes of their compliance with such regulation or similar requirements. In addition, the arrangements described under “Credit Risk Retention“ have not been structured with the objective of ensuring compliance by any investor with such regulation. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates” and “—EU Risk Retention and Due Diligence Requirements”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans

The sponsors have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Third Party Purchaser

KKR CMBS II Aggregator Type 2 L.P. (“KKR Aggregator”), a Delaware limited partnership, is expected, to (i) act as the initial Third Party Purchaser and (ii) retain the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates.

KKR Aggregator was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”).  As of June 30, 2019, KKR Aggregator has purchased no offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Aggregator is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 23 years of CMBS experience as of June 30, 2019. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of June 30, 2019, funds advised by KKR own 60 separate real estate credit investments. As of June 30, 2019, KKR is responsible for approximately $206 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Horizontal Risk Retention Certificates

General

The Third Party Purchaser will purchase the Horizontal Risk Retention Certificates, consisting of the classes of certificates identified in the table below.

Class of Horizontal Risk Retention Certificates	Initial Certificate Balance	Fair Value of the Horizontal Risk Retention Certificates (in $and%)(1)	Purchase Price(2)
Class E-RR	$16,676,000	$7,665,557 / 1.07%	45.9676%
Class F-RR	$10,533,000	$4,841,767 / 0.68%	45.9676%
Class G-RR	$8,777,000	$4,034,576 / 0.56%	45.9676%
Class H-RR	$8,777,000	$4,034,576 / 0.56%	45.9676%
Class J-RR	$7,022,000	$3,227,845 / 0.45%	45.9676%
Class K-RR	$7,899,000	$3,630,981 / 0.51%	45.9676%
Class L-RR	$19,310,519	$8,876,582 / 1.24%	45.9676%

(1)	The fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a dollar amount and as a percentage of the aggregate fair value of all of the certificates (other than the Class R certificates) issued by the issuing entity.

(2)	Expressed as a percentage of the initial Certificate Balance of the indicated class of Horizontal Risk Retention Certificates, excluding accrued interest. The aggregate purchase price to be paid for the Horizontal Risk Retention Certificates is approximately $36,311,885, excluding accrued interest.

The aggregate fair value of the Horizontal Risk Retention Certificates in the above table is equal to approximately $36,311,885 (excluding accrued interest), representing approximately 5.07% of the fair value of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. The Retaining Sponsor is required to retain an eligible horizontal residual interest with a fair value, as of the Closing Date of at least $35,802,348 (representing approximately 5.00% of the aggregate fair value of all the classes of certificates (other than the Class R certificates)), excluding accrued interest.

The approximate fair value of each class of certificates (other than the Class R certificates) based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value
Class A-1	$20,688,917
Class A-2	$46,975,191
Class A-SB	$34,380,527
Class A-3	$132,308,166
Class A-4	$268,656,826
Class X-A	$39,139,738
Class X-B	$4,620,924
Class X-D	$3,221,589
Class A-S	$30,734,813
Class B	$37,967,782
Class C	$38,617,146
Class D	$22,423,462
Class E-RR	$7,665,557
Class F-RR	$4,841,767
Class G-RR	$4,034,576
Class H-RR	$4,034,576
Class J-RR	$3,227,845
Class K-RR	$3,630,981
Class L-RR	$8,876,582
Class V	$0

The aggregate fair value of all of the classes of certificates (other than the Class R certificates) is approximately $716,046,966, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention“ prior to the pricing of the certificates and the Retained Interest and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the Horizontal Risk Retention Certificates that will be retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice disclosures are expected to be included in a Current Report on Form 8-K on, or a reasonable period after, the Closing Date.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class L-RR certificates, second, to the Class K-RR certificates, third, to the Class J-RR certificates, fourth, to the Class H-RR certificates, fifth, to the Class G-RR certificates, sixth, to the Class F-RR certificates, seventh, to the Class E-RR certificates, eighth, to the Class D certificates, ninth, to the Class C certificates, tenth, to the Class B Certificates, eleventh, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in each case until the Certificate Balance of that class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

For a description of other material payment terms of the classes of Horizontal Risk Retention Certificates identified in the table above in “—General”, see “Description of the Certificates”.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Horizontal Risk Retention Certificates (except to a majority-owned affiliate) until November 7, 2024. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third party purchaser and the successor third party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and their affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the earliest of (A) the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date or (B) the date on which all of the Mortgage Loans have been defeased in accordance with 12 C.F.R. §43.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer to the extent set forth in the PSA; and

●

issue an annual report generally (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the classes of Horizontal Risk Retention Certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Park Bridge Lender Services’ experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Park Bridge Lender Services under the PSA and satisfaction that no payments have been paid by any special servicer to Park Bridge Lender Services of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Park Bridge Lender Services qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of Rialto Mortgage, Barclays, LCF, C-III CM and Wells Fargo Bank (solely in its capacity as a mortgage loan seller) will make the representations and warranties identified on Annex D-1 with respect to their respective Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth in Annex D-2 (the “Exception Schedules”).

At the time the decision to include its Mortgage Loans in this transaction, each of LCF, Wells Fargo Bank and C-III CM determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 would not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on its related security interest in such Mortgaged Property, or were mitigated in a manner consistent with customary or otherwise appropriate lending practices by one or more compensating factors, including without limitation: (i) affirmative borrower covenants to effect curative requirements, including the imposition of personal liability to the borrower and guarantor on a losses-only or full recourse basis if risk-related events are triggered, or the requirement to obtain rating agency confirmation prior to taking an action related to such exception; (ii) opinions of legal counsel, or other expert evaluations as to materiality of related risks and remediation, as appropriate; (iii) cash- or letter of credit-funded reserves or the collateral assignments of similar security, or the imposition of cash management controls; (iv) insurance benefiting the loan, including title insurance, property and liability insurance, environmental or lease-related insurance, among other things; (v) positive loan underwriting metrics (such as comparatively low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors); or (vi) other loan underwriting-related facts and circumstances reducing the related risk of default or loss, such as strong sponsorship, desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property or otherwise favorable lease provisions pertaining to the related risk, or the likelihood of near-term curative action within foreseeable cost parameters. However, there can be no assurance that the compensating factors or other circumstances upon which each of LCF, Wells Fargo Bank and C-III CM based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of the decision to include its Mortgage Loans in this transaction, each of Rialto Mortgage and Barclays determined either that the risks associated with the matters giving rise to each exception in respect of its Mortgage Loans set forth on Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Rialto Mortgage or Barclays, as applicable, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Rialto Mortgage or Barclays, as applicable, that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which each of Rialto Mortgage or Barclays based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-C53 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates“), Class X-A, Class X-

B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class V and Class R certificates.

The Class X-A, Class X-B and Class X-D certificates are referred to collectively in this prospectus as the “Class X Certificates“.  The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates“.  The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates“.  The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates“.  The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates“.  The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates“.  The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates“.  The Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates are also referred to in this prospectus as the “Horizontal Risk Retention Certificates” and are expected to be purchased and retained by KKR CMBS II Aggregator Type 2 L.P.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$20,689,000
A-2	$45,608,000
A-SB	$33,381,000
A-3	$131,000,000
A-4	$260,842,000
X-A	$491,520,000
X-B	$105,325,000
A-S	$29,842,000
B	$36,864,000
C	$38,619,000

Non-Offered Certificates
X-D	$26,332,000
D	$26,332,000
E-RR	$16,676,000
F-RR	$10,533,000
G-RR	$8,777,000
H-RR	$8,777,000
J-RR	$7,022,000
K-RR	$7,899,000
L-RR	$19,310,519
V	NAP
R	NAP

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $491,520,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time.  The initial Notional Amount of the Class X-B certificates will be approximately $105,325,000.  The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time.  The initial Notional Amount of the Class X-D certificates will be approximately $26,332,000.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive their allocable portion of Excess Interest received on any ARD Loan allocated as described under “—Distributions—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates and their right to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in December 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on such Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution

Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)     prior to the Cross-Over Date:

(a)   to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)   to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)   to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)   to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)   to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)        to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)   on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, then, (ii) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such

Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR and Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates have been reduced to zero, to the Class J-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class J-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirty-first, to the Class K-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Thirty-second, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates have been reduced to zero, to the Class K-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution

Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-third, to the Class K-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirty-fourth, to the Class L-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Thirty-fifth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates have been reduced to zero, to the Class L-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-sixth, to the Class L-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-seventh, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 2.0390%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 2.8990%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 2.9640%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 2.7870%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.0400%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 3.3220%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 3.5140%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to 3.5770%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class H-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class J-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class K-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class L-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2,

Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date,

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date, and

(c)   the Principal Shortfall for such Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)      the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)   any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such

Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related

Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner:  (1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●

if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●

if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium:

●

if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●

if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	October 2024
Class A-SB	December 2028
Class A-3	September 2029
Class A-4	October 2029
Class X-A	NAP
Class X-B	NAP
Class A-S	October 2029
Class B	October 2029
Class C	October 2029

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in October 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)      the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)     the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (a) any Non-Serviced Mortgage Loan, (b) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (c) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (d)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (e) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) of the definition of “Compensating Interest Payment” above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) of the definition of “Compensating Interest Payment” above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Excess Prepayment Interest Shortfall” and will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the

Senior Certificates.  In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.  The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates.  The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates.  The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal will be made as described under “—Distributions—Priority of Distributions“ above.  On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero.  See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline.  Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class L-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class L-RR certificates;

second, to the Class K-RR certificates;

third, to the Class J-RR certificates;

fourth, to the Class H-RR certificates;

fifth, to the Class G-RR certificates;

sixth, to the Class F-RR certificates;

seventh, to the Class E-RR certificates;

eighth, to the Class D certificates;

ninth, to the Class C certificates;

tenth, to the Class B certificates; and

eleventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class V or Class R certificates and will not be directly allocated to the Class X Certificates.  However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause” and “—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file;

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer); and

●	a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●

Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2020, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO

Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●

Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2020, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer or special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution

Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Serviced Companion Loan (or their designee, including the Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator); and

●	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	any appraisals delivered in connection with any Asset Status Report; and

●	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●

all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●

any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●

any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator; and

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	any notice or documents provided to the certificate administrator by the depositor or the Master Servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than financial market publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab. In the event that the Retaining Sponsor determines that the Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the certificate administrator, who will be required to post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with the terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1) 2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2) in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class V and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”)

include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Replacement of the Special Servicer After Operating

Advisor Recommendation and Investor Vote“, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA.  Any request for release of a Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR or Class L-RR certificate is subject to any additional requirements pursuant to the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a

“Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2019-C53

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)         the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)        the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)       an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)        an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan or Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)      originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)      the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)       any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)        an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)       the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)      the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)      the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)      the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)      the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan;

(xvii)     the original or a copy of any related mezzanine intercreditor agreement;

(xviii)    the original or a copy of all related environmental insurance policies; and

(xix)     a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a) A copy of each of the following documents:

(i)         the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)        the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)       any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)        the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)      any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)       any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)        any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)      any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      all related environmental reports; and

(xiv)      all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of any origination settlement statement;

(r)     a copy of the insurance summary report;

(s)     a copy of organizational documents of the related mortgagor and any guarantor;

(t)     a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)     a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)     a copy of any closure letter (environmental); and

(w)    a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2)

that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will be required to, no later than 90 days following:

(a) such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (b); or

(b) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A) cure such Material Defect in all material respects, at its own expense,

(B) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C) substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such Material Defect (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to provide notice (as required by the terms of the MLPA or PSA) prevented the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller (and Barclays Holdings, with respect to the repurchase obligations of Barclays to the same extent as Barclays) will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) and the master servicer or the special servicer, as applicable (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of

Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays) repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays) is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation (or, (i) in the case of LCF, enforcement of the payment guarantee obligations of Ladder Holdings, REIT LLLP and TRS LLLP pursuant to the MLPA to which LCF is a party or (ii) in the case of C-III CM, enforcement of the payment guarantee obligations of C-III Parent pursuant to the MLPA to which C-III CM is a party), including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays), the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage

Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)     have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)     have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)     have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)     accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)     have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)     have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)     comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)     have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)   not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)     have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)     prohibit defeasance within two years of the Closing Date;

(p)     not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)     have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)     be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that (i) with respect to the obligations of LCF, pursuant to the related MLPA, Ladder Holdings, REIT LLLP and TRS LLLP will agree to guarantee payment in connection with the performance of such obligations and (ii) with respect to the obligations of C-III CM, pursuant to the related MLPA, C-III Parent will agree to guarantee payment in connection with the performance of such obligations; provided, further, that, if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, (i) in the case of LCF, any of that mortgage loan seller, Ladder Holdings, REIT LLLP and TRS LLLP, (ii) in the case of C-III CM, any of that mortgage loan seller and C-III Parent or (iii) in the case of Barclays, any of that mortgage loan seller and Barclays Holdings) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and (subject to the discussion above regarding LCF and C-III CM, as applicable) none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F) any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and, subject to the terms of the related Sub-Servicing Agreement, will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1) all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2) in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s

Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of the Serviced Companion Loans in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class V certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)         to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer in the applicable one-month period ending on the related Determination Date, if any;

(ii)        to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)        to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)        to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)       to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)       to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)      to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)        to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)       to recoup any amounts deposited in the Collection Account in error;

(xii)       to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)      to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)      to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)      to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)      to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)     to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)     to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)      to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related

Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer

With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.

Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly
Special Servicing Fee / Special Servicer

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.

First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly
Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.

Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Liquidation Fee / Master Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (ii) Loss of Value Payments paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).

From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time
Liquidation Fee / Special Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing servicer for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).

From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.

		Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator / Trustee Fee / Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Upfront Fee / Operating Advisor	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Operating Advisor Fee / Operating Advisor

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each related Companion Loan).

First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly
Operating Advisor Consulting Fee / Operating Advisor

$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower actually pays with respect to such Mortgage Loan.

Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.

Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).

		Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee

For each Delinquent Loan, the sum of:  (i) $16,000 multiplied by the number of Subject Loans, plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a

Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.

In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency

ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.

First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.

Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.

First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.

Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency

Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties

Amount to which such party is entitled for indemnification under the PSA.

Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).

Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)

Based on third party charges.

First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)

With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)

Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.05500%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrowers:

●

100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision (regardless of whether it relates to a Master Servicer Decision), then the master servicer will be entitled to 50% of such Excess Modification Fees;

●

100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●

100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision (regardless of whether it relates to a Master Servicer Decision), then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●

100% of charges for beneficiary statements and demand charges actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statements or demand charges were prepared by the Master Servicer;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Companion Loan; and

●	penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a

Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

If the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled. If the master servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

A Liquidation Fee will be payable to the master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (ii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00125% per annum with respect to the 600 & 620 National Avenue Mortgage Loan and (ii) 0.00250% per annum with respect to the Smoke Tree Village and Smoke Tree Commons Mortgage Loan. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or on the Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) non-Specially Serviced Loan with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan or (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

A “Liquidation Fee”, with respect to a Mortgage Loan or an REO Property, will be an amount payable from, and calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)         (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)        the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)        the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)       (A) a repurchase of a Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of a Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)        the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)         100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)        100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially

Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)       100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)       100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)        50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision;

(vi)       with respect to the accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds,

(vii)       100% of charges for beneficiary statements and demand charges actually paid by the related borrowers to the extent such beneficiary statements or demand charges were prepared by the special servicer, and

(viii)      penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

If the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled. If the master servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the master servicer and the special servicer pursuant to the terms of the PSA, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than penalty charges), the special servicer will still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer will not be entitled to any percentage interest of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will still be entitled to charge the portion of the related fee the master servicer would have been entitled to if the special servicer had charged a fee and the special servicer will not be entitled to any percentage interest of such fee charged by the master servicer.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01000% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date.  The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding any Companion Loan) and REO Loan, and will be equal to the product of a per annum rate equal to 0.00184% (the “Operating Advisor Fee Rate”), and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower actually pays) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major

Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fee not specified in the Mortgage Loan documents owed to it, and only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00036% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan (a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $16,000 multiplied by the number of Subject Loans, plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1) 120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2) the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3) 30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4) 30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5) 60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6) 90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7) immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a) the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b) the excess of

1.  the sum of

(i)         90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

(ii)        all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.  the sum as of the Due Date occurring in the month of the date of determination of

(i)         to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(ii)        all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(iii)       all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the Mortgage Loan is a Specially Serviced Loan), to the extent any related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if such Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan as to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction amount calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class L-RR certificates, second, to the Class K-RR certificates, third, to the Class J-RR certificates, fourth, to the Class H-RR certificates, fifth, to the Class G-RR certificates, sixth, to the Class F-RR certificates, seventh, to the Class E-RR certificates, eighth, to the Class D certificates, ninth, to the Class C certificates, tenth, to the Class B Certificates, eleventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates).  See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related

Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination and for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation or determination of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer or the master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s or the special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class L-RR certificates, second, to the Class K-RR certificates, third, to the Class J-RR certificates, fourth, to the Class H-RR certificates, fifth, to the Class G-RR certificates, sixth, to the Class F-RR certificates, seventh, to the Class E-RR certificates, eighth, to the Class D certificates, ninth, to the Class C certificates, tenth, to the Class B Certificates, eleventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates)).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use commercially reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder or (after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder) after consultation with the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan, the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision.

With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder or the special servicer: (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements except that (other than with respect to any Excluded Loan, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required for earnout, holdback or performance reserve releases specifically scheduled in the PSA for which there is lender discretion; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation (and the master servicer will be required to promptly forward such documentation to the Directing Certificateholder) reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-

lender or similar agreement with any mezzanine lender or subordinate debt holder, except that (other than with respect to any Excluded Loan and other than with respect to amendments to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement) the Directing Certificateholder’s consent (or deemed consent) will be required for any such modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder other than during a Control Termination Event, and if any modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (xi) any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xiii) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied and (xiv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that in the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will be entitled to consult with the master servicer on a non-binding basis (provided that if the Directing Certificateholder fails to respond to a request for consultation within 10 business days after receipt of such request for consultation (together with all information reasonably requested by the Directing Certificateholder, and reasonably available to the Master Servicer, in order to so consult) from the Master Servicer, the Master Servicer will have no further obligation to consult with the Directing Certificateholder with respect to such Master Servicer Decision provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer from its obligation to consult with the Directing Certificateholder on any future matters). In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder), as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(i)         extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(ii)        provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver, amendment or consent of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver, amendment or consent of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred and is continuing, the special servicer will be required to forward any such notice to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver, amendment or consent, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver, amendment or consent of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver, amendment or consent of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Serviced Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder and other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder, and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, or a Specially Serviced Loan, and other than an REO Property) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2020 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2021) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan or an REO Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan or an REO Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2020 and the calendar year ending on December 31, 2020. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans related to Mortgaged Properties that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1) the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation (and the master servicer will be required to promptly forward such documentation to the Directing Certificateholder) reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2) the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3) the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4) a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6) the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7) the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8) the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9) the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by the other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●

the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●

with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●

the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

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an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard; provided, however, if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the final iteration of the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The Special Servicer will notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the Special Servicer.

Prior to the occurrence of an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans)).

Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor. The procedures described in this and the foregoing two paragraphs are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, if the related borrower has provided documentation reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable, (and the master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, then such Mortgage Loan or Serviced Whole Loan will not be considered a Defaulted Loan unless and until such balloon payment is delinquent at least one hundred twenty (120) days; and, in any case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to such party), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related

Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder(s) of the related Pari Passu Companion Loan(s), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, and the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the non-serviced securitization trust, such Non-Serviced Special Servicer will generally be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be required to consult with the Non-Serviced Special Servicer on a nonbinding basis with respect to such sale. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing

Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans“ below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), as to all Major Decisions and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by the definition of “Master Servicer Decision”. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, upon the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be, with respect to each Mortgage Loan (other than any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder with respect to each Mortgage Loan is expected to be KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class L-RR certificates.

The “Control Eligible Certificates“ will be any of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” and “—Servicing Override“ below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation, which may be in the form of an Asset Status Report, and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (the “Major Decision Reporting Package”), provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action; provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to such party.

Each of the following is a “Major Decision”:

(i)         any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)        any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decision;

(iii)       following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”), in each case, for less than the applicable Purchase Price;

(v)        any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than (I) if required pursuant to the specific terms of the related Mortgage Loan documents or (II) a release of a non-material, non-income producing parcel as described under clause (ii) or clause (v) of the definition of “Master Servicer Decision”;

(vii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiii) of the definition of “Master Servicer Decision” or, solely with regard to Specially Serviced Loans, as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(viii)      any consent to a property management company change with respect to a Mortgage Loan for which the proposed replacement property manager is a Borrower Party, including, without limitation, approval of the termination of a manager and appointment of a new property manager;

(ix)       any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)        other than in the case of any non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xi)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)      other than in the case of a non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan (except any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement), or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower;

(xiv)      agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)      determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, waiver, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvi)      other than in the case of any non-Specially Serviced Loan, and other than with respect to a ground lease (addressed in clause (xv) above), any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property, if the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property;

(xvii)     other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xviii)    other than in the case of a non-Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way; and

(xix)     other than in the case of any non-Specially Serviced Loan, any determination of an Acceptable Insurance Default.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause“ and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to deliver a Major Decision Reporting Package to the operating advisor and consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan as to the Directing Certificateholder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision or applicable Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to such party, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Operating Advisor or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans

With respect to any Non-Serviced Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the Controlling Class;

(c) does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d) may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a broker or dealer within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor At All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a) reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b) reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c) recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d) preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)      after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)      if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)      if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the operating advisor’s annual report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●

to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

To facilitate the consultation above, the Special Servicer will be required to send to the Operating Advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)         that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)        that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)        that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Third Party Purchaser, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)        that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)       that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a) any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b) any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c) any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e) the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f) the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 97 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008 (excluding zero of such 97 pools with an outstanding balance that is equal to or less than 20% of the Initial Pool Balance), the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2014 and September 30, 2019, was 14.5%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 1.1%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 6.5% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 1.2%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case, to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)     copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)      a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)     a copy of any notice previously delivered by the Master Servicer or Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer, the master servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or (i) Ladder Holdings, REIT LLLP and TRS LLLP, as guarantors of the payment obligations of LCF or (ii) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS”), Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s, Morningstar or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Third Party Purchaser or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, the Third Party Purchaser, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representation Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage

Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote“ below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which a commercial mortgage-backed securities transaction there are outstanding a commercial mortgage-backed securities rated by Moody’s), and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), or (ii) the operating advisor or the asset representations reviewer becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser or any other party to the PSA (other than the operating advisor and asset representations reviewer) (such operating advisor or asset representations reviewer together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a) (i) any failure by the master servicer to make a deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b) any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c) any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d) any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f) either Moody’s or DBRS (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by Moody’s or DBRS, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency), within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g) the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer with respect to the related Serviced Whole Loan will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation (or deemed confirmation) from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer, (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor under the PSA. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees, costs of enforcement and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a related non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating such master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in such master servicer’s possession or otherwise reasonably available to the such master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the master servicer sends the Master Servicer Proposed Course of Action Notice (as defined below), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request“ will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration). If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates (other than the special servicer or a Controlling Class Certificateholder) will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder or to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within thirty (30) days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Mortgage Loan that will be a Non-Serviced Mortgage Loan as of the Closing Date will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

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Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

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Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the WFCM 2019-C53 mortgage pool, if necessary).

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Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

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The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

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Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

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The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

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The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

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Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

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The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

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The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

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Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

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The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Companion Loans under the PSA (although the portion of the servicing fee to make such payments under the Non-Serviced PSA may be less).

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The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

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While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

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The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the WFCM 2019-C53 mortgage pool, if necessary).

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The matters as to which notice to, or rating agency confirmation from, the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, matters with respect to which notice to, or Rating Agency Confirmation from, the Rating Agencies under the PSA are required (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and as to whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

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With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

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Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

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With respect to each Non-Serviced Mortgage Loan as to which the related securitization that includes the Control Note involves the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for one or more “risk retention consultation parties” with certain consultation rights.

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The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which, if available, can be obtained by requesting copies from the underwriters.

Servicing of the 600 & 620 National Avenue Mortgage Loan and Smoke Tree Village and Smoke Tree Commons Mortgage Loan

The 600 & 620 National Avenue Mortgage Loan and Smoke Tree Village and Smoke Tree Commons Mortgage Loan are each serviced pursuant to the UBS 2019-C17 PSA. The servicing terms of the UBS 2019-C17 PSA are substantially similar to the servicing terms of the PSA applicable to the Mortgage Loans; however, the servicing arrangements under the UBS 2019-C17 PSA will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

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The master servicer under the UBS 2019-C17 PSA earns a primary servicing fee with respect to (i) the 600 & 620 National Avenue Mortgage Loan that is calculated at 0.0125% per annum and (ii) the Smoke Tree Village and Smoke Tree Commons Mortgage Loan that is calculated at 0.00250% per annum.

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Upon either of the 600 & 620 National Avenue Whole Loan or Smoke Tree Village and Smoke Tree Commons Whole Loan becoming a specially serviced loan under the UBS 2019-C17 PSA, the related special servicer thereunder will earn a special servicing fee payable monthly with respect to the 600 & 620 National Avenue Whole Loan or Smoke Tree Village and Smoke Tree Commons Whole Loan, as applicable, accruing at a rate equal to the greater of (i) 0.2500% per annum or (ii) the rate that would result in a special servicing fee of $3,500 per month. Such fee is payable for so long as the 600 & 620 National Avenue Whole Loan or Smoke Tree Village and Smoke Tree Commons Whole Loan is specially serviced.

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The related special servicer under the UBS 2019-C17 PSA is entitled to a workout fee equal to 1.00% of each collection (other than penalty charges and excess interest) of principal and interest made by the related borrower after any workout of either of the 600 & 620 National Avenue Whole Loan or Smoke Tree Village and Smoke Tree Commons Whole Loan; provided, however, if the aggregate workout fee based on a 1.00% workout fee rate would be less than $25,000, then the related special servicer is entitled to retain such additional amount to equal $25,000.

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The related special servicer under the UBS 2019-C17 PSA is entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of either of the 600 & 620 National Avenue Whole Loan or Smoke Tree Village and Smoke Tree Commons Whole Loan; provided that if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate will be equal to such lower rate as would result in an aggregate liquidation fee equal to $25,000 minimum.

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The retaining sponsor under the UBS 2019-C17 securitization will satisfy its risk retention obligations under the Credit Risk Retention Rules by causing (i) a majority-owned affiliate to retain certificates representing approximately 3.75% of the certificate balance, notional amount or percentage interest of each class of certificates and (ii) another majority-owned affiliate to retain an “eligible horizontal residual interest” (as defined under Regulation RR promulgated under Section 15G of the Exchange Act (“Regulation RR”), which implements the Credit Risk Retention Rules), in the form of certificates representing approximately 1.26% of the fair value of all of the ABS interests issued by the related securitization trust.

Prospective investors are encouraged to review the full provisions of the UBS 2019-C17 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or replacement special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation“ means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

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the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

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a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Certificates (other than the Class V and Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans (solely for the purposes of this calculation, if such right is being exercised after the Distribution Date in November 2029 and either of the Dollar General Chillicothe Mortgage Loan or the Dollar General Poseyville Mortgage Loan is still an asset of the issuing entity, then such Mortgage Loan will be excluded from the then-aggregate stated principal balance of the pool of Mortgage Loans and from the Initial Pool Balance) be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class V and Class R certificates), for the remaining Mortgage

Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

The “Termination Purchase Amount“ will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the Appraised Value of the issuing entity’s portion of each REO Property, if any, then included in the issuing entity (such appraisals in clause (2) to be conducted by an independent MAI-designated appraiser selected by the special servicer and approved by the master servicer and the Controlling Class) (prior to the occurrence and continuance of a Control Termination Event, with respect to the Controlling Class approval) and (3) if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a) to correct any defect or ambiguity in the PSA;

(b) to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d) to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e) to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f) to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition) as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g) to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h) to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)  to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j) to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. § 239.45(b)(1)(ii), (iii) or (iv); or

(k) to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal, upon the consent of the Retaining Sponsor, such consent not to be unreasonably withheld, conditioned or delayed.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as a third-party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by DBRS, “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1(low)” by DBRS and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating); provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York.  Mortgage loans in New York are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is usually accomplished in judicial proceedings.  After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action.  The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale.  Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction.  There is no right of redemption after the foreclosure of sale.  In certain circumstances, deficiency judgments may be obtained.  Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Pennsylvania.  Mortgage loans in Pennsylvania are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is accomplished by foreclosure in judicial proceedings.  Such proceedings are regulated by statutes and rules and subject throughout to the court’s equitable powers.  Public notice of the judgment of foreclosure and sale and the amount of the judgment is given for a statutory period of time after which the mortgaged real estate is sold by a sheriff at public auction.  The proceeds received by the sheriff from the sale are applied first to the cost and expenses of the sale, then to any liens entitled to priority over the mortgage, such as liens for real estate taxes, and then in satisfaction of the indebtedness secured by the mortgage.  After satisfaction of any other liens, the remaining proceeds are generally payable to the mortgagor.  There is no right of redemption after foreclosure sale in Pennsylvania.  In certain circumstances, deficiency judgments may be obtained.  The remedy of appointment of a receiver for the mortgaged real estate is available and is sometimes used.

New Jersey.  New Jersey uses mortgages to secure commercial real estate loans.  Foreclosure requires a judicial action in the chancery division of the state court; the state has no power of sale.  The state court has a central filing office called the “Office of Foreclosure” located in Trenton, which administers the foreclosure action unless it becomes contested.  A contested foreclosure action is sent for adjudication to the chancery judge in the county where the real property is located.  Once a lender starts a foreclosure and obtains a judgment, the court sets the terms and conditions of the sale in the judgment, including the location of the sale and the amount due the lender.  The sheriff of the county where the property is located actually conducts the sale.  Usually, it takes place at least 30 days after entry of judgment.  During that time, the lender must advertise the sale at least once a week.  The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions.  (These timing details vary somewhat by county, depending on the local sheriff’s procedures.)  For ten days after the sale, the borrower can still redeem the property by paying all amounts due.  For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”.  To obtain a personal judgment against the borrower or guarantor, the lender must commence a separate action in state court, law division.  That court will usually wait until the foreclosure has been completed to calculate the defendant’s liability or may enter judgment giving the borrower or guarantor a fair market value credit based on evidence presented as to the value of the real property in foreclosure.  In certain circumstances, the lender may have a receiver appointed.

California.  Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity.  This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt.  A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”.  Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness.  Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the

Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partner’s only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller, is also the master servicer, the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is  the master servicer, certificate administrator and custodian under the UBS 2019-C17 PSA which governs the servicing of the 600 & 620 National Avenue Whole Loan and the Smoke Tree Village and Smoke Tree Commons Whole Loan.

Wells Fargo Bank and an LCF Financing Affiliate have entered into a repurchase facility, pursuant to which Wells Fargo Bank has agreed to purchase mortgage loans from LCF and its affiliates on a revolving basis. As of the date of this prospectus, none of the LCF Mortgage Loans were subject to that repurchase facility. However, one or more LCF Mortgage Loans may become subject to that repurchase facility prior to the Closing Date. Proceeds received by LCF in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank any LCF Mortgage Loans subject to that repurchase facility that are to be sold by LCF to the depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is the purchaser under separate repurchase agreements with each of Rialto Mortgage and C-III CM or, in each case, with a wholly-owned subsidiary or other affiliate thereof, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage or C-III CM, as applicable or in any such case by its affiliates.

In the case of the repurchase facility provided to C-III CM, for which C-III CM’s wholly owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The aggregate Cut-off Date Balance of the C-III CM Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $51,428,464. Proceeds received by C-III CM in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, each of the C-III CM Mortgage Loans subject to such repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided by Wells Fargo Bank to Rialto Mortgage, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage on a revolving basis. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $145,917,868. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Rialto Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III CM, which is a sponsor and mortgage loan seller.

Additionally, C-III CM or a wholly-owned subsidiary or other affiliate of C-III CM is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the Mortgage Loans that C-III CM will transfer to the depositor. This hedging arrangement will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by LCF, Rialto Mortgage and C-III CM, respectively, to the depositor.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the LCF Mortgage Loans, C-III CM Mortgage Loans, Rialto Mortgage Loans and the Barclays Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

LCF is affiliated with the respective borrowers under the Dollar General Chillicothe and Dollar General Poseyville Mortgage Loans (0.3%). LCF or an affiliate thereof originated each of those Mortgage Loans, and LCF is the mortgage loan seller with respect to each of those Mortgage Loans. Each such Mortgage Loan may contain provisions and terms that are more favorable to the related borrower thereunder than would otherwise have been the case if the lender and related borrower were not affiliated, including: (i) the related loan documents permit transfers of the related Mortgaged Property and interests in the related borrower without the lender’s consent by the related borrower and by or to certain affiliates of Ladder Capital Finance Holdings LLLP or Ladder Capital Corp.; (ii) the related loan documents permit future mezzanine financing; (iii) there is no separate environmental indemnitor other than the related borrower; (iv) the related loan documents do not require that a borrower-related property manager be terminated in connection with a Mortgage Loan default; and (v) the lender will accept insurance coverage (which, in some cases, may be self-insurance) provided by the tenant under its lease, which may not include insurance coverage against acts of terrorism.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates of Rialto Mortgage (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the issuing entity, some or all of the Rialto Mortgage Loans.

Pursuant to certain interim servicing agreements between LCF, a sponsor, an originator and a mortgage loan seller, and certain affiliates of LCF, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts from time to time as interim servicer with respect to certain mortgage loans owned from time to time by LCF and such affiliates of LCF (subject, in some cases, to various repurchase facilities and other financing arrangements, including the repurchase facility provided by Wells Fargo Bank), including, prior to their inclusion in the issuing entity, some or all of the LCF Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, each a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Midland assisted KKR CMBS II Aggregator Type 2 L.P. or one of its affiliates with due diligence relating to the Mortgage Loans.

Barclays, a sponsor, an originator, and a mortgage loan seller, is an affiliate of the holder of the Ceasar’s Bay Shopping Center Pari Passu Companion Loan and an affiliate of Barclays Capital Inc., one of the underwriters.

An affiliate of Barclays has provided warehouse financing to Rialto Mortgage for certain Mortgage Loans originated by Rialto Mortgage that are being contributed to this securitization. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to the related warehouse facility is projected to equal approximately $60,000,000. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from an affiliate of Barclays, each of the Rialto Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

WTNA, the trustee, is also the trustee under the UBS 2019-C17 PSA, which governs the servicing and administration of the 600 & 620 National Avenue Whole Loan and the Smoke Tree Village and Smoke Tree Commons Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer.

While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. Additionally, in some cases, a borrower is required to apply a holdback reserve to prepayment of the related Mortgage Loan if certain release conditions are not satisfied. See “Description of the Mortgage Loan—Certain Terms of the Mortgage Loans—Escrows”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding.  As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 491,520,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 105,325,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods, Yield Maintenance Charges or Prepayment Premiums, release of property provisions, amortization terms that require balloon payments, performance reserves being applied to repay a mortgage loan if certain criteria are not timely satisfied and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge or Prepayment Premium would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$491,520,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$105,325,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the

Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this prospectus and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in December 2019; and

●	the Offered Certificates are settled with investors on November 7, 2019.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2020	90%	90%	90%	90%	90%
November 2021	76%	76%	76%	76%	76%
November 2022	52%	52%	52%	52%	52%
November 2023	25%	25%	25%	25%	25%
November 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.97	2.97	2.97	2.97	2.97

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.94	4.93	4.92	4.89	4.70

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	98%	98%	98%	98%	98%
November 2025	75%	75%	75%	75%	75%
November 2026	51%	51%	51%	51%	51%
November 2027	26%	26%	26%	26%	26%
November 2028	*	*	*	*	*
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.08	7.08	7.08	7.08	7.08

*	Indicates a number that is greater than zero but less than 0.5%.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	99%	99%	93%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.75	9.70	9.63	9.57	9.40

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.90	9.89	9.87	9.84	9.60

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.69

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.69

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.69

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from November 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	3.096%	3.098%	3.098%	3.098%	3.098%
98.0000%	2.732%	2.734%	2.734%	2.734%	2.734%
99.0000%	2.374%	2.374%	2.374%	2.374%	2.374%
100.0000%	2.020%	2.020%	2.020%	2.020%	2.020%
101.0000%	1.671%	1.670%	1.670%	1.670%	1.670%
102.0000%	1.327%	1.325%	1.325%	1.325%	1.325%
103.0000%	0.987%	0.985%	0.985%	0.985%	0.985%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	2.892%	2.892%	2.892%	2.892%	2.891%
101.0000%	2.673%	2.673%	2.672%	2.671%	2.661%
102.0000%	2.457%	2.456%	2.455%	2.453%	2.435%
103.0000%	2.243%	2.242%	2.240%	2.237%	2.211%
104.0000%	2.032%	2.030%	2.028%	2.024%	1.989%
105.0000%	1.823%	1.821%	1.818%	1.813%	1.770%
106.0000%	1.616%	1.614%	1.610%	1.604%	1.553%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	2.964%	2.964%	2.964%	2.964%	2.964%
101.0000%	2.806%	2.806%	2.806%	2.806%	2.806%
102.0000%	2.650%	2.650%	2.650%	2.650%	2.650%
103.0000%	2.496%	2.496%	2.496%	2.496%	2.496%
104.0000%	2.343%	2.343%	2.343%	2.343%	2.343%
105.0000%	2.192%	2.192%	2.192%	2.192%	2.192%
106.0000%	2.043%	2.043%	2.043%	2.043%	2.043%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98.0000%	3.030%	3.031%	3.033%	3.034%	3.038%
99.0000%	2.910%	2.910%	2.911%	2.911%	2.913%
100.0000%	2.790%	2.790%	2.790%	2.790%	2.790%
101.0000%	2.673%	2.672%	2.671%	2.670%	2.668%
102.0000%	2.556%	2.555%	2.553%	2.552%	2.548%
103.0000%	2.441%	2.439%	2.437%	2.435%	2.429%
104.0000%	2.327%	2.325%	2.322%	2.319%	2.311%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	3.045%	3.045%	3.045%	3.045%	3.045%
101.0000%	2.928%	2.927%	2.927%	2.927%	2.924%
102.0000%	2.811%	2.811%	2.811%	2.810%	2.805%
103.0000%	2.696%	2.696%	2.695%	2.694%	2.686%
104.0000%	2.582%	2.582%	2.581%	2.580%	2.570%
105.0000%	2.470%	2.469%	2.468%	2.466%	2.454%
106.0000%	2.358%	2.358%	2.357%	2.355%	2.340%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
7.6250%	4.790%	4.748%	4.695%	4.618%	4.236%
7.7500%	4.409%	4.367%	4.314%	4.236%	3.849%
7.8750%	4.038%	3.996%	3.942%	3.863%	3.473%
8.0000%	3.676%	3.633%	3.578%	3.499%	3.105%
8.1250%	3.322%	3.279%	3.224%	3.144%	2.745%
8.2500%	2.977%	2.933%	2.877%	2.796%	2.394%
8.3750%	2.639%	2.595%	2.538%	2.456%	2.051%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
4.1250%	4.728%	4.737%	4.750%	4.770%	4.419%
4.2500%	4.083%	4.092%	4.104%	4.125%	3.766%
4.3750%	3.464%	3.473%	3.486%	3.507%	3.140%
4.5000%	2.871%	2.880%	2.893%	2.914%	2.539%
4.6250%	2.301%	2.310%	2.323%	2.344%	1.962%
4.7500%	1.753%	1.762%	1.775%	1.796%	1.407%
4.8750%	1.225%	1.234%	1.247%	1.269%	0.872%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	3.330%	3.330%	3.330%	3.330%	3.329%
101.0000%	3.211%	3.211%	3.211%	3.211%	3.208%
102.0000%	3.093%	3.093%	3.093%	3.093%	3.087%
103.0000%	2.977%	2.977%	2.977%	2.977%	2.968%
104.0000%	2.861%	2.861%	2.861%	2.861%	2.851%
105.0000%	2.748%	2.748%	2.748%	2.748%	2.735%
106.0000%	2.635%	2.635%	2.635%	2.635%	2.620%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	3.523%	3.523%	3.523%	3.523%	3.523%
101.0000%	3.403%	3.403%	3.403%	3.403%	3.400%
102.0000%	3.284%	3.284%	3.284%	3.284%	3.279%
103.0000%	3.167%	3.167%	3.167%	3.167%	3.159%
104.0000%	3.051%	3.051%	3.051%	3.051%	3.040%
105.0000%	2.936%	2.936%	2.936%	2.936%	2.923%
106.0000%	2.822%	2.822%	2.822%	2.822%	2.807%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	3.957%	3.957%	3.957%	3.957%	3.965%
98.0000%	3.832%	3.832%	3.832%	3.832%	3.837%
99.0000%	3.709%	3.709%	3.709%	3.709%	3.711%
100.0000%	3.587%	3.587%	3.587%	3.587%	3.587%
101.0000%	3.466%	3.466%	3.466%	3.466%	3.463%
102.0000%	3.347%	3.347%	3.347%	3.347%	3.342%
103.0000%	3.229%	3.229%	3.229%	3.229%	3.221%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding entitlement to collections of Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class L-RR certificates (the “Regular Interests“), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the entitlement to Excess Interest and the related distribution account will be treated as held by an arrangement classified as a trust under Section 301.7701-4(c) of the Income Tax Regulations and the holders of the Class V certificates will be treated as the owners of such assets under Code Section 671 (the “Grantor Trust”).

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, four (4) of the Mortgaged Properties securing four (4) Mortgage Loans representing approximately 3.9% of the Initial Pool Balance, are multifamily properties or mixed use properties with respect to which over 80% of the related Mortgaged Property is multifamily. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under legislation enacted on December 22, 2017, and commonly referred to as the “Tax Cuts and Jobs Act” (the “Tax Cuts and Jobs Act”), Regular Interestholders may be required to accrue amounts of original issue discount, market discount, Yield Maintenance Charges, Prepayment Premiums and other amounts no later than the year they include such amounts as revenue on their applicable financial statements. However, recent proposed Treasury regulations, on which taxpayers may rely, exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including, among other things, income subject to original issue discount timing rules and the market discount timing rules. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position on matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are encouraged to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely, 0% CPR; provided that it is assumed that any ARD Loan repays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life“ above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method“ below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held, or market discount bonds acquired by the holder on the first day of the year of the election, and for all premium bonds or market discount bonds acquired thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts (other than qualified stated interest) previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. These rules, which became effective for taxable years starting after December 31, 2017, also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“partnership representatives”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person (the partnership representative) to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be more binding on residual interest holders than were the actions of the “tax matters person’s” under prior law and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will be designated as the partnerships representative of both Trust REMICs and will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person“ is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, made to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders that are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the Offered Certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is (1) a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number, (2) a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person or (3) can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates are refundable by the IRS or allowable as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be reported annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Upper-Tier Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS

CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor, Wells Fargo Bank and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Wells Fargo Securities, LLC	$15,889,152	$35,026,944	$25,636,608	$100,608,000
Barclays Capital Inc.	$4,799,848	$10,581,056	$7,744,392	$30,392,000
Academy Securities, Inc.	$0	$0	$0	$0
Drexel Hamilton LLC	$0	$0	$0	$0
Total	$20,689,000	$45,608,000	$33,381,000	$131,000,000

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
Wells Fargo Securities, LLC	$200,326,656	$377,487,360	$80,889,600	$22,918,656
Barclays Capital Inc.	$60,515,344	$114,032,640	$24,435,400	$6,923,344
Academy Securities, Inc.	$0	$0	$0	$0
Drexel Hamilton LLC	$0	$0	$0	$0
Total	$260,842,000	$491,520,000	$105,325,000	$29,842,000

Underwriter	Class B	Class C
Wells Fargo Securities, LLC	$28,311,552	$29,659,392
Barclays Capital Inc.	$8,552,448	$8,959,608
Academy Securities, Inc.	$0	$0
Drexel Hamilton LLC	$0	$0
Total	$36,864,000	$38,619,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have severally agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 109.6% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2019, before deducting expenses payable by the depositor (such expenses estimated at $4,495,103, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act as in effect on the date of this prospectus, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, a mortgage loan seller, the holder of one or more of the 600 & 620 National Avenue Pari Passu Companion Loans, the master servicer, the certificate administrator, the custodian and the certificate registrar under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays, which is an originator, a sponsor, and a mortgage loan seller and an affiliate of the holder of the Ceasar’s Bay Shopping Center Pari Passu Companion Loan.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering and affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and joint bookrunner. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1) the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Wells Fargo Bank Mortgage Loans;

(2) the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Barclays Mortgage Loans;

(3) the payment by each of C-III CM, Rialto Mortgage and LCF (if applicable) or, in each case, an affiliate thereof, to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with the subject mortgage loan seller or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by the subject mortgage loan seller, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to the subject mortgage loan seller in connection with the sale of those Mortgage Loans to the depositor by the subject mortgage loan seller; and

(4) the payment by Rialto Mortgage or an affiliate thereof, to an affiliate of Barclays, which is also an affiliate of Barclays Capital Inc., in an affiliate of Barclays’ capacity as the purchaser under a repurchase agreement with the subject mortgage loan seller or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by the subject mortgage loan seller, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to the subject mortgage loan seller in connection with the sale of those Mortgage Loans to the depositor by the subject loan seller.

As a result of the circumstances described above, each of Wells Fargo Securities, LLC and Barclays Capital Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the Issuing Entity (file number 333-226486-09)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28202, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226486) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of

ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the

Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a)

of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the mortgage loan sellers, the Trust, the trustee, the certificate administrator, the certificate registrar, the asset representations reviewer, the operating advisor, the underwriters, the master servicer, the special servicer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of the Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

The sale of the Offered Certificates to a Plan is in no respect a representation or warranty by the depositor, the underwriters, the trustee, the certificate administrator, the special servicer or the master servicer that this investment meets any relevant legal requirements with respect to investments by Plans generally or any particular Plan, that the Exemption would apply to the acquisition of this investment by ERISA Plans in general or any particular ERISA Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that is not later than the

Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in October 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

@

@% or D(#)	158

1

17g-5 Information Provider	330
1986 Act	504
1996 Act	481

2

2015 Budget Act	512

3

30/360 Basis	368

4

401(c) Regulations	525

A

AB Modified Loan	381
Accelerated Mezzanine Loan Lender	323
Acceptable Insurance Default	385
Acting General Counsel’s Letter	147
Actual/360 Basis	197
Actual/360 Loans	357
ADA	484
Additional Exclusions	385
Administrative Cost Rate	305
ADR	151
Advances	352
Affiliated Unit Owners	176
Affirmative Asset Review Vote	426
Annual Debt Service	152
Anticipated Repayment Date	197
Appraisal Institute	241
Appraisal Reduction Amount	377
Appraisal Reduction Event	376
Appraised Value	152
Appraised-Out Class	382
ARD	197
ARD Loan	197
ASR Consultation Process	401
Assessment of Compliance	459
Asset Representations Reviewer Asset Review Fee	375

Asset Representations Reviewer Fee	375
Asset Representations Reviewer Fee Rate	375
Asset Representations Reviewer Termination Event	432
Asset Representations Reviewer Upfront Fee	375
Asset Review	428
Asset Review Notice	427
Asset Review Quorum	427
Asset Review Report	429
Asset Review Report Summary	429
Asset Review Standard	428
Asset Review Trigger	425
Asset Review Vote Election	426
Asset Status Report	397
Association	176
Assumed Final Distribution Date	315
Assumed Scheduled Payment	307
Attestation Report	460
Available Funds	297

B

Balloon or ARD LTV Ratio	156
Balloon or ARD Payment	156
Bankruptcy Code	474
Barclays	231
Barclays Data Tape	233
Barclays Holdings	231
Barclays Mortgage Loans	233
Barclays Review Team	233
Barclays’ Qualification Criteria	234
Base Interest Fraction	313
Beds	162
Borrower Party	323
Borrower Party Affiliate	323
Breach Notice	342

C

C(WUMP)O	21
Call Option	212
Cash Flow Analysis	152
CERCLA	481
Certificate Administrator/Trustee Fee	374
Certificate Administrator/Trustee Fee Rate	374

Certificate Balance	295
Certificate Owners	333
Certificateholder	323
Certificateholder Quorum	435
Certificateholder Repurchase Request	446
Certifying Certificateholder	336
C-III Capital Group	263
C-III CM	263
C-III CM Mortgage Loans	263
C-III MF	264
C-III Parent	263
Class A Certificates	294
Class A-SB Planned Principal Balance	308
Class X Certificates	295
Clearstream	332
Clearstream Participants	334
Closing Date	151, 223
CMBS	58, 283
CMBS B-Piece Securities	288
Code	501
Collateral Deficiency Amount	381
Collection Account	356
Collection Period	298
Communication Request	336
Companion Distribution Account	356
Companion Holder	214
Companion Holders	214
Companion Loan Rating Agency	214
Companion Loans	149
Compensating Interest Payment	316
Condominium Board	176
Condominium Director Affiliates	176
Consultation Termination Event	413
Control Eligible Certificates	408
Control Note	214
Control Termination Event	413
Controlling Class	408
Controlling Class Certificateholder	408
Controlling Holder	214
Corrected Loan	397
CRE Loans	247
Credit Risk Retention Rules	287
CREFC®	320
CREFC® Intellectual Property Royalty License Fee	376
CREFC® Intellectual Property Royalty License Fee Rate	376
CREFC® Reports	320
Cross-Over Date	303
Cumulative Appraisal Reduction Amount	381

Cure/Contest Period	429
Curry Junction AMI	169
Curry Junction LURA	169
Custodian	277
Cut-off Date	149
Cut-off Date Balance	154
Cut-off Date Loan-to-Value Ratio	155
Cut-off Date LTV Ratio	155

D

D(#)	157
DBRS	430, 458
Debt Service Coverage Ratio	155
Declaration	175
Defaulted Loan	404
Defeasance Deposit	201
Defeasance Loans	201
Defeasance Lock-Out Period	201
Defeasance Option	201
Defeased Property	203
Definitive Certificate	332
Delegated Directive	18
Delinquent Loan	426
Depositories	332
Determination Date	296
Diligence File	339
Directing Certificateholder	407
Directing Certificateholder Asset Status Report Approval Process	399
Disclosable Special Servicer Fees	373
Discount Rate	314
Dispute Resolution Consultation	449
Dispute Resolution Cut-off Date	449
Distribution Accounts	357
Distribution Date	296
Distribution Date Statement	320
Dodd-Frank Act	128
DOL	521
DSCR	155
DTC	332
DTC Participants	332
DTC Rules	334
DTSC	178
Due Date	196, 299

E

EB-5	213
EDGAR	520
EEA	18
Effective Gross Income	153

Eligible Asset Representations Reviewer	430
Eligible Operating Advisor	420
Enforcing Servicer	447
ESA	177
Escrow/Reserve Mitigating Circumstances	237
EU Institutional Investors	129
EU Risk Retention and Due Diligence Requirements	129
EU Securitization Regulation	130
Euroclear	332
Euroclear Operator	334
Euroclear Participants	334
Exception Schedules	293
Excess Interest	296
Excess Interest Distribution Account	357
Excess Modification Fee Amount	369
Excess Prepayment Interest Shortfall	317
Exchange Act	223
Excluded Controlling Class Holder	322
Excluded Controlling Class Loan	324
Excluded Information	324
Excluded Loan	324
Excluded Special Servicer	435
Excluded Special Servicer Loan	435
Exemption	522
Exemption Rating Agency	522
Existing Violations	177

F

FATCA	514
FDIA	146
FDIC	147
FIEL	23
Final Asset Status Report	399
Final Dispute Resolution Election Notice	450
Financial Promotion Order	20
FINRA	519
FIRREA	147
Fitch	458
FPO Persons	20
FSLIC	182
FSMA	19

G

GAAP	288
Gain-on-Sale Entitlement Amount	298

Gain-on-Sale Remittance Amount	299
Gain-on-Sale Reserve Account	357
Garn Act	483
GLA	156
Government Securities	199
Grantor Trust	296, 502
GRTR of @% or YM or D(#)	158
GRTR of @% or YM(#)	158

H

HGI Pascagoula Sponsors	212
Horizontal Risk Retention Certificates	287, 295
HSTP Act	80

I

ICAP	195
Impermissible Risk Retention Affiliate	438
Impermissible TPP Affiliate	438
Income Tax Regulations	501
Indirect Participants	333
Initial Delivery Date	397
Initial Pool Balance	149
Initial Rate	197
In-Place Cash Management	156
Institutional Investor	22
Insurance and Condemnation Proceeds	356
Intercreditor Agreement	214
Interest Accrual Amount	306
Interest Accrual Period	306
Interest Distribution Amount	306
Interest Reserve Account	357
Interest Shortfall	306
Interested Person	406
Investor Certification	324

J

Japanese Retention Requirement	23
JFSA	23
JRR Rule	23

K

KBRA	430
KKR	288
KKR Aggregator	288

L

L(#)	158
Ladder Capital Group	251
Ladder Capital Review Team	260
Ladder Holdings	251
Ladder Qualification Criteria	262
LCF	251
LCF Data Tape	261
LCF Financing Affiliates	252
LCF Mortgage Loans	251
Lennar	224
Leverage Lender	211
Liquidation Fee	370
Liquidation Fee Rate	370
Liquidation Proceeds	356
Loan Per Unit	156
Lock-out Period	199
Loss of Value Payment	343
Lower-Tier Regular Interests	501
Lower-Tier REMIC	296, 501
LTV Ratio	154
LTV Ratio at Maturity or Anticipated Repayment Date	156
LTV Ratio at Maturity or ARD	156

M

M Holdings	182
MAI	345
Major Decision	409
Major Decision Reporting Package	409
MAS	22
Master Servicer	278
Master Servicer Decision	387
Master Servicer Proposed Course of Action Notice	448
Master Tenant	191
Material Defect	342
Maturity Date Balloon or ARD Payment	156
MDE	168
Meadows Place Seniors Village AMI	169
Meadows Place Seniors Village LURA	169
MEW	178
Midland	283
MiFID II	19
MIFID II	18
MLPA	337
Moody’s	458
Mortgage	150
Mortgage File	337

Mortgage Loans	149
Mortgage Note	150
Mortgage Pool	149
Mortgage Rate	306
Mortgaged Property	150

N

Net Mortgage Rate	305
Net Operating Income	157
NFA	519
NI 33-105	24
NJDEP	177
NMTC	211
NMTC Loan	212
Non-Control Note	214
Non-Controlling Holder	214
Non-Controlling Note	214
Nonrecoverable Advance	353
Non-Serviced Certificate Administrator	214
non-serviced companion loan	46
Non-Serviced Companion Loan	214
Non-Serviced Directing Certificateholder	214
Non-Serviced Master Servicer	215
non-serviced mortgage loan	46
Non-Serviced Mortgage Loan	215
Non-Serviced Pari Passu Companion Loan	215
Non-Serviced Pari Passu Mortgage Loan	215
Non-Serviced Pari Passu Whole Loan	215
Non-Serviced PSA	215
Non-Serviced Special Servicer	215
Non-Serviced Trustee	215
non-serviced whole loan	46
Non-Serviced Whole Loan	215
Notional Amount	296
NRA	157
NRSRO	322
NRSRO Certification	325

O

O(#)	158
OCC	238
Occupancy As Of Date	157
Occupancy Rate	157
Offered Certificates	295
Office Unit	166
OID Regulations	505

OLA	147
OPC	180
Operating Advisor Annual Report	418
Operating Advisor Consultation Event	292
Operating Advisor Consulting Fee	374
Operating Advisor Expenses	375
Operating Advisor Fee	374
Operating Advisor Fee Rate	374
Operating Advisor Standard	418
Operating Advisor Termination Event	422
Operating Advisor Upfront Fee	374
Other Master Servicer	215
Other PSA	215
Other Special Servicer	215

P

P&I	280
P&I Advance	351
P&I Advance Date	351
PACE	213
Pads	162
Par Purchase Price	404
Pari Passu Companion Loans	149
Pari Passu Mortgage Loan	215
Park Bridge Financial	286
Park Bridge Lender Services	286
Participants	332
Parties in Interest	521
partnership representatives	513
Pass-Through Rate	304
Patriot Act	485
PCIS Persons	20
Percentage Interest	297
Periodic Payments	297
Permitted Investments	297, 358
Permitted Special Servicer/Affiliate Fees	374
Piling Work	180
PIPs	180
PL	242
Plans	521
PML	242, 257, 268
PPA	280
PPL	177
PRC	20
Preliminary Dispute Resolution Election Notice	449
Prepayment Assumption	506
Prepayment Interest Excess	315
Prepayment Interest Shortfall	316

Prepayment Premium	314
Prepayment Provisions	157
PRIIPS Regulation	18
Prime Rate	356
Principal Balance Certificates	295
Principal Distribution Amount	306
Principal Shortfall	308
Privileged Information	421
Privileged Information Exception	421
Privileged Person	322
Professional Investors	21
Prohibited Prepayment	316
Project	211
Promotion of Collective Investment Schemes Exemptions Order	20
Proposed Course of Action	448
Proposed Course of Action Notice	448
Prospectus	21
Prospectus Regulation	18, 19
PSA	294
PSA Party Repurchase Request	447
PTCE	524
Purchase Price	344
Put Option	212
Put/Call Option	212

Q

QEI	211
Qualification Criteria	231, 246
Qualified Investor	18
Qualified Replacement Special Servicer	436
Qualified Substitute Mortgage Loan	344
Qualifying CRE Loan Percentage	288

R

RAC No-Response Scenario	457
Rated Final Distribution Date	315
REA	70
Realized Loss	318
REC	177
Record Date	296
Registration Statement	520
Regular Certificates	295
Regular Interestholder	505
Regular Interests	502
Reimbursement Rate	356
REIT LLLP	251
Related Proceeds	354
Release Date	201
Relevant Investor	22

Relevant Persons	20
Relief Act	484
Remaining Term to Maturity or ARD	158
REMIC	501
REO Account	358
REO Loan	309
REO Property	397
Repurchase Request	447
Requesting Certificateholder	449
Requesting Holders	382
Requesting Investor	336
Requesting Party	457
Required Credit Risk Retention Percentage	288
Requirements	485
Residual Certificates	295
Resolution Failure	447
Resolved	447
Restricted Party	421
Retaining Sponsor	287
Review Materials	427
Revised Rate	197
RevPAR	158
Rialto Mortgage	224
Rialto Mortgage Data Tape	230
Rialto Mortgage Loans	224
Rialto Mortgage Review Team	229
Risk Retention Affiliate	421
Risk Retention Affiliated	421
RMBS	277
ROFO	189
ROFR	169, 189
Roofing Work	180
Rooms	162
RSRs	179
Rule 15Ga-1 Reporting Period	247
Rule 17g-5	325

S

Scheduled Principal Distribution Amount	307
SEC	223
Securities Act	459
Securitization Accounts	294, 358
SEL	242, 257
Senior Certificates	295
serviced companion loan	46
Serviced Companion Loan	215
serviced mortgage loan	46
Serviced Mortgage Loan	215

Serviced Pari Passu Companion Loan	216
Serviced Pari Passu Companion Loan Securities	440
Serviced Pari Passu Mortgage Loan	216
Serviced Pari Passu Whole Loan	216
serviced whole loan	46
Serviced Whole Loan	216
Servicer Termination Event	438
Servicing Advances	352
Servicing Fee	365
Servicing Fee Rate	366
Servicing Standard	350
SF	158
SFA	22
SFO	21
Similar Law	521
SIPC	519
SMMEA	525
Special Servicing Fee	369
Special Servicing Fee Rate	369
Specially Serviced Loans	394
Sq. Ft.	158
Square Feet	158
Startup Day	502
Stated Principal Balance	308
Structured Product	21
Structuring Assumptions	494
Subject Loan	375
Subordinate Certificates	295
Subordinate NMTC Lender	212
Subsequent Asset Status Report	398
Sub-Servicing Agreement	350

T

T-12	158
Tax Cuts and Jobs Act	505
TCE	178
TDHCA	169
Terms and Conditions	335
Tests	428
Third Party Purchaser	287
Title V	484
Total Operating Expenses	153
TRIPRA	94
TRS LLLP	251
Trust	274
Trust REMICs	296, 501
TTM	158

U

U/W DSCR	155
U/W Expenses	159
U/W NCF	159
U/W NCF Debt Yield	161
U/W NCF DSCR	155
U/W Net Cash Flow	159
U/W Net Operating Income	161
U/W NOI	161
U/W NOI Debt Yield	162
U/W NOI DSCR	162
U/W Revenues	162
UBS 2019-C17 PSA	216
UCC	469
Undefeased Property	203
Underwater Parcel	197
Underwriter Entities	117
Underwriting Agreement	516
Underwritten Debt Service Coverage Ratio	155
Underwritten Expenses	159
Underwritten NCF	159
Underwritten NCF Debt Yield	161
Underwritten Net Cash Flow	159
Underwritten Net Cash Flow Debt Service Coverage Ratio	155
Underwritten Net Operating Income	161
Underwritten Net Operating Income Debt Service Coverage Ratio	162
Underwritten NOI	161
Underwritten NOI Debt Yield	162
Underwritten Revenues	162
Units	162
Unscheduled Principal Distribution Amount	307
Unsolicited Information	428

UPB	280
Upper-Tier REMIC	296, 501
UST	178
USVI	92

V

VOCs	178
Volcker Rule	128
Voting Rights	331

W

WAC Rate	305
Wachovia Bank	238
Weighted Average Mortgage Rate	162
weighted averages	163
Wells Fargo	278
Wells Fargo Bank	238
Wells Fargo Bank Data Tape	245
Wells Fargo Bank Deal Team	245
Wells Fargo Bank Mortgage Loans	241
Westwood	182
Whitney Reserve Account	212
Whole Loan	149
Withheld Amounts	357
Workout Fee	369
Workout Fee Rate	369
Workout-Delayed Reimbursement Amount	355
WTNA	275
WWTP	168

Y

Yield Maintenance Charge	314
YM or D(#)	158
YM(#)	158

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type(2)	Specific Property Type	Year Built	Year Renovated	Number of Units(2)	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance ($)	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date
1	Equinix Data Center	RMF		755 and 800 Secaucus Road & 105 Enterprise Avenue	Secaucus	NJ	07094	Other	Leased Fee	2001	2019	663,621	Sq. Ft.	151	60,000,000	60,000,000	8.5%	60,000,000	N	9/20/2019	11/6/2019	10/6/2029
2	Ceasar’s Bay Shopping Center	Barclays		8973 Bay Parkway	Brooklyn	NY	11214	Retail	Anchored	1957	2018	301,300	Sq. Ft.	290	45,500,000	45,500,000	6.5%	45,500,000	N	10/4/2019	11/6/2019	10/6/2029
3	Planet Self Storage Portfolio	RMF		Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	563,807	Sq. Ft.	124	45,000,000	45,000,000	6.4%	45,000,000	N	9/26/2019	11/6/2019	10/6/2024
3.01	Prime Storage - Somerville	RMF		39R Medford Street	Somerville	MA	02143	Self Storage	Self Storage	1930	1995	36,095	Sq. Ft.		5,850,000	5,850,000	0.8%
3.02	Prime Storage - Newington	RMF		350 Alumni Road	Newington	CT	00611	Self Storage	Self Storage	2000	2018	87,925	Sq. Ft.		5,380,714	5,380,714	0.8%
3.03	Prime Storage - Washington	RMF		307 South Lincoln Avenue	Washington	NJ	07882	Self Storage	Self Storage	1987	2018	63,450	Sq. Ft.		5,175,000	5,175,000	0.7%
3.04	Prime Storage - Brookfield	RMF		25 and 87 Del Mar Drive	Brookfield	CT	06804	Self Storage	Self Storage	1984	2018	61,350	Sq. Ft.		4,371,429	4,371,429	0.6%
3.05	Prime Storage - Quakertown	RMF		1320 South West End Boulevard	Quakertown	PA	18951	Self Storage	Self Storage	1987		67,450	Sq. Ft.		4,339,286	4,339,286	0.6%
3.06	Prime Storage - Hyde Park	RMF		1641 Hyde Park Avenue	Boston	MA	02136	Self Storage	Self Storage	1960; 1997		27,504	Sq. Ft.		3,921,429	3,921,429	0.6%
3.07	Prime Storage - Phillipsburg	RMF		1191 U.S. Highway 22	Greenwich; Lopatcong	NJ	08865	Self Storage	Self Storage	1982	2018	48,691	Sq. Ft.		3,375,000	3,375,000	0.5%
3.08	Prime Storage - New Milford	RMF		156 Danbury Road	New Milford	CT	06776	Self Storage	Self Storage	1989		41,050	Sq. Ft.		3,375,000	3,375,000	0.5%
3.09	Prime Storage - Fairless Hills	RMF		400 Tyburn Road	Fairless Hills	PA	19030	Self Storage	Self Storage	1979		42,211	Sq. Ft.		3,233,571	3,233,571	0.5%
3.10	Prime Storage - Clinton	RMF		10 Route 173	Union	NJ	08809	Self Storage	Self Storage	1980	2018	35,538	Sq. Ft.		3,085,714	3,085,714	0.4%
3.11	Prime Storage - Lindenwold	RMF		901 Egg Harbor Road	Lindenwold	NJ	08021	Self Storage	Self Storage	1979		52,543	Sq. Ft.		2,892,857	2,892,857	0.4%
4	777 East Eisenhower	WFB		777 East Eisenhower Parkway	Ann Arbor	MI	48108	Office	Suburban	1975	2019	272,502	Sq. Ft.	163	44,500,000	44,500,000	6.3%	37,570,174	N	8/29/2019	10/11/2019	9/11/2021	10/11/2021
5	1000 Chesterbrook	LCF		1000 Chesterbrook Boulevard	Berwyn	PA	19312	Office	Suburban	2000	2019	172,421	Sq. Ft.	220	37,900,000	37,900,000	5.4%	37,900,000	N	9/23/2019	11/6/2019	10/6/2029
6	112-118 West 125th Street	WFB		112-118 West 125th Street	New York	NY	10027	Mixed Use	Retail/Office	2018		32,000	Sq. Ft.	1,003	32,100,000	32,100,000	4.6%	32,100,000	N	9/27/2019	11/11/2019	10/11/2029
7	600 & 620 National Avenue	WFB		600 & 620 National Avenue	Mountain View	CA	94043	Office	Suburban	2017		151,064	Sq. Ft.	913	30,000,000	30,000,000	4.3%	30,000,000	N	9/11/2019	10/11/2019	9/11/2029
8	800 Delaware	Barclays		800 Delaware Avenue	Wilmington	DE	19801	Office	CBD	1967	2006	280,190	Sq. Ft.	96	27,000,000	27,000,000	3.8%	22,647,970	N	10/1/2019	11/6/2019	10/6/2021	11/6/2021
9	Martin Brower	LCF		201 Waverly Boulevard	Coatesville	PA	19320	Industrial	Distribution	2009		152,854	Sq. Ft.	152	23,200,000	23,200,000	3.3%	21,150,159	N	10/2/2019	11/6/2019	10/6/2024	11/6/2024
10	Bird Creek Crossing	RMF		3550 South General Bruce Drive	Temple	TX	76504	Retail	Anchored	2007		129,941	Sq. Ft.	168	21,800,000	21,800,000	3.1%	19,780,321	N	9/5/2019	10/6/2019	9/6/2024	10/6/2024
11	Southern California Retail Portfolio	LCF		Various	Various	CA	Various	Retail	Single Tenant	Various	Various	120,199	Sq. Ft.	179	21,500,000	21,471,838	3.1%	17,123,637	N	9/30/2019	11/6/2019		11/6/2019
11.01	Home Depot	LCF		12131 Beach Boulevard	Stanton	CA	90680	Retail	Single Tenant	1986		93,031	Sq. Ft.		11,911,000	11,895,398	1.7%
11.02	Ross Dress For Less	LCF		7060 Sunset Boulevard	Los Angeles	CA	90028	Retail	Single Tenant	1969	1987	27,168	Sq. Ft.		9,589,000	9,576,440	1.4%
12	DoubleTree ABQ	Barclays		201 Marquette Avenue Northwest	Albuquerque	NM	87102	Hospitality	Full Service	1975	2018	295	Rooms	64,610	19,060,000	19,060,000	2.7%	16,203,340	N	8/8/2019	10/6/2019	9/6/2021	10/6/2021
13	Fortress Self Storage	RMF		9160 Estate Thomas	St. Thomas	VI	00802	Self Storage	Self Storage	1991		115,301	Sq. Ft.	159	18,375,000	18,375,000	2.6%	16,009,757	N	9/11/2019	10/6/2019	9/6/2022	10/6/2022
14	Glenview Corporate Center	Barclays		3220 & 3260 Tillman Drive	Bensalem	PA	19020	Office	Suburban	1991		176,244	Sq. Ft.	103	18,200,000	18,200,000	2.6%	18,200,000	N	9/5/2019	10/6/2019	9/6/2029
15	MHI-Creekside Portfolio	RMF		Various	Various	OH	Various	Various	Various	Various	Various	235,733	Sq. Ft.	70	16,600,000	16,600,000	2.4%	13,807,022	N	9/27/2019	11/6/2019	10/6/2020	11/6/2020
15.01	845 Claycraft & 1000 Morrison Road	RMF		845 Claycraft Road and 1000 Morrison Road	Gahanna	OH	43230	Industrial	Flex	1999		87,680	Sq. Ft.		6,000,000	6,000,000	0.9%
15.02	Creekside	RMF		350 Worthington Road	Westerville	OH	43082	Office	Suburban	1999	2014	44,907	Sq. Ft.		4,500,000	4,500,000	0.6%
15.03	960-1020 Claycraft Road	RMF		960-1020 Claycraft Road	Gahanna	OH	43230	Industrial	Flex	2000		55,946	Sq. Ft.		3,200,000	3,200,000	0.5%
15.04	920-940 Science Boulevard & 1110 Claycraft Road	RMF		920-940 Science Boulevard & 1110 Claycraft Road	Gahanna	OH	43230	Industrial	Flex	1997		35,200	Sq. Ft.		2,000,000	2,000,000	0.3%
15.05	810 Science Boulevard	RMF		810 Science Boulevard	Gahanna	OH	43230	Industrial	Flex	1997		12,000	Sq. Ft.		900,000	900,000	0.1%
16	Hampton Inn - Greenville Airport	WFB		128 The Parkway	Greenville	SC	29615	Hospitality	Limited Service	2015		127	Rooms	124,213	15,775,000	15,775,000	2.2%	12,945,985	N	9/12/2019	11/11/2019	10/11/2020	11/11/2020
17	Hilton Bentley Beach Retail & Parking	Barclays		101 Ocean Drive	Miami Beach	FL	33139	Mixed Use	Retail/Parking	2003		18,428	Sq. Ft.	841	15,500,000	15,500,000	2.2%	15,500,000	N	9/23/2019	11/6/2019	10/6/2029
18	Curry Junction	RMF		3549 Curry Lane	Abilene	TX	79606	Multifamily	Garden	1984		228	Units	56,086	12,787,500	12,787,500	1.8%	11,634,211	N	8/20/2019	10/6/2019	9/6/2024	10/6/2024
19	241 North Broadway	Barclays		241 North Broadway Street	Milwaukee	WI	53202	Office	CBD	1912	2017	79,960	Sq. Ft.	159	12,750,000	12,750,000	1.8%	11,043,105	N	8/7/2019	9/6/2019	8/6/2022	9/6/2022
20	HGI Pascagoula	LCF		2703 Denny Avenue	Pascagoula	MS	39567	Hospitality	Limited Service	2014		119	Rooms	91,141	11,000,000	10,845,775	1.5%	8,679,430	N	12/3/2018	1/6/2019		1/6/2019
21	Smoke Tree Village and Smoke Tree Commons	RMF		Various	Palm Springs	CA	92264	Retail	Anchored	Various	Various	281,235	Sq. Ft.	126	10,500,000	10,500,000	1.5%	9,636,508	N	7/8/2019	8/6/2019	7/6/2024	8/6/2024
21.01	Smoke Tree Commons	RMF		2465 East Palm Canyon Drive	Palm Springs	CA	92264	Retail	Anchored	2008		171,479	Sq. Ft.		6,402,224	6,402,224	0.9%
21.02	Smoke Tree Village	RMF		1733-1793 East Palm Canyon Drive	Palm Springs	CA	92264	Retail	Anchored	1967		109,756	Sq. Ft.		4,097,776	4,097,776	0.6%
22	PA & MD MHP Portfolio	CIIICM		Various	Various	Various	Various	Manufactured Housing Community	Manufactured Housing Community	Various	Various	306	Pads	33,455	10,250,000	10,237,369	1.5%	8,244,991	N	10/4/2019	11/11/2019		11/11/2019
22.01	Conowingo Mobile Home Court	CIIICM		124 Mount Zoar Road	Conowingo	MD	21918	Manufactured Housing Community	Manufactured Housing Community	1968	2018	110	Pads		4,325,000	4,319,670	0.6%
22.02	Maybelle Manor MHP	CIIICM		2 Leona Drive	Conowingo	MD	21918	Manufactured Housing Community	Manufactured Housing Community	1978	2018	49	Pads		2,090,000	2,087,425	0.3%
22.03	Hilltop Acres	CIIICM		94 Crystal Drive	Manheim	PA	17545	Manufactured Housing Community	Manufactured Housing Community	1961		43	Pads		1,400,000	1,398,275	0.2%
22.04	Haldeman’s MHP	CIIICM		475 Wabash Road	Ephrata	PA	17522	Manufactured Housing Community	Manufactured Housing Community	1980		40	Pads		1,355,000	1,353,330	0.2%
22.05	J C Mobile Court	CIIICM		JC Mobile Home Court South	Middleburg	PA	17842	Manufactured Housing Community	Manufactured Housing Community	1970	2017	64	Pads		1,080,000	1,078,669	0.2%
23	Meadows Place Seniors Village	RMF		12221 Kirkwood Road	Stafford	TX	77477	Multifamily	Garden	2005		182	Units	53,571	9,750,000	9,750,000	1.4%	8,638,979	N	10/1/2019	11/6/2019	10/6/2023	11/6/2023
24	Walgreens Brooklyn	CIIICM		4915 Flatlands Avenue	Brooklyn	NY	11234	Retail	Single Tenant	2009		12,648	Sq. Ft.	712	9,000,000	9,000,000	1.3%	7,613,308	N	8/29/2019	10/11/2019	9/11/2021	10/11/2021
25	Up Valley Inn & Hot Springs	Barclays		1865 Lincoln Avenue	Calistoga	CA	94515	Hospitality	Limited Service	1986	2017	55	Rooms	163,221	9,000,000	8,977,147	1.3%	7,264,342	N	8/23/2019	10/6/2019		10/6/2019
26	Texas MHP Portfolio	CIIICM		Various	Various	TX	Various	Manufactured Housing Community	Manufactured Housing Community	Various	Various	269	Pads	31,836	8,575,000	8,563,840	1.2%	6,836,898	N	10/3/2019	11/11/2019		11/11/2019
26.01	Ashland MHC	CIIICM		973 Ashland Boulevard	Channelview	TX	77530	Manufactured Housing Community	Manufactured Housing Community	1973	2019	82	Pads		3,146,000	3,141,906	0.4%
26.02	Coastal Oaks Estates	CIIICM		1907 FM 3036	Rockport	TX	78382	Manufactured Housing Community	Manufactured Housing Community	1982	2019	79	Pads		2,347,000	2,343,946	0.3%
26.03	Country Aire MHC	CIIICM		2208 Bunton Drive	El Campo	TX	77437	Manufactured Housing Community	Manufactured Housing Community	1980	2018	68	Pads		1,707,000	1,704,778	0.2%
26.04	Woodlands Hills MHP	CIIICM		1946-2098 South 1st Street	Conroe	TX	77301	Manufactured Housing Community	Manufactured Housing Community	1985	2018	40	Pads		1,375,000	1,373,211	0.2%
27	Lamplighter Resort	CIIICM		3933 East Highway 260	Star Valley	AZ	85541	Manufactured Housing Community	Manufactured Housing Community	1975	2002	276	Pads	29,891	8,250,000	8,250,000	1.2%	7,561,411	N	8/5/2019	9/11/2019	8/11/2024	9/11/2024
28	Holiday Inn Roswell	RMF		3620 North Main Street	Roswell	NM	88201	Hospitality	Full Service	2013		93	Rooms	77,293	7,200,000	7,188,257	1.0%	5,320,856	N	9/13/2019	11/6/2019		11/6/2019
29	Northrup North Business Park	WFB		2320 130th Avenue Northeast	Bellevue	WA	98005	Office	Suburban	1988	2018	27,350	Sq. Ft.	251	6,890,000	6,872,063	1.0%	5,537,126	N	8/15/2019	10/11/2019		10/11/2019
30	Holiday Inn and Suites - N Scottsdale	Barclays		14255 North 87th Street	Scottsdale	AZ	85260	Hospitality	Full Service	2004	2018	117	Rooms	52,789	6,200,000	6,176,267	0.9%	4,988,151	N	7/31/2019	9/6/2019		9/6/2019
31	Bank Of America Brooklyn	CIIICM		2022 Avenue U	Brooklyn	NY	11229	Retail	Single Tenant	1990		5,633	Sq. Ft.	1,047	5,900,000	5,900,000	0.8%	5,004,927	N	9/26/2019	11/11/2019	10/11/2021	11/11/2021
32	101 NE 40th Street - FL	WFB		101 Northeast 40th Street	Miami	FL	33137	Retail	Single Tenant	1954	2015	5,000	Sq. Ft.	1,080	5,400,000	5,400,000	0.8%	5,400,000	N	9/27/2019	11/11/2019	10/11/2029
33	Courtyard Indianapolis South	RMF		4650 Southport Crossing Drive	Indianapolis	IN	46237	Hospitality	Limited Service	1998	2017	83	Rooms	64,303	5,350,000	5,337,111	0.8%	4,356,727	N	8/27/2019	10/6/2019		10/6/2019
34	Albertsons Millwood	RMF		8851 East Trent Avenue	Millwood	WA	99212	Retail	Single Tenant	1991	2013	50,706	Sq. Ft.	104	5,280,000	5,280,000	0.8%	5,280,000	N	8/15/2019	10/6/2019	9/6/2029
35	CVS & WAG - Texas	WFB		Various	Various	TX	Various	Retail	Single Tenant	Various		25,728	Sq. Ft.	191	4,920,000	4,905,805	0.7%	3,880,030	N	8/30/2019	10/11/2019		10/11/2019
35.01	Walgreens - Texas	WFB		1211 U.S. Highway 281	Marble Falls	TX	78654	Retail	Single Tenant	2005		14,820	Sq. Ft.		2,945,000	2,936,503	0.4%
35.02	CVS - Texas	WFB		2102 Airline Road	Corpus Christi	TX	78414	Retail	Single Tenant	1998		10,908	Sq. Ft.		1,975,000	1,969,302	0.3%
36	Store It All Zapata	CIIICM		3820 Jaime Zapata Memorial Highway	Laredo	TX	78043	Self Storage	Self Storage	2003	2014	60,150	Sq. Ft.	79	4,750,000	4,731,611	0.7%	3,814,214	N	8/5/2019	9/11/2019		9/11/2019
37	Central FL MHP Portfolio	CIIICM		Various	Various	FL	Various	Manufactured Housing Community	Manufactured Housing Community	Various	Various	186	Pads	24,690	4,600,000	4,592,391	0.7%	3,389,247	N	10/3/2019	11/11/2019		11/11/2019
37.01	Whispering Oaks MHP	CIIICM		6787 Southeast 125th Street	Belleview	FL	34420	Manufactured Housing Community	Manufactured Housing Community	1967	2018	54	Pads		1,417,170	1,414,826	0.2%
37.02	West Chase MHP	CIIICM		13107 Memorial Highway	Tampa	FL	33635	Manufactured Housing Community	Manufactured Housing Community	1977	2018	46	Pads		1,208,085	1,206,087	0.2%
37.03	Shadow Oaks MHP	CIIICM		3120 and 3230 Southeast 10th Avenue	Ocala	FL	34471	Manufactured Housing Community	Manufactured Housing Community	1956	2019	35	Pads		1,045,455	1,043,726	0.1%
37.04	Robins Nest RV Park	CIIICM		13400 Northeast 134th Court	Silver Springs	FL	34488	Manufactured Housing Community	Manufactured Housing Community	1960	2018	51	Pads		929,290	927,753	0.1%
38	Cactus Wren	CIIICM		235 North Ellsworth Place	Mesa	AZ	85207	Manufactured Housing Community	Manufactured Housing Community	1974	2019	100	Pads	44,942	4,500,000	4,494,169	0.6%	3,590,445	N	10/3/2019	11/11/2019		11/11/2019
39	Mesa Retail	Barclays		1411 South Power Road	Mesa	AZ	85206	Retail	Shadow Anchored	2017		9,198	Sq. Ft.	424	3,900,000	3,900,000	0.6%	3,557,194	N	8/1/2019	9/6/2019	8/6/2024	9/6/2024
40	Gorham Self Storage	RMF		286 New Portland Road	Gorham	ME	04038	Self Storage	Self Storage	2000		47,050	Sq. Ft.	81	3,800,000	3,800,000	0.5%	3,303,003	N	8/21/2019	10/6/2019	9/6/2022	10/6/2022
41	Cedarhurst and Walston MHP	CIIICM		8 Titleist Drive and 6124 Jack Drive	Salisbury	MD	21804	Manufactured Housing Community	Manufactured Housing Community	1980	2019	180	Pads	19,951	3,600,000	3,591,131	0.5%	2,920,730	N	9/6/2019	10/11/2019		10/11/2019
42	Valley View MHP	CIIICM		121 Bearden Drive; 1096 Atlanta Road; 1101 Eastside Drive Southeast	Marietta	GA	30060	Manufactured Housing Community	Manufactured Housing Community	1940	2018	103	Pads	33,981	3,500,000	3,500,000	0.5%	2,902,207	N	9/26/2019	11/11/2019	10/11/2020	11/11/2020
43	Country Inn & Suites Warner Robins	CIIICM		220 Margie Drive	Warner Robins	GA	31088	Hospitality	Limited Service	2000	2017	61	Rooms	56,081	3,430,000	3,420,936	0.5%	2,749,253	N	9/11/2019	10/11/2019		10/11/2019
44	LGE & Troy	Barclays		2855 Old Milton Parkway	Alpharetta	GA	30009	Retail	Shadow Anchored	2018		6,076	Sq. Ft.	510	3,100,000	3,100,000	0.4%	2,629,707	N	9/25/2019	11/6/2019	10/6/2021	11/6/2021
45	ABCD Econo Storage	Barclays		26367 & 29127 Cortez Boulevard	Brooksville	FL	34602	Self Storage	Self Storage	1998		53,135	Sq. Ft.	51	2,700,000	2,700,000	0.4%	2,700,000	N	8/16/2019	10/6/2019	9/6/2029
46	Tyler Street Self Storage	CIIICM		3636 Tyler Street	Dallas	TX	75224	Self Storage	Self Storage	1986		41,575	Sq. Ft.	61	2,556,000	2,552,954	0.4%	2,066,741	N	9/13/2019	11/11/2019		11/11/2019
47	Waters Edge Apartments - NV	WFB		220 Booth Street	Reno	NV	89509	Multifamily	Garden	1977		112	Units	21,875	2,450,000	2,450,000	0.3%	2,100,908	N	8/30/2019	10/11/2019	9/11/2022	10/11/2022
48	330 Canal Apartments	WFB		330 Canal Street	San Rafael	CA	94901	Multifamily	Garden	1973		96	Units	25,000	2,400,000	2,400,000	0.3%	2,060,639	N	8/30/2019	10/11/2019	9/11/2022	10/11/2022
49	Sunny Pines MHC	CIIICM		5902 North Orange Blossom Trail	Mount Dora	FL	32757	Manufactured Housing Community	Manufactured Housing Community	1959	2018	58	Pads	40,241	2,334,000	2,334,000	0.3%	2,039,381	N	7/24/2019	9/11/2019	8/11/2022	9/11/2022
50	Belle Hill Self Storage	CIIICM		6 Warner Road	Elkton	MD	21921	Self Storage	Self Storage	2003		42,575	Sq. Ft.	53	2,275,000	2,275,000	0.3%	1,991,525	N	8/1/2019	9/11/2019	8/11/2022	9/11/2022
51	River’s Edge MHP	CIIICM		864 South Main Street	Beacon Falls	CT	06403	Manufactured Housing Community	Manufactured Housing Community	1970	2017	58	Pads	36,207	2,100,000	2,100,000	0.3%	1,721,193	N	10/3/2019	11/11/2019	10/11/2020	11/11/2020
52	Downtown Storage	CIIICM		1225 Franklin Avenue	Waco	TX	76701	Self Storage	Self Storage	1946	2016	23,533	Sq. Ft.	75	1,775,000	1,775,000	0.3%	1,470,015	N	9/27/2019	11/11/2019	10/11/2020	11/11/2020
53	Sunset Village MHP	CIIICM		401 South Main Street	Homedale	ID	83628	Manufactured Housing Community	Manufactured Housing Community	1960	2016	56	Pads	29,426	1,652,000	1,647,847	0.2%	1,335,712	N	8/28/2019	10/11/2019		10/11/2019
54	Nautilus MHP	CIIICM		3441 South Pine Avenue	Ocala	FL	34471	Manufactured Housing Community	Manufactured Housing Community	1951		100	Pads	15,611	1,565,000	1,561,145	0.2%	1,269,707	N	9/10/2019	10/11/2019		10/11/2019
55	Grand Villa MHP	CIIICM		2526 West Grand Street	Springfield	MO	65802	Manufactured Housing Community	Manufactured Housing Community	1975	2014	68	Pads	20,049	1,365,000	1,363,355	0.2%	1,101,815	N	9/26/2019	11/11/2019		11/11/2019
56	WAG Cape Carteret	WFB		201 WB McLean Drive	Cape Carteret	NC	28584	Retail	Single Tenant	2008		14,820	Sq. Ft.	88	1,300,000	1,297,754	0.2%	948,774	N	9/19/2019	11/11/2019		11/11/2019
57	Dollar General Chillicothe	LCF		714 North 4th Street	Chillicothe	IL	61523	Retail	Single Tenant	2019		10,566	Sq. Ft.	96	1,019,341	1,019,341	0.1%	1,019,341	Y	10/2/2019	11/6/2019	10/6/2029
58	Dollar General Poseyville	LCF		233 North Saint Francis Street	Poseyville	IN	47633	Retail	Single Tenant	2019		10,566	Sq. Ft.	82	861,914	861,914	0.1%	861,914	Y	10/2/2019	11/6/2019	10/6/2029

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)
1	Equinix Data Center	10/6/2029		3.30000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.28230%	Actual/360	167,750.00	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	0
2	Ceasar’s Bay Shopping Center	10/6/2029		3.01500%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	2.99730%	Actual/360	116,224.06	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)	0
3	Planet Self Storage Portfolio	10/6/2024		3.17500%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.15730%	Actual/360	121,046.88	Interest-only, Balloon	Actual/360	60	59	60	59	0	0	1	L(25),D(31),O(4)	0
3.01	Prime Storage - Somerville
3.02	Prime Storage - Newington
3.03	Prime Storage - Washington
3.04	Prime Storage - Brookfield
3.05	Prime Storage - Quakertown
3.06	Prime Storage - Hyde Park
3.07	Prime Storage - Phillipsburg
3.08	Prime Storage - New Milford
3.09	Prime Storage - Fairless Hills
3.10	Prime Storage - Clinton
3.11	Prime Storage - Lindenwold
4	777 East Eisenhower	9/11/2029		4.08000%	0.00184%	0.01000%	0.05250%	0.00050%	0.00036%	4.01480%	Actual/360	214,507.31	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(90),O(4)	0
5	1000 Chesterbrook	10/6/2029		4.14000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.12230%	Actual/360	132,934.25	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(92),O(3)	0
6	112-118 West 125th Street	10/11/2029		3.63600%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.61830%	Actual/360	98,884.05	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(90),O(5)	0
7	600 & 620 National Avenue	9/11/2029		3.68800%	0.00184%	0.01000%	0.00375%	0.00050%	0.00036%	3.67155%	Actual/360	93,736.67	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(89),O(5)	0
8	800 Delaware	10/6/2029		3.85000%	0.00184%	0.01000%	0.02500%	0.00050%	0.00036%	3.81230%	Actual/360	126,578.22	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(88),O(7)	0
9	Martin Brower	10/6/2029		4.27000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.25230%	Actual/360	114,401.86	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1	L(25),D(92),O(3)	0
10	Bird Creek Crossing	9/6/2029		3.99000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.97230%	Actual/360	103,950.89	Interest-only, Amortizing Balloon	Actual/360	120	118	60	58	360	360	2	L(23),GRTR 1% or YM(93),O(4)	0
11	Southern California Retail Portfolio	10/6/2029		4.07000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.05230%	Actual/360	103,513.83	Amortizing Balloon		120	119	0	0	360	359	1	L(23),GRTR 1% or YM(93),O(4)	0
11.01	Home Depot
11.02	Ross Dress For Less
12	DoubleTree ABQ	9/6/2029		4.33000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.31230%	Actual/360	94,658.55	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(87),O(7)	0
13	Fortress Self Storage	9/6/2029		4.30000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.28230%	Actual/360	90,932.63	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)	0
14	Glenview Corporate Center	9/6/2029		3.60000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.58230%	Actual/360	55,510.00	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	0
15	MHI-Creekside Portfolio	10/6/2029		4.50000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.48230%	Actual/360	84,109.76	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(25),D(91),O(4)	0
15.01	845 Claycraft & 1000 Morrison Road
15.02	Creekside
15.03	960-1020 Claycraft Road
15.04	920-940 Science Boulevard & 1110 Claycraft Road
15.05	810 Science Boulevard
16	Hampton Inn - Greenville Airport	10/11/2029		4.07000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.05230%	Actual/360	75,950.27	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(24),GRTR 1% or YM(92),O(4)	0
17	Hilton Bentley Beach Retail & Parking	10/6/2029		4.35000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.33230%	Actual/360	57,123.96	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	0
18	Curry Junction	9/6/2029		4.15000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.13230%	Actual/360	62,160.46	Interest-only, Amortizing Balloon	Actual/360	120	118	60	58	360	360	2	L(26),D(90),O(4)	0
19	241 North Broadway	8/6/2029		4.05100%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.03330%	Actual/360	61,245.92	Interest-only, Amortizing Balloon	Actual/360	120	117	36	33	360	360	3	L(27),D(89),O(4)	0
20	HGI Pascagoula	12/6/2028		6.56500%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	6.54730%	Actual/360	74,720.18	Amortizing Balloon		120	109	0	0	300	289	11	L(35),D(82),O(3)	0
21	Smoke Tree Village and Smoke Tree Commons	7/6/2029		4.68300%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.66530%	Actual/360	54,349.73	Interest-only, Amortizing Balloon	Actual/360	120	116	60	56	360	360	4	L(24),GRTR 1% or YM(92),O(4)	0
21.01	Smoke Tree Commons
21.02	Smoke Tree Village
22	PA & MD MHP Portfolio	10/11/2029		4.35000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.33230%	Actual/360	51,025.71	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)	0
22.01	Conowingo Mobile Home Court
22.02	Maybelle Manor MHP
22.03	Hilltop Acres
22.04	Haldeman’s MHP
22.05	J C Mobile Court
23	Meadows Place Seniors Village	10/6/2029		3.96000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.94230%	Actual/360	46,323.43	Interest-only, Amortizing Balloon	Actual/360	120	119	48	47	360	360	1	L(24),GRTR 1% or YM(92),O(4)	0
24	Walgreens Brooklyn	9/11/2029		4.15000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.13230%	Actual/360	43,749.30	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(91),O(3)	0
25	Up Valley Inn & Hot Springs	9/6/2029		4.45000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.43230%	Actual/360	45,334.69	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0
26	Texas MHP Portfolio	10/11/2029		4.10000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.08230%	Actual/360	41,434.26	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)	0
26.01	Ashland MHC
26.02	Coastal Oaks Estates
26.03	Country Aire MHC
26.04	Woodlands Hills MHP
27	Lamplighter Resort	8/11/2029		4.60000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.58230%	Actual/360	42,293.16	Interest-only, Amortizing Balloon	Actual/360	120	117	60	57	360	360	3	L(27),D(90),O(3)	0
28	Holiday Inn Roswell	10/6/2029		4.68000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.66230%	Actual/360	40,759.10	Amortizing Balloon		120	119	0	0	300	299	1	L(25),D(91),O(4)	0
29	Northrup North Business Park	9/11/2029		4.32500%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.30730%	Actual/360	34,197.86	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0
30	Holiday Inn and Suites - N Scottsdale	8/6/2029		4.35500%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.33730%	Actual/360	30,882.59	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)	0
31	Bank Of America Brooklyn	10/11/2029		4.25000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.23230%	Actual/360	29,024.45	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(92),O(3)	0
32	101 NE 40th Street - FL	10/11/2029		4.20000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.18230%	Actual/360	19,215.00	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)	0
33	Courtyard Indianapolis South	9/6/2029		4.71000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.69230%	Actual/360	27,779.29	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0
34	Albertsons Millwood	9/6/2029		4.10000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.08230%	Actual/360	18,340.67	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	0
35	CVS & WAG - Texas	9/11/2029		3.80000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.78230%	Actual/360	22,925.10	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0
35.01	Walgreens - Texas
35.02	CVS - Texas
36	Store It All Zapata	8/11/2029		4.30000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.28230%	Actual/360	23,506.39	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(90),O(3)	0
37	Central FL MHP Portfolio	10/11/2029		4.60000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.58230%	Actual/360	25,830.09	Amortizing Balloon		120	119	0	0	300	299	1	L(25),D(92),O(3)	0
37.01	Whispering Oaks MHP
37.02	West Chase MHP
37.03	Shadow Oaks MHP
37.04	Robins Nest RV Park
38	Cactus Wren	10/11/2029		4.12000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.10230%	Actual/360	21,796.17	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)	0
39	Mesa Retail	8/6/2029		4.30000%	0.00184%	0.01000%	0.05500%	0.00050%	0.00036%	4.23230%	Actual/360	19,299.99	Interest-only, Amortizing Balloon	Actual/360	120	117	60	57	360	360	3	L(27),D(89),O(4)	0
40	Gorham Self Storage	9/6/2029		4.20000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.18230%	Actual/360	18,582.65	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)	0
41	Cedarhurst and Walston MHP	9/11/2029		4.60000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.58230%	Actual/360	18,455.20	Amortizing Balloon		120	118	0	0	360	358	2	L(26),GRTR 1% or YM(91),O(3)	0
42	Valley View MHP	10/11/2029		4.40000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.38230%	Actual/360	17,526.63	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(25),D(92),O(3)	0
43	Country Inn & Suites Warner Robins	9/11/2029		4.25000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.23230%	Actual/360	16,873.54	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(91),O(3)	0
44	LGE & Troy	10/6/2029		4.25000%	0.00184%	0.01000%	0.05500%	0.00050%	0.00036%	4.18230%	Actual/360	15,250.14	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(91),O(4)	0
45	ABCD Econo Storage	9/6/2029		3.85000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.83230%	Actual/360	8,806.88	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	0
46	Tyler Street Self Storage	10/11/2029		4.50000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.48230%	Actual/360	12,950.88	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)	0
47	Waters Edge Apartments - NV	9/11/2029		3.65000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.63230%	Actual/360	11,207.76	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),GRTR 1% or YM or D(87),O(7)	0
48	330 Canal Apartments	9/11/2029		3.70000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	3.68230%	Actual/360	11,046.79	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),GRTR 1% or YM or D(87),O(7)	0
49	Sunny Pines MHC	8/11/2029		4.42000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.40230%	Actual/360	11,715.35	Interest-only, Amortizing Balloon	Actual/360	120	117	36	33	360	360	3	L(27),D(90),O(3)	0
50	Belle Hill Self Storage	8/11/2029		4.50000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.48230%	Actual/360	11,527.09	Interest-only, Amortizing Balloon	Actual/360	120	117	36	33	360	360	3	L(27),D(90),O(3)	0
51	River’s Edge MHP	10/11/2029		4.03000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.01230%	Actual/360	10,062.08	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(25),GRTR 1% or YM(89),O(6)	0
52	Downtown Storage	10/11/2029		4.36000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.34230%	Actual/360	8,846.62	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(25),D(92),O(3)	0
53	Sunset Village MHP	9/11/2029		4.50000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.48230%	Actual/360	8,370.44	Amortizing Balloon		120	118	0	0	360	358	2	L(26),GRTR 1% or YM(91),O(3)	0
54	Nautilus MHP	9/11/2029		4.60000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.58230%	Actual/360	8,022.88	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(91),O(3)	0
55	Grand Villa MHP	10/11/2029		4.45000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.43230%	Actual/360	6,875.76	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)	0
56	WAG Cape Carteret	10/11/2029		4.35000%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.33230%	Actual/360	7,115.59	Amortizing Balloon		120	119	0	0	300	299	1	L(25),D(91),O(4)	0
57	Dollar General Chillicothe	10/6/2029	6/6/2034	4.82200%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	4.80430%	Actual/360	4,164.32	Interest-only, ARD	Actual/360	120	119	120	119	0	0	1	YM(25),YM or D(88),O(7)	0
58	Dollar General Poseyville	10/6/2029	4/6/2034	5.10200%	0.00184%	0.01000%	0.00500%	0.00050%	0.00036%	5.08430%	Actual/360	3,725.65	Interest-only, ARD	Actual/360	120	119	120	119	0	0	1	YM(25),YM or D(88),O(7)	0

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Grace Period Late (Days)	Appraised Value ($)(4)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(3)	U/W NCF DSCR (x)(3)	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity or ARD(3)(4)	Cut-off Date U/W NOI Debt Yield(3)	Cut-off Date U/W NCF Debt Yield(3)	U/W Revenues ($)(2)	U/W Expenses ($)	U/W Net Operating Income ($)(2)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(2)(5)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR
1	Equinix Data Center	0	201,000,000	8/8/2019									2.44	2.44	49.8%	49.8%	8.2%	8.2%	8,170,147	0	8,170,147	0	0	8,170,147	100.0%	11/1/2019
2	Ceasar’s Bay Shopping Center	0	170,000,000	7/2/2019									3.80	3.60	51.5%	51.5%	11.6%	11.0%	15,626,531	5,441,084	10,185,447	136,338	403,843	9,645,265	97.8%	10/2/2019
3	Planet Self Storage Portfolio	0	104,250,000	Various									2.45	2.42	67.1%	67.1%	7.9%	7.8%	8,246,557	2,709,614	5,536,943	64,001	0	5,472,942	85.2%	8/31/2019
3.01	Prime Storage - Somerville		12,170,000	8/30/2019															971,690	284,784	686,906	7,219	0	679,687	89.7%	8/31/2019
3.02	Prime Storage - Newington		12,440,000	8/28/2019															923,532	308,261	615,271	8,793	0	606,479	80.5%	8/31/2019
3.03	Prime Storage - Washington		10,790,000	8/24/2019															959,980	250,447	709,533	6,345	0	703,188	95.2%	8/31/2019
3.04	Prime Storage - Brookfield		9,090,000	8/28/2019															820,132	302,550	517,582	6,135	0	511,447	82.0%	8/31/2019
3.05	Prime Storage - Quakertown		9,190,000	8/28/2019															801,045	264,368	536,678	6,745	0	529,933	79.7%	8/31/2019
3.06	Prime Storage - Hyde Park		9,250,000	8/30/2019															700,235	240,680	459,556	2,750	0	456,806	78.6%	8/31/2019
3.07	Prime Storage - Phillipsburg		7,040,000	8/24/2019															638,378	212,173	426,205	7,304	0	418,902	88.4%	8/31/2019
3.08	Prime Storage - New Milford		7,040,000	8/28/2019															636,828	212,508	424,320	4,105	0	420,215	83.0%	8/31/2019
3.09	Prime Storage - Fairless Hills		6,790,000	8/28/2019															625,804	202,862	422,942	4,221	0	418,721	91.7%	8/31/2019
3.10	Prime Storage - Clinton		6,490,000	8/24/2019															554,958	177,843	377,115	3,554	0	373,561	91.3%	8/31/2019
3.11	Prime Storage - Lindenwold		6,060,000	8/29/2019															613,973	253,139	360,834	6,831	0	354,004	81.2%	8/31/2019
4	777 East Eisenhower	0	60,600,000	7/1/2020									1.62	1.50	73.4%	62.0%	9.4%	8.7%	7,130,787	2,955,680	4,175,108	46,325	272,502	3,856,280	95.6%	10/4/2019
5	1000 Chesterbrook	0	57,100,000	7/23/2019									2.19	2.09	66.4%	66.4%	9.2%	8.8%	5,418,929	1,929,446	3,489,483	34,484	120,695	3,334,305	100.0%	9/4/2019
6	112-118 West 125th Street	0	55,600,000	7/24/2019									1.97	1.91	57.7%	57.7%	7.3%	7.0%	3,049,405	710,603	2,338,802	6,400	69,930	2,262,472	56.3%	9/27/2019
7	600 & 620 National Avenue	0	197,000,000	8/19/2019									1.93	1.93	70.0%	70.0%	7.2%	7.2%	12,672,245	2,708,238	9,964,007	0	0	9,964,007	100.0%	11/1/2019
8	800 Delaware	0	38,150,000	8/15/2019									1.95	1.63	70.8%	59.4%	11.0%	9.2%	5,368,344	2,410,223	2,958,122	56,038	426,342	2,475,742	88.4%	9/6/2019
9	Martin Brower	0	37,000,000	8/16/2019									1.73	1.66	62.7%	57.2%	10.2%	9.8%	2,779,876	407,823	2,372,053	22,928	76,427	2,272,698	100.0%	11/1/2019
10	Bird Creek Crossing	0 subject to one 5 day grace period each year	30,800,000	7/1/2019									1.71	1.64	70.8%	64.2%	9.8%	9.4%	2,799,305	663,691	2,135,614	19,491	64,970	2,051,153	97.7%	7/18/2019
11	Southern California Retail Portfolio	0	42,800,000	8/22/2019									1.51	1.43	50.2%	40.0%	8.7%	8.3%	1,921,018	43,826	1,877,191	18,030	78,129	1,781,032	100.0%	11/1/2019
11.01	Home Depot		23,800,000	8/22/2019															1,174,169	23,483	1,150,686	13,955	60,470	1,076,261	100.0%	11/1/2019
11.02	Ross Dress For Less		19,000,000	8/22/2019															746,849	20,343	726,506	4,075	17,659	704,771	100.0%	11/1/2019
12	DoubleTree ABQ	0	28,230,000	7/24/2019									2.13	1.75	67.5%	57.4%	12.7%	10.4%	10,837,704	8,417,516	2,420,188	433,508	0	1,986,680	71.9%	6/30/2019	110	79
13	Fortress Self Storage	0	26,300,000	6/20/2019									1.74	1.72	69.9%	60.9%	10.3%	10.2%	3,028,642	1,133,848	1,894,794	17,300	0	1,877,494	92.3%	8/21/2019
14	Glenview Corporate Center	0	29,500,000	7/24/2019									3.36	2.80	61.7%	61.7%	12.3%	10.3%	3,723,733	1,487,493	2,236,240	38,774	331,491	1,865,975	84.9%	9/1/2019
15	MHI-Creekside Portfolio	0	23,995,000	6/18/2019									1.63	1.48	69.2%	57.5%	9.9%	9.0%	2,348,646	700,136	1,648,510	39,451	117,866	1,491,192	98.3%	Various
15.01	845 Claycraft & 1000 Morrison Road		8,675,000	6/18/2019															830,561	219,178	611,383	16,659	43,840	550,884	100.0%	8/19/2019
15.02	Creekside		6,400,000	6/18/2019															638,992	204,271	434,721	6,736	22,454	405,531	100.0%	8/12/2019
15.03	960-1020 Claycraft Road		4,675,000	6/18/2019															461,766	148,018	313,749	8,392	27,974	277,384	92.9%	8/12/2019
15.04	920-940 Science Boulevard & 1110 Claycraft Road		2,870,000	6/18/2019															286,462	84,170	202,293	5,984	17,600	178,709	100.0%	8/12/2019
15.05	810 Science Boulevard		1,375,000	6/18/2019															130,864	44,500	86,365	1,680	6,000	78,685	100.0%	8/12/2019
16	Hampton Inn - Greenville Airport	0	22,900,000	4/23/2019									2.13	1.92	68.9%	56.5%	12.3%	11.1%	4,768,816	2,826,252	1,942,564	190,753	0	1,751,811	74.9%	7/31/2019	134	100
17	Hilton Bentley Beach Retail & Parking	0	26,300,000	8/15/2019									1.94	1.88	58.9%	58.9%	8.6%	8.3%	1,702,589	375,584	1,327,005	2,764	32,371	1,291,870	100.0%	2/8/2019
18	Curry Junction	0	19,300,000	7/15/2020									1.57	1.50	66.3%	60.3%	9.2%	8.7%	2,151,314	978,022	1,173,292	57,000	0	1,116,292	96.1%	5/31/2019
19	241 North Broadway	0	17,900,000	7/10/2019									1.78	1.59	71.2%	61.7%	10.2%	9.2%	2,032,383	726,560	1,305,823	15,992	119,178	1,170,653	95.2%	7/31/2019
20	HGI Pascagoula	0	17,100,000	6/1/2018									1.53	1.32	63.4%	50.8%	12.6%	10.9%	4,581,872	3,213,275	1,368,597	183,275	0	1,185,322	80.3%	7/31/2019	109	88
21	Smoke Tree Village and Smoke Tree Commons	0	62,100,000	4/20/2019									1.47	1.38	57.2%	52.5%	9.1%	8.6%	6,358,693	3,123,017	3,235,675	42,185	140,618	3,052,873	85.9%	4/12/2019
21.01	Smoke Tree Commons		37,864,583	4/20/2019															4,300,759	1,833,141	2,467,618	25,722	85,740	2,356,157	95.0%	4/12/2019
21.02	Smoke Tree Village		24,235,417	4/20/2019															2,057,934	1,289,876	768,058	16,463	54,878	696,716	71.6%	4/12/2019
22	PA & MD MHP Portfolio	0	14,950,000	Various									1.45	1.42	68.5%	55.2%	8.7%	8.5%	1,444,553	558,143	886,409	15,300	0	871,109	95.8%	8/13/2019
22.01	Conowingo Mobile Home Court		6,020,000	8/16/2019															581,087	218,613	362,473	5,500	0	356,973	98.2%	8/13/2019
22.02	Maybelle Manor MHP		2,990,000	8/15/2019															266,535	96,954	169,581	2,450	0	167,131	100.0%	8/13/2019
22.03	Hilltop Acres		2,110,000	8/15/2019															196,800	67,284	129,516	2,150	0	127,366	100.0%	8/13/2019
22.04	Haldeman’s MHP		2,020,000	8/16/2019															186,715	72,907	113,808	2,000	0	111,808	97.5%	8/13/2019
22.05	J C Mobile Court		1,810,000	8/15/2019															213,416	102,385	111,031	3,200	0	107,831	84.4%	8/13/2019
23	Meadows Place Seniors Village	0	13,700,000	6/19/2019									1.59	1.51	71.2%	63.1%	9.1%	8.6%	1,518,277	632,821	885,457	45,500	0	839,957	96.2%	7/31/2019
24	Walgreens Brooklyn	0	13,100,000	7/12/2019									1.37	1.36	68.7%	58.1%	8.0%	7.9%	739,416	22,182	717,234	1,897	0	715,337	100.0%	11/1/2019
25	Up Valley Inn & Hot Springs	0	15,400,000	6/14/2019									2.14	1.94	58.3%	47.2%	12.9%	11.8%	2,647,472	1,485,494	1,161,977	105,899	0	1,056,078	59.6%	6/30/2019	224	128
26	Texas MHP Portfolio	0	12,230,000	8/5/2019									1.62	1.59	70.0%	55.9%	9.4%	9.2%	1,284,689	478,284	806,405	16,650	0	789,755	96.3%	9/4/2019
26.01	Ashland MHC		4,440,000	8/5/2019															446,024	158,728	287,296	7,300	0	279,996	97.6%	9/4/2019
26.02	Coastal Oaks Estates		3,390,000	8/5/2019															359,672	146,814	212,858	3,950	0	208,908	94.9%	9/4/2019
26.03	Country Aire MHC		2,500,000	8/5/2019															269,656	91,938	177,718	3,400	0	174,318	94.1%	9/4/2019
26.04	Woodlands Hills MHP		1,900,000	8/5/2019															209,338	80,805	128,533	2,000	0	126,533	100.0%	9/4/2019
27	Lamplighter Resort	0	13,000,000	5/24/2019									1.33	1.30	63.5%	58.2%	8.2%	8.0%	1,154,100	479,069	675,031	13,800	0	661,231	93.8%	6/5/2019
28	Holiday Inn Roswell	0	12,300,000	7/26/2019									2.05	1.82	58.4%	43.3%	13.9%	12.4%	2,753,176	1,751,325	1,001,852	110,127	0	891,725	68.7%	6/30/2019	108	74
29	Northrup North Business Park	0	11,500,000	7/23/2019									1.41	1.37	59.8%	48.1%	8.4%	8.2%	795,487	218,105	577,382	3,556	10,949	562,877	100.0%	8/13/2019
30	Holiday Inn and Suites - N Scottsdale	0	12,400,000	7/1/2019									2.28	1.83	49.8%	40.2%	13.7%	11.0%	4,169,865	3,325,472	844,393	166,795	0	677,599	59.9%	5/31/2019	147	88
31	Bank Of America Brooklyn	0	10,800,000	9/10/2019									1.40	1.39	54.6%	46.3%	8.3%	8.2%	671,472	184,651	486,821	2,220	0	484,601	100.0%	11/1/2019
32	101 NE 40th Street - FL	0	10,500,000	8/16/2019									1.78	1.78	51.4%	51.4%	7.6%	7.6%	546,156	134,942	411,214	850	0	410,364	100.0%	11/1/2019
33	Courtyard Indianapolis South	0	8,400,000	7/22/2020									2.34	2.04	63.5%	51.9%	14.6%	12.7%	2,483,120	1,703,876	779,244	99,325	0	679,920	67.9%	6/30/2019	115	78
34	Albertsons Millwood	0	8,400,000	7/29/2019									2.05	2.05	62.9%	62.9%	8.5%	8.5%	450,560	0	450,560	0	0	450,560	100.0%	11/1/2019
35	CVS & WAG - Texas	0	10,090,000	Various									1.99	1.96	48.6%	38.5%	11.2%	11.0%	606,229	57,540	548,688	2,573	7,410	538,706	100.0%	11/1/2019
35.01	Walgreens - Texas		6,030,000	7/23/2019															339,500	3,395	336,105	1,482	7,410	327,213	100.0%	11/1/2019
35.02	CVS - Texas		4,060,000	7/24/2019															266,729	54,145	212,583	1,091	0	211,493	100.0%	11/1/2019
36	Store It All Zapata	0	6,750,000	7/2/2019									1.50	1.46	70.1%	56.5%	8.9%	8.7%	655,396	233,330	422,066	9,113	0	412,954	86.9%	7/9/2019
37	Central FL MHP Portfolio	0	8,460,000	8/6/2019									1.53	1.50	54.3%	40.1%	10.3%	10.1%	765,311	290,378	474,933	9,300	0	465,633	100.0%	Various
37.01	Whispering Oaks MHP		2,230,000	8/6/2019															214,611	92,891	121,720	2,700	0	119,020	100.0%	6/19/2019
37.02	West Chase MHP		2,610,000	8/6/2019															235,980	84,527	151,453	2,300	0	149,153	100.0%	6/19/2019
37.03	Shadow Oaks MHP		1,750,000	8/6/2019															146,841	50,714	96,127	1,750	0	94,377	100.0%	6/19/2019
37.04	Robins Nest RV Park		1,870,000	8/6/2019															167,879	62,246	105,633	2,550	0	103,083	100.0%	7/10/2019
38	Cactus Wren	0	6,700,000	8/28/2019									1.47	1.45	67.1%	53.6%	8.6%	8.4%	576,260	191,720	384,540	5,000	0	379,540	98.0%	8/31/2019
39	Mesa Retail	0	6,400,000	6/20/2019									1.72	1.63	60.9%	55.6%	10.2%	9.7%	497,191	99,713	397,478	1,380	19,658	376,440	100.0%	7/30/2019
40	Gorham Self Storage	0	5,270,000	8/1/2019									1.58	1.55	72.1%	62.7%	9.3%	9.1%	510,223	158,286	351,937	7,058	0	344,880	88.3%	8/2/2019
41	Cedarhurst and Walston MHP	0	6,600,000	6/12/2019									1.85	1.81	54.4%	44.3%	11.4%	11.1%	661,315	252,510	408,806	9,000	0	399,806	86.1%	7/17/2019
42	Valley View MHP	0	6,250,000	7/23/2019									1.76	1.74	56.0%	46.4%	10.6%	10.4%	592,533	221,842	370,691	5,200	0	365,491	93.2%	6/30/2019
43	Country Inn & Suites Warner Robins	0	5,700,000	7/5/2019									2.52	2.21	60.0%	48.2%	14.9%	13.1%	1,537,058	1,027,652	509,406	61,482	0	447,924	70.0%	7/31/2019	98	69
44	LGE & Troy	0	5,350,000	7/31/2019									1.62	1.53	57.9%	49.2%	9.5%	9.0%	393,053	97,414	295,639	911	14,431	280,297	100.0%	9/25/2019
45	ABCD Econo Storage	0	4,850,000	7/15/2019									2.84	2.79	55.7%	55.7%	11.1%	10.9%	497,882	197,928	299,954	5,314	0	294,641	82.5%	6/30/2019
46	Tyler Street Self Storage	0	3,810,000	8/15/2019									1.36	1.32	67.0%	54.2%	8.3%	8.0%	393,233	182,478	210,754	6,236	0	204,518	93.9%	8/7/2019
47	Waters Edge Apartments - NV	0	12,000,000	7/23/2019									4.62	4.26	20.4%	17.5%	25.3%	23.4%	1,258,677	637,607	621,070	47,843	0	573,227	99.1%	9/4/2019
48	330 Canal Apartments	0	14,490,000	7/24/2019									5.02	4.83	16.6%	14.2%	27.7%	26.7%	1,278,570	612,658	665,913	25,344	0	640,569	100.0%	9/4/2019
49	Sunny Pines MHC	0	3,290,000	6/17/2019									1.36	1.34	70.9%	62.0%	8.2%	8.0%	333,916	143,308	190,608	2,900	0	187,708	93.1%	6/30/2019
50	Belle Hill Self Storage	0	3,730,000	6/14/2019									1.50	1.47	61.0%	53.4%	9.1%	9.0%	346,445	138,283	208,162	4,258	0	203,905	84.3%	6/30/2019
51	River’s Edge MHP	0	2,880,000	9/9/2019									1.45	1.43	72.9%	59.8%	8.3%	8.2%	312,813	137,608	175,206	2,900	0	172,306	100.0%	9/26/2019
52	Downtown Storage	0	2,620,000	9/6/2019									1.51	1.47	67.7%	56.1%	9.0%	8.8%	328,094	168,172	159,922	3,530	0	156,392	75.1%	9/30/2019
53	Sunset Village MHP	0	2,360,000	6/25/2019									1.67	1.64	69.8%	56.6%	10.2%	10.0%	261,440	93,489	167,951	2,800	0	165,151	98.2%	8/9/2019
54	Nautilus MHP	0	3,160,000	7/15/2019									1.45	1.40	49.4%	40.2%	8.9%	8.6%	361,980	222,433	139,547	5,000	0	134,547	92.0%	6/30/2019
55	Grand Villa MHP	0	2,020,000	7/31/2019									1.43	1.39	67.5%	54.5%	8.6%	8.4%	211,278	93,545	117,733	3,400	0	114,333	91.2%	9/30/2019
56	WAG Cape Carteret	0	4,750,000	8/12/2019									3.33	3.31	27.3%	20.0%	21.9%	21.8%	287,011	2,870	284,141	1,482	0	282,659	100.0%	11/1/2019
57	Dollar General Chillicothe	0	1,610,000	7/3/2019									1.96	1.93	63.3%	63.3%	9.6%	9.5%	101,106	3,033	98,073	1,585	0	96,488	100.0%	11/1/2019
58	Dollar General Poseyville	0	1,340,000	5/3/2019									1.86	1.82	64.3%	64.3%	9.6%	9.4%	85,510	2,565	82,944	1,585	0	81,360	100.0%	11/1/2019

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Period(6)	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR
1	Equinix Data Center	Actual 2018	6,687,602	0	6,687,602	0	6,687,602			Actual 2017	6,678,724	0	6,678,724	0	6,678,724			Actual 2016	6,456,324	0	6,456,324	0	6,456,324
2	Ceasar’s Bay Shopping Center	TTM 6/30/2019	10,014,576	4,742,222	5,272,354	0	5,272,354			Actual 2018	9,146,443	4,699,736	4,446,707	0	4,446,707			Actual 2017	8,838,833	4,554,112	4,284,721	0	4,284,721
3	Planet Self Storage Portfolio	TTM 8/31/2019	8,043,481	2,702,817	5,340,664	0	5,340,664			Actual 2018	7,763,318	2,670,704	5,092,614	0	5,092,614			Actual 2017	6,994,124	2,185,746	4,808,378	0	4,808,378
3.01	Prime Storage - Somerville	TTM 8/31/2019	948,433	291,688	656,745	0	656,745			Actual 2018	912,878	297,351	615,527	0	615,527			Actual 2017	746,762	226,002	520,761	0	520,761
3.02	Prime Storage - Newington	TTM 8/31/2019	902,587	300,752	601,835	0	601,835			Actual 2018	883,635	299,095	584,540	0	584,540			Actual 2017	855,382	247,966	607,416	0	607,416
3.03	Prime Storage - Washington	TTM 8/31/2019	914,180	253,325	660,855	0	660,855			Actual 2018	844,814	232,976	611,838	0	611,838			Actual 2017	754,270	205,367	548,903	0	548,903
3.04	Prime Storage - Brookfield	TTM 8/31/2019	816,098	295,682	520,416	0	520,416			Actual 2018	781,608	286,220	495,388	0	495,388			Actual 2017	705,862	226,451	479,411	0	479,411
3.05	Prime Storage - Quakertown	TTM 8/31/2019	776,620	262,245	514,375	0	514,375			Actual 2018	772,752	254,605	518,147	0	518,147			Actual 2017	733,851	212,603	521,248	0	521,248
3.06	Prime Storage - Hyde Park	TTM 8/31/2019	703,006	242,143	460,863	0	460,863			Actual 2018	682,333	241,573	440,760	0	440,760			Actual 2017	571,511	154,253	417,258	0	417,258
3.07	Prime Storage - Phillipsburg	TTM 8/31/2019	610,612	203,520	407,092	0	407,092			Actual 2018	618,397	197,096	421,301	0	421,301			Actual 2017	578,838	175,679	403,159	0	403,159
3.08	Prime Storage - New Milford	TTM 8/31/2019	645,052	213,426	431,626	0	431,626			Actual 2018	633,727	218,071	415,656	0	415,656			Actual 2017	583,386	196,502	386,884	0	386,884
3.09	Prime Storage - Fairless Hills	TTM 8/31/2019	586,823	200,977	385,846	0	385,846			Actual 2018	564,774	213,289	351,485	0	351,485			Actual 2017	471,795	175,769	296,025	0	296,025
3.10	Prime Storage - Clinton	TTM 8/31/2019	535,572	183,434	352,138	0	352,138			Actual 2018	502,553	192,732	309,821	0	309,821			Actual 2017	504,269	156,612	347,657	0	347,657
3.11	Prime Storage - Lindenwold	TTM 8/31/2019	604,498	255,625	348,873	0	348,873			Actual 2018	565,847	237,696	328,151	0	328,151			Actual 2017	488,198	208,541	279,657	0	279,657
4	777 East Eisenhower	TTM 7/31/2019	3,043,087	2,496,122	546,965	0	546,965			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
5	1000 Chesterbrook	TTM 6/30/2019	4,640,013	1,876,231	2,763,782	0	2,763,782			Actual 2018	3,968,168	1,958,941	2,009,227	0	2,009,227			NAV	NAV	NAV	NAV	NAV	NAV
6	112-118 West 125th Street	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
7	600 & 620 National Avenue	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
8	800 Delaware	TTM 7/31/2019	4,376,778	2,286,340	2,090,438	0	2,090,438			Actual 2017	5,075,644	2,447,812	2,627,832	0	2,627,832			Actual 2016	6,175,460	2,478,055	3,697,405	0	3,697,405
9	Martin Brower	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
10	Bird Creek Crossing	TTM 6/30/2019	2,577,470	632,627	1,944,843	0	1,944,843			Actual 2018	2,646,477	638,360	2,008,117	0	2,008,117			Actual 2017	2,804,840	628,179	2,176,661	0	2,176,661
11	Southern California Retail Portfolio	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
11.01	Home Depot	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
11.02	Ross Dress For Less	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
12	DoubleTree ABQ	TTM 6/30/2019	10,837,704	8,329,005	2,508,699	433,241	2,075,458	110	79	Actual 2018	9,834,087	7,616,178	2,217,909	393,557	1,824,352	104	71	Actual 2017	8,383,416	6,893,132	1,490,284	0	1,490,284	103	63
13	Fortress Self Storage	TTM 7/31/2019	3,028,642	850,266	2,178,376	0	2,178,376			Actual 2018	2,891,839	843,085	2,048,754	0	2,048,754			Actual 2017	2,442,136	761,201	1,680,935	0	1,680,935
14	Glenview Corporate Center	TTM 6/30/2019	2,619,383	1,378,675	1,240,708	0	1,240,708			Actual 2018	2,621,674	1,424,504	1,197,170	0	1,197,170			Actual 2017	2,721,466	1,359,426	1,362,040	0	1,362,040
15	MHI-Creekside Portfolio	TTM 6/30/2019	2,401,394	723,329	1,678,065	0	1,678,065			Actual 2018	2,350,556	723,382	1,627,173	0	1,627,173			Actual 2017	2,242,747	649,531	1,593,216	0	1,593,216
15.01	845 Claycraft & 1000 Morrison Road	TTM 6/30/2019	837,234	228,755	608,479	0	608,479			Actual 2018	832,179	231,585	600,594	0	600,594			Actual 2017	756,303	209,421	546,882	0	546,882
15.02	Creekside	TTM 6/30/2019	669,551	208,203	461,348	0	461,348			Actual 2018	650,005	197,145	452,859	0	452,859			Actual 2017	647,655	192,310	455,345	0	455,345
15.03	960-1020 Claycraft Road	TTM 6/30/2019	486,395	153,972	332,423	0	332,423			Actual 2018	495,559	156,987	338,571	0	338,571			Actual 2017	445,391	131,836	313,554	0	313,554
15.04	920-940 Science Boulevard & 1110 Claycraft Road	TTM 6/30/2019	303,065	87,199	215,866	0	215,866			Actual 2018	275,360	93,316	182,044	0	182,044			Actual 2017	282,697	76,431	206,266	0	206,266
15.05	810 Science Boulevard	TTM 6/30/2019	105,149	45,200	59,949	0	59,949			Actual 2018	97,453	44,349	53,105	0	53,105			Actual 2017	110,701	39,533	71,169	0	71,169
16	Hampton Inn - Greenville Airport	TTM 7/31/2019	4,768,816	2,815,680	1,953,136	0	1,953,136	134	100	Actual 2018	4,902,188	2,852,725	2,049,463	0	2,049,463	137	104	Actual 2017	4,483,894	2,748,090	1,735,804	0	1,735,804	139	95
17	Hilton Bentley Beach Retail & Parking	TTM 6/30/2019	1,757,640	381,350	1,376,290	0	1,376,290			Actual 2018	1,751,957	376,122	1,375,835	0	1,375,835			Actual 2017	1,800,234	369,844	1,430,389	0	1,430,389
18	Curry Junction	TTM 6/30/2019	2,106,757	1,093,168	1,013,589	0	1,013,589			Actual 2018	2,036,290	1,091,180	945,110	0	945,110			Actual 2017	1,987,722	1,087,313	900,409	0	900,409
19	241 North Broadway	TTM 5/31/2019	1,941,202	711,696	1,229,507	0	1,229,507			Actual 2018	1,796,298	730,458	1,065,840	0	1,065,840			Actual 2017	1,100,187	728,489	371,698	0	371,698
20	HGI Pascagoula	TTM 8/31/2019	4,612,358	3,240,394	1,371,964	0	1,371,964	109	88	Actual 2018	4,696,557	3,267,276	1,429,281	0	1,429,281	113	92	Actual 2017	4,441,267	3,153,240	1,288,027	0	1,288,027	107	80
21	Smoke Tree Village and Smoke Tree Commons	TTM 3/31/2019	6,237,115	2,432,112	3,805,003	0	3,805,003			Actual 2018	6,267,547	2,768,637	3,498,910	0	3,498,910			Actual 2017	5,839,040	2,839,084	2,999,956	0	2,999,956
21.01	Smoke Tree Commons	TTM 3/31/2019	4,231,862	1,480,893	2,750,969	0	2,750,969			Actual 2018	4,214,192	1,781,530	2,432,662	0	2,432,662			Actual 2017	4,186,829	1,758,125	2,428,703	0	2,428,703
21.02	Smoke Tree Village	TTM 3/31/2019	2,005,253	951,219	1,054,033	0	1,054,033			Actual 2018	2,053,355	987,107	1,066,247	0	1,066,247			Actual 2017	1,652,211	1,080,958	571,253	0	571,253
22	PA & MD MHP Portfolio	Annualized 8 8/31/2019	1,445,765	496,616	949,149	0	949,149			Actual 2018	1,344,817	471,007	873,810	0	873,810			Actual 2017	1,283,907	476,434	807,473	0	807,473
22.01	Conowingo Mobile Home Court	Annualized 8 8/31/2019	562,813	168,097	394,716	0	394,716			Actual 2018	537,067	190,651	346,415	0	346,415			Actual 2017	517,918	187,682	330,236	0	330,236
22.02	Maybelle Manor MHP	Annualized 8 8/31/2019	269,436	116,391	153,045	0	153,045			Actual 2018	234,532	97,617	136,915	0	136,915			Actual 2017	222,715	95,221	127,494	0	127,494
22.03	Hilltop Acres	Annualized 8 8/31/2019	198,966	64,363	134,603	0	134,603			Actual 2018	177,855	45,705	132,150	0	132,150			Actual 2017	170,775	60,964	109,811	0	109,811
22.04	Haldeman’s MHP	Annualized 8 8/31/2019	183,070	62,538	120,532	0	120,532			Actual 2018	177,517	55,629	121,888	0	121,888			Actual 2017	167,120	54,927	112,193	0	112,193
22.05	J C Mobile Court	Annualized 8 8/31/2019	231,481	85,227	146,253	0	146,253			Actual 2018	217,846	81,404	136,441	0	136,441			Actual 2017	205,379	77,641	127,738	0	127,738
23	Meadows Place Seniors Village	TTM 08/31/2019	1,523,073	653,839	869,233	0	869,233			Actual 2018	1,490,572	665,054	825,518	0	825,518			Actual 2017	1,443,596	686,573	757,023	0	757,023
24	Walgreens Brooklyn	TTM 6/30/2019	700,000	0	700,000	0	700,000			Actual 2018	700,000	0	700,000	0	700,000			Actual 2017	700,000	0	700,000	0	700,000
25	Up Valley Inn & Hot Springs	TTM 6/30/2019	2,548,419	1,462,827	1,085,592	0	1,085,592	224	134	Actual 2018	2,617,619	1,476,579	1,141,039	0	1,141,039	220	137	Actual 2017	2,036,018	1,313,483	722,535	0	722,535	196	137
26	Texas MHP Portfolio	Annualized 8 8/31/2019	1,169,752	332,245	837,506	0	837,506			Actual 2018	953,710	391,701	562,009	0	562,009			Actual 2017	501,831	272,166	229,665	0	229,665
26.01	Ashland MHC	Annualized 8 8/31/2019	404,329	107,248	297,081	0	297,081			Actual 2018	371,881	142,387	229,494	0	229,494			Actual 2017	325,688	121,471	204,217	0	204,217
26.02	Coastal Oaks Estates	Annualized 8 8/31/2019	333,357	94,836	238,521	0	238,521			Actual 2018	240,379	107,610	132,768	0	132,768			Actual 2017	176,143	150,695	25,448	0	25,448
26.03	Country Aire MHC	Annualized 8 8/31/2019	246,364	69,526	176,838	0	176,838			Actual 2018	185,514	84,011	101,503	0	101,503			NAV	NAV	NAV	NAV	NAV	NAV
26.04	Woodlands Hills MHP	Annualized 8 8/31/2019	185,702	60,635	125,067	0	125,067			Actual 2018	155,936	57,693	98,243	0	98,243			NAV	NAV	NAV	NAV	NAV	NAV
27	Lamplighter Resort	TTM 6/30/2019	1,154,278	477,082	677,196	0	677,196			Actual 2018	1,124,334	462,473	661,861	0	661,861			Actual 2017	1,094,299	436,414	657,885	0	657,885
28	Holiday Inn Roswell	TTM 6/30/2019	2,753,176	1,748,038	1,005,138	110,134	895,004	108	74	Actual 2018	2,594,127	1,695,154	898,973	103,766	795,207	104	70	Actual 2017	2,512,993	1,672,879	840,113	100,520	739,594	98	66
29	Northrup North Business Park	TTM 6/15/2019	926,542	209,662	716,880	0	716,880			Actual 2018	862,777	210,384	652,393	0	652,393			Actual 2017	673,480	198,170	475,310	0	475,310
30	Holiday Inn and Suites - N Scottsdale	TTM 5/31/2019	4,169,865	3,312,705	857,160	0	857,160	147	88	Actual 2018	4,104,394	3,437,726	666,668	0	666,668	143	86	Actual 2017	4,363,422	3,470,882	892,540	0	892,540	135	92
31	Bank Of America Brooklyn	TTM 8/31/2019	484,000	0	484,000	0	484,000			Actual 2018	484,000	0	484,000	0	484,000			Actual 2017	484,000	0	484,000	0	484,000
32	101 NE 40th Street - FL	TTM 6/30/2019	523,295	129,653	393,642	0	393,642			Actual 2018	516,860	133,427	383,433	0	383,433			NAV	NAV	NAV	NAV	NAV	NAV
33	Courtyard Indianapolis South	TTM 6/30/2019	2,483,120	1,688,673	794,447	99,325	695,122	115	78	Actual 2018	2,538,618	1,637,767	900,851	101,545	799,306	113	79	Actual 2017	2,712,231	1,835,122	877,109	108,489	768,620	113	85
34	Albertsons Millwood	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
35	CVS & WAG - Texas	Actual 2018	627,146	53,646	573,500	0	573,500			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
35.01	Walgreens - Texas	Actual 2018	350,000	0	350,000	0	350,000			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
35.02	CVS - Texas	Actual 2018	277,146	53,646	223,500	0	223,500			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
36	Store It All Zapata	Annualized 8 8/31/2019	655,396	200,812	454,584	0	454,584			Actual 2018	613,376	194,670	418,706	0	418,706			Actual 2017	535,668	185,179	350,489	0	350,489
37	Central FL MHP Portfolio	TTM 6/30/2019	774,013	253,066	520,946	0	520,946			Actual 2018	693,357	244,461	448,896	0	448,896			Actual 2017	539,920	171,939	367,981	0	367,981
37.01	Whispering Oaks MHP	TTM 7/31/2019	220,281	87,361	132,920	0	132,920			Actual 2018	200,880	71,370	129,510	0	129,510			Actual 2017	173,160	64,908	108,252	0	108,252
37.02	West Chase MHP	TTM 6/30/2019	245,640	66,982	178,658	0	178,658			Actual 2018	242,880	66,754	176,126	0	176,126			Actual 2017	234,600	65,472	169,128	0	169,128
37.03	Shadow Oaks MHP	TTM 7/31/2019	146,841	47,359	99,482	0	99,482			Actual 2018	142,590	46,569	96,021	0	96,021			Actual 2017	132,160	41,558	90,602	0	90,602
37.04	Robins Nest RV Park	Annualized 11 7/31/2019	161,251	51,365	109,886	0	109,886			Actual 2018	107,007	59,768	47,239	0	47,239			NAV	NAV	NAV	NAV	NAV	NAV
38	Cactus Wren	Annualized 8 8/31/2019	586,388	187,230	399,158	0	399,158			Annualized 8 12/31/2018	410,300	172,439	237,861	0	237,861			Actual 2017	365,296	187,717	177,579	0	177,579
39	Mesa Retail	TTM 6/30/2019	497,710	100,831	396,879	0	396,879			Actual 2018	415,362	80,277	335,085	0	335,085			Actual 2017	115,279	31,579	83,700	0	83,700
40	Gorham Self Storage	TTM 7/31/2019	509,487	168,892	340,595	0	340,595			Actual 2018	508,383	179,494	328,889	0	328,889			Actual 2017	505,469	191,029	314,440	0	314,440
41	Cedarhurst and Walston MHP	TTM 6/30/2019	661,677	230,126	431,551	0	431,551			Actual 2018	627,465	239,403	388,062	0	388,062			NAV	NAV	NAV	NAV	NAV	NAV
42	Valley View MHP	Annualized 6 7/31/2019	597,499	212,987	384,512	4,950	379,562			Actual 2018	460,567	180,669	279,898	0	279,898			NAV	NAV	NAV	NAV	NAV	NAV
43	Country Inn & Suites Warner Robins	TTM 7/31/2019	1,537,058	1,024,399	512,659	0	512,659	98	69	Actual 2018	1,498,738	968,439	530,299	0	530,299	95	67	Actual 2017	1,286,620	946,642	339,978	0	339,978	92	58
44	LGE & Troy	TTM 7/31/2019	241,785	42,398	199,387	0	199,387			Actual 2018	159,785	42,708	117,077	0	117,077			NAV	NAV	NAV	NAV	NAV	NAV
45	ABCD Econo Storage	TTM 5/31/2019	497,882	200,412	297,470	0	297,470			Actual 2018	487,991	194,911	293,079	0	293,079			Actual 2017	424,277	189,212	235,065	0	235,065
46	Tyler Street Self Storage	TTM 7/31/2019	393,892	161,764	232,128	0	232,128			Actual 2018	379,894	166,366	213,528	0	213,528			Actual 2017	343,732	144,384	199,348	0	199,348
47	Waters Edge Apartments - NV	TTM 8/31/2019	1,277,682	619,910	657,772	0	657,772			Actual 2018	1,263,679	672,185	591,494	0	591,494			Actual 2017	1,187,603	639,773	547,830	0	547,830
48	330 Canal Apartments	TTM 8/31/2019	1,309,303	641,413	667,890	0	667,890			Actual 2018	1,286,361	633,932	652,429	0	652,429			Actual 2017	1,259,873	671,587	588,287	0	588,287
49	Sunny Pines MHC	TTM 6/30/2019	315,074	123,656	191,418	0	191,418			Actual 2018	274,148	146,911	127,237	0	127,237			NAV	NAV	NAV	NAV	NAV	NAV
50	Belle Hill Self Storage	TTM 5/31/2019	317,711	135,750	181,962	0	181,962			Actual 2018	307,698	133,875	173,823	0	173,823			Actual 2017	280,177	137,577	142,600	0	142,600
51	River’s Edge MHP	TTM 7/31/2019	317,657	97,201	220,455	0	220,455			Actual 2018	308,498	77,528	230,970	0	230,970			Actual 2017	244,934	84,257	160,677	0	160,677
52	Downtown Storage	TTM 8/31/2019	328,094	165,633	162,461	0	162,461			Actual 2018	290,384	176,656	113,728	0	113,728			Actual 2017	234,742	176,370	58,372	0	58,372
53	Sunset Village MHP	TTM 6/30/2019	267,754	72,431	195,323	0	195,323			Actual 2018	261,578	71,297	190,282	0	190,282			Actual 2017	256,835	78,789	178,046	0	178,046
54	Nautilus MHP	TTM 6/30/2019	361,980	215,353	146,627	0	146,627			Actual 2018	347,038	204,316	142,723	0	142,723			Actual 2017	344,456	208,913	135,543	0	135,543
55	Grand Villa MHP	Annualized 8 8/31/2019	190,424	104,189	86,235	0	86,235			Actual 2018	186,411	107,249	79,161	0	79,161			Actual 2017	197,155	100,908	96,247	0	96,247
56	WAG Cape Carteret	Actual 2018	295,888	0	295,888	0	295,888			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
57	Dollar General Chillicothe	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
58	Dollar General Poseyville	NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Master Lease (Y/N)(7)	Largest Tenant Name(4)(8)(9)(10)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(9)	2nd Largest Tenant Name(9)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date(9)	3rd Largest Tenant Name	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(10)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA
1	Equinix Data Center	N	Equinix, Inc.	663,621	100.0%	12/31/2068
2	Ceasar’s Bay Shopping Center	N	Kohls	119,734	39.7%	5/31/2023	Target	88,000	29.2%	7/31/2035	Best Buy	39,568	13.1%	1/31/2022	Modell’s	23,792	7.9%	1/31/2025	Olive Garden	8,350	2.8%
3	Planet Self Storage Portfolio	N
3.01	Prime Storage - Somerville	N
3.02	Prime Storage - Newington	N
3.03	Prime Storage - Washington	N
3.04	Prime Storage - Brookfield	N
3.05	Prime Storage - Quakertown	N
3.06	Prime Storage - Hyde Park	N
3.07	Prime Storage - Phillipsburg	N
3.08	Prime Storage - New Milford	N
3.09	Prime Storage - Fairless Hills	N
3.10	Prime Storage - Clinton	N
3.11	Prime Storage - Lindenwold	N
4	777 East Eisenhower	N	University Of Michigan	140,960	51.7%	12/31/2034	UAW	19,230	7.1%	6/30/2024	Oxford Property Management	15,000	5.5%	1/31/2030	Coyote Logistics	13,818	5.1%	11/30/2020	Merrill Lynch	12,644	4.6%
5	1000 Chesterbrook	N	Envestnet	145,146	84.2%	12/31/2032	Trinseo LLC	24,110	14.0%	8/31/2021	Fitness Center	2,715	1.6%	8/31/2034	Executive Café	450	0.3%	12/31/2032
6	112-118 West 125th Street	N	Victoria’s Secret	14,000	43.8%	2/5/2033	Bath & Body Works	4,000	12.5%	2/5/2033
7	600 & 620 National Avenue	N	Google	151,064	100.0%	5/31/2029
8	800 Delaware	N	Highmark BCBSD Inc.	130,731	46.7%	12/31/2027	Capital One	91,764	32.8%	12/31/2028	Heckler & Frabizzio PA	12,215	4.4%	1/31/2027	ADP	5,901	2.1%	4/30/2022	Artisan Partners LTTD Partners	5,487	2.0%
9	Martin Brower	Y	The Martin-Brower Company, LLC	152,854	100.0%	8/30/2029
10	Bird Creek Crossing	N	Best Buy	30,038	23.1%	1/31/2023	PetSmart	19,900	15.3%	4/30/2023	Boot Barn	17,862	13.7%	10/31/2029	Michaels	17,175	13.2%	2/28/2023	Spec’s Liquor and Fine Foods	15,659	12.1%
11	Southern California Retail Portfolio	N	Various	Various	Various	Various
11.01	Home Depot	N	Home Depot	93,031	100.0%	1/31/2025
11.02	Ross Dress For Less	N	Ross Dress For Less	27,168	100.0%	1/31/2025
12	DoubleTree ABQ	N
13	Fortress Self Storage	N
14	Glenview Corporate Center	N	Health Care Services Group	52,072	29.5%	1/31/2029	Funding Metrics	14,598	8.3%	5/7/2030	Meta Pharmaceutical Service	13,300	7.5%	10/31/2022	Monarch	11,668	6.6%	1/31/2023	Jefferson Health Medical Practice	8,598	4.9%
15	MHI-Creekside Portfolio	N	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
15.01	845 Claycraft & 1000 Morrison Road	N	Hollywood Imprints	14,830	16.9%	2/28/2024	PT&C Forensics LLC	12,680	14.5%	4/30/2023	Agility and Rally for Fun, LLC	9,100	10.4%	12/31/2019	FedEx Trade Network, Inc.	7,360	8.4%	MTM	Columbus Dancesport, LLC	6,000	6.8%
15.02	Creekside	N	HMS Business Services	25,212	56.1%	11/30/2020	Kleingers and Associates, Inc.	7,686	17.1%	5/31/2022	Rockwell Automation Inc.	7,009	15.6%	6/30/2023	Motorola, Inc.	5,000	11.1%	7/31/2022
15.03	960-1020 Claycraft Road	N	Perfection Bakeries, Inc.	12,000	21.4%	1/31/2021	SiteOne Landscape Supply, LLC	10,000	17.9%	2/28/2021	Heritage Crystal Clean	10,000	17.9%	11/30/2021	Muncie Power Products, Inc.	6,000	10.7%	5/31/2020	KFM247, Ltd.	6,000	10.7%
15.04	920-940 Science Boulevard & 1110 Claycraft Road	N	Konecranes, Inc.	10,000	28.4%	10/31/2023	Cintas Corporation No. 2	10,000	28.4%	9/12/2021	KCP Logistics	5,200	14.8%	3/31/2020	Buckeye Interior Sales, LLC	5,000	14.2%	5/31/2021	Go Trade North America, Inc.	5,000	14.2%
15.05	810 Science Boulevard	N	ATF	7,000	58.3%	1/7/2024	FYT, LLC	5,000	41.7%	4/30/2022
16	Hampton Inn - Greenville Airport	N
17	Hilton Bentley Beach Retail & Parking	N	Double Park LLC	7,650	41.5%	4/30/2034	Santorini Restaurant	4,752	25.8%	6/30/2034	Prime Italian	3,800	20.6%	5/31/2028	Rocco Donna	1,040	5.6%	8/31/2024	Spa 101	635	3.4%
18	Curry Junction	N
19	241 North Broadway	N	Elkay Interior System	18,734	23.4%	4/30/2028	Gass Weber Mullins	10,783	13.5%	9/30/2024	Exp US Services	8,076	10.1%	8/31/2021	CD Smith Construction	7,497	9.4%	4/30/2024	Digigrated	6,814	8.5%
20	HGI Pascagoula	N
21	Smoke Tree Village and Smoke Tree Commons	N	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
21.01	Smoke Tree Commons	N	TJ Maxx	28,567	16.7%	3/31/2024	Jensen’s Finest Foods	25,360	14.8%	8/31/2023	Michael’s	21,630	12.6%	5/31/2021	Cost Plus	18,300	10.7%	1/31/2021	Walgreens	14,820	8.6%
21.02	Smoke Tree Village	N	Ralphs Fresh Fare	39,780	36.2%	12/31/2027	Union Oil	4,000	3.6%	MTM	Pho 533	3,343	3.0%	7/31/2021	U.S. Post Office	3,000	2.7%	8/31/2020	Giuseppe’s Pizza & Pasta	2,602	2.4%
22	PA & MD MHP Portfolio	N
22.01	Conowingo Mobile Home Court	N
22.02	Maybelle Manor MHP	N
22.03	Hilltop Acres	N
22.04	Haldeman’s MHP	N
22.05	J C Mobile Court	N
23	Meadows Place Seniors Village	N
24	Walgreens Brooklyn	N	Walgreens	12,648	100.0%	7/31/2050
25	Up Valley Inn & Hot Springs	N
26	Texas MHP Portfolio	Various
26.01	Ashland MHC	Y
26.02	Coastal Oaks Estates	Y
26.03	Country Aire MHC	Y
26.04	Woodlands Hills MHP	N
27	Lamplighter Resort	N
28	Holiday Inn Roswell	N
29	Northrup North Business Park	N	Wallick & Volk	4,927	18.0%	11/30/2020	Optimallife Wellness Clinic, LLC	2,623	9.6%	2/28/2029	Ideal Exercise	2,483	9.1%	8/31/2022	Natural Rejuvenation MedSpa	2,362	8.6%	12/31/2028	Avexa, LLC.	2,341	8.6%
30	Holiday Inn and Suites - N Scottsdale	N
31	Bank Of America Brooklyn	N	Bank of America	5,633	100.0%	5/31/2029
32	101 NE 40th Street - FL	N	Theory	5,000	100.0%	3/31/2022
33	Courtyard Indianapolis South	N
34	Albertsons Millwood	N	Albertson’s LLC	50,706	100.0%	6/30/2039
35	CVS & WAG - Texas	N	Various	Various	Various	Various
35.01	Walgreens - Texas	N	Walgreens	14,820	100.0%	7/31/2080
35.02	CVS - Texas	N	CVS	10,908	100.0%	6/29/2034
36	Store It All Zapata	N
37	Central FL MHP Portfolio	Y
37.01	Whispering Oaks MHP	Y
37.02	West Chase MHP	Y
37.03	Shadow Oaks MHP	Y
37.04	Robins Nest RV Park	Y
38	Cactus Wren	Y
39	Mesa Retail	N	AT&T	3,800	41.3%	8/31/2027	CiCi’s Pizza	3,298	35.9%	7/31/2028	Chipotle	2,100	22.8%	9/30/2027
40	Gorham Self Storage	N
41	Cedarhurst and Walston MHP	N
42	Valley View MHP	N
43	Country Inn & Suites Warner Robins	N
44	LGE & Troy	N	LGE Community Credit Union	3,076	50.6%	4/14/2029	Troy University	3,000	49.4%	2/28/2023
45	ABCD Econo Storage	N
46	Tyler Street Self Storage	N
47	Waters Edge Apartments - NV	N
48	330 Canal Apartments	N
49	Sunny Pines MHC	Y
50	Belle Hill Self Storage	N
51	River’s Edge MHP	N
52	Downtown Storage	N
53	Sunset Village MHP	Y
54	Nautilus MHP	N
55	Grand Villa MHP	N
56	WAG Cape Carteret	N	Walgreens, Co.	14,820	100.0%	4/30/2083
57	Dollar General Chillicothe	N	DG - Chillicothe, IL	10,566	100.0%	6/30/2034
58	Dollar General Poseyville	N	Dollar General	10,566	100.0%	5/31/2034

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)(4)	Monthly Replacement Reserve ($)(11)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC
1	Equinix Data Center		8/29/2019	9/17/2019				N	Y	Refinance	0	0	Springing			0	Springing			0	0	0
2	Ceasar’s Bay Shopping Center	11/28/2028	7/8/2019	7/8/2019				N	Y	Refinance	0	468,758	117,190	Cash		761,458	76,620	Cash		1,000,000	Springing	0	Cash
3	Planet Self Storage Portfolio		Various	Various				N	Y	Refinance	73,438	370,554	58,818	Cash		7,162	3,410	Cash		0	5,333	0	Cash
3.01	Prime Storage - Somerville		9/5/2019	9/5/2019				N	Y
3.02	Prime Storage - Newington		9/10/2019	9/5/2019				N	Y
3.03	Prime Storage - Washington		9/10/2019	9/5/2019				N	Y
3.04	Prime Storage - Brookfield		9/9/2019	9/5/2019				N	Y
3.05	Prime Storage - Quakertown		9/10/2019	9/9/2019				N	Y
3.06	Prime Storage - Hyde Park		9/5/2019	9/5/2019				N	Y
3.07	Prime Storage - Phillipsburg		9/9/2019	9/5/2019				N	Y
3.08	Prime Storage - New Milford		9/10/2019	9/5/2019				N	Y
3.09	Prime Storage - Fairless Hills		9/5/2019	9/5/2019				N	Y
3.10	Prime Storage - Clinton		9/10/2019	9/5/2019				N	Y
3.11	Prime Storage - Lindenwold		9/5/2019	9/6/2019				N	Y
4	777 East Eisenhower	6/30/2024	7/9/2019	8/27/2019				N	Y	Refinance	634,445	175,007	87,504	Cash		0	Springing			0	4,537	0	Cash
5	1000 Chesterbrook		8/5/2019	8/7/2019				N	Y	Acquisition	0	31,760	31,760	Cash		0	Springing			140,350	2,874	0	Cash
6	112-118 West 125th Street		7/31/2019	8/2/2019				N	Y	Refinance	0	104,916	34,972	Cash		1,934	967	Cash		0	534	0	Cash
7	600 & 620 National Avenue		8/26/2019	8/27/2019		8/26/2019	6.0%	N	Y	Acquisition	0	0	Springing			0	Springing			75,532	3,147	75,532	Cash
8	800 Delaware	3/31/2022	8/23/2019	8/23/2019				N	Y	Recapitalization	85,313	69,984	69,984	Cash		0	Springing			0	4,670	0	Cash
9	Martin Brower		6/17/2019	9/11/2019				N	Y	Acquisition	11,125	0	Springing			4,321	1,440	Cash		0	1,911	0	Cash
10	Bird Creek Crossing	6/30/2020	7/11/2019	7/11/2019				N	Y	Acquisition	0	0	Springing			0	Springing			0	Springing	0
11	Southern California Retail Portfolio		8/28/2019	8/30/2019		9/4/2019	Various	N	Y	Refinance	0	0	Springing			901	451	Cash		0	1,502	0	Cash
11.01	Home Depot		8/28/2019	8/30/2019		9/4/2019	16.0%	N	Y
11.02	Ross Dress For Less		8/28/2019	8/30/2019		9/4/2019	19.0%	N	Y
12	DoubleTree ABQ		6/12/2019	7/19/2019				N	Y	Acquisition	235,235	72,967	14,593	Cash		0	Springing			0	18,063	0	Cash
13	Fortress Self Storage		6/25/2019	6/25/2019		7/16/2019	12.0%	N	Y	Acquisition	0	14,355	6,836	Cash		37,442	17,829	Cash		0	1,441	0	Cash
14	Glenview Corporate Center	11/30/2030	7/22/2019	7/22/2019				N	Y	Refinance	0	61,715	33,086	Cash		0	Springing			0	3,231	0	Cash
15	MHI-Creekside Portfolio	Various	8/15/2019	8/15/2019				N	Y	Refinance	195,000	101,039	33,019	Cash		19,317	4,735	Cash		0	3,929	200,000	Cash
15.01	845 Claycraft & 1000 Morrison Road	12/31/2022	8/15/2019	8/15/2019				N	Y
15.02	Creekside		8/15/2019	8/15/2019				N	Y
15.03	960-1020 Claycraft Road	4/30/2021	8/15/2019	8/15/2019				N	Y
15.04	920-940 Science Boulevard & 1110 Claycraft Road	1/31/2020	8/15/2019	8/15/2019				N	Y
15.05	810 Science Boulevard		8/15/2019	8/15/2019				N	Y
16	Hampton Inn - Greenville Airport		7/23/2019	7/23/2019				N	Y	Refinance	0	164,988	18,332	Cash		0	Springing			0	15,861	800,000	Cash
17	Hilton Bentley Beach Retail & Parking	2/28/2023	6/18/2019	6/13/2019				N	Y	Refinance	0	83,152	7,559	Cash		0	Springing			0	130	4,669	Cash
18	Curry Junction		7/18/2019	7/17/2019				N	Y	Acquisition	0	251,330	27,926	Cash		0	Springing			800,000	4,750	0	Cash
19	241 North Broadway	10/31/2023	7/22/2019	7/22/2019				N	Y	Acquisition	0	136,318	19,474	Cash		0	Springing			800,000	1,333	0	Cash
20	HGI Pascagoula		6/1/2018	6/1/2018				N	Y	Refinance	0	13,992	13,992	Cash		51,838	4,713	Cash		0	1/12th of 4% of Total Revenue	0	Cash
21	Smoke Tree Village and Smoke Tree Commons	Various	4/30/2019	Various		5/1/2019	Various	N	Y	Refinance	0	0	Springing			0	Springing			0	Springing	0
21.01	Smoke Tree Commons	5/1/2073	4/30/2019	4/25/2019		5/1/2019	12.0%	N	Y
21.02	Smoke Tree Village	4/30/2021	4/30/2019	4/30/2019		5/1/2019	15.0%	N	Y
22	PA & MD MHP Portfolio		8/22/2019	Various				N	Y	Refinance	97,325	17,747	8,873	Cash		3,655	1,828	Cash		1,275	1,275	0	Cash
22.01	Conowingo Mobile Home Court		8/22/2019	8/22/2019				N	Y
22.02	Maybelle Manor MHP		8/22/2019	8/23/2019				N	Y
22.03	Hilltop Acres		8/22/2019	8/21/2019				N	Y
22.04	Haldeman’s MHP		8/22/2019	8/23/2019				N	Y
22.05	J C Mobile Court		8/22/2019	8/23/2019				N	Y
23	Meadows Place Seniors Village		6/24/2019	6/24/2019				N	Y	Acquisition	10,860	116,768	11,448	Cash		49,885	6,113	Cash		0	3,792	0	Cash
24	Walgreens Brooklyn		7/18/2019	7/18/2019				N	Y	Acquisition	2,813	0	Springing			0	Springing			158	158	0	Cash
25	Up Valley Inn & Hot Springs		7/8/2019	7/3/2019		7/8/2019	12.0%	N	Y	Refinance	11,866	20,186	3,364	Cash		0	Springing			0	4,413	0	Cash
26	Texas MHP Portfolio		8/12/2019	Various				N	Y	Refinance	12,188	59,081	5,908	Cash		5,323	1,774	Cash		1,388	1,388	0	Cash
26.01	Ashland MHC		8/12/2019	8/9/2019				N	Y
26.02	Coastal Oaks Estates		8/12/2019	8/8/2019				N	Y
26.03	Country Aire MHC		8/12/2019	8/8/2019				N	Y
26.04	Woodlands Hills MHP		8/12/2019	8/9/2019				N	Y
27	Lamplighter Resort		5/31/2019	5/31/2019				N	Y	Acquisition	1,875	13,549	2,710	Cash		1,999	999	Cash		1,150	1,150	0	Cash
28	Holiday Inn Roswell		8/5/2019	8/6/2019				N	Y	Refinance	1,875	7,448	7,093	Cash		41,272	3,573	Cash		200,000	9,177	0	Cash
29	Northrup North Business Park	12/31/2023	7/31/2019	8/1/2019		7/31/2019	8.0%	N	Y	Refinance	0	5,557	5,557	Cash		9,031	821	Cash		35,560	296	10,000	Cash
30	Holiday Inn and Suites - N Scottsdale		7/10/2019	7/10/2019				N	Y	Refinance	0	144,998	14,500	Cash		0	Springing			0	13,900	0	Cash
31	Bank Of America Brooklyn		9/23/2019	9/23/2019				N	Y	Acquisition	1,500	56,481	14,120	Cash		502	502	Cash		185	185	0	Cash
32	101 NE 40th Street - FL		8/22/2019	8/22/2019				N	Y	Refinance	0	0	Springing			0	Springing			0	Springing	0
33	Courtyard Indianapolis South		7/29/2019	7/29/2019				N	Y	Acquisition	0	0	15,424	Cash		13,084	1,133	Cash		0	8,277	0	Cash
34	Albertsons Millwood		8/5/2019	8/5/2019				N	Y	Acquisition	0	0	Springing			0	Springing			0	Springing	0
35	CVS & WAG - Texas		Various	Various				N	Y	Acquisition	0	0	Springing			0	Springing			0	Springing	0
35.01	Walgreens - Texas		7/12/2019	7/12/2019				N	Y
35.02	CVS - Texas		8/2/2019	8/1/2019				N	Y
36	Store It All Zapata		7/11/2019	7/11/2019				N	Y	Refinance	0	52,269	6,534	Cash		2,448	408	Cash		759	759	0	Cash
37	Central FL MHP Portfolio		8/7/2019	8/7/2019				N	Y	Refinance	199,861	78,463	7,133	Cash		5,220	2,610	Cash		775	775	0	Cash
37.01	Whispering Oaks MHP		8/7/2019	8/7/2019				N	Y
37.02	West Chase MHP		8/7/2019	8/7/2019				N	Y
37.03	Shadow Oaks MHP		8/7/2019	8/7/2019				N	Y
37.04	Robins Nest RV Park		8/7/2019	8/7/2019				N	Y
38	Cactus Wren		9/11/2019	9/11/2019				N	Y	Refinance	0	1,710	1,710	Cash		4,786	798	Cash		417	417	0	Cash
39	Mesa Retail		6/26/2019	6/27/2019				N	Y	Acquisition	0	18,794	3,132	Cash		746	373	Cash		0	115	0	Cash
40	Gorham Self Storage		8/8/2019	8/8/2019				N	Y	Acquisition	0	13,337	2,540	Cash		582	277	Cash		0	588	0	Cash
41	Cedarhurst and Walston MHP		6/17/2019	6/17/2019				N	Y	Refinance	32,955	5,378	2,689	Cash		7,029	639	Cash		750	750	0	Cash
42	Valley View MHP		8/8/2019	8/8/2019				N	Y	Refinance	17,500	4,999	2,500	Cash		9,317	932	Cash		10,000	429	0	Cash
43	Country Inn & Suites Warner Robins		7/18/2019	6/18/2019				N	Y	Refinance	0	32,951	3,295	Cash		13,559	3,390	Cash		5,124	5,124	0	Cash
44	LGE & Troy		8/20/2019	8/20/2019				N	Y	Acquisition	0	0	Springing			0	Springing			0	Springing	0
45	ABCD Econo Storage		7/31/2019	7/18/2019				N	Y	Refinance	0	28,640	2,604	Cash		2,128	1,064	Cash		0	443	26,568	Cash
46	Tyler Street Self Storage		8/20/2019	8/20/2019				N	Y	Refinance	6,375	10,407	3,469	Cash		5,878	840	Cash		520	520	24,945	Cash
47	Waters Edge Apartments - NV		7/29/2019			7/29/2019	11.0%	N	Y	Refinance	0	0	Springing			0	Springing			0	Springing	0
48	330 Canal Apartments		7/31/2019			8/2/2019	16.0%	N	Y	Refinance	0	0	Springing			0	Springing			0	Springing	0
49	Sunny Pines MHC		6/21/2019	6/21/2019				N	Y	Refinance	24,680	19,134	3,189	Cash		1,244	622	Cash		10,000	242	0	Cash
50	Belle Hill Self Storage		6/27/2019	6/27/2019				N	Y	Acquisition	4,819	5,041	2,520	Cash		894	447	Cash		355	355	0	Cash
51	River’s Edge MHP		9/12/2019	9/12/2019				N	Y	Acquisition	18,750	15,398	3,080	Cash		999	999	Cash		242	242	0	Cash
52	Downtown Storage		9/10/2019	9/11/2019				N	Y	Refinance	0	33,807	3,381	Cash		3,682	526	Cash		294	294	10,590	Cash
53	Sunset Village MHP		7/10/2019	7/11/2019				N	Y	Refinance	25,250	1,831	458	Cash		1,229	307	Cash		233	233	0	Cash
54	Nautilus MHP		7/30/2019	7/30/2019				N	Y	Refinance	21,563	36,756	3,676	Cash		5,495	916	Cash		417	417	0	Cash
55	Grand Villa MHP		8/29/2019	8/29/2019				N	Y	Acquisition	21,750	9,890	899	Cash		877	438	Cash		283	283	0	Cash
56	WAG Cape Carteret		8/21/2019					N	Y	Acquisition	0	0	Springing			0	Springing			0	Springing	0
57	Dollar General Chillicothe		7/26/2019	7/26/2019				N	Y	Acquisition	0	4,000	333	Cash		0	Springing			0	0	0
58	Dollar General Poseyville		6/15/2019	6/14/2019				N	Y	Acquisition	0	4,000	333	Cash		0	Springing			0	0	0

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description(11)	Other Escrow I (Initial) ($)(4)(11)	Other Escrow I (Monthly) ($)(11)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty
1	Equinix Data Center		0	0	0			0	0				0	0	0
2	Ceasar’s Bay Shopping Center		0	Springing	0			0	0			Piling Work Reserve ($6,000,000.00); Target Free Rent Reserve ($4,567,700.00); Outstanding TI/LC Reserve ($2,511,385.00)	13,079,085	0	0	Cash
3	Planet Self Storage Portfolio		0	0	0			0	0				0	0	0
3.01	Prime Storage - Somerville
3.02	Prime Storage - Newington
3.03	Prime Storage - Washington
3.04	Prime Storage - Brookfield
3.05	Prime Storage - Quakertown
3.06	Prime Storage - Hyde Park
3.07	Prime Storage - Phillipsburg
3.08	Prime Storage - New Milford
3.09	Prime Storage - Fairless Hills
3.10	Prime Storage - Clinton
3.11	Prime Storage - Lindenwold
4	777 East Eisenhower		0	21,553; Springing	1,000,000	Cash		0	0			Rent Concession Reserve	1,979,394	0	0	Cash
5	1000 Chesterbrook		1,474,543	10,058	0	Cash		0	0			Free Rent Reserve	394,423	0	0	Cash
6	112-118 West 125th Street		0	0	0			0	0				0	0	0
7	600 & 620 National Avenue		12,085,120	0	0	Cash		0	0				0	0	0
8	800 Delaware		0	23,349	0	Cash		0	0			ADP Rent Abatement Reserve	11,611	0	0	Cash
9	Martin Brower		0	6,369	0	Cash		0	0				0	0	0
10	Bird Creek Crossing		0	Springing	324,853			0	0				0	0	0
11	Southern California Retail Portfolio		0	6,511	0	Cash		0	0				0	0	0
11.01	Home Depot
11.02	Ross Dress For Less
12	DoubleTree ABQ		0	0	0			0	0			PIP Holdback	2,898,765	0	0	Cash
13	Fortress Self Storage		0	0	0			0	0				0	0	0
14	Glenview Corporate Center		0	18,359	660,916	Cash		0	0			Outstanding TI/LC	1,239,305	0	0	Cash
15	MHI-Creekside Portfolio		500,000	9,822	500,000	Cash		0	0				0	0	0
15.01	845 Claycraft & 1000 Morrison Road
15.02	Creekside
15.03	960-1020 Claycraft Road
15.04	920-940 Science Boulevard & 1110 Claycraft Road
15.05	810 Science Boulevard
16	Hampton Inn - Greenville Airport		0	0	0			0	0			PIP Reserve	0	Springing	0
17	Hilton Bentley Beach Retail & Parking		0	865	51,875	Cash		0	0			Condominium Assessment Reserve	0	Springing	0
18	Curry Junction		0	0	0			0	0				0	0	0
19	241 North Broadway		100,000	6,663	399,800	Cash		0	0			Outstanding TI/LC	31,278	0	0	Cash
20	HGI Pascagoula		0	0	0			0	0			Upfront Seasonality Reserve	35,000	Springing	50,000	Cash
21	Smoke Tree Village and Smoke Tree Commons		0	Springing	703,088			0	0				0	0	0
21.01	Smoke Tree Commons
21.02	Smoke Tree Village
22	PA & MD MHP Portfolio		0	0	0			0	0			WWTP Reserve	1,000,000	0	0	Cash
22.01	Conowingo Mobile Home Court
22.02	Maybelle Manor MHP
22.03	Hilltop Acres
22.04	Haldeman’s MHP
22.05	J C Mobile Court
23	Meadows Place Seniors Village		0	0	0			0	0				0	0	0
24	Walgreens Brooklyn		0	0	0			0	0			Judgement Reserve	1,500	0	0	Cash
25	Up Valley Inn & Hot Springs		0	0	0			0	0			Seasonality Reserve	161,000	Springing	0	Cash
26	Texas MHP Portfolio		0	0	0			0	0			Holdback Reserve	1,000,000	0	0	Cash
26.01	Ashland MHC
26.02	Coastal Oaks Estates
26.03	Country Aire MHC
26.04	Woodlands Hills MHP
27	Lamplighter Resort		0	0	0			0	0			Utility Upgrade Reserve	10,000	0	0	Cash
28	Holiday Inn Roswell		0	0	0			0	0				0	0	0
29	Northrup North Business Park		150,000	2,311	150,000	Cash		0	0			Rent Concession Reserve	9,883	0	0	Cash
30	Holiday Inn and Suites - N Scottsdale		0	0	0			0	0			PIP Reserve	0	Springing	0
31	Bank Of America Brooklyn		0	0	0			0	0				0	0	0
32	101 NE 40th Street - FL		0	Springing	0			0	0			Upfront Reserve	500,000	0	0	Cash
33	Courtyard Indianapolis South		0	0	0			0	0			PIP Reserve	450,798	0	0	Cash
34	Albertsons Millwood		0	Springing	0			0	0				0	0	0
35	CVS & WAG - Texas		0	Springing	0			0	0				0	0	0
35.01	Walgreens - Texas
35.02	CVS - Texas
36	Store It All Zapata		0	0	0			0	0				0	0	0
37	Central FL MHP Portfolio		0	0	0			0	0				0	0	0
37.01	Whispering Oaks MHP
37.02	West Chase MHP
37.03	Shadow Oaks MHP
37.04	Robins Nest RV Park
38	Cactus Wren		0	0	0			0	0				0	0	0
39	Mesa Retail		0	1,150	0	Cash		0	0				0	0	0
40	Gorham Self Storage		0	0	0			0	0				0	0	0
41	Cedarhurst and Walston MHP		0	0	0			0	0				0	0	0
42	Valley View MHP		0	0	0			0	0				0	0	0
43	Country Inn & Suites Warner Robins		0	0	0			0	0			TV Upgrade Reserve	8,250	0	0	Cash
44	LGE & Troy		0	1,013	60,760	Cash		0	0				0	0	0
45	ABCD Econo Storage		0	0	0			0	0				0	0	0
46	Tyler Street Self Storage		0	0	0			0	0				0	0	0
47	Waters Edge Apartments - NV		0	0	0			0	0				0	0	0
48	330 Canal Apartments		0	0	0			0	0				0	0	0
49	Sunny Pines MHC		0	0	0			0	0				0	0	0
50	Belle Hill Self Storage		0	0	0			0	0				0	0	0
51	River’s Edge MHP		0	0	0			0	0			Rent Reserve	13,200	0	0	Cash
52	Downtown Storage		0	0	0			0	0				0	0	0
53	Sunset Village MHP		0	0	0			0	0			General Utility Reserve	7,200	0	0	Cash
54	Nautilus MHP		0	0	0			0	0				0	0	0
55	Grand Villa MHP		0	0	0			0	0				0	0	0
56	WAG Cape Carteret		0	Springing	0			0	0				0	0	0
57	Dollar General Chillicothe		0	0	0			0	0				0	0	0
58	Dollar General Poseyville		0	0	0			0	0				0	0	0

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(4)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback	Ownership Interest(12)	Ground Lease Initial Expiration Date	Annual Ground Rent Payment(13)	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)
1	Equinix Data Center		0	0	0				Fee				Hard/Springing Cash Management
2	Ceasar’s Bay Shopping Center	Ground Rent Reserve	0	60,683	0	Cash			Leasehold	12/31/2065	$728,190	$90,000 plus “cost of living” as calculated per the ground lease	Hard/Springing Cash Management
3	Planet Self Storage Portfolio		0	0	0				Fee				Springing
3.01	Prime Storage - Somerville								Fee
3.02	Prime Storage - Newington								Fee
3.03	Prime Storage - Washington								Fee
3.04	Prime Storage - Brookfield								Fee
3.05	Prime Storage - Quakertown								Fee
3.06	Prime Storage - Hyde Park								Fee
3.07	Prime Storage - Phillipsburg								Fee
3.08	Prime Storage - New Milford								Fee
3.09	Prime Storage - Fairless Hills								Fee
3.10	Prime Storage - Clinton								Fee
3.11	Prime Storage - Lindenwold								Fee
4	777 East Eisenhower	Existing TI/LC Reserve	4,646,043	0	0	Cash			Fee				Hard/Upfront Cash Management
5	1000 Chesterbrook	Envestnet Refurbishment Allowance	109,650	0	0	Cash			Fee				Hard/Upfront Cash Management
6	112-118 West 125th Street		0	0	0				Fee				Hard/Springing Cash Management
7	600 & 620 National Avenue		0	0	0				Fee				Hard/Springing Cash Management
8	800 Delaware	CapOne Upfront Rollover Reserve ($5,600); Heckler Upfront Rollover Reserve ($63,000)	68,600	0	0	Cash			Fee and Leasehold	3/8/2106	$0	None	Springing
9	Martin Brower		0	0	0				Fee				Hard/Upfront Cash Management
10	Bird Creek Crossing		0	0	0				Fee				Springing
11	Southern California Retail Portfolio		0	0	0				Fee				Hard/Springing Cash Management
11.01	Home Depot								Fee
11.02	Ross Dress For Less								Fee
12	DoubleTree ABQ		0	0	0				Fee				Hard/Springing Cash Management
13	Fortress Self Storage		0	0	0				Fee				Springing
14	Glenview Corporate Center	Free Rent	599,351	0	0	Cash			Fee				Springing
15	MHI-Creekside Portfolio		0	0	0				Fee				Springing
15.01	845 Claycraft & 1000 Morrison Road								Fee
15.02	Creekside								Fee
15.03	960-1020 Claycraft Road								Fee
15.04	920-940 Science Boulevard & 1110 Claycraft Road								Fee
15.05	810 Science Boulevard								Fee
16	Hampton Inn - Greenville Airport		0	0	0				Fee				Springing
17	Hilton Bentley Beach Retail & Parking		0	0	0				Fee				Springing
18	Curry Junction		0	0	0				Fee				Springing
19	241 North Broadway		0	0	0				Fee				Hard/Springing Cash Management
20	HGI Pascagoula		0	0	0				Fee				Hard/Upfront Cash Management
21	Smoke Tree Village and Smoke Tree Commons		0	0	0				Leasehold	Various	$1,231,685		Springing
21.01	Smoke Tree Commons								Leasehold	7/31/2071; 12/31/2053	$746,240
21.02	Smoke Tree Village								Leasehold	2/1/2054	$485,445
22	PA & MD MHP Portfolio	Tax Lien Reserve	32,256	0	0	Cash			Fee				Springing
22.01	Conowingo Mobile Home Court								Fee
22.02	Maybelle Manor MHP								Fee
22.03	Hilltop Acres								Fee
22.04	Haldeman’s MHP								Fee
22.05	J C Mobile Court								Fee
23	Meadows Place Seniors Village		0	0	0				Fee				Springing
24	Walgreens Brooklyn		0	0	0				Fee				Hard/Springing Cash Management
25	Up Valley Inn & Hot Springs	PIP Reserve	0	Springing	0				Fee				Springing
26	Texas MHP Portfolio	Capital Improvement Reserve	70,000	0	0	Cash			Fee				Springing
26.01	Ashland MHC								Fee
26.02	Coastal Oaks Estates								Fee
26.03	Country Aire MHC								Fee
26.04	Woodlands Hills MHP								Fee
27	Lamplighter Resort		0	0	0				Fee				Springing
28	Holiday Inn Roswell		0	0	0				Fee				Springing
29	Northrup North Business Park		0	0	0				Fee				Soft/Springing Cash Management
30	Holiday Inn and Suites - N Scottsdale		0	0	0				Fee				Hard/Springing Cash Management
31	Bank Of America Brooklyn		0	0	0				Fee				Hard/Springing Cash Management
32	101 NE 40th Street - FL	Specified Tenant Reserve	0	Springing	0				Fee				Hard/Springing Cash Management
33	Courtyard Indianapolis South		0	0	0				Fee				Springing
34	Albertsons Millwood		0	0	0				Fee				Springing
35	CVS & WAG - Texas		0	0	0				Fee				Springing
35.01	Walgreens - Texas								Fee
35.02	CVS - Texas								Fee
36	Store It All Zapata		0	0	0				Fee				Springing
37	Central FL MHP Portfolio		0	0	0				Fee				Springing
37.01	Whispering Oaks MHP								Fee
37.02	West Chase MHP								Fee
37.03	Shadow Oaks MHP								Fee
37.04	Robins Nest RV Park								Fee
38	Cactus Wren		0	0	0				Fee				Springing
39	Mesa Retail		0	0	0				Fee				Hard/Springing Cash Management
40	Gorham Self Storage		0	0	0				Fee				Springing
41	Cedarhurst and Walston MHP		0	0	0				Fee				Springing
42	Valley View MHP		0	0	0				Fee				Springing
43	Country Inn & Suites Warner Robins		0	0	0				Fee				Springing
44	LGE & Troy		0	0	0				Fee				Hard/Springing Cash Management
45	ABCD Econo Storage		0	0	0				Fee				Springing
46	Tyler Street Self Storage		0	0	0				Fee				Springing
47	Waters Edge Apartments - NV		0	0	0				Fee				None
48	330 Canal Apartments		0	0	0				Fee				None
49	Sunny Pines MHC		0	0	0				Fee				Springing
50	Belle Hill Self Storage		0	0	0				Fee				Springing
51	River’s Edge MHP		0	0	0				Fee				Springing
52	Downtown Storage		0	0	0				Fee				Springing
53	Sunset Village MHP	Discover Bank Judgment Reserve	19,251	0	0	Cash			Fee				Springing
54	Nautilus MHP		0	0	0				Fee				Springing
55	Grand Villa MHP		0	0	0				Fee				Springing
56	WAG Cape Carteret		0	0	0				Fee				Springing
57	Dollar General Chillicothe		0	0	0				Fee				Hard/Upfront Cash Management
58	Dollar General Poseyville		0	0	0				Fee				Hard/Upfront Cash Management

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)
1	Equinix Data Center
2	Ceasar’s Bay Shopping Center
3	Planet Self Storage Portfolio
3.01	Prime Storage - Somerville
3.02	Prime Storage - Newington
3.03	Prime Storage - Washington
3.04	Prime Storage - Brookfield
3.05	Prime Storage - Quakertown
3.06	Prime Storage - Hyde Park
3.07	Prime Storage - Phillipsburg
3.08	Prime Storage - New Milford
3.09	Prime Storage - Fairless Hills
3.10	Prime Storage - Clinton
3.11	Prime Storage - Lindenwold
4	777 East Eisenhower
5	1000 Chesterbrook
6	112-118 West 125th Street
7	600 & 620 National Avenue
8	800 Delaware
9	Martin Brower									7,500,000
10	Bird Creek Crossing
11	Southern California Retail Portfolio
11.01	Home Depot
11.02	Ross Dress For Less
12	DoubleTree ABQ
13	Fortress Self Storage
14	Glenview Corporate Center
15	MHI-Creekside Portfolio
15.01	845 Claycraft & 1000 Morrison Road
15.02	Creekside
15.03	960-1020 Claycraft Road
15.04	920-940 Science Boulevard & 1110 Claycraft Road
15.05	810 Science Boulevard
16	Hampton Inn - Greenville Airport
17	Hilton Bentley Beach Retail & Parking
18	Curry Junction
19	241 North Broadway
20	HGI Pascagoula
21	Smoke Tree Village and Smoke Tree Commons
21.01	Smoke Tree Commons
21.02	Smoke Tree Village
22	PA & MD MHP Portfolio
22.01	Conowingo Mobile Home Court
22.02	Maybelle Manor MHP
22.03	Hilltop Acres
22.04	Haldeman’s MHP
22.05	J C Mobile Court
23	Meadows Place Seniors Village
24	Walgreens Brooklyn
25	Up Valley Inn & Hot Springs
26	Texas MHP Portfolio
26.01	Ashland MHC
26.02	Coastal Oaks Estates
26.03	Country Aire MHC
26.04	Woodlands Hills MHP
27	Lamplighter Resort
28	Holiday Inn Roswell
29	Northrup North Business Park
30	Holiday Inn and Suites - N Scottsdale
31	Bank Of America Brooklyn
32	101 NE 40th Street - FL
33	Courtyard Indianapolis South
34	Albertsons Millwood
35	CVS & WAG - Texas
35.01	Walgreens - Texas
35.02	CVS - Texas
36	Store It All Zapata
37	Central FL MHP Portfolio
37.01	Whispering Oaks MHP
37.02	West Chase MHP
37.03	Shadow Oaks MHP
37.04	Robins Nest RV Park
38	Cactus Wren
39	Mesa Retail
40	Gorham Self Storage
41	Cedarhurst and Walston MHP
42	Valley View MHP
43	Country Inn & Suites Warner Robins
44	LGE & Troy
45	ABCD Econo Storage
46	Tyler Street Self Storage
47	Waters Edge Apartments - NV
48	330 Canal Apartments
49	Sunny Pines MHC
50	Belle Hill Self Storage
51	River’s Edge MHP
52	Downtown Storage
53	Sunset Village MHP
54	Nautilus MHP
55	Grand Villa MHP
56	WAG Cape Carteret
57	Dollar General Chillicothe
58	Dollar General Poseyville

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Sponsor	Affiliated Sponsors	Mortgage Loan Number
1	Equinix Data Center	Hartz Mountain Industries, Inc.		1
2	Ceasar’s Bay Shopping Center	CBB Realty Associates, LLC; Gazit Horizons, Inc.		2
3	Planet Self Storage Portfolio	Robert Moser	Y - Group 1	3
3.01	Prime Storage - Somerville		Y - Group 1	3.01
3.02	Prime Storage - Newington		Y - Group 1	3.02
3.03	Prime Storage - Washington		Y - Group 1	3.03
3.04	Prime Storage - Brookfield		Y - Group 1	3.04
3.05	Prime Storage - Quakertown		Y - Group 1	3.05
3.06	Prime Storage - Hyde Park		Y - Group 1	3.06
3.07	Prime Storage - Phillipsburg		Y - Group 1	3.07
3.08	Prime Storage - New Milford		Y - Group 1	3.08
3.09	Prime Storage - Fairless Hills		Y - Group 1	3.09
3.10	Prime Storage - Clinton		Y - Group 1	3.10
3.11	Prime Storage - Lindenwold		Y - Group 1	3.11
4	777 East Eisenhower	Jeff Hauptman		4
5	1000 Chesterbrook	Mark I. Solomon; Harry Kammerer		5
6	112-118 West 125th Street	Steven Feldman; Irving Feldman; Gary Feldman		6
7	600 & 620 National Avenue	Farshid Steve Shokouhi; Brett Michael Lipman		7
8	800 Delaware	DOF VI REIT Holdings, LLC		8
9	Martin Brower	Christopher Beavor		9
10	Bird Creek Crossing	E. Stanley Kroenke	Y - Group 2	10
11	Southern California Retail Portfolio	Edward M. Israel		11
11.01	Home Depot			11.01
11.02	Ross Dress For Less			11.02
12	DoubleTree ABQ	AWH Partners; Bernard Michael; Chad Cooley; Jonathan Rosenfield; Russ Flicker		12
13	Fortress Self Storage	Robert Moser	Y - Group 1	13
14	Glenview Corporate Center	Francis J. Greenburger; Time Equities, Inc.		14
15	MHI-Creekside Portfolio	Sanjay Chandrakant Patel		15
15.01	845 Claycraft & 1000 Morrison Road			15.01
15.02	Creekside			15.02
15.03	960-1020 Claycraft Road			15.03
15.04	920-940 Science Boulevard & 1110 Claycraft Road			15.04
15.05	810 Science Boulevard			15.05
16	Hampton Inn - Greenville Airport	Sachin C. Shanbhag		16
17	Hilton Bentley Beach Retail & Parking	Pierre Heafey		17
18	Curry Junction	David M. Spina; Nicholas R. Espanet; Bradley G. Abbott; Nicholas P. Andromidas; Dustin W. Miles; Douglas D. Ottersberg; Christopher I. Coronado		18
19	241 North Broadway	William D. Felton		19
20	HGI Pascagoula	Michael G. Wiliams; Roy C. Williams; Morris G. Strickland		20
21	Smoke Tree Village and Smoke Tree Commons	E. Stanley Kroenke	Y - Group 2	21
21.01	Smoke Tree Commons		Y - Group 2	21.01
21.02	Smoke Tree Village		Y - Group 2	21.02
22	PA & MD MHP Portfolio	J.Herbert Fisher Jr.; David Nguyen; Scott Rhoades		22
22.01	Conowingo Mobile Home Court			22.01
22.02	Maybelle Manor MHP			22.02
22.03	Hilltop Acres			22.03
22.04	Haldeman’s MHP			22.04
22.05	J C Mobile Court			22.05
23	Meadows Place Seniors Village	Arun Verma		23
24	Walgreens Brooklyn	Kourosh Nasab; Joseph Yeganeh; Arash Merabi	Y - Group 3	24
25	Up Valley Inn & Hot Springs	Chandrakant Patel; Krishna Patel		25
26	Texas MHP Portfolio	Bryant A. Fitts		26
26.01	Ashland MHC			26.01
26.02	Coastal Oaks Estates			26.02
26.03	Country Aire MHC			26.03
26.04	Woodlands Hills MHP			26.04
27	Lamplighter Resort	Charles M. Keith; Charles M. Keith, Trustee of the Keith Family Trust Established February 1, 2010		27
28	Holiday Inn Roswell	Dinesh Kumar		28
29	Northrup North Business Park	Noah Patton		29
30	Holiday Inn and Suites - N Scottsdale	Joseph C. Knudson		30
31	Bank Of America Brooklyn	Kourosh Nasab; Arash Merabi; Joseph Yeganeh; Ken Heng Hom	Y - Group 3	31
32	101 NE 40th Street - FL	Edward Gindi		32
33	Courtyard Indianapolis South	Nick Trivedi; Jon Trivedi		33
34	Albertsons Millwood	Mark Kooklani		34
35	CVS & WAG - Texas	Montgomery Sheikhan; Pichaya Sheikhan; Numnix Revocable Trust		35
35.01	Walgreens - Texas			35.01
35.02	CVS - Texas			35.02
36	Store It All Zapata	Daniel A. Myers		36
37	Central FL MHP Portfolio	Nathan Whittaker		37
37.01	Whispering Oaks MHP			37.01
37.02	West Chase MHP			37.02
37.03	Shadow Oaks MHP			37.03
37.04	Robins Nest RV Park			37.04
38	Cactus Wren	Bradley P. Dressler		38
39	Mesa Retail	Clarence Bosman		39
40	Gorham Self Storage	Robert Moser	Y - Group 1	40
41	Cedarhurst and Walston MHP	Kevin Bupp; Charles R. DeHart; Brian A. Spear		41
42	Valley View MHP	Douglas A. Dattilo		42
43	Country Inn & Suites Warner Robins	Sureshchandra Topiwala; Shobhanaben Topiwala		43
44	LGE & Troy	George P. Yerby		44
45	ABCD Econo Storage	Weelam Awyoung; Chi Sun		45
46	Tyler Street Self Storage	Paul W. Darden		46
47	Waters Edge Apartments - NV	Benjamin D. Eisler; Shirley E. Eisler; Allen Orwitz; Lea Orwitz; Benjamin D. Eisler and Shirley E. Eisler, as Trustees of the Eisler Revocable Trust; Allen Orwitz and Lea Orwitz, as Trustees of the Allen Orwitz and Lea Orwitz Revocable Trusts	Y - Group 4	47
48	330 Canal Apartments	Benjamin D. Eisler; Shirley E. Eisler; Allen Orwitz; Lea Orwitz; Michael Orwitz; Michael B. Eisler; Michael Orwitz, as Trustee of the Michael Orwitz Living Trust; Michael B. Eisler, as Trustee of the Michael Bradley Eisler Revocable Trust; Benjamin D. Eisler and Shirley E. Eisler, as Trustees of the Eisler Revocable Trust; Allen Orwitz and Lea Orwitz, as Trustees of the Allen Orwitz and Lea Orwitz Revocable Trusts	Y - Group 4	48
49	Sunny Pines MHC	Paul Gojkovich III; John R. Barber		49
50	Belle Hill Self Storage	Steven Weinstock		50
51	River’s Edge MHP	Richard J. O’Brien		51
52	Downtown Storage	Matthew McCollum; John Pruitt		52
53	Sunset Village MHP	William T. Cushing; Sandra Cushing		53
54	Nautilus MHP	David C. Hess		54
55	Grand Villa MHP	Richard Sanguinetti; Ryan Wanner		55
56	WAG Cape Carteret	Schwarz Investment Property LLC		56
57	Dollar General Chillicothe	Ladder Capital CRE Equity LLC	Y - Group 5	57
58	Dollar General Poseyville	Ladder Capital CRE Equity LLC	Y - Group 5	58

A-1-10

  FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Prospectus for additional information on the 15 largest mortgage loans.

(1)	“RMF” denotes Rialto Mortgage Finance, LLC, “Barclays” denotes Barclays Capital Real Estate Inc., “WFB” denotes Wells Fargo Bank, National Association, “LCF” denotes Ladder Capital Finance LLC and “CIIICM” denotes C-III Commercial Mortgage LLC.

(2)	For mortgage loan #6 (112-118 West 125th Street), the Number of Units includes 18,000 square feet of retail space, 10,000 square feet of basement space and 4,000 square feet of office space.

For mortgage loan #17 (Hilton Bentley Beach Retail & Parking), the Number of Units consists of 10,778 square feet of retail space and 7,650 square feet of parking and hotel amenity space. The parking and hotel amenity component accounts for 35.9% of underwritten gross potential income.

(3)	For mortgage loan #1 (Equinix Data Center), the mortgage loan represents Notes A-1 and A-4, two of four pari passu notes, which have a combined Cut-off Date Balance of $100,000,000. Note A-2 and Note A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “Equinix Data Center Whole Loan”). Note A-1 represents the controlling interest in the Equinix Data Center Whole Loan.

For mortgage loan #2 (Ceasar’s Bay Shopping Center), the mortgage loan represents Note A-1, one of two pari passu notes, which have a combined Cut-off Date Balance of $87,500,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Ceasar’s Bay Shopping Center Whole Loan”). Note A-1 represents a controlling interest in the Ceasar’s Bay Shopping Center Whole Loan.

For mortgage loan #3 (Planet Self Storage Portfolio), the mortgage loan represents Notes A-1 and A-3, two of four pari passu notes, which have a combined Cut-off Date Balance of $70,000,000. Notes A-2 and A-4 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “Planet Self Storage Portfolio Whole Loan”). Note A-1 represents the controlling interest in the Planet Self Storage Whole Loan.

For mortgage loan #7 (600 & 620 National Avenue), the mortgage loan represents Note A-1-2 of five pari passu notes, which have a combined Cut-off Date Balance of $137,900,000. Notes A-1-1, A-2-1, A-2-2 and A-2-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on all notes in the aggregate (the “600 & 620 National Avenue Whole Loan”). Notes A-1-2, A-2-1, A-2-2 and A-2-3 represent non-controlling interests in the 600 & 620 National Avenue Whole Loan Whole Loan.

For mortgage loan #21 (Smoke Tree Village and Smoke Tree Commons), the mortgage loan represents Note A-1-2, one of three pari passu notes, which have a combined Cut-off Date Balance of $35,500,000. Notes A-1-1 and A-2 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1-1, A-1-2 and A-2 in the aggregate (the “Smoke Tree Village and Smoke Tree Commons Whole Loan”). Note A-1-2 represents a non-controlling interest in the Smoke Tree Village and Smoke Tree Commons Whole Loan.

(4)	For mortgage loan #2 (Ceasar’s Bay Shopping Center), the As-Is Appraised Value assumes completion of certain immediate repairs and capital expenditures within a timely manner. The borrower deposited upfront reserves totaling $1,000,000 for general capital improvements, $6,000,000 for piling improvements and $2,511,385 for outstanding tenant improvements and leasing commissions regarding the Target space.

A-1-11

For mortgage loan #3 (Planet Self Storage Portfolio), the Appraised Value reflects an “as-bulk” appraised value, which includes a diversity premium based on an assumption that all of the mortgaged properties would be sold together as a portfolio. The Appraised Value assuming no portfolio level diversity premium is $96,350,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the $96,350,000 value are 72.7% and 72.7%, respectively.

For mortgage loan #4 (777 East Eisenhower), the Appraised Value assumes the building has stabilized at 95% physical occupancy, which is expected to occur in July 2020. Reserves were taken at origination for all outstanding tenant improvements, leasing commissions and rent abatements. The appraised value assuming all outstanding free rent, tenant improvements and leasing commissions are not completed is $52,100,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $52,100,000 appraised value are 85.4% and 72.1%.

For mortgage loan #7 (600 & 620 National Avenue), the Appraised Value assumes the sole tenant (151,064 square feet), representing 100.0% of net rentable square feet, has taken possession of the demised premises, free rent has expired, the sole tenant has commenced paying unabated rent and all outstanding tenant improvements and leasing commissions have been reserved. As of the time of origination of the 600 & 620 National Avenue Mortgage Loan, the sole tenant has taken possession of its space and is paying rent, and all outstanding tenant improvements and leasing commissions have been reserved.

For mortgage loan #14 (Glenview Corporate Center), the As-Is Appraised Value assumes that any outstanding tenant improvements and leasing commissions will be escrowed at closing. The borrower deposited upfront reserves totaling $1,838,656 for outstanding tenant improvements and leasing commissions and free rent.

For mortgage loan #18 (Curry Junction), the Appraised Value is based on the “As-Complete” appraised value of $19,300,000, which assumes that the renovation at the mortgaged property will be completed by July 2020. At loan closing, the borrower deposited $800,000 into a replacement reserve. The “As-Is” appraised value for the mortgaged property is $16,650,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $16,650,000 “As-Is” appraised value are 76.8% and 69.9%, respectively.

For mortgage loan #33 (Courtyard Indianapolis South), the Appraised Value is based on the “As-Complete” appraised value of $8,400,000, which assumes that the renovation at the property will be completed by December 2020. At loan closing, the borrower deposited $450,798 into a replacement reserve. The “As-Is” appraised value for the mortgaged property is $6,700,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $6,700,000 “As-Is” appraised value are 79.7% and 65.0%, respectively.

(5)	Certain tenants may not be in occupancy or may be in free rent periods. In particular, with respect (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans and (iii) tenants that, or affiliated tenants that (in the aggregate), occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of related Mortgage Properties, certain of such tenants have not taken possession or commenced paying rent or are not yet fully operational or may have subleased a portion of the leased space. For more information see “Description of the Mortgage Pool—Tenant Issues—Other” and the Annex A-3 in this prospectus for additional information.

(6)	For mortgage loan #38 (Cactus Wren), the Most Recent Period represents Revenues for the annualized eight month period ended August 30, 2019 and expenses for the trailing 12 month period ended August 30, 2019.

(7)	For mortgage loan #9 (Martin Brower), the mortgaged property is subject to a triple net master lease between the borrower, as landlord, and CAI Investments Coatesville Master Lessee, LLC (“Master Tenant”). The Master Tenant is owned and controlled by the non-recourse guarantor. Furthermore, the Master Tenant has (a) executed the loan agreement, to consent to the various applicable terms thereof related to operation of the mortgaged property and other relevant provisions, and (b)

A-1-12

executed an assignment and subordination of master lease documents which, among other things, provide the lender with the right to terminate the master lease upon an event of default under the loan. Master Tenant has in turn leased the mortgaged property to The Martin-Brower Company, LLC and is obligated to cause all rental payments to be deposited into a clearing account. Master Tenant also serves as a co-non-recourse guarantor for the loan.

(8)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. In particular, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans and (iii) tenants that, or affiliated tenants that (in the aggregate), occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of related Mortgaged Properties, certain of such tenants have unilateral termination options or termination options related to lack of appropriations with respect to all or a portion of their space. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in this prospectus for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

For mortgage loan #17 (Hilton Bentley Beach Retail & Parking), the largest tenant, (7,650 square feet), representing 41.5% of net rentable square feet, has the option to terminate its lease effective as of May 1, 2024, upon giving written notice to the landlord 30 days prior to termination.

(9)	For mortgage loan #4 (777 East Eisenhower), the largest tenant (140,960 square feet), representing 51.7% of net rentable square feet, has multiple lease expiration dates. The tenant has 56,384 square feet expiring on December 31, 2034, 28,192 square feet expiring on May 31, 2028, 28,192 square feet expiring on September 30, 2034 and 28,192 square feet expiring on September 30, 2035. The second largest tenant (19,230 square feet), representing 7.1% of net rentable square feet, has multiple expiration dates. The tenant has 14,567 square feet expiring on June 30, 2024 and 4,663 square feet expiring on September 30, 2024.

(10)	For mortgage loan #29 (Northrup North Business Park), the largest tenant (4,927 square feet), representing 18.0% of net rentable square feet, is dark in one of its suites. The fifth largest tenant (2,341 square feet), representing 8.6% of net rentable square feet, is dark in its space and has been underwritten as vacant.

(11)	For mortgage loan #12 (DoubleTree ABQ), the borrower is required to make monthly FF&E deposits equal to 1/12th of (i) beginning on the first payment date, 2.0% of the gross revenues of the property, (ii) beginning on October 6, 2020, 3.0% of gross revenues of the property, and (iii) beginning on October 6, 2021, 4.0% of gross revenues of the property.

For mortgage loan #20 (HGI Pascagoula), the Monthly Replacement Reserve will be equal to 1/12th of 4.0% of the greater of (i) annual gross revenues calculated as of the end of the most recent calendar quarter and (ii) gross revenues projected in the most recent approved annual budget. Additionally, the borrower deposited $35,000 at loan origination into the seasonality reserve to fund shortfalls in any month which they exist. During months where there is excess cash flow, the borrower is required to replenish the reserve to $50,000 (“seasonality cap”). The borrower will be required to deposit the lesser of (i) 25% of the seasonality cap and (ii) excess cash flow into the seasonality reserve until the seasonality cap is reached. In the event the seasonality reserve has not been replenished up to the seasonality cap by the June 6th payment date in any calendar year, then all excess cash flow will be swept and the seasonality cap shall be required to be reached by the July 6th payment date.

For mortgage loan #25 (Up Valley Inn & Hot Springs), the borrower is required to make monthly FF&E deposits in an amount equal to the greater of (i) 1/12th of (a) for payment dates beginning in October 2019 through and including September 2021, 2.0% of annual gross income from operations, (b) for payment dates beginning in October 2021 through September 2022, 3.0% of annual gross income from operations, and (c) for payment dates beginning in October 2022 and each payment date thereafter, 4.0% of annual gross income from operations or (ii) the amount required by the franchise agreement. Additionally, the loan has a seasonality reserve structured to ensure that the

A-1-13

escrow will have sufficient funds by the end of October to cover every month of the slow season with at least a 1.05x NCF DSCR. At closing $161,000 was reserved to cover the slow winter months during the 2019-2020 winter period. Going forward, the lender will reassess the seasonality reserve every year, based on the prior 12 month operating statement. The amount estimated will be the amount needed to have sufficient funds to cover all months during the following winter period with at least a 1.05x NCF DSCR to be collected from May to October.

For mortgage loan #33 (Courtyard Indianapolis South), the monthly capital expenditure deposit is equal to the greater of (a) an amount equal to 1/12 of (i) for each payment date occurring during the 12 calendar months following August 27, 2019, 1% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs, (ii) for each payment date occurring from and after the 13th through the 36th calendar month following August 27, 2019, 2% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs, and (iii) for each payment date occurring after the 36th calendar month following August 27, 2019, 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs, and (b) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement.

For mortgage loan #43 (Country Inn & Suites Warner Robins), on or about January 1 each year during the loan term, the Monthly Replacement Reserve will adjust to the greater of the existing Monthly Replacement Reserve and 1/12th of 4.0% of gross income from the prior fiscal year.

(12)	For mortgage loan #20 (HGI Pascagoula), in connection with the investment in the mortgaged property by a new market tax credit investor, the borrower has incurred subordinate debt in the aggregate amount of $5,200,000 (the “NMTC Loan”). The NMTC Loan debt has a maturity of October 2052 but can be freely prepaid commencing in October 2019 (the end of the tax credit compliance period). The NMTC Loan requires interest payments quarterly at a rate of 1.00%, is interest-only through October 2019 and amortizes on a 33-year schedule thereafter. The NMTC Loan is secured by a second mortgage on the mortgaged property. At origination, the holder of the NMTC Loan entered into subordination and standstill agreement in which it subordinated all of its rights under the NMTC Loan documents or the property other than to sue under its guaranty against the borrower sponsors for costs, damages, or the tax redemption liability.

(13)	For mortgage loan #8 (800 Delaware), the parking garage (non-collateral), the first floor atrium and elevator area of the office building and the land underlying a loading dock expansion area are subject to a ground lease. The ground lease commenced in March 2007 and expires on the earlier of (i) March 2106 or (ii) the date on which the ground lessee acquires the fee simple title to the premises as provided in the purchase option agreement and subject to the 800 Delaware Mortgage Loan documents. Provided that no event of default has occurred, the ground lessee has unlimited 99-year renewal options under the ground lease. The ground rent is $1.00 per annum, and the ground lessee paid $99.00 upfront to cover the ground rent for the entire 99-year term.

A-1-14

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Commercial Mortgage Trust 2019-C53

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Loan Seller	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Rialto Mortgage Finance, LLC	12	$216,417,868	30.8%	3.783%	106	356	2.02x	9.1%	8.8%	62.3%	58.1%
Barclays Bank PLC	11	162,863,414	23.2	3.779	118	360	2.39	11.4	10.1	60.7	55.6
Wells Fargo Bank, National Association	10	145,700,622	20.8	3.896	118	359	1.86	9.4	8.9	64.2	58.4
Ladder Capital Finance LLC	6	95,298,867	13.6	4.448	118	346	1.74	9.7	9.2	61.5	56.4
C-III Commercial Mortgage LLC	19	81,890,748	11.7	4.340	118	356	1.49	9.2	8.9	64.4	53.2
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Property Type	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Office	8	$181,722,063	25.9%	3.963%	118	360	1.84x	9.6%	8.7%	69.0%	63.2%
Suburban	6	141,972,063	20.2	3.977	118	360	1.91	9.2	8.6	68.5	64.0
CBD	2	39,750,000	5.7	3.914	118	360	1.62	10.7	9.2	70.9	60.1
Retail	17	139,936,652	19.9	3.795	118	359	2.25	10.0	9.6	56.6	51.9
Anchored	4	77,800,000	11.1	3.513	118	360	2.75	10.8	10.2	57.7	55.2
Single Tenant	11	55,136,652	7.9	4.131	119	357	1.61	9.0	8.8	54.8	47.1
Shadow Anchored	2	7,000,000	1.0	4.278	118	360	1.59	9.9	9.4	59.6	52.8
Self Storage	18	81,209,564	11.6	3.670	85	360	2.10	8.7	8.6	67.6	63.5
Self Storage	18	81,209,564	11.6	3.670	85	360	2.10	8.7	8.6	67.6	63.5
Hospitality	8	76,780,493	10.9	4.664	117	344	1.80	13.0	11.3	63.2	51.6
Limited Service	5	44,355,970	6.3	4.848	116	342	1.81	13.0	11.5	64.1	52.0
Full Service	3	32,424,524	4.6	4.412	118	346	1.78	13.2	11.0	62.1	51.0
Other	1	60,000,000	8.5	3.300	119	0	2.44	8.2	8.2	49.8	49.8
Leased Fee	1	60,000,000	8.5	3.300	119	0	2.44	8.2	8.2	49.8	49.8
Manufactured Housing Community	22	52,235,247	7.4	4.376	118	354	1.49	9.2	9.0	64.5	53.1
Manufactured Housing Community	22	52,235,247	7.4	4.376	118	354	1.49	9.2	9.0	64.5	53.1
Mixed Use	2	47,600,000	6.8	3.869	119	0	1.90	7.7	7.4	58.1	58.1
Retail/Office	1	32,100,000	4.6	3.636	119	0	1.91	7.3	7.0	57.7	57.7
Retail/Parking	1	15,500,000	2.2	4.350	119	0	1.88	8.6	8.3	58.9	58.9
Industrial	5	35,300,000	5.0	4.349	119	360	1.60	10.1	9.5	64.9	57.3
Distribution	1	23,200,000	3.3	4.270	119	360	1.66	10.2	9.8	62.7	57.2
Flex	4	12,100,000	1.7	4.500	119	360	1.48	9.9	9.0	69.2	57.5
Multifamily	4	27,387,500	3.9	3.998	118	360	2.04	12.2	11.6	59.6	53.4
Garden	4	27,387,500	3.9	3.998	118	360	2.04	12.2	11.6	59.6	53.4
Total/Weighted Average:	85	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-1

Wells Fargo Commercial Mortgage Trust 2019-C53

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
State	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
New York	4	$92,500,000	13.2%	3.420%	119	360	2.65x	9.5%	9.1%	55.5%	54.0%
Pennsylvania	8	90,703,131	12.9	3.993	114	360	2.12	9.9	9.3	64.7	62.7
New Jersey	5	74,528,571	10.6	3.276	107	0	2.44	8.1	8.1	53.2	53.2
California	7	73,348,985	10.4	4.036	118	359	1.80	9.3	8.9	59.2	54.1
Northern	3	41,377,147	5.9	3.854	118	358	2.10	9.6	9.3	64.4	61.8
Southern	4	31,971,838	4.6	4.271	118	359	1.41	8.8	8.4	52.5	44.1
Texas	12	66,866,710	9.5	4.068	118	359	1.58	9.5	9.1	68.0	59.2
Michigan	1	44,500,000	6.3	4.080	118	360	1.50	9.4	8.7	73.4	62.0
Florida	9	32,087,536	4.6	4.336	119	327	1.82	8.9	8.7	57.1	54.0
Delaware	1	27,000,000	3.8	3.850	119	360	1.63	11.0	9.2	70.8	59.4
New Mexico	2	26,248,257	3.7	4.426	118	343	1.77	13.0	10.9	65.0	53.5
Arizona	4	22,820,436	3.2	4.388	117	359	1.53	10.1	9.2	60.1	52.0
Virgin Islands	1	18,375,000	2.6	4.300	118	360	1.72	10.3	10.2	69.9	60.9
Ohio	5	16,600,000	2.4	4.500	119	360	1.48	9.9	9.0	69.2	57.5
South Carolina	1	15,775,000	2.2	4.070	119	360	1.92	12.3	11.1	68.9	56.5
Connecticut	4	15,227,143	2.2	3.293	67	360	2.28	8.0	7.9	67.9	66.1
Wisconsin	1	12,750,000	1.8	4.051	117	360	1.59	10.2	9.2	71.2	61.7
Maryland	4	12,273,226	1.7	4.451	118	359	1.54	9.6	9.4	63.0	51.7
Washington	2	12,152,063	1.7	4.227	118	358	1.67	8.4	8.3	61.1	54.5
Mississippi	1	10,845,775	1.5	6.565	109	289	1.32	12.6	10.9	63.4	50.8
Georgia	3	10,020,936	1.4	4.302	119	359	1.84	11.7	10.9	58.0	47.9
Massachusetts	2	9,771,429	1.4	3.175	59	0	2.42	7.9	7.8	67.1	67.1
Indiana	2	6,199,025	0.9	4.765	118	358	2.01	13.9	12.2	63.6	53.6
Maine	1	3,800,000	0.5	4.200	118	360	1.55	9.3	9.1	72.1	62.7
Nevada	1	2,450,000	0.3	3.650	118	360	4.26	25.3	23.4	20.4	17.5
Idaho	1	1,647,847	0.2	4.500	118	358	1.64	10.2	10.0	69.8	56.6
Missouri	1	1,363,355	0.2	4.450	119	359	1.39	8.6	8.4	67.5	54.5
North Carolina	1	1,297,754	0.2	4.350	119	299	3.31	21.9	21.8	27.3	20.0
Illinois	1	1,019,341	0.1	4.822	119	0	1.93	9.6	9.5	63.3	63.3
Total/Weighted Average:	85	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

Wells Fargo Commercial Mortgage Trust 2019-C53

Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date Balances ($)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
861,914 - 1,000,000	1	$861,914	0.1%	5.102%	119	0	1.82x	9.6%	9.4%	64.3%	64.3%
1,000,001 - 2,000,000	6	8,664,442	1.2	4.497	119	349	1.81	11.2	11.0	58.2	48.5
2,000,001 - 3,000,000	7	16,811,954	2.4	4.088	118	360	2.52	14.1	13.5	51.7	45.1
3,000,001 - 4,000,000	6	21,312,068	3.0	4.334	118	359	1.74	11.0	10.4	60.4	51.3
4,000,001 - 5,000,000	4	18,723,976	2.7	4.199	118	344	1.60	9.8	9.6	59.9	47.1
5,000,001 - 6,000,000	4	21,917,111	3.1	4.314	119	359	1.80	9.7	9.2	58.0	52.9
6,000,001 - 7,000,000	2	13,048,330	1.9	4.339	118	358	1.59	10.9	9.5	55.1	44.4
7,000,001 - 8,000,000	1	7,188,257	1.0	4.680	119	299	1.82	13.9	12.4	58.4	43.3
8,000,001 - 9,000,000	4	34,790,988	5.0	4.322	118	359	1.55	9.7	9.3	65.1	54.8
9,000,001 - 10,000,000	1	9,750,000	1.4	3.960	119	360	1.51	9.1	8.6	71.2	63.1
10,000,001 - 15,000,000	5	57,120,644	8.1	4.720	116	346	1.45	10.0	9.2	65.6	56.5
15,000,001 - 20,000,000	6	103,510,000	14.7	4.187	118	360	1.93	11.1	9.9	66.1	58.9
20,000,001 - 30,000,000	5	123,471,838	17.6	3.953	119	360	1.68	9.3	8.7	65.5	59.0
30,000,001 - 50,000,000	5	205,000,000	29.2	3.587	106	360	2.34	9.2	8.8	63.4	60.9
50,000,001 - 60,000,000	1	60,000,000	8.5	3.300	119	0	2.44	8.2	8.2	49.8	49.8
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF DSCRs (x)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.30	1	$8,250,000	1.2%	4.600%	117	360	1.30x	8.2%	8.0%	63.5%	58.2%
1.31 - 1.40	9	50,929,290	7.3	4.861	116	344	1.36	9.4	8.8	61.8	52.0
1.41 - 1.50	11	125,564,877	17.9	4.202	118	357	1.47	9.2	8.7	66.4	55.3
1.51 - 1.60	5	37,963,840	5.4	4.070	118	360	1.56	9.6	9.0	69.9	59.8
1.61 - 1.70	5	77,547,847	11.0	4.051	119	360	1.64	10.4	9.5	67.9	59.8
1.71 - 1.80	4	46,335,000	6.6	4.308	118	360	1.74	11.0	10.0	65.7	57.3
1.81 - 1.90	5	33,317,569	4.7	4.469	119	333	1.85	11.0	10.0	56.8	50.6
1.91 - 2.00	6	92,777,293	13.2	3.827	119	359	1.92	8.9	8.5	63.2	59.5
2.01 - 2.50	6	156,938,048	22.4	3.563	102	358	2.32	8.7	8.5	59.9	59.2
2.51 - 3.50	3	22,197,754	3.2	3.674	118	299	2.83	12.7	11.0	59.0	58.5
3.51 - 4.00	1	45,500,000	6.5	3.015	119	0	3.60	11.6	11.0	51.5	51.5
4.01 - 4.83	2	4,850,000	0.7	3.675	118	360	4.54	26.5	25.0	18.5	15.9
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NOI Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.2 - 8.0	5	$121,500,000	17.3%	3.541%	96	360	2.06x	7.6%	7.4%	64.8%	64.0%
8.1 - 9.0	16	154,423,502	22.0	3.897	119	359	1.88	8.4	8.3	56.2	51.1
9.1 - 10.0	13	173,457,595	24.7	4.179	118	360	1.65	9.4	8.9	68.8	61.6
10.1 - 11.0	8	94,965,238	13.5	4.153	118	357	1.65	10.5	9.7	66.9	57.8
11.1 - 12.0	4	56,696,936	8.1	3.223	119	358	3.31	11.5	11.0	51.6	50.1
12.1 - 13.0	5	72,857,922	10.4	4.439	117	346	2.01	12.5	10.8	64.6	56.0
13.1 - 14.0	2	13,364,524	1.9	4.530	118	326	1.82	13.8	11.8	54.4	41.9
14.1 - 20.0	2	8,758,048	1.2	4.530	118	358	2.11	14.7	12.9	62.1	50.5
20.1 - 27.7	3	6,147,754	0.9	3.817	118	347	4.28	25.5	24.4	20.4	16.7
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

A-2-3

Wells Fargo Commercial Mortgage Trust 2019-C53

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.0 - 8.0	8	$134,636,954	19.2%	3.640%	98	360	1.98x	7.6%	7.5%	64.8%	63.4%
8.1 - 9.0	21	278,699,048	39.7	4.017	119	360	1.79	8.9	8.5	61.8	55.9
9.1 - 10.0	10	104,542,942	14.9	4.077	118	360	1.63	10.2	9.4	68.5	59.9
10.1 - 11.0	10	133,855,238	19.1	3.944	118	344	2.51	11.8	10.7	58.8	53.5
11.1 - 12.0	3	28,343,278	4.0	4.258	119	359	1.91	12.4	11.3	63.7	52.0
12.1 - 13.0	2	12,525,368	1.8	4.693	119	324	1.91	14.2	12.5	60.6	47.0
13.1 - 20.0	1	3,420,936	0.5	4.250	118	358	2.21	14.9	13.1	60.0	48.2
20.1 - 26.7	3	6,147,754	0.9	3.817	118	347	4.28	25.5	24.4	20.4	16.7
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
16.6 - 20.0	1	$2,400,000	0.3%	3.700%	118	360	4.83x	27.7%	26.7%	16.6%	14.2%
20.1 - 25.0	1	2,450,000	0.3	3.650	118	360	4.26	25.3	23.4	20.4	17.5
25.1 - 45.0	1	1,297,754	0.2	4.350	119	299	3.31	21.9	21.8	27.3	20.0
45.1 - 50.0	4	72,643,217	10.3	3.451	119	358	2.33	8.9	8.6	49.7	48.0
50.1 - 55.0	6	86,455,360	12.3	3.585	119	351	2.61	10.3	9.9	51.7	47.4
55.1 - 60.0	10	93,858,403	13.4	4.157	118	349	1.82	9.4	8.9	58.1	53.4
60.1 - 65.0	10	79,169,141	11.3	4.507	117	345	1.89	10.9	10.0	62.6	57.5
65.1 - 70.0	16	235,132,034	33.5	3.964	107	360	1.88	9.2	8.8	68.1	62.4
70.1 - 73.4	9	128,765,611	18.3	4.022	118	360	1.56	9.8	9.0	71.8	61.7
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Balloon or ARD LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
14.2 - 35.0	3	$6,147,754	0.9%	3.817%	118	347	4.28x	25.5%	24.4%	20.4%	16.7%
35.1 - 40.0	2	26,377,643	3.8	4.020	119	359	1.53	9.2	8.8	49.9	39.7
40.1 - 45.0	5	23,109,191	3.3	4.559	118	328	1.73	12.4	11.1	54.1	41.8
45.1 - 50.0	7	91,770,146	13.1	3.660	119	359	2.18	9.1	8.8	52.6	49.0
50.1 - 55.0	9	88,268,363	12.6	3.984	117	339	2.59	11.0	10.3	56.1	51.8
55.1 - 60.0	17	202,140,667	28.8	4.129	119	360	1.69	9.8	9.0	65.3	57.6
60.1 - 65.0	12	151,457,755	21.6	4.052	118	360	1.73	9.9	9.2	69.7	62.1
65.1 - 70.0	3	112,900,000	16.1	3.635	95	0	2.18	8.2	8.0	67.6	67.6
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

A-2-4

Wells Fargo Commercial Mortgage Trust 2019-C53

Annex A-2: Mortgage Pool Information

Range of Mortgage Rates

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Mortgage Rates (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
3.015 - 3.250	2	$90,500,000	12.9%	3.095%	89	0	3.01x	9.8%	9.4%	59.3%	59.3%
3.251 - 3.500	1	60,000,000	8.5	3.300	119	0	2.44	8.2	8.2	49.8	49.8
3.501 - 3.750	5	85,150,000	12.1	3.649	118	360	2.26	9.4	8.8	60.7	60.5
3.751 - 4.000	5	66,155,805	9.4	3.909	119	360	1.69	10.3	9.4	68.6	59.8
4.001 - 4.250	16	196,243,283	27.9	4.114	118	360	1.67	9.5	8.9	66.1	58.0
4.251 - 4.500	19	150,375,366	21.4	4.357	118	359	1.67	10.4	9.7	64.1	55.3
4.501 - 4.750	7	41,020,035	5.8	4.650	118	342	1.58	10.8	10.1	58.6	49.4
4.751 - 5.000	1	1,019,341	0.1	4.822	119	0	1.93	9.6	9.5	63.3	63.3
5.001 - 6.500	1	861,914	0.1	5.102	119	0	1.82	9.6	9.4	64.3	64.3
6.501 - 6.565	1	10,845,775	1.5	6.565	109	289	1.32	12.6	10.9	63.4	50.8
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Original Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
60	1	$45,000,000	6.4%	3.175%	59	0	2.42x	7.9%	7.8%	67.1%	67.1%
120	57	657,171,519	93.6	4.015	118	356	1.94	9.9	9.3	62.2	56.1
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
59	1	$45,000,000	6.4%	3.175%	59	0	2.42x	7.9%	7.8%	67.1%	67.1%
109 - 119	57	657,171,519	93.6	4.015	118	356	1.94	9.9	9.3	62.2	56.1
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Mortgage Loans by Original Amortization Term

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Original Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	13	$299,461,255	42.6%	3.537%	110	0	2.43x	8.9%	8.6%	59.2%	59.2%
300	4	23,924,176	3.4	5.501	114	294	1.61	13.1	11.8	58.2	44.8
360	41	378,786,088	53.9	4.198	118	360	1.63	10.3	9.6	65.3	55.6
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

A-2-5

Wells Fargo Commercial Mortgage Trust 2019-C53

Annex A-2: Mortgage Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	13	$299,461,255	42.6%	3.537%	110	0	2.43x	8.9%	8.6%	59.2%	59.2%
289 - 299	4	23,924,176	3.4	5.501	114	294	1.61	13.1	11.8	58.2	44.8
357 - 360	41	378,786,088	53.9	4.198	118	360	1.63	10.3	9.6	65.3	55.6
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

(1) The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Amortization Type	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Interest-only, Balloon	11	$297,580,000	42.4%	3.528%	110	0	2.44x	8.9%	8.6%	59.2%	59.2%
Interest-only, Amortizing Balloon	25	282,881,500	40.3	4.174	118	360	1.63	10.3	9.5	67.3	58.3
Amortizing Balloon	20	119,828,764	17.1	4.515	118	346	1.62	10.8	10.0	59.1	47.1
Interest-only, ARD	2	1,881,255	0.3	4.950	119	0	1.88	9.6	9.5	63.8	63.8
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Mortgage Loans by Loan Purpose

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Loan Purpose	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Refinance	33	$431,158,739	61.4%	3.867%	112	352	2.12x	9.8%	9.3%	59.6%	54.2%
Acquisition	24	244,012,780	34.8	4.139	118	359	1.75	9.6	9.1	66.6	61.0
Recapitalization	1	27,000,000	3.8	3.850	119	360	1.63	11.0	9.2	70.8	59.4
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

Mortgage Loans by Lockbox Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Type of Lockbox	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Springing	36	$317,764,322	45.3%	4.058%	110	356	1.84x	10.0%	9.4%	65.5%	58.1%
Hard/Springing Cash Management	13	254,358,105	36.2	3.641	119	360	2.23	9.2	8.7	57.0	53.9
Hard/Upfront Cash Management	6	118,327,030	16.9	4.378	118	350	1.71	9.8	9.2	68.0	61.5
Soft/Springing Cash Management	1	6,872,063	1.0	4.325	118	358	1.37	8.4	8.2	59.8	48.1
None	2	4,850,000	0.7	3.675	118	360	4.54	26.5	25.0	18.5	15.9
Total/Weighted Average:	58	$702,171,519	100.0%	3.961%	115	356	1.97x	9.8%	9.2%	62.5%	56.8%

A-2-6

Wells Fargo Commercial Mortgage Trust 2019-C53

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
			Percent by			Percent by			Percent by
	Number of		Aggregate	Number of		Aggregate	Number of		Aggregate
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date
Type of Escrow	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)
Tax Escrow	43	$496,029,011	70.6%	44	$501,366,122	71.4%	14	$200,805,397	28.6%
Insurance Escrow	33	$325,530,791	46.4%	33	$325,530,791	46.4%	25	$376,640,728	53.6%
Replacement Reserve	26	$234,888,567	33.5%	45	$537,656,705	76.6%	10	$102,633,559	14.6%
TI/LC Reserve(1)	5	$104,122,063	25.7%	12	$230,993,900	57.1%	8	$139,183,559	34.4%

(1) The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

A-2-7

Wells Fargo Commercial Mortgage Trust 2019-C53

Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	November	November	November	November	November	November	November	November	November	November	November
Prepayment Restriction	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Locked Out	99.73%	99.73%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	86.78	86.81	86.83	85.96	86.07	86.17	86.29	84.96	0.00
Yield Maintenance	0.27	0.27	13.22	13.19	13.17	14.04	13.93	13.83	13.71	13.59	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1.45	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$702.17	$700.11	$697.10	$692.24	$686.55	$635.27	$627.60	$619.58	$611.20	$602.49	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.71%	99.28%	98.59%	97.78%	90.47%	89.38%	88.24%	87.04%	85.80%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

A-2-8

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

Other – Leased Fee	Loan #1	Cut-off Date Balance:	$60,000,000
755 and 800 Secaucus Road	Equinix Data Center	Cut-off Date LTV:	49.8%
& 105 Enterprise Avenue		U/W NCF DSCR:	2.44x
Secaucus, NJ 07094		U/W NOI Debt Yield:	8.2%

Lincoln Tunnel
Harmon Meadow
Route 495
Route 3
EXIT 16E
EXIT 17
755 Secaucus Road
SECAUCUS JUNCTION TRAIN STATION
NJ Turnpike
Harmon Cove
800 Secaucus Road & 105 Enterprise Ave
EXIT 15X
Meadowland Parkway

A-3-2

Other – Leased Fee	Loan #1	Cut-off Date Balance:	$60,000,000
755 and 800 Secaucus Road	Equinix Data Center	Cut-off Date LTV:	49.8%
& 105 Enterprise Avenue		U/W NCF DSCR:	2.44x
Secaucus, NJ 07094		U/W NOI Debt Yield:	8.2%

Equinix Data Center
755 and 800 Secaucus Road; 105 Enterprise Avenue
Secaucus, NJ 07094
Rutherford
Moonachie
Carlstadt
East Rutherford
Federal Reserve Bank
Rutherford Commons
Coca-Cola Bottling Co.
NJ TRANSIT
Meadowlands Racetrack
NY Giants HQ and Training Facility
MetLife Stadium
Meadowlands Arena
State Fair
MEADOWLANDS SPORTS COMPLEX
Metropolitan Center
Bergen Community College at The Meadowlands
Geo. Wash. Bridge 9 miles
Hackensack River
Swan Plaza Shopping Center
Secaucus
Kenneth Cole Corporate Office
Hudson Regional Hospital
Plaza Center
Mill Creek at Harmon Meadow
NJ Tpke.
Meadowlands Expo Center
The Plaza at Harmon Meadow
Gateway Plaza
NBA Properties
MLB & NHL Networks
Secaucus Outlet Center
Enterprise Ave.
UPS Meadowlands NJ Hub
Macy's Distribution Center
Secaucus Rd.
Men's Warehouse Distribution Ctr.
County Ave.
BERGEN COUNTY
HUDSON COUNTY
North Arlington
New Jersey Turnpike
North Bergen
Guttenberg
West New York
Paterson Plank Rd.
Weehawken
Lincoln Tunnel
NEW JERSEY
NEW YORK
Hudson Co. Schools of Technology
Laurel Hill Park
FedEx
Croxton Intermodal Terminal
Riverbend Marsh
Kearny
Union City
Jersey City
Hoboken
Stevens Institute of Technology
Hoboken Historical Museum
Jacob Javits Convention Center
Chelsea
Chelsea Waterside Park
Chelsea Piers Sports & Entertainment Complex
Sinatra Park Amphitheater
Downtown Hoboken
MANHATTAN
West Village
Newark Intl. Airport 7 miles
Pulaski Skyway
Journal Square
World Logistic USA
Hudson Co. Comm. Coll.
St. Peter's University
Lincoln Park
South Kearny
Hackensack River
Hudson Mall
McGinley Square
Newport Centre
Holland Tunnel
Hudson River
Downtown Jersey City
Tribeca
SoHo
New York University
Borough of Manhattan Comm. College
Jersey City Medical Ctr.
PATERSON
YONKERS
BRONX
MANHATTAN
NEW YORK CITY
QUEENS
BROOKLYN
NEWARK
JERSEY CITY
STATEN ISLAND
Atlantic Ocean

A-3-3

No. 1 – Equinix Data Center

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$60,000,000		Property Type – Subtype:	Other – Leased Fee
	Cut-off Date Balance(1):	$60,000,000		Location:	Secaucus, NJ
	% of Initial Pool Balance:	8.5%		Size:	663,621 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$150.69
	Borrower Sponsor:	Hartz Mountain Industries, Inc.		Maturity Date Balance Per SF(1):	$150.69
	Guarantor:	Hartz Financial Corp.		Year Built/Renovated:	2001/2019
	Mortgage Rate:	3.3000%		Title Vesting:	Fee
	Note Date:	September 20, 2019		Property Manager:	Self-managed
	Seasoning:	1 month		Current Occupancy (As of):	100.0% (11/1/2019)
	Maturity Date:	October 6, 2029		YE 2018 Occupancy:	100.0%
	IO Period:	120 months		YE 2017 Occupancy(2):	100.0%
	Loan Term (Original):	120 months		YE 2016 Occupancy(2):	100.0%
	Amortization Term (Original):	NAP		YE 2015 Occupancy(2):	100.0%
	Loan Amortization Type:	Interest-only, Balloon		As-Is Appraised Value:	$201,000,000
	Call Protection(3):	L(25),D(91),O(4)		As-Is Appraised Value Per SF:	$302.88
	Lockbox Type:	Hard/Springing Cash Management		As-Is Appraisal Valuation Date:	August 8, 2019
	Additional Debt(1):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1):	Pari Passu ($40,000,000)		YE 2018 NOI:(5)	$6,687,602
				YE 2017 NOI:	$6,678,724
				YE 2016 NOI:	$6,456,324
				U/W Revenues:	$8,170,147
				U/W Expenses:	$0
				U/W NOI:(5)	$8,170,147
Escrows and Reserves(4)				U/W NCF:	$8,170,147
	Initial	Monthly	Cap	U/W DSCR based on NOI/NCF(1):	2.44x / 2.44x
Taxes	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF(1):	8.2% / 8.2%
Insurance	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1)	8.2% / 8.2%
Replacement Reserve	$0	$0	NAP	Cut-off Date LTV Ratio(1):	49.8%
TI/LC Reserve	$0	$0	NAP	LTV Ratio at Maturity(1):	49.8%

Sources and Uses
Sources			Uses
Original whole loan amount	$100,000,000	100.0%	Loan payoff	$68,817,116	68.8%
			Closing costs	564,569	0.6
			Return of equity	30,618,315	30.6
Total Sources	$100,000,000	100.0%	Total Uses	$100,000,000	100.0%
(1)	The Equinix Data Center Mortgage Loan (as defined below) is part of the Equinix Data Center Whole Loan (as defined below), which comprises four pari passu notes with an aggregate original principal balance of $100,000,000. All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the Equinix Data Center Whole Loan.
(2)	Historical Occupancy of YE 2017, YE 2016, and YE 2015 is obtained from the Equinix Data Center Borrowers (as defined below).
(3)	Defeasance of the Equinix Data Center Whole Loan is permitted at any time after the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) three years after the origination date. The assumed lockout period of 25 months is based on the WFCM 2019-C53 securitization closing date of November 2019.
(4)	See “Escrows” section for a full description of Escrows and Reserves.
(5)	The U/W NOI increased compared to the YE 2018 NOI mainly due to (i) new ground leases in place in December 2018, (ii) underwritten straight line rent of $684,172, and (iii) underwritten rent steps through August 2020 of $146,783.

The Mortgage Loan. The mortgage loan (the “Equinix Data Center Mortgage Loan”) is part of a whole loan (the “Equinix Data Center Whole Loan”) evidenced by four pari passu notes with an original principal balance of $100,000,000 and outstanding balance as of the Cut-off Date of $100,000,000 secured by a first priority mortgage encumbering the fee simple interest in two non-contiguous land parcels located in Secaucus, New Jersey (the “Equinix Data Center Property”). The Equinix Data Center Mortgage Loan represents the controlling Note A-1 and the non-controlling Note A-4. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

A-3-4

Other – Leased Fee	Loan #1	Cut-off Date Balance:	$60,000,000
755 and 800 Secaucus Road	Equinix Data Center	Cut-off Date LTV:	49.8%
& 105 Enterprise Avenue		U/W NCF DSCR:	2.44x
Secaucus, NJ 07094		U/W NOI Debt Yield:	8.2%

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$50,000,000	$50,000,000	WFCM 2019-C53	Yes
A-2	$25,000,000	$25,000,000	Rialto Mortgage Finance, LLC	No
A-3	$15,000,000	$15,000,000	Rialto Mortgage Finance, LLC	No
A-4	$10,000,000	$10,000,000	WFCM 2019-C53	No
Total	$100,000,000	$100,000,000

The Borrowers and Borrower Sponsor. The borrowers under the Equinix Data Center Whole Loan are 755 Secaucus LLC and 800 Secaucus LLC (collectively, the “Equinix Data Center Borrowers”), each a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the Equinix Data Center Borrowers delivered a non-consolidation opinion in connection with the origination of the Equinix Data Center Whole Loan. The borrower sponsor and nonrecourse carve-out guarantor of the Equinix Data Center Whole Loan is Hartz Financial Corp (“Hartz”). Hartz is capitalized solely by a $5 million dollar demand note and is liable under similar guaranties on other loans. The borrower sponsor was the guarantor with respect to defaulted loans, and entered into deed-in-lieu of foreclosure agreements related to defaulted loans. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Hartz, a New Jersey corporation, is a wholly-owned subsidiary of Hartz Mountain Development Corp., which is wholly owned by Hartz Mountain Industries, Inc. (“HMI”), which is indirectly wholly owned by The Hartz Group, Inc. Headquartered in Secaucus, New Jersey, HMI is a full service privately held real estate company that owns and manages a diversified real estate portfolio, which includes corporate offices, warehouse and distribution facilities, hotels, multi-family developments, retail centers, movie theaters and restaurants. The portfolio includes approximately 246 properties comprising over 40.0 million square feet and an 85-acre land bank, primarily in New Jersey and New York.

The Property. The Equinix Data Center Property is comprised of the Equinix Data Center Borrowers’ fee simple interest in two non-contiguous land parcels of 18.96 and 13.03 acres totaling 31.99 acres, subject to two separate 50-year ground leases to Equinix, Inc. (“Equinix”). Equinix operates its data centers on the land parcels within three buildings encompassing 663,621 square feet located at 755 and 800 Secaucus Road, and 105 Enterprise Avenue in Secaucus, New Jersey, pursuant to two ground leases with the Equinix Data Center Borrowers that commenced December 2018. The ground leases stipulate that the Equinix Data Center Borrowers have and retain ownership in the core and shell of the buildings (i.e. footings, foundation, floor slab, exterior walls, and roof structure components of the building). Equinix has title to the improvements erected on the land and all alterations over and above the core and shell (the “Other Improvements”). To the extent that following the expiration or other termination of one or both of the ground leases, Equinix elects to leave any portion of the Other Improvements at the Equinix Data Center Property, title to all such remaining Other Improvements will automatically become vested in the Equinix Data Center Borrowers. Equinix has operated its data centers at the Equinix Data Center Property since 2006.

The 755 Secaucus Road building (the “755 Secaucus Building”) is a single-story, steel framed building on a concrete slab with a partial second-story mezzanine. The improvements, which were built in phases in 2001, 2006, 2009, and 2010 at a cost of approximately $277.0 million, are situated on the 18.96-acre parcel and were completely renovated by Equinix. The 755 Secaucus Building contains 338,967 square feet and provides 151,772 square feet of colocation space with a floor load capacity of 175 lbs per square feet. Security features include hand geometry readers, CCTV and recorders, motion detection and 24x7 security officers. Parking is provided via 290 surface parking spaces, resulting in a parking ratio of 0.86 parking spaces per 1,000 square feet of net rentable area.

The 800 Secaucus Road building (the “800 Secaucus Building”) is a two-story steel framed building on a concrete slab. The 800 Secaucus Building is a LEED Silver certified building that was constructed by Equinix in 2012 after demolishing an existing structure for a cost of approximately $81.0 million. The 800 Secaucus Building was built in phases from 2017 and 2019. The 800 Secaucus Building provides 108,005 square feet of colocation space and has a floor load capacity of 250 lbs per square feet and 9,530 square feet of flex space.

The 105 Enterprise Avenue building (the “105 Enterprise Building”) is located behind the 800 Secaucus Building. The 105 Enterprise Building is a single-story, steel framed building, on a concrete slab built in 2014 by Equinix at an estimated cost of approximately $35.0 million. The 105 Enterprise Building provides 16,390 square feet of colocation space and consists of 70,183 square feet with a floor load capacity of 250 lbs per square feet. The 800 Secaucus Building and 105 Enterprise Building have a shared delivery driveway and are situated on the 13.03-acre parcel. Parking is provided via 300 surface parking spaces, resulting in a parking ratio of 0.87 parking spaces per 1,000 square feet of net rentable area. Security features at the 800 Secaucus Building and 105 Enterprise Building include hand geometry readers, CCTV, and recorders. Together, the 105 Enterprise Building and the 800 Secaucus Building contain 324,654 square feet.

The Tenant.

Equinix, Inc. (BBB-/Ba2/BBB- by Fitch/Moody’s/S&P; 663,621 square feet, 100.0% of net rentable area, 100.0% of underwritten base rent; 12/31/2068 lease expiration) – Equinix is an American multinational publicly traded real estate investment trust that owns and operates interconnected data centers. Headquartered in Redwood City, CA, Equinix is a provider of network-neutral data centers serving many of the world’s largest financial, media and enterprise companies. Equinix connects 9,800 companies directly to their customers and partners via a global network of state-of-the-art International Business Exchange (“IBX”) data centers, a variety of interconnection solutions, digital ecosystems, and support services. Equinix has established its interconnected platform with 200 IBX

A-3-5

Other – Leased Fee	Loan #1	Cut-off Date Balance:	$60,000,000
755 and 800 Secaucus Road	Equinix Data Center	Cut-off Date LTV:	49.8%
& 105 Enterprise Avenue		U/W NCF DSCR:	2.44x
Secaucus, NJ 07094		U/W NOI Debt Yield:	8.2%

centers in 52 markets across the Americas, Asia-Pacific, Europe, and the Middle East and Africa. IBX data centers allow customers to safely and securely aggregate and distribute information globally. Within Equinix’s data centers, customers can rent or purchase cabinets, which are groups of server systems used for distributing data. Customers can purchase shared or private cabinets and customize their respective spaces. In certain locations, customers can purchase a private suite, which is securely separated from the rest of the data center. Equinix has approximately 7,903 employees, of which 3,480 are in the U.S. and 4,423 are international. According to its audited annual statement dated December 31, 2018, Equinix reported revenues and net income of $5.1 billion and $365.4 million, respectively.

The following table presents certain information relating to the tenancy at the Equinix Data Center Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenant
Equinix, Inc.	BBB-/Ba2/BBB-	663,621	100.0%	$11.28	$7,485,975	100.0%	12/31/2068	1, 5-year	Y(3)
Total Major Tenants		663,621	100.0%	$11.28	$7,485,975	100.0%

Vacant Space		0	0.0%

Collateral Total		663,621	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through August 2020 totaling $146,783.
(3)	Equinix has the right to terminate its lease on December 31, 2048 by providing a one-year notice.

The following table presents certain information relating to the lease rollover schedule at the Equinix Data Center Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2029	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	2	663,621	100.0%	663,621	100.0%	$7,485,975	100.0%	$11.28
Vacant	0	0	0.0%	663,621	100.0%	$0	0.0%	$0.00
Total/Weighted Average	2	663,621	100.0%			$7,485,975	100.0%	$11.28
(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Equinix Data Center Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	11/1/2019(2)
100.0%	100.0%	100.0%	100.0%	100.0%
(1)	Information obtained from the Equinix Data Center Borrower.
(2)	Information obtained from the underwritten rent roll.

A-3-6

Other – Leased Fee	Loan #1	Cut-off Date Balance:	$60,000,000
755 and 800 Secaucus Road	Equinix Data Center	Cut-off Date LTV:	49.8%
& 105 Enterprise Avenue		U/W NCF DSCR:	2.44x
Secaucus, NJ 07094		U/W NOI Debt Yield:	8.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Equinix Data Center Property:

Cash Flow Analysis

	2016	2017	2018	U/W	%(1)	U/W $ per SF
Rents in Place	$6,456,324	$6,678,724	$6,687,602	$7,339,192	89.8%	$11.06
Contractual Rent Steps(2)	0	0	0	146,783	1.8	0.22
Straight Line Rent	0	0	0	684,172	8.4	1.03
Grossed Up Vacant Space	0	0	0	0	0.0	0.00
Gross Potential Rent	$6,456,324	$6,678,724	$6,687,602	$8,170,147	100.0%	$12.31
Other Income	0	0	0	0	0.0	0.00
Total Recoveries	0	0	0	0	0.0	0.00
Net Rental Income	$6,456,324	$6,678,724	$6,687,602	$8,170,147	100.0%	$12.31
(Vacancy & Credit Loss)	0	0	0	0	0.0	0.00
Effective Gross Income	$6,456,324	$6,678,724	$6,687,602	$8,170,147	100.0%	$12.31

Real Estate Taxes	0	0	0	0	0.0	0.00
Insurance	0	0	0	0	0.0	0.00
Management Fee	0	0	0	0	0.0	0.00
Other Operating Expenses	0	0	0	0	0.0	0.00
Total Operating Expenses	$0	$0	$0	$0	0.0%	$0.00

Net Operating Income(3)	$6,456,324	$6,678,724	$6,687,602	$8,170,147	100.0%	$12.31
Replacement Reserves	0	0	0	0	0.0	0.00
TI/LC	0	0	0	0	0.0	0.00
Net Cash Flow	$6,456,324	$6,678,724	$6,687,602	$8,170,147	100.0%	$12.31

NOI DSCR(4)	1.92x	1.99x	1.99x	2.44x
NCF DSCR(4)	1.92x	1.99x	1.99x	2.44x
NOI Debt Yield(4)	6.5%	6.7%	6.7%	8.2%
NCF Debt Yield(4)	6.5%	6.7%	6.7%	8.2%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(2)	Represents contractual rent steps through August 2020.
(3)	The U/W Net Operating Income increased compared to the 2018 Net Operating Income mainly due to (i) new ground leases in place in December 2018. (ii) underwritten straight line rent of $684,172, and (iii) underwritten rent step through 2020 of $146,783.
(4)	The debt service coverage ratios and debt yields are based on the Equinix Data Center Whole Loan.

Appraisal. As of the appraisal valuation date of August 8, 2019, the Equinix Data Center Property had an “as-is” appraised value of $201,000,000.

Environmental Matters. According to a Phase I environmental site assessment dated September 17, 2019, there was a controlled recognized environmental condition relating to regulatory records. For additional information, see “Environmental Considerations” in the Prospectus.

Market Overview and Competition. The Equinix Data Center Property is located in Secaucus, Hudson County, New Jersey, approximately 7.8 miles west of New York within the New York City metropolitan statistical area (the “New York MSA”). According to the appraisal, the New York MSA is the financial capital of the world. Other major industries include service, retail trade, insurance and real estate sectors. New York is home to 71 Fortune 500 company headquarters, which include, JPMorgan Chase, Verizon Communications, Citigroup, MetLife, Goldman Sachs Group and Morgan Stanley. Primary regional access to the Equinix Data Center Property is provided by Interstates 95 and 80. The Equinix Data Center Property neighborhood is located in close proximity to the Secaucus Junction Station of the New Jersey Transit system where major New Jersey transit rail lines connect for travel into Manhattan.

The New York metro data center market includes clusters in Northern New Jersey, Southeastern New York, and Southwestern Connecticut. According to the appraisal, the New York metro represents the second largest data center market in the United States with 4.7 million square feet of operational data center space and accounts for the highest colocation revenues with proximity to Wall Street and subsea connectivity. Data center customers within this region primarily include the financial sector, healthcare, media and others, of which the financial industry is responsible for approximately 40% of its total economic output. According to the appraisal, there are 156 active data centers with a combined 624 megawatts operated by 60 providers within the New York metro data center market. The 755 Secaucus Building within the Equinix Data Center Property hosts 49 exchanges and is a prominent data center which provides services to the financial services sector with its matching engines that allocate competing trades among competing bids and offers priced the same, to support trades for several major exchanges.

A-3-7

Other – Leased Fee	Loan #1	Cut-off Date Balance:	$60,000,000
755 and 800 Secaucus Road	Equinix Data Center	Cut-off Date LTV:	49.8%
& 105 Enterprise Avenue		U/W NCF DSCR:	2.44x
Secaucus, NJ 07094		U/W NOI Debt Yield:	8.2%

The table below presents certain information relating to comparable sales for the Equinix Data Center Property identified by the appraiser.

Comparable Ground Lease Sales(1)

Property Name	Location	Land Size (SF)	Sale Date	Sale Price	Sale Price (PSF)	Cap Rate(2)
525 Eighth Avenue	New York, NY	7,454	Apr-19	$61,000,000	$8,183.53	3.69%
39 West 55th Street	New York, NY	5,025	Apr-19	$28,000,000	$5,572.14	3.46%
1733 Ocean Avenue	Santa Monica, CA	28,410	Mar-19	$65,000,000	$2,287.93	1.93%
3747 South 2700 West	Salt Lake City, UT	567,587	Jan-19	$10,439,000	$18.39	4.72%
7 Bryant Park	New York, NY	19,207	Sep-18	$200,000,000	$10,412.87	2.65%
1 Teterboro Drive	Teterboro, NJ	625,522	Jul-18	$37,481,551	$59.92	4.76%
375 Hudson Street	New York, NY	69,260	Aug-17	$580,000,000	$8,374.24	4.50%
24300 Town Center Drive	Valencia, CA	387,684	Jul-17	$67,000,000	$172.82	5.00%
6200 Hollywood Boulevard	Los Angeles (Hollywood), CA	475,597	Jun-17	$142,000,000	$298.57	3.50%
350 South Grand Avenue	Los Angeles, CA	156,380	Nov-16	$70,000,000	$447.63	3.30%
300 South Grand Avenue	Los Angeles, CA	105,415	Nov-16	$33,430,000	$317.13	2.80%
144 Route-73 Highway	Voorhees, NJ	737,005	Nov-16	$17,215,000	$23.36	5.80%
411 108th Avenue NE	Bellevue, WA	48,352	Feb-16	$19,500,000	$403.29	3.50%
(1)	Information obtained from the appraisal.
(2)	Per the appraisal, the sales comparison approach is not relevant except as a source providing indications of capitalization rates for this type of investment (leased fee).

The following table presents certain information relating to ten comparable leases to those at the Equinix Data Center Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Lease Term	Tenant Size	Annual Base Rent PSF	Lease Type
Industrial Leases
Harmon Cove Industrial Park 550 Meadowlands Pkwy Secaucus, NJ	1983/NAP	144,605	1.6 miles	2.0 Yrs	83,470	$11.50	NNN
10 Enterprise Avenue North 10 Enterprise Avenue Secaucus, NJ	1971/NAP	158,268	0.8 miles	5.0 Yrs	125,904	$11.50	NNN
100 Electric Avenue 100 Electric Avenue Secaucus, NJ	1984/NAP	126,086	0.7 miles	5.0 Yrs	126,086	$12.50	NNN
46 Meadowlands Parkway 46 Meadowlands Parkway Secaucus, NJ	2016/NAP	302,727	1.4 miles	10.0 Yrs	302,727	$10.00	NNN
(1)	Information obtained from the appraisal.

Escrows.

Real Estate Taxes – Upfront escrows were not required. Ongoing monthly real estate tax reserves, equaling one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months, are not currently required and will not be required so long as (i) no event of default has occurred or is continuing, (ii) all of the Equinix Data Center Property is demised by the Critical Tenant Lease (as defined below), (iii) the Critical Tenant Lease is in full force and effect, (iv) no Critical Tenant Trigger Event (as defined below) has occurred or remains outstanding, and (v) the Critical Tenant (as defined below) is paying all taxes to the governmental authorities in full in a timely manner and the Equinix Data Center Borrowers provide satisfactory evidence to the lender in a timely manner.

Insurance – Upfront escrows were not required. Ongoing monthly insurance reserves, equaling one-twelfth of the insurance premiums that the lender estimates will be payable during the next twelve months, are not currently required and will not be required so long as (i) no event of default has occurred or is continuing, (ii) all of the Equinix Data Center Property is demised by the Critical Tenant Lease, (iii) the Critical Tenant Lease is in full force and effect, (iv) no Critical Tenant Trigger Event has occurred or remains outstanding, and (v) the Critical Tenant is maintaining insurance with insurance companies that satisfy the requirement set forth within the loan documents and the Equinix Data Center Borrowers provides satisfactory evidence to the lender in a timely manner.

A-3-8

Other – Leased Fee	Loan #1	Cut-off Date Balance:	$60,000,000
755 and 800 Secaucus Road	Equinix Data Center	Cut-off Date LTV:	49.8%
& 105 Enterprise Avenue		U/W NCF DSCR:	2.44x
Secaucus, NJ 07094		U/W NOI Debt Yield:	8.2%

Replacement Reserves – Upfront escrows were not required. Ongoing monthly replacement reserves are not required under the Equinix Data Center Whole Loan documents.

TI/LC Reserve – Upfront escrows were not required. Ongoing monthly TI/LC reserves will not be required.

Lockbox and Cash Management. The Equinix Data Center Whole Loan requires a hard lockbox with springing cash management (which will be triggered upon the occurrence of a Cash Sweep Event (as defined below)). The Equinix Data Center Whole Loan documents require the Equinix Data Center Borrowers to deliver written notification to the tenant to deposit all rents payable under each lease directly into the lockbox account, which is already in place. The Equinix Data Center Whole Loan documents also require that all rents received by the Equinix Data Center Borrowers or the property manager be deposited into the lockbox account within one business day of receipt. Upon the occurrence of a Cash Sweep Event, the Equinix Data Center Borrowers will establish a lender-controlled cash management account, and all amounts in the account are to be transferred daily for the payment, among other things, of the debt service, monthly escrows, and default interest (if applicable). Pursuant to the Equinix Data Center Whole Loan documents, all excess funds on deposit are required to be applied as follows (a) if a Cash Sweep Event is not in effect, to the Equinix Data Center Borrowers, and (b) if a Cash Sweep Event is in effect due to the existence of a Critical Tenant Trigger Event to the Critical Tenant TI/LC account until the applicable Critical Tenant Trigger Event Cure (as defined below) has occurred. If a Cash Sweep Event is in effect but a Critical Tenant Trigger Event is not in effect, then funds will be applied to the excess cash flow account.

A “Cash Sweep Event” will commence upon the occurrence of the following:

(i)	an event of default;
(ii)	any bankruptcy action of the Equinix Data Center Borrowers or guarantor; or
(iii)	a Critical Tenant Trigger Event

A Cash Sweep Event will end upon the occurrence of:

●	with regard to clause (i) above, a cure of such event of default being accepted or waived by the lender;
●	with regard to clause (ii) above, such bankruptcy action being discharged, stayed, or dismissed within 45 days for the Equinix Data Center Borrowers or guarantor; or
●	with regard to clause (iii) above, a Critical Tenant Trigger Event Cure.

A “Critical Tenant Trigger Event” will occur if Equinix, Inc. (the “Critical Tenant” and the related lease, the “Critical Tenant Lease”) (i) gives notice of its intention to not extend or renew the Critical Tenant Lease, (ii) on or prior to twelve (12) months prior to the applicable expiration date under the Critical Tenant Lease, the Critical Tenant fails to give notice of its election to renew the Critical Tenant Lease, (iii) an event of default under the Critical Tenant Lease occurs and continues beyond any applicable notice and/or cure periods, or (iv) a bankruptcy action of the Critical Tenant.

A “Critical Tenant Trigger Event Cure” will occur upon (a) in the event of a Critical Tenant Trigger Event described in clause (i) or (ii), the date that the Critical Tenant Space Re-tenanting Event (as defined below) has occurred, (b) in the event of a Critical Tenant Trigger Event described in clause (iii), a cure of the applicable event of default under the Critical Tenant Lease as determined by the lender in its reasonable discretion, or (c) in the event of a Critical Tenant Trigger Event described in clause (iv), the affirmation of the Critical Tenant Lease in the applicable bankruptcy proceeding, provided that the Critical Tenant is actually paying all rents and other amounts due under the Critical Tenant Lease accruing from the petition date; provided, however, that at such time as the amount transferred into the Critical Tenant TI/LC account pursuant to any Critical Tenant Trigger Event exceeds $3,345,833, a Critical Tenant Trigger Event Cure with respect to such Critical Tenant Trigger Event will be deemed to have occurred.

A “Critical Tenant Space Re-tenanting Event” will occur upon the date all of the following conditions have been satisfied: (i) the Critical Tenant Space has been leased to one or more replacement tenants (or the Critical Tenant) for a term that does not expire on or prior to two (2) years after October 6, 2029 and on terms and conditions acceptable to the lender, (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to the re-letting of the Critical Tenant Space, if any, have been paid in full, and (iii) the related tenant(s) have accepted the Critical Tenant space and are paying full contractual rent as evidenced by the tenant estoppel certificate(s) acceptable to the lender.

Property Management. The Equinix Data Center Property is self-managed.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Equinix Data Center Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Equinix Data Center Borrowers provides coverage for terrorism in an amount equal to the full replacement cost of the Equinix Data Center Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-9

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A-3-10

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

A-3-11

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

Anchor / Major
Non Anchor / In-line
Vacant
Not Part of the Collateral
N
SHORE PARKWAY
TD
KAY
T-Mobile
Olive Garden
BEST BUY
PIZZA D'AMORE
MODELL'S
FIVE GUYS
Vitamin Shoppe
BAY PARKWAY
TARGET
KOHL'S
GRAVESEND BAY

A-3-12

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

MANHATTAN
JERSEY CITY
Hudson River
East River
Williamsburg
NY Stock Exchange
Ellis Island
Brooklyn Heights
Downtown Brooklyn
Governors Island
Cobble Hill
Red Hook
Upper New York Bay
Park Slope
Prospect Park
Brooklyn Botanic Gardens
Prospect Park Zoo
South Brooklyn Marine Terminal
Gowanus Bay
Greenwood Cemetery
Kings County Hospital
SUNY Downstate Medical Ctr.
Flatbush
BROOKLYN
Sunset Park
Bay Ridge
Borough Park
Brooklyn College
Flatlands
Canarsie
Canarsie Plaza
East New York
JFK Intl. Airport 5 miles
Jamaica Bay
Sheepshead Bay
Bensonhurst
Bath Beach
Fort Hamilton
VA Medical Ctr.-Brooklyn
Dyker Beach Golf Course
VERRAZZANO-NARROWS BRIDGE
Gravesend Bay
Gravesend
Ceasar's Bay Shopping Center
8973 Bay Parkway
Brooklyn, NY 11214
Verrazano Sports Complex
Coney Island Hospital
Calvert Vaux Park
Mill Basin Plaza
Kings Plaza Shopping Center
Marine Park Golf Course
Brooklyn Marine Park
Gerritsen Beach
Floyd Bennett Field
Belt Parkway
Brighton Beach
Sheepshead Bay Plaza
CUNY Kingsborough Comm. College
Manhattan Beach
Seagate
Coney Island
MCU Park
New York Aquarium
MARINE PARKWAY BRIDGE
Jacob Riis Park
Fort Tilden
Rockaway Point
Breezy Point
Point Breezy Tip
Atlantic Ocean
NEW YORK CITY
QUEENS
BRONX
STATEN ISLAND

A-3-13

No. 2 – Ceasar’s Bay Shopping Center

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$45,500,000		Property Type – Subtype:	Retail – Anchored
	Cut-off Date Balance(1):	$45,500,000		Location:	Brooklyn, NY
	% of Initial Pool Balance:	6.5%		Size:	301,300 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$290.41
	Borrower Sponsors:	Gazit Horizons, Inc.; CBB Realty Associates, LLC		Maturity Date Balance Per SF(1):	$290.41
	Guarantor:	Gazit Horizons, Inc.; CBB Realty Associates, LLC		Year Built/Renovated:	1957/2018
	Mortgage Rate:	3.0150%		Title Vesting:	Leasehold
	Note Date:	October 4, 2019		Property Manager:	Self-managed
	Seasoning:	1 month		Current Occupancy (As of)(4):	97.8% (10/2/2019)
	Maturity Date:	October 6, 2029		YE 2018 Occupancy(4):	73.7%
	IO Period:	120 months		YE 2017 Occupancy(4):	97.4%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	97.4%
	Amortization Term (Original):	NAP		YE 2015 Occupancy:	97.4%
	Loan Amortization Type:	Interest-only, Balloon		As-Is Appraised Value(5):	$170,000,000
	Call Protection(2):	L(25),D(88),O(7)		As-Is Appraised Value Per SF(5):	$564.22
	Lockbox Type:	Hard/Springing Cash Management		As-Is Appraisal Valuation Date:	July 2, 2019
	Additional Debt:	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance):	Pari Passu ($42,000,000); Future Mezzanine		TTM NOI (6/30/2019)(6):	$5,272,354
				YE 2018 NOI:	$4,446,707
				YE 2017 NOI:	$4,284,721
				YE 2016 NOI:	$5,374,439
				U/W Revenues:	$15,626,531
				U/W Expenses:	$5,441,084
Escrows and Reserves(3)				U/W NOI(6):	$10,185,447
	Initial	Monthly	Cap	U/W NCF:	$9,645,265
Taxes	$468,758	$117,190	NAP	U/W DSCR based on NOI/NCF(1):	3.80x / 3.60x
Insurance	$761,458	$76,620	NAP	U/W Debt Yield based on NOI/NCF(1):	11.6% / 11.0%
Ground Rent Reserve	$0	$60,683	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	11.6% / 11.0%
Replacement Reserves	$1,000,000	Springing	NAP	Cut-off Date LTV Ratio(1):	51.5%
TI/LC Reserve	$0	Springing	NAP	LTV Ratio at Maturity(1):	51.5%
Target Free Rent Reserve	$4,567,700	$0	NAP
Outstanding TI Reserve	$2,511,385	$0	NAP
Piling Work Reserve	$6,000,000	$0	NAP

Sources and Uses
Sources			Uses
Original whole loan amount	$87,500,000	100.0%	Loan payoff	$22,338,887	25.5%
			Upfront reserves	15,309,301	17.5
			Return of equity	46,634,047	53.3
			Closing costs	3,217,765	3.7
Total Sources	$87,500,000	100.0%	Total Uses	$87,500,000	100.0%
(1)	The Ceasar’s Bay Shopping Center Mortgage Loan (as defined below) is part of the Ceasar’s Bay Shopping Center Whole Loan (as defined below), which comprises two pari passu notes with an aggregate original balance of $87,500,000. All statistical information related to the Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the Ceasar’s Bay Shopping Center Whole Loan.
(2)	Defeasance of the Ceasar’s Bay Shopping Center Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the Ceasar’s Bay Shopping Center pari-passu companion loans to be securitized and (b) October 4, 2022.
(3)	See “Escrows” section for a full description of Escrows and Reserves.
(4)	The decrease in occupancy from 2017 to 2018 is due to Toys “R” Us vacating the Ceasar’s Bay Shopping Center Property following the company’s bankruptcy proceedings. The increase in occupancy from 2018 to 10/2/2019 is due to Target backfilling the Toys “R” Us space.
(5)	The Appraised Value and Appraised Value Per SF assume that immediate repairs and capital expenditures are completed within a timely manner. At origination, the borrower deposited upfront reserves totaling $1,000,000 for general capital improvements, $6,000,000 for piling improvements and $2,511,385 for outstanding tenant improvements and leasing commissions regarding the Target space.
(6)	The increase in U/W NOI from TTM (6/30/2019) is due to (i) the lease up of the Target space (previously Toys “R” Us was not paying rent), (ii) the development of a new outparcel totaling 12,000 square feet leased to Olive Garden, Kay Jewelers and T-Mobile accounting for $1.1 million of rent that was not fully captured in the TTM 6/30/2019 period and (iv) rent steps and straight-lined rent combining for $342,434.

The Mortgage Loan. The mortgage loan (the “Ceasar’s Bay Shopping Center Mortgage Loan”) is part of a whole loan (the “Ceasar’s Bay Shopping Center Whole Loan”) evidenced by two pari passu notes with an original principal balance of $87,500,000 and an outstanding principal balance as of the Cut-off Date of $87,500,000 secured by a first mortgage encumbering the leasehold interest in an anchored retail center located in Brooklyn, New York (the “Ceasar’s Bay Shopping Center Property”). The Ceasar’s Bay Shopping Center Mortgage Loan represents the controlling Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

A-3-14

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$45,500,000	$45,500,000	WFCM 2019-C53	Yes
A-2	$42,000,000	$42,000,000	An affiliate of Barclays Capital Real Estate Inc.	No
Total	$87,500,000	$87,500,000

The Borrower and Borrower Sponsors. The borrower is CBB Venture LLC, a Delaware limited liability company and single purpose entity. The borrower has one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Ceasar’s Bay Shopping Center Whole Loan. The non-recourse carve-out guarantors and borrower sponsors of the Ceasar’s Bay Shopping Center Whole Loan are Gazit Horizons, Inc. and CBB Realty Associates, LLC.

The borrower sponsors are Gazit Horizons, Inc. and CBB Realty Associates, LLC. Founded in 2017, Gazit Horizons, Inc. is the US subsidiary of Gazit Globe, a publicly traded Israeli global real estate company focused on the ownership, management, and development of retail and mixed-use properties in major urban markets in North America, Brazil, Israel, Northern, Central, and Eastern Europe. Gazit Globe’s current portfolio is comprised of 103 properties totaling 26.9 million square feet worldwide with a total estimated asset value of $11.0 billion. CBB Realty Associates, LLC is an affiliate of Surrey Equities, LLC. Surrey Equities, LLC is a real estate investment management firm that was founded in 2004 by Edward Silvera and Leon Silvera and is headquartered in New York. Surrey’s current portfolio is comprised of over 1.5 million square feet of retail properties located in Texas, Ohio, North Carolina, Florida, Maine, New York, Pennsylvania and Connecticut. The borrower sponsors are currently subject to two class action litigation proceedings in Israeli court. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

The Property. The Ceasar’s Bay Shopping Center Property consists of a 301,300 square foot anchored retail center situated on 15.9 acres in Brooklyn, New York. The Ceasar’s Bay Shopping Center Property is comprised of five two-story retail buildings located in the densely-populated Gravesend neighborhood of Brooklyn which is bordered by Coney Island to the south, Bath Beach to the west, Bensonhurst to the north and Homecrest and Sheepshead Bay to the south. A portion of the Ceasar’s Bay Shopping Center Property is located over the water supported by pilons. According to a third party report, the Ceasar’s Bay Shopping Center Property has vehicle traffic of approximately 146,000 vehicles per day. There are 1,194 parking spaces (resulting in a ratio of 4.0 spaces per 1,000 square feet) at the Ceasar’s Bay Shopping Center Property. As of October 2, 2019, the Ceasar’s Bay Shopping Center Property was 97.8% leased to twelve tenants. Three of the four largest tenants (60.8% of net rentable area, 45.7% of underwritten base rent) have been at the Ceasar’s Bay Shopping Center Property since 2003 or earlier. Kohl’s, Target and Best Buy, making up three of the four anchor tenants, are each investment grade rated and account for 82.1% of the net rentable area.

Major Tenants.

Largest Tenant: Kohls (39.7% of net rentable area; 25.5% of underwritten base rent; 5/31/2023 lease expiration; Moody’s/Fitch/S&P: Baa2/BBB/BBB; NYSE: KSS) – Kohls is a national discount department store chain selling moderately-priced name brand and private label apparel, shoes, accessories and housewares. Kohls operates 1,159 stores in 49 states as well as 15 FILA outlets and Off-Aisle clearance centers. In 2017, Kohls entered into an agreement with a top competitor, Amazon, to accept Amazon returns in Kohls stores and establish Amazon Smart Home Experience zones in a number of its locations. Kohls had net sales of $19.2 billion in the 2018 fiscal year, an increase of 0.7% over its sales in fiscal year 2017. Kohls has been a tenant at the Ceasar’s Bay Shopping Center Property since 2003. Kohls has five, five-year renewal options remaining on their lease. The next option to renew is for $26.40 PSF which is below the appraisal’s concluded market rent at $31.75 PSF.

2nd Largest Tenant: Target (29.2% of net rentable area; 33.0% of underwritten base rent; 7/31/2035 lease expiration; Moody’s/Fitch/S&P: A2/A-/A; NYSE: TGT) – Target is the second largest discount retailer in the United States and the fifth largest domestic retailer overall according to the appraisal. Target operates 1,822 stores selling a wide variety of consumables, commodities, electronics, sporting goods, toys, apparel, and home furnishings. Target sales increased 3.6% to $74.4 billion in fiscal year 2018 compared to 2017. Target signed a new lease for the former Toys “R” Us space in February 2019. According to the borrower sponsors, Target will be doing its own build out and is expected to invest approximately $20.0 million to build out its interior according to the borrower sponsor. Target is expected to open in summer 2020, with rent commencement on the earlier of (i) its opening date or (ii) August 21, 2020. All outstanding TI/LC’s and gap rent were reserved at origination. See the “Escrows and Reserves” section for further details. Target has four, five-year renewal options.

3rd Largest Tenant: Best Buy (13.1% of net rentable area; 8.7% of underwritten base rent; 1/31/2022 lease expiration; Moody’s/Fitch/S&P: Baa1/BBB/BBB) – Best Buy is a specialty retailer of consumer electronics, home-office products, entertainment software, appliances and related services. Best Buy operates 1,238 stores in the United States and internationally. Best Buy has been a tenant at the Ceasar’s Bay Shopping Center Property since 2002 and has one, 10-year renewal option remaining. Best Buy’s next option to renew is for $30.00 PSF, which is below the appraiser’s concluded market rent of $50.00.

A-3-15

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

The following table presents certain information relating to the tenancy at the Ceasar’s Bay Shopping Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Kohls	BBB/Baa2/BBB	119,734	39.7%	$24.20	$2,898,078	25.5%	5/31/2023	5, 5-year	N
Target(3)	A-/A2/A	88,000	29.2%	$42.67	$3,755,330	33.0%	7/31/2035	4, 5-year	N
Best Buy	BBB/Baa1/BBB	39,568	13.1%	$25.00	$989,200	8.7%	1/31/2022	1, 10-year	N
Modell’s	NR/NR/NR	23,792	7.9%	$55.00	$1,308,560	11.5%	1/31/2025	2, 5-year	N
Olive Garden	NR/NR/NR	8,350	2.8%	$90.00	$751,500	6.6%	11/28/2028	4, 5-year	N
Total Major Tenants		279,444	92.7%	$34.72	$9,702,667	85.4%

Non-Major Tenant		15,256	5.1%	$109.04	$1,663,519	14.6%

Occupied Collateral Total		294,700	97.8%	$38.57	$11,366,186	100.0%

Vacant Space		6,600	2.2%

Collateral Total		301,300	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through September 2020 and straight-lined rent for Target over the term of the loan.
(3)	The Target space was officially delivered to the tenant with no termination options on August 21, 2019. Target will commence paying rent on the earlier of (i) the date it opens to the public (expected summer 2020) or (ii) August 21, 2020. All free rent and outstanding TI/LCs were reserved at origination.

The following table presents certain information relating to the lease rollover schedule at the Ceasar’s Bay Shopping Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	2	43,237	14.4%	43,237	14.4%	$1,461,740	12.9%	$33.81
2023	1	119,734	39.7%	162,971	54.1%	$2,898,078	25.5%	$24.20
2024	2	4,783	1.6%	167,754	55.7%	$558,668	4.9%	$116.80
2025	2	25,346	8.4%	193,100	64.1%	$1,482,608	13.0%	$58.49
2026	0	0	0.0%	193,100	64.1%	$0	0.0%	$0.00
2027	0	0	0.0%	193,100	64.1%	$0	0.0%	$0.00
2028	4	13,600	4.5%	206,700	68.6%	$1,209,763	10.6%	$88.95
2029	0	0	0.0%	206,700	68.6%	$0	0.0%	$0.00
Thereafter	1	88,000	29.2%	294,700	97.8%	$3,755,330	33.0%	$42.67
Vacant	0	6,600	2.2%	301,300	100.0%	$0	0.0%	$0.00
Total/Weighted Average	12	301,300	100.0%			$11,366,186	100.0%	$38.57
(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-16

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

The following table presents historical occupancy percentages at the Ceasar’s Bay Shopping Center Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)(2)	12/31/2018(1)(2)	10/2/2019(2)(3)
97.4%	97.4%	97.4%	73.7%	97.8%
(1)	Information obtained from the borrower.
(2)	The decrease in occupancy from 2017 to 2018 is due to Toys “R” Us vacating the Ceasar’s Bay Shopping Center Property following the company’s bankruptcy proceedings. The increase in occupancy from 2018 to 10/2/2019 is due to Target backfilling the Toys “R” Us space.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Ceasar’s Bay Shopping Center Property:

Cash Flow Analysis

	2016	2017	2018	TTM 6/30/2019(1)	U/W(1)	%(2)	U/W $ per SF
Rents in Place	$7,884,569	$7,878,917	$6,744,017	$7,155,498	$11,023,743	67.9%	$36.59
Contractual Rent Steps	0	0	0	0	342,434	2.1	1.14
Grossed Up Vacant Space	0	0	0	0	587,000	3.6	1.95
Gross Potential Rent	$7,884,569	$7,878,917	$6,744,017	$7,155,498	$11,953,178	73.7%	$39.67
Other Income	550	0	825	2,204	0	0.0	0.00
Total Recoveries	1,306,106	959,916	2,401,601	2,856,874	4,271,012	26.3	14.18
Net Rental Income	$9,191,225	$8,838,833	$9,146,443	$10,014,576	$16,224,189	100.0%	$53.85
(Vacancy & Credit Loss))	0	0	0	0	(597,659)(3)	(5.0)	(1.98)
Effective Gross Income	$9,191,225	$8,838,833	$9,146,443	$10,014,576	$15,626,531	96.3%	$51.86

Real Estate Taxes(4)	1,471,567	1,476,400	1,493,534	1,513,117	1,882,580	12.0	6.25
Insurance	725,176	833,071	1,114,711	885,391	949,472	6.1	3.15
Management Fee	218,880	218,880	359,709	462,197	468,796	3.0	1.56
Other Operating Expenses	1,401,164	2,025,761	1,731,782	1,881,517	2,140,236	13.7	7.10
Total Operating Expenses	$3,816,787	$4,554,112	$4,699,736	$4,742,222	$5,441,084	34.8%	$18.06

Net Operating Income	$5,374,439	$4,284,721	$4,446,707	$5,272,354	$10,185,447	65.2%	$33.81
Replacement Reserves	0	0	0	0	136,338	0.9	0.45
TI/LC	0	0	0	0	403,843	2.6	1.34
Net Cash Flow	$5,374,439	$4,284,721	$4,446,707	$5,272,354	$9,645,265	61.7%	$32.01

NOI DSCR(5)	2.00x	1.60x	1.66x	1.97x	3.80x
NCF DSCR(5)	2.00x	1.60x	1.66x	1.97x	3.60x
NOI Debt Yield(5)	6.1%	4.9%	5.1%	6.0%	11.6%
NCF Debt Yield(5)	6.1%	4.9%	5.1%	6.0%	11.0%
(1)	The increase in U/W NOI from TTM (6/30/2019) is due to (i) the lease up of the Target space (previously Toys “R” Us was not paying rent), (ii) the development of a new outparcel totaling 12,000 square feet leased to Olive Garden, Kay Jewelers and T-Mobile accounting for $1.1 million of rent that was not fully captured in the TTM 6/30/2019 period and (iv) rent steps and straight-lined rent combining for $342,434.
(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(3)	The underwritten economic vacancy is 5.0%. The Ceasar’s Bay Shopping Center Property was 97.8% leased as of October 2, 2019.
(4)	The Ceasar’s Bay Shopping Center Property benefits from an ICIP tax abatement that began in the 2004/2005 tax year and expires in the 2030/2031 tax year. Full taxes begin to phase in at 10% increments beginning in 2021/2022. The current expected tax expense is $1.4 million and the year 10 expected tax expense is $2.5 million. Real Estate Taxes are underwritten to the average expected tax payment over the loan term which is equal to $1.9 million.
(5)	Based on the Ceasar’s Bay Shopping Center Whole Loan.

A-3-17

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

Appraisal. The appraiser concluded to an “as-is” Appraised Value of $170,000,000 as of July 2, 2019.

Environmental Matters. According to a Phase I environmental site assessment dated July 8, 2019, there was no evidence of any recognized environmental conditions at the Ceasar’s Bay Shopping Center Property.

Market Overview and Competition. The Ceasar’s Bay Shopping Center Property is located in Brooklyn, Kings County, New York. Brooklyn is the second largest of the five boroughs by land area and is the most populous borough with one-third of New York City’s population. Over the past decade, Brooklyn has expanded at a rapid pace, attracting both businesses and residents. According to a third party report, since 2003, the number of businesses in Brooklyn has increased by 21.0% and job growth has grown by 19.8%, a rate twice as fast as the rest of New York City. With many restaurants, a growing nightlife, diverse neighborhoods, and accessibility to Manhattan, Brooklyn is attracting young professionals in large numbers. The Ceasar’s Bay Shopping Center Property is located in the densely-populated Gravesend neighborhood bound by Avenue P to the north, Bay Parkway to the west, Ocean Parkway to the east and Gravesend Bay to the south. On average, vehicle traffic per day for the Ceasar’s Bay Shopping Center Property is approximately 146,000 vehicles. According to the borrower sponsor, the closest directly competitive shopping center is approximately three miles away from the Ceasar’s Bay Shopping Center Property, and there is no new planned retail supply in the area. According to the appraisal, as of 2018, the population within a 1-mile, 3-mile, and 5-mile radius totaled 82,704, 689,652, and 1,372,552 people, respectively, and average household income for the same radii was $71,035, $76,656 and $79,557, respectively.

Submarket Information – According to a third-party market research report, the Ceasar’s Bay Shopping Center Property is situated within the South Brooklyn retail submarket. As of the first quarter of 2019, the submarket reported a total inventory of 38.9 million square feet with a 3.2% vacancy rate and average rental rates of $45.86 per square foot.

Appraiser’s Comp Set – The appraiser identified five directly competitive retail properties totaling approximately 2.7 million square feet with a weighted average occupancy of 96.5% and base rents ranging from $18.00 to $180.00 per square foot.

The following table presents certain information relating to the appraiser’s market rent conclusion for the Ceasar’s Bay Shopping Center Property:

Market Rent Summary(1)

	Anchor	Junior Anchor	Inline
Market Rent (PSF)	$31.75-$41.08	$50.00-$60.00	$70.00-$135.00
Lease Term (Years)	20	20	10
Lease Type (Reimbursements)	Net	Net	Net
Rent Increase Projection	10.0% every 5 years	10.0% every 5 years	10.0% every 5 years
(1)	Information obtained from the appraisal.

A-3-18

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

The table below presents certain information relating to comparable sales for the Ceasar’s Bay Shopping Center Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)	Adjusted Sale Price (PSF)
Nostrand Place	Brooklyn, NY	70,009	Jun-19	$27,650,000	$395	$427
Nostrand Avenue Shopping Center	Brooklyn, NY	80,991	Jan-19	$38,250,000	$472	$531
1100 Kings Highway & 2067 Coney Island Avenue	Brooklyn, NY	43,318	May-18	$30,500,000	$704	$507
Atlantic Center	Brooklyn, NY	396,224	Dec-17	$195,000,000	$492	$566
Harlem Center	Upper Manhattan, NY	126,234	Dec-17	$103,000,000	$816	$530
Queens Place	Elmhurst, NY	220,953	Dec-17	$175,000,000	$792	$594
Riverdale Crossings	Bronx, NY	159,137	Oct-15	$132,925,000	$835	$606
Shops @ Skyview Center	Whitestone, NY	508,817	Jul-15	$400,000,000	$786	$598
(1)	Information obtained from the appraisal.

The appraiser identified seven major anchor leases, 13 junior anchor leases and 12 inline rent comparables. See the table below for the lows, highs and averages for the lease comparables:

Comparable Leases(1)

Property Name/Location	Tenant Size (SF)	Lease Term	Annual Base Rent PSF	Reimbursement Amount PSF	Lease Type
Anchor Tenant
Low	40,000	10.0 Yrs	$27.27	NAV	Net
Average	75,770	16.4 Yrs	$45.43	NAV	Net
High	108,855	25.0 Yrs	$70.00	NAV	Net
Junior Anchor
Low	10,760	10.0 Yrs	$34.50	NAV	Net
Average	20,971	12.7 Yrs	$47.94	NAV	Net
High	38,081	15.0 Yrs	$70.54	NAV	Net
Inline
Low	788	10.0 Yrs	$72.00	NAV	Net
Average	2,959	10.8 Yrs	$90.87	NAV	Net
High	8,000	15.0 Yrs	$150.00	NAV	Net
(1)	Information obtained from the appraisal.

Escrows.

Real Estate Taxes – An upfront tax reserve of $468,758 is required under the Ceasar’s Bay Shopping Center Whole Loan documents. The borrower is required to make monthly payments of one-twelfth of the taxes payable during the next twelve months, currently equal to $117,190.

Insurance – An upfront insurance reserve of $761,458 is required under the Ceasar’s Bay Shopping Center Whole Loan documents. The borrower is required to make monthly payments of one-twelfth of the insurance premiums payable during the next twelve months, currently equal to $76,620.

Ground Rent Reserve – The borrower is required to make monthly payments of one-twelfth of the annual ground rent payable during the next twelve months, currently equal to $60,683.

Replacement Reserves – An upfront replacement reserve of $1,000,000 is required under the Ceasar’s Bay Shopping Center Whole Loan documents. Ongoing monthly replacement reserves of $7,533 are not required unless an event of default has occurred and is continuing.

TI/LC Reserve – Ongoing monthly TI/LC reserves of $31,385 are not required unless an event of default has occurred and is continuing.

Target Free Rent Reserve – The Ceasar’s Bay Shopping Center Whole Loan documents require an upfront reserve of $4,567,700 for outstanding free rent to Target.

A-3-19

Retail – Anchored	Loan #2	Cut-off Date Balance:	$45,500,000
8973 Bay Parkway	Ceasar’s Bay Shopping Center	Cut-off Date LTV:	51.5%
Brooklyn, NY 11214		U/W NCF DSCR:	3.60x
		U/W NOI Debt Yield:	11.6%

Outstanding TI/LC Reserve – The Ceasar’s Bay Shopping Center Whole Loan documents require an upfront reserve of $2,511,385 for existing tenant improvements and leasing commissions.

Piling Work Reserve – A portion of the Ceasar’s Bay Shopping Center Property is located over the water supported by pilons that are currently undergoing repairs. The Ceasar’s Bay Shopping Center Whole Loan documents require an upfront reserve of $6,000,000 to be used for future work related to the pier/piling structure under a portion of the Ceasar’s Bay Shopping Center Property.

Lockbox and Cash Management. The Ceasar’s Bay Shopping Center Whole Loan requires a hard lockbox with springing cash management. The Ceasar’s Bay Shopping Center Whole Loan documents require the borrower to deliver written instructions to tenants to deposit all rents payable under such leases directly into a clearing account. The Ceasar’s Bay Shopping Center Whole Loan documents require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. Funds in the lockbox account, absent the continuance of an event of default, are required to be transferred daily to a borrower operating account. Upon the first occurrence of an event of default, the borrower is required to establish a cash management account under the sole control of the lender, to which during the continuance of such event of default, all amounts in the lockbox account are required to be automatically transferred daily for the payment, among other things, of the debt service, monthly escrows, default interest and late payment charges.

Property Management. The Ceasar’s Bay Shopping Center Property is managed by Surrey Equities, LLC, an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. At any time after two years from the securitization, the borrower is permitted to incur additional mezzanine financing if (i) no event of default has occurred; (ii) the combined loan-to-value ratio of all the pari passu companion loans and the mezzanine loan does not exceed 48.93%; (iii) the debt yield is greater than or equal to 12.12% as calculated by the lender after giving effect to the mezzanine loan; (iv) the debt service coverage ratio is greater than or equal to 3.96x as calculated by the lender after giving effect to the mezzanine loan; (iv) the borrower has received a rating agency confirmation and (v) the borrower is in compliance with other conditions as set forth in the Ceasar’s Bay Shopping Center Whole Loan documents.

Ground Lease. The fee interest in the Ceasar’s Bay Shopping Center Property is owned in a tenants-in-common structure, with the borrower sponsors owning a 16.18% share. The ground lease commenced in 1966 and continues through December 31, 2065. The ground rent for 2019 is $728,190 with annual CPI increases through lease expiration. There are no fair market value resets in the ground lease and no extension options.

Flood Insurance. The Ceasar’s Bay Shopping Center Property is located in flood zone VE. Therefore, the borrower obtain flood insurance coverage of $40.0 million per occurrence and in the annual aggregate with a flood deductible of $275,000.

Terrorism Insurance. The Ceasar’s Bay Shopping Center Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Ceasar’s Bay Shopping Center Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-20

	Loan #3	Cut-off Date Balance:	$45,000,000
Self Storage – Self Storage	Planet Self Storage Portfolio	Cut-off Date LTV:	67.1%
Property Addresses - Various		U/W NCF DSCR:	2.42x
		U/W NOI Debt Yield:	7.9%

A-3-21

	Loan #3	Cut-off Date Balance:	$45,000,000
Self Storage – Self Storage	Planet Self Storage Portfolio	Cut-off Date LTV:	67.1%
Property Addresses - Various		U/W NCF DSCR:	2.42x
		U/W NOI Debt Yield:	7.9%

Hudson
Northampton
MASS.
WORCESTER
Chicopee
Westfield
SPRINGFIELD
Bradley Intl. Airport
NEW YORK
Torrington
HARTFORD
CONN.
Manchester
RHODE ISLAND
Bristol
Newington
New Britain
Warwick
New Milford
Waterbury
Meriden
Norwich
Brookfield
Danbury
Shelton
NEW HAVEN
New London
Block Island Sound
BRIDGEPORT
Block Island
Norwalk
Long Island Sound
Stamford
East Hampton
Huntington
Long Island
Riverhead
Atlantic Ocean

Bedford
Burlington
Wakefield
Peabody
Salem
Woburn
Stoneham
ESSEX COUNTY
Lynn
Swampscott
Saugus
MIDDLESEX COUNTY
Winchester
Melrose
Lexington
Malden
Nahant
Medford
Lincoln
Arlington
Revere
Everett
Belmont
Somerville
Chelsea
Waltham
Winthrop
CAMBRIDGE
Watertown
Atlantic Ocean
Logan International Airport
Brighton
Newton
Brookline
South Boston
Boston Harbor
BOSTON
Wellesley
Jamaica Plain
Hull
Needham
SUFFOLK COUNTY
Mattapan
Hingham Bay
Quincy Bay
NORFOLK COUNTY
Hyde Park
Milton
Quincy
Dedham
Dover
Neponset River Reservation
Hingham
Blue Hills Reservation
Weymouth
Westwood
Braintree
PLYMOUTH COUNTY
Medfield
Norwood
Randolph

Planet Self Storage Portfolio

1	Prime Storage - Brookfield	Brookfield, CT
2	Prime Storage - Somerville	Somerville, MA
3	Prime Storage - Washington	Washington, NJ
4	Prime Storage - Newington	Newington, CT
5	Prime Storage - Quakertown	Quakertown, PA
6	Prime Storage - Hyde Park	Hyde Park, MA
7	Prime Storage - Clinton	Clinton, NJ
8	Prime Storage - Lindenwold	Lindenwold, NJ
9	Prime Storage - New Milford	New Milford, CT
10	Prime Storage - Phillipsburg	Phillipsburg, NJ
11	Prime Storage - Fairless Hills	Fairless Hills, PA

MAINE
VT
NH
Buffalo
NEW YORK
Albany
MA
Boston
Hartford
CT
Providence
PENNSYLVANIA
New York
Pittsburgh
Philadelphia
NJ

Flemington
Quakertown
Franklin Township
Hopewell
Lambertville
Princeton
PENNSYLVANIA
Harleysville
Doylestown
Trenton-Mercer Airport
Hamilton Twp.
Pottstown
Montgomeryville
Lansdale
Newtown
TRENTON
Horsham
Fairless Hills
Phoenixville
Norristown
Levittown
King of Prussia
Abington
Bensalem
Burlington
Conshohocken
Malvern
Wayne
Ardmore
Mount Holly
PHILADELPHIA
Moorestown
Media
NEW JERSEY
Springfield
Mount Laurel
CAMDEN
Chester Heights
Cherry Hill
Medford Township
Chester
Bellmawr
Woodbury
Lindenwold
DE
Gloucester Township
WILMINGTON
Swedesboro

CATSKILL STATE PARK
Monticello
NEW YORK
Poughkeepsie
Carbondale
PENNSYLVANIA
Newburgh
Scranton
Port Jervis
Middletown
Wilkes-Barre
New City
Tannersville
East Stroudsburg
Paramus
Hazleton
Hopatcong
Paterson
Fort Lee
Washington
Newark
NEW YORK
Easton
Jersey City
Pottsville
Allentown
Phillipsburg
Elizabeth
Bethlehem
Clinton
New Brunswick
NEW JERSEY
Quakertown
Reading
Princeton
Long Branch
Pottstown
Lansdale
Trenton
Freehold
Norristown
Lancaster
PHILADELPHIA

A-3-22

No. 3 – Planet Self Storage Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Portfolio
	Original Principal Balance(1):	$45,000,000		Property Type – Subtype:	Self Storage – Self Storage
	Cut-off Date Balance(1):	$45,000,000		Location:	Various
	% of Initial Pool Balance:	6.4%		Size:	563,807 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$124.16
	Borrower Sponsor(2):	Robert Moser		Maturity Date Balance Per SF(1):	$124.16
	Guarantor(2):	Robert Moser		Year Built/Renovated:	Various/Various
	Mortgage Rate:	3.1750%		Title Vesting:	Fee
	Note Date:	September 26, 2019		Property Manager:	Self-managed
	Seasoning:	1 month		Current Occupancy (As of):	85.2% (8/31/2019)
	Maturity Date:	October 6, 2024		YE 2018 Occupancy:	84.8%
	IO Period:	60 months		YE 2017 Occupancy:	82.9%
	Loan Term (Original):	60 months		YE 2016 Occupancy(5):	NAV
	Amortization Term (Original):	NAP		YE 2015 Occupancy(5):	NAV
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value(6):	$104,250,000
	Call Protection(3):	L(25),D(31),O(4)		Appraised Value Per SF(6):	$184.90
	Lockbox Type:	Springing		Appraisal Valuation Date:	Various
	Additional Debt(1):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1):	Pari Passu ($25,000,000); Future		TTM NOI (8/31/2019):	$5,340,664
		Mezzanine		YE 2018 NOI:	$5,092,614
				YE 2017 NOI(7):	$4,808,378
				YE 2016 NOI:	NAV
				U/W Revenues:	$8,246,557
				U/W Expenses:	$2,709,614
				U/W NOI:	$5,536,943
				U/W NCF:	$5,472,942
Escrows and Reserves(4)				U/W DSCR based on NOI/NCF(1):	2.45x / 2.42x
	Initial	Monthly	Cap	U/W Debt Yield based on NOI/NCF(1):	7.9% / 7.8%
Taxes	$370,554	$58,818	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	7.9% / 7.8%
Insurance	$7,162	$3,410	NAP	Cut-off Date LTV Ratio(1)(6):	67.1%
Replacement Reserve	$0	$5,333	NAP	LTV Ratio at Maturity(1)(6):	67.1%
Deferred Maintenance	$73,438	$0	NAP

Sources and Uses
Sources			Uses
Original whole amount	$70,000,000	93.4%	Loan Payoff	$71,483,636	95.4%
Sponsor equity	4,910,107	6.6	Upfront reserves	451,153	0.6
			Closing costs	2,975,318	4.0
Total Sources	$74,910,107	100.0%	Total Uses	$74,910,107	100.0%
(1)	The Planet Self Storage Portfolio Mortgage Loan (as defined below) is part of the Planet Self Storage Portfolio Whole Loan (as defined below), which comprises four pari passu notes with an aggregate original balance of $70,000,000. All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the Planet Self Storage Portfolio Whole Loan.
(2)	Robert Moser is also the borrower sponsor and guarantor for the Fortress Self Storage loan (2.6% of the initial pool balance) and Gorham Self Storage loan (0.5% of the initial pool balance).
(3)	Defeasance of the Planet Self Storage Portfolio Whole Loan is permitted at any time after the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) three years after the origination date. The assumed lockout period of 25 months is based on the WFCM 2019-C53 securitization closing date of November 2019.
(4)	See “Escrows” section for a full description of Escrows and Reserves.
(5)	The Planet Self Storage Portfolio Borrowers (as defined below) acquired the Planet Self Storage Portfolio Properties (as defined below) in 2017; therefore, YE 2016 Occupancy and YE 2015 Occupancy are not available.
(6)	The Appraised Value, Appraised Value Per SF, Cut-Off Date LTV Ratio and LTV Ratio at Maturity is based on the as-is bulk portfolio value of $104,250,000. The combined “as-is” individual appraised value is $96,350,000, which results in a combined “as-is” appraised value per SF of $170.89. The Cut-off Date LTV Ratio and LTV Ratio at Maturity on the combined “as-is” individual appraised value is 72.7% and 72.7%, respectively.
(7)	See “Cash Flow Analysis” section for a full description of Cash Flows.

The Mortgage Loan. The mortgage loan (the “Planet Self Storage Portfolio Mortgage Loan”) is part of a whole loan (the “Planet Self Storage Portfolio Whole Loan”) evidenced by four pari passu notes with an original principal balance of $70,000,000 and an outstanding principal balance as of the Cut-off Date of $70,000,000 secured by a first mortgage encumbering the fee interest in 11 self-storage properties located in Massachusetts, Connecticut, New Jersey and Pennsylvania (the “Planet Self Storage Portfolio Properties” or the “Planet Self Storage Portfolio”). The Planet Self Storage Portfolio Mortgage Loan is evidenced by the controlling Note A-1 and the non-

A-3-23

	Loan #3	Cut-off Date Balance:	$45,000,000
Self Storage – Self Storage	Planet Self Storage Portfolio	Cut-off Date LTV:	67.1%
Property Addresses - Various		U/W NCF DSCR:	2.42x
		U/W NOI Debt Yield:	7.9%

controlling Note A-3. See “Description of the Mortgage Pool—The Whole Loans–The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$30,000,000	$30,000,000	WFCM 2019-C53	Yes
A-2	$20,000,000	$20,000,000	Rialto Mortgage Finance, LLC	No
A-3	$15,000,000	$15,000,000	WFCM 2019-C53	No
A-4	$5,000,000	$5,000,000	Rialto Mortgage Finance, LLC	No
Total	$70,000,000	$70,000,000

The Borrowers and Borrower Sponsor. The borrowers are Prime Storage Brookfield, LLC, Prime Storage Clinton, LLC, Prime Storage Fairless Hills, LLC, Prime Storage Lindenwold, LLC, Prime Storage Newington, LLC, Prime Storage New Milford, LLC, Prime Storage Phillipsburg, LLC, Prime Storage Quakertown, LLC, Prime Storage Washington, LLC, Prime Storage Hyde Park, LLC and Prime Storage Somerville, LLC (collectively, the “Planet Self Storage Portfolio Borrowers”), each a Delaware limited liability company and single purpose entity, together with two independent directors. Legal counsel to the Planet Self Storage Portfolio Borrowers delivered a non-consolidation opinion in connection with the origination of the Planet Self Storage Portfolio Whole Loan. The borrower sponsor and non-recourse carveout guarantor of the Planet Self Storage Portfolio Whole Loan is Robert Moser.

Robert Moser has over 20 years of experience as an owner, operator and developer of commercial real estate. Robert Moser is the owner and principal of Prime Group Holdings, overseeing all operations, strategic initiatives and investment activities of the company, and is a member of the firm’s investment committee. Over the past few years, Prime Group Holdings has grown to become the largest private owner-operator of self-storage in the United States. Mr. Moser was a party to prior foreclosure litigation. See “Description of the Mortgage Pool–Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Properties. The Planet Self Storage Portfolio is a 11-property, 563,807 square-foot and 4,844 unit self storage portfolio located in New Jersey (four properties, 35.5% of the square footage, 34.4% of units), Connecticut (three properties, 33.8% of the square footage, 32.2% of units), Pennsylvania (two properties, 19.5% of the square footage, 18.5% of units) and Massachusetts (two properties, 11.3% of the square footage, 15.0% of units). The Planet Self Storage Portfolio Properties were constructed from 1930 to 2000 and range in size from 27,504 square feet to 87,925 square feet and 311 units to 724 units, with no Planet Self Storage Portfolio Property comprising more than 15.6% of the total net rentable area based on square footage and 14.9% of the total storage units, respectively. Of the 4,844 units at the Planet Self Storage Portfolio Properties, 981 units are climate controlled. The Planet Self Storage Portfolio Properties also generate income from 171 parking spaces, three office units of 1,475 square feet, two apartment units, two billboards, two cell towers, and income from one easement agreement. Based on self storage units, the Planet Self Storage Portfolio Properties were 85.2% occupied as of August 31, 2019.

A-3-24

	Loan #3	Cut-off Date Balance:	$45,000,000
Self Storage – Self Storage	Planet Self Storage Portfolio	Cut-off Date LTV:	67.1%
Property Addresses - Various		U/W NCF DSCR:	2.42x
		U/W NOI Debt Yield:	7.9%

The following table presents certain information regarding the Planet Self Storage Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy(1)(2)	Year Built/ Renovated	Net Rentable Area (SF)(2)	Appraised Value	UW NOI(2)	% of UW NOI	Storage Units(2)
Prime Storage - Somerville Somerville, MA	$9,100,000	13.0%	91.3%	1930/1995	36,095	$12,170,000	$686,906(3)(4)	12.4%	414
Prime Storage - Newington Newington, CT	8,370,000	12.0	83.6	2000/2018	87,925	12,440,000	615,271(4)	11.1	724
Prime Storage - Washington Washington, NJ	8,050,000	11.5	96.9	1987/2018	63,450	10,790,000	709,533	12.8	523
Prime Storage - Brookfield Brookfield, CT	6,800,000	9.7	83.0	1984/2018	61,350	9,090,000	517,582(4)(5)(7)	9.3	505
Prime Storage - Quakertown Quakertown, PA	6,750,000	9.6	80.5	1987/NAP	67,450	9,190,000	536,678(4)(6)	9.7	513
Prime Storage – Hyde Park Boston, MA	6,100,000	8.7	77.8	1960;1997/NAP	27,504	9,250,000	459,556(4)	8.3	311
Prime Storage – New Milford New Milford, CT	5,250,000	7.5	84.8	1989/NAP	41,050	7,040,000	424,320(4)(7)	7.7	329
Prime Storage – Philipsburg Greenwich and Lopatcong, NJ	5,250,000	7.5	86.3	1982/2018	48,691	7,040,000	426,205(4)(6)	7.7	408
Prime Storage – Fairless Hills Fairless Hills, PA	5,030,000	7.2	90.3	1979/NAP	42,211	6,790,000	422,942(4)	7.6	382
Prime Storage – Clinton Clinton, NJ	4,800,000	6.9	90.4	1980/2018	35,538	6,490,000	377,115	6.8	313
Prime Storage – Lindenwold Lindenwold, NJ	4,500,000	6.4	83.9	1979/NAP	52,543	6,060,000	360,834(4)	6.5	422
Total/Weighted Average	$70,000,000	100.0%	86.2%		563,807	$104,250,000(8)	$5,536,943	100.0%	4,844
(1)	Occupancy is based on storage units.
(2)	Based on the underwritten rent roll.
(3)	Includes revenue from cell tower.
(4)	Includes revenue from parking.
(5)	Includes revenue from office.
(6)	Includes revenue from billboard.
(7)	Includes revenue from apartment.
(8)	The total Appraised Value is based on the “as-is” bulk portfolio value. The sum of the appraised values of the individual properties is $96,350,000, resulting in a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 72.7% and 72.7%, respectively.

The following table presents historical occupancy percentages at the Planet Self Storage Portfolio:

Historical Occupancy(1)

12/31/2015(2)	12/31/2016(2)	12/31/2017(3)	12/31/2018(3)	8/31/2019(4)
NAV	NAV	82.9%	84.8%	85.2%

(1)	Occupancy is based on a per square foot basis.
(2)	The Planet Self Storage Portfolio Borrowers acquired the Planet Self Storage Portfolio Properties in 2017; therefore, historical occupancy for 12/31/2015 and 12/31/2016 are not available.
(3)	Information provided by the Planet Self Storage Portfolio Borrowers.
(4)	Based on underwritten rent roll.

A-3-25

	Loan #3	Cut-off Date Balance:	$45,000,000
Self Storage – Self Storage	Planet Self Storage Portfolio	Cut-off Date LTV:	67.1%
Property Addresses - Various		U/W NCF DSCR:	2.42x
		U/W NOI Debt Yield:	7.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Planet Self Storage Portfolio Properties:

Cash Flow Analysis

	2017(1)	2018	TTM 8/31/2019	U/W	%(2)	U/W $ per SF
Base Rent(3)	$6,520,760	$7,721,713	$7,800,243	$7,526,647	78.8%	$13.35
Grossed Up Vacant Space	0	0	0	1,244,160	13.0	2.21
Gross Potential Rent	$6,520,760	$7,721,713	$7,800,243	$8,770,806	91.8%	$15.56
Other Income(4)	571,776	640,267	738,870	783,741	8.2	1.39
Net Rental Income	$7,092,536	$8,361,980	$8,539,113	$9,554,547	100.0%	$16.95
(Vacancy & Credit Loss)	(98,412)	(598,662)	(495,632)	(1,307,991)(5)	(14.9)	(2.32)
Effective Gross Income	$6,994,124	$7,763,318	$8,043,481	$8,246,557	86.3%	$14.63

Real Estate Taxes	556,835	669,927	689,956	705,816	8.6	1.25
Insurance	89,397	50,450	50,202	40,923	0.5	0.07
Management Fee	357,250	399,045	412,112	412,328	5.0	0.73
Other Operating Expenses	1,182,264	1,551,282	1,550,547	1,550,547	18.8	2.75
Total Operating Expenses	$2,185,746	$2,670,704	$2,702,817	$2,709,614	32.9%	$4.81

Net Operating Income	$4,808,378	$5,092,614	$5,340,664	$5,536,943	67.1%	$9.82
Replacement Reserves	0	0	0	64,001	0.8	0.11
TI/LC	0	0	0	0	0.0	0.00
Net Cash Flow	$4,808,378	$5,092,614	$5,340,664	$5,472,942	66.4%	$9.71

NOI DSCR(6)	2.13x	2.25x	2.36x	2.45x
NCF DSCR(6)	2.13x	2.25x	2.36x	2.42x
NOI Debt Yield(6)	6.9%	7.3%	7.6%	7.9%
NCF Debt Yield(6)	6.9%	7.3%	7.6%	7.8%
(1)	The Planet Self Storage Portfolio Borrowers acquired the Planet Self Storage Portfolio Properties in 2017 and did not receive financial statements for the months of July 2017 – August 2017 for the Prime Storage – Newington, Prime Storage – Washington, Prime Storage – Brookfield, Prime Storage – Quakertown, Prime Storage – New Milford, Prime Storage – Philipsburg, Prime Storage – Fairless Hills, Prime Storage – Clinton and Prime Storage – Lindenwold properties and July 2017 for the Prime Storage – Somerville and Prime Storage – Hyde Park properties.
(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(3)	Base Rent includes rents from cell tower, parking, billboards, office, and apartment.
(4)	Other Income includes insurance income, late fees, application fees, point of sale and other miscellaneous income.
(5)	The underwritten economic vacancy is 14.9%. The Planet Self Storage Portfolio Properties were 86.2% occupied as of August 31, 2019 based on self storage units.
(6)	The debt service coverage ratios and debt yields are based on the Planet Self Storage Whole Loan.

Appraisal. As of the appraisal valuation dates from August 24, 2019 to August 30, 2019, the Planet Self Storage Portfolio Properties had an “as-is” bulk value of $104,250,000. The sum of the appraised values of the individual properties is $96,350,000, resulting in a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 72.7% and 72.7%, respectively.

Environmental Matters. According to Phase I environmental site assessments dated from September 5, 2019 to September 9, 2019, there was no evidence of any recognized environmental conditions at the Planet Self Storage Portfolio Properties.

Market Overview. The Planet Self Storage Portfolio is an 11-property, 563,807 square-foot and 4,844-unit self-storage portfolio located in New Jersey (four properties, 35.5% of the square footage, 34.4% of units), Connecticut (three properties, 33.8% of the square footage, 32.2% of units), Pennsylvania (two properties, 19.5% of the square footage, 18.5% of units) and Massachusetts (two properties, 11.3% of the square footage, 15.0% of units).

According to the appraisals, the New Jersey properties are located in the Mid-Atlantic sub-region with average monthly rents of $144.67 and $174.27 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively as of end of the second quarter of 2018. As of the end of the second quarter of 2018, the Mid-Atlantic sub-region reported a vacancy rate of 8.0% for self storage properties.

According to the appraisals, the Connecticut properties are located in the New England sub-region with reported monthly rents of $125.22 and $149.27 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively as of end of the second quarter of 2018. As of the end of the second quarter of 2019, the New England sub-region reported vacancy rate of 9.5% for self-storage properties.

According to the appraisals, the Pennsylvania properties are located in the Bucks County self storage submarket with reported monthly asking rents of $126.97 and $152.39 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively as of end

A-3-26

	Loan #3	Cut-off Date Balance:	$45,000,000
Self Storage – Self Storage	Planet Self Storage Portfolio	Cut-off Date LTV:	67.1%
Property Addresses - Various		U/W NCF DSCR:	2.42x
		U/W NOI Debt Yield:	7.9%

of the second quarter of 2018. As of the end of the second quarter of 2019, the Bucks County self storage submarket reported a vacancy rate of 11.3% for self storage properties.

According to the appraisals, the Massachusetts properties are located in the Boston Core and Cambridge/Near West submarket. The Boston Core submarket reported monthly asking rents of $214.52 and $197.26 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively as of end of the second quarter of 2018. The Cambridge/Near West submarket reported monthly asking rents of $203.49 and $256.75 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively as of end of the second quarter of 2018. As of the end of the second quarter of 2019, the Boston Core submarket reported a vacancy rate of 16.3% and the Cambridge/Near West submarket reported a vacancy rate of 10.1% for self storage properties.

Escrows.

Real Estate Taxes – The Planet Self Storage Portfolio Whole Loan documents require an upfront real estate tax reserve of $370,554 and an ongoing monthly real estate tax reserve in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be necessary to pay taxes over the then succeeding twelve months (initially $58,818).

Insurance – The Planet Self Storage Portfolio Whole Loan documents require an upfront insurance reserve of $7,162 and an ongoing monthly insurance premium reserve in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve months (initially $3,410).

Replacement Reserves – The Planet Self Storage Whole Loan documents require ongoing monthly replacement reserves of $5,333.

Deferred Maintenance – The Planet Self Storage Whole Loan documents require upfront an upfront reserve of $73,438.

Lockbox and Cash Management. The Planet Self Storage Portfolio Whole Loan documents require a springing lockbox and springing cash management. Upon the occurrence and continuance of a Cash Management Trigger Event (as defined below), (i) the Planet Self Storage Portfolio Borrowers are required to establish a lender-controlled lockbox account and instruct tenants to deposit rents into such lockbox account, and (ii) the Planet Self Storage Portfolio Borrowers and the property manager are required to deposit into such lockbox all rents received within two business day of receipt. Pursuant to the Planet Self Storage Portfolio Whole Loan documents, all excess funds on deposit are required to be applied as follows: (a) if a Cash Sweep Event (as defined below) is not in effect, to the Planet Self Storage Borrowers; and (b) if a Cash Sweep Event is in effect, to an excess cash flow account controlled by the lender, to be held by the lender as additional security for the Planet Self Storage Portfolio Whole Loan.

A “Cash Management Trigger Event” will commence upon the occurrence of the following:

(i)	an event of default;
(ii)	the Planet Self Storage Portfolio Borrower’s second late debt service payment within a 12-month period;
(iii)	a bankruptcy action of the Planet Self Storage Portfolio Borrowers, guarantor or managers;
(iv)	a Cash Management DSCR Trigger Event (as defined below); or
(v)	a mezzanine borrower entering into a subordinate mezzanine loan.

A Cash Management Trigger Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default having been accepted or waived by the lender;
●	with regard to clause (ii) above, the debt service payments having been paid on time for 12 consecutive months;
●	with regard to clause (iii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 30 days of such filing, among other conditions, for the Planet Self Storage Portfolio Borrowers or the guarantor and within 120 days for the property manager, or with respect to the manager, the Planet Self Storage Portfolio Borrowers replacing the manager with a qualified manager acceptable to the lender; and
●	with regard to clause (iv) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.25x for two consecutive quarters.

A “Cash Management DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.20x for the Planet Self Storage Portfolio Whole Loan.

A “Cash Sweep Event” will commence upon the occurrence of the following:

(i)	an event of default;
(ii)	a bankruptcy action of the Planet Self Storage Portfolio Borrowers, guarantor or manager; or
(iii)	a Cash Sweep DSCR Trigger Event (as defined below).

A-3-27

	Loan #3	Cut-off Date Balance:	$45,000,000
Self Storage – Self Storage	Planet Self Storage Portfolio	Cut-off Date LTV:	67.1%
Property Addresses - Various		U/W NCF DSCR:	2.42x
		U/W NOI Debt Yield:	7.9%

A Cash Sweep Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default having been accepted or waived by the lender;
●	with regard to clause (ii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 30 days of such filing among other conditions for the Planet Self Storage Portfolio Borrowers or guarantor and within 120 days for the property manager, or with respect to the manager, the Planet Self Storage Portfolio Borrowers replacing the manager with a qualified manager acceptable to the lender; and
●	with regard to clause (iii) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.20x for two consecutive quarters.

A “Cash Sweep DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.15x for the Planet Self Storage Portfolio Whole Loan.

Property Management. The Planet Self Storage Portfolio Properties are managed by Prime Group Holdings LLC, an affiliate of the Planet Self Storage Portfolio Borrowers.

Partial Release. After expiration of the defeasance lockout period, the Planet Self Storage Portfolio Borrowers may obtain the release of any individual property, provided that, among other conditions, (i) no event of default has occurred and is continuing; (ii) the amount of the Planet Self Storage Portfolio Whole Loan defeased will be 115% of the allocated loan amount for the related Planet Self Storage Portfolio property being released; (iii) the debt service coverage ratio for the remaining properties after such release is not less than the greater of (a) 2.43x and (b) the debt service coverage ratio for the remaining properties and the property to be released for the preceding 12 months; and (iv) the loan-to-value ratio after such release is less than or equal to the lesser of (a) 67.1% and (b) the loan-to-value ratio for the remaining properties and the property to be released immediately preceding the release of the property.

Subordinate and Mezzanine Indebtedness. Provided no event of default has occurred and is continuing, the Planet Self Storage Portfolio Whole Loan documents permit an affiliate of the Planet Self Storage Portfolio Borrowers to incur future mezzanine debt subject to certain conditions, including (i) the execution of an intercreditor agreement in form and substance reasonably acceptable to the lender; (ii) based on the Planet Self Storage Portfolio Whole Loan and the mezzanine loan, (a) the combined loan-to-value ratio is not greater than 67.1% and (b) the debt service coverage ratio is not less than 2.43x; and (iii) receipt of rating agency confirmation from each rating agency, including DBRS, Fitch, and Moody’s that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM 2019-C53 Certificates.

Ground Lease. None.

Terrorism Insurance. The Planet Self Storage Portfolio Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Planet Self Storage Portfolio Borrowers provides coverage for terrorism in an amount equal to the full replacement cost of the Planet Self Storage Portfolio Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-28

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

A-3-29

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

A-3-30

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

A-3-31

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

777 East Eisenhower
777 East Eisenhower Parkway
Ann Arbor, MI 48108
ANN ARBOR
Kerrytown
Pittsfield Township
Saline
WASHTENAW COUNTY
Detroit 37 miles
Bird Hills Nature Area
Leslie Park Golf Course
Google Ann Arbor
US Environmental Protection Agency
Plymouth Road Mall
Traver Village
North Campus
North Campus Research Complex
Arthur Miller Theatre
Michigan Engineering
School of Music, Theatre and Dance
Gerald Ford Presidential Library
USGS Great Lakes Science Ctr.
Univ. of Michigan Medical Ctr. East
Toyota Motor North America Research & Dev.
Matthaei Botanical Gardens
ANN ARBOR AMTRAK
UM School of Nursing
Univ. of Michigan Health System
VA Ann Arbor Healthcare
CS Mott Children's Hospital
Nichols Arboretum
Medical Campus
Michigan Theater
DOWNTOWN ANN ARBOR
Center for the Performing Arts
Kelsey Museum of Archaeology
UM Library
University of Michigan
UM School of Law
Gerald Ford School of Public Policy
Stephen M. Ross School of Business
South Campus
Yost Ice Arena
Michigan Stadium
Crisler Center
Univ. of Michigan Golf Course
Maple Village
High Park
Westgate Shopping Center
Huron Hills Golf Course
Concordia University Ann Arbor
Washtenaw Community College
Arborland Center
County Farm Park
UM Soccer Stadium
Varsity Tennis Center
UM Indoor Track Bldg
Bahna Wrestling Center
Cranbrook Village
Oak Valley Center
Briarwood Mall
Buhr Park
Cobblestone Farm
Georgetown Country Club
Mary Beth Doyle Park
Arbor Square Plaza
Lester J. Montibeller Mem. Park
Lake Forest Golf Club
Pittsfield Township Park
Swift Run Park
Lillie Park
Ann Arbor Municipal Airport
Travis Pointe Country Club
Stonebridge Golf Club by Arthur Hills
Brookside Golf Course-Saline
AMTRAK
Huron R.
Huron River
Huron R. Drive
Plymouth Rd.
Nixon Rd.
Earhart Rd.
Green Rd.
Maple Rd.
Miller Ave.
Pontiac Trail
Fuller St.
Dexter Ave.
Jackson Ave.
Liberty St.
Huron Pkwy.
Pine Brae St.
Dixboro Rd.
Geddes Rd.
Geddes Ave.
Stadium Blvd.
Pauline Blvd.
S. Main St.
Packard St.
Clark Rd.
Scio Church Rd.
Washtenaw Ave.
Oak Valley Dr.
Industrial Hwy.
S. State St.
Platt Rd.
Packard Rd.
Waters Rd.
Eisenhower Pkwy.
Ann Arbor-Saline Rd.
Carpenter Rd.
Ellsworth Rd.
Lohr Rd.
Morgan Rd.
Textile Rd.
Michigan Ave.
14
94
23
12
Lake Superior
Marquette
Sault Ste. Marie
ONTARIO
North Channel
Petoskey
Alpena
WISCONSIN
Traverse City
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Green Bay
Appleton
Manitowoc
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MICHIGAN
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IL
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CHICAGO
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Gary
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IN
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OH

A-3-32

No. 4 – 777 East Eisenhower

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$44,500,000		Property Type – Subtype:	Office – Suburban
	Cut-off Date Balance:	$44,500,000		Location:	Ann Arbor, MI
	% of Initial Pool Balance:	6.3%		Size:	272,502 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF:	$163.30
	Borrower Sponsor:	Jeff Hauptman		Maturity Date Balance Per SF:	$137.87
	Guarantors:	Jeff Hauptman; Oxford Company, LLC		Year Built/Renovated:	1975/2019
	Mortgage Rate:	4.0800%		Title Vesting:	Fee
	Note Date:	August 29, 2019		Property Manager:	Self-managed
	Seasoning:	2 months		Current Occupancy (As of):	95.6% (10/4/2019)
	Maturity Date:	September 11, 2029		YE 2018 Occupancy(2):	82.4%
	IO Period:	24 months		YE 2017 Occupancy(2):	42.6%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	95.3%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	91.4%
	Loan Amortization Type:	Interest-only, Amortizing Balloon		As-Stabilized Appraised Value(3):	$60,600,000
	Call Protection:	L(26),D(90),O(4)		As-Stabilized Appraised Value Per SF(3):	$222.38
	Lockbox Type:	Hard/Upfront Cash Management		As-Stabilized Appraisal Valuation Date(3):	July 1, 2020
	Additional Debt:	None		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI (7/31/2019)(4):	$546,965
				YE 2018 NOI(5):	NAV
				YE 2017 NOI(5):	NAV
				YE 2016 NOI(5):	NAV
				U/W Revenues:	$7,130,787
				U/W Expenses:	$2,955,680
Escrows and Reserves(1)				U/W NOI(4):	$4,175,108
	Initial	Monthly	Cap	U/W NCF:	$3,856,280
Taxes	$175,007	$87,504	NAP	U/W DSCR based on NOI/NCF:	1.62x / 1.50x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	9.4% / 8.7%
Replacement Reserve	$0	$4,537	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	11.1% / 10.3%
Immediate Repairs	$634,445	$0	NAP	Cut-off Date LTV Ratio(3):	73.4%
Leasing Reserve	$0	$21,553	$1,000,000	LTV Ratio at Maturity(3):	62.0%
Rent Concession Reserve(3)	$1,979,394	$0	NAP
Existing TI/LC Reserve(3)	$4,646,043	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$44,500,000	95.9%	Loan payoff(6)	$38,593,212	83.1%
Borrower new cash contribution(6)	1,925,778	4.1	Upfront reserves	7,434,889	16.0
			Closing costs	397,677	0.9
Total Sources	$46,425,778	100.0%	Total Uses	$46,425,778	100.0%

(1)	See “Escrows” section.

(2)	See “Historical Occupancy” section for a discussion of historical occupancy fluctuations.

(3)	The As-Stabilized Appraised Value shown reflects a “Prospective Market Value at Stabilization” which assumes that a stabilized occupancy of 95% has been attained. The 777 East Eisenhower Property (as defined below) was 95.6% leased as of October 4, 2019 and at loan origination the 777 East Eisenhower Borrower (as defined below) escrowed $1,979,394 for outstanding free rent and gap rent and $4,646,043 representing outstanding tenant allowances and tenant improvements and leasing commissions (“TI/LC”) (see the “Escrows” section below for further information). The appraiser also concluded to an “As-Is” appraised value of $52,100,000 as of July 2, 2019, which results in a Cut-off Date LTV Ratio of 85.4% and LTV Ratio at Maturity of 72.1% for the 777 East Eisenhower Mortgage Loan (as defined below).

(4)	See “Cash Flow Analysis” section for a discussion of the increase in U/W NOI compared to the most recent NOI.

(5)	Historical financials prior to the TTM period are unavailable as the borrower sponsor acquired the 777 East Eisenhower Property in August 2018 and historical statements were not provided by the seller.

(6)	Contemporaneously with the 777 East Eisenhower Mortgage Loan funding, Eclectic, LLC (the existing lender) made a $6.0 million capital contribution (reflected on the settlement statement as a $6.0 million “Equity Injection”, and netted from Eclectic LLC’s loan pay-off proceeds) in the 777 East Eisenhower Borrower that resulted in Eclectic, LLC’s having an approximate 12.2% effective ownership interest in the 777 East Eisenhower Borrower. The “Loan Payoff” above reflects the gross pay-off amount to Eclectic, LLC. The “Borrower’s new cash contribution” above is derived from the $6.0 million capital contribution.

The Mortgage Loan. The mortgage loan (the “777 East Eisenhower Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a class A office property in Ann Arbor, Michigan (the “777 East Eisenhower Property”).

The Borrower and Borrower Sponsor. The borrower is Sevens Associates, LLC (the “777 East Eisenhower Borrower”), a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-

A-3-33

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

consolidation opinion in connection with the origination of the 777 East Eisenhower Mortgage Loan. The borrower sponsor is Jeff Hauptman, and the non-recourse carve-out guarantors of the 777 East Eisenhower Mortgage Loan are Jeff Hauptman and Oxford Company, LLC (the “Guarantors”). The Guarantors are required to maintain a net worth and liquidity of $15,000,000 and $2,500,000, respectively.

Jeff Hauptman is the founder and CEO of Oxford Companies (“Oxford”). Founded more than 20 years ago, Oxford specializes in commercial real estate acquisitions, management, leasing, construction and development with focus on acquisitions in the Ann Arbor area. As of July 2019, Oxford owned 19 commercial real estate properties totaling approximately 2.4 million square feet, including 12 office properties totaling approximately 1.9 million square feet. Affiliates of Mr. Hauptman were involved in a mortgage default related to an office building located in Ann Arbor, Michigan that resulted in a discounted pay-off in 2011. See “Description of the Mortgage Pool-Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The 777 East Eisenhower Property is a 10-story, LEED Gold-certified, class A office building totaling 272,502 square feet, located in Ann Arbor, Michigan. The 777 East Eisenhower Property is situated on an approximately 1.2-acre site and is part of a two-unit land condominium with an overall site area of approximately 10.5 acres (see “Condominium Regime” section below). Constructed in 1975 and currently undergoing renovations, the 777 East Eisenhower Property was 95.6% leased as of October 4, 2019 to 17 tenants across various industries, including education, financial services, insurance, communications and technology. Approximately 66.9% of the net rentable area and 68.7% of underwritten base rent at the 777 East Eisenhower Property is attributed to investment grade tenants or tenants that are subsidiaries of investment grade-rated entities.

Since acquiring the 777 East Eisenhower Property in August 2018, the borrower sponsor has spent over $200,000 on capital improvements, including new asphalt for portions of the parking lot and HVAC zone controller replacements. Approximately $515,000 in additional renovation work is currently ongoing, which includes new asphalt for portions of the parking lot and new mechanical systems for the elevators.

The 777 East Eisenhower Property has access to 997 total parking spaces, including 567 garage spaces and 430 surface spaces, resulting in a parking ratio of approximately 3.7 spaces per 1,000 square feet of net rentable area. The 567 garage spaces and 428 of the surface spaces are not part of the collateral, and the 777 East Eisenhower Property has access subject to certain perpetual easement agreements. The 567 garage spaces are located on a separate parcel situated to the northeast of the 777 East Eisenhower Property and the 428 surface spaces are located within Condominium Unit 2 (see “Condominium Regime” section below; See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties” in the Prospectus).

Condominium Regime. The 777 East Eisenhower Property is subject to a master deed for a land condominium (the “State-Eisenhower Condominium”), which comprises two units: “Condominium Unit 1” (the 777 East Eisenhower Property) and the adjacent “Condominium Unit 2”, which is currently owned by the borrower sponsor but is not part of the collateral for the 777 East Eisenhower Mortgage Loan. Subject to certain perpetual parking easement agreements, the 777 East Eisenhower Property has access to parking within the premises of Condominium Unit 2. Per the master deed, if the Condominium Unit 2 parking is developed over, the owner of Condominium Unit 2 is required to provide replacement parking for the benefit of the 777 East Eisenhower Property in a similar location.

The 777 East Eisenhower Property has an approximate 10.97% voting rights’ interest in the State-Eisenhower Condominium regime, but an owners’ association does not currently exist and any future formation of an association would be subject to the lender’s consent. Until the association is created, the 777 East Eisenhower Borrower is declarant and administrator of the State-Eisenhower Condominium regime. Each unit owner has sole responsibility for the maintenance of its respective unit. The 777 East Eisenhower Mortgage Loan documents provide recourse liability to the 777 East Eisenhower Borrower and the Guarantors for springing full recourse if the condominium documents are amended, modified without the lender’s prior written consent and if the condominium is cancelled, terminated or withdrawn, or the 777 East Eisenhower Property is made subject to any partition without the lender’s prior written consent.

Major Tenant.

University of Michigan (140,960 square feet; 51.7% of net rentable area; 52.3% of underwritten base rent; various lease expirations) Founded in 1817 and situated approximately 2.1 miles north of the 777 East Eisenhower Property, the University of Michigan (“U of M”) has a total undergraduate enrollment of 30,318 as of the 2018-2019 school year. U of M’s endowment increased by approximately $1 billion to $11.9 billion from 2017 to 2018. The entity on U of M’s leases at the 777 East Eisenhower Property is The Regents of the University of Michigan, a Michigan Constitutional Corporation.

U of M has executed leases at the 777 East Eisenhower Property but is not yet in full occupancy or paying rent on its entire premises. U of M’s space is located on the third, fourth, fifth, sixth and tenth floors of the 777 East Eisenhower Property.

●	U of M is currently in occupancy and paying full rent with respect to its sixth floor space (28,192 square feet; 20.0% of total U of M net rentable area). The sixth floor space is currently used by the Michigan Medicine’s Quality Program, which collects quality and safety data to improve work across the institution. U of M signed the lease for its sixth floor space in September 2017 and has been in occupancy since December 2017.

●	With respect to the remainder of U of M’s space (the “Michigan Expansion Space”; 112,768 square feet located on the third, fourth, fifth and 10th floors; 80.0% of total U of M net rentable area), the tenant has executed leases but is not yet in occupancy or paying rent on all space. U of M is expected to utilize the Michigan Expansion Space to house Michigan Medicine’s Health Information Technology Services and Development Office, along with other staff from the medical campus. U of M signed the lease for the Michigan Expansion Space in December 2018.

A-3-34

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

○	U of M took delivery of its third floor space (28,192 square feet, 20.0% of total U of M net rentable area) in July 2019 and is expected to commence paying full unabated rent in October 2019;

○	U of M is expected to take delivery of its fourth and fifth floor spaces (56,384 square feet; 40.0% of total U of M net rentable area) in October 2019 and is required to commence paying full unabated rent three months after the delivery date; and

○	U of M is expected to take delivery of its 10th floor space (28,192 square feet; 20.0% of total U of M net rentable area) in July 2020 and is required to commence paying full unabated rent three months after the delivery date.

U of M’s lease for the Michigan Expansion space is structured with three months of free rent immediately following delivery of each respective premises. The lender reserved $1,729,114 for outstanding free rent and gap rent related to U of M at the time of origination of the 777 East Eisenhower Mortgage Loan (see the “Escrows” section below). There are no assurances that U of M will take possession or commence paying full unabated rent by the estimated dates noted herein.

Each of U of M’s leased suites at the 777 East Eisenhower Property has two, 5-year renewal options remaining, each with 12 to 14 months’ prior notice, following the respective lease expiration dates. U of M’s lease for its sixth floor space (20.0% of total U of M net rentable area) expires on May 31, 2028, its third floor space (20.0% of total U of M net rentable area) expires on September 30, 2034, its fourth and fifth floor space (40.0% of total U of M net rentable area) expires on December 31, 2034 and its tenth floor space (20.0% of total U of M net rentable area) on September 30, 2035.

The following table presents certain information relating to the tenancy at the 777 East Eisenhower Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
University of Michigan	NR/Aaa/AAA	140,960	51.7%	$25.35(3)	$3,572,720(3)	52.3%	Various(4)	2, 5-year	N
UAW	NR/NR/NR	19,230	7.1%	$29.36(5)	$564,593(5)	8.3%	Various(6)	1, 5-year	Y(7)
Oxford Property Management.(8)	NR/NR/NR	15,000	5.5%	$27.68(9)	$415,200(9)	6.1%	1/31/2030	NAP	N
Coyote Logistics(10)	NR/NR/NR	13,818	5.1%	$26.50	$366,177	5.4%	11/30/2020	1, 5-year	N
Merrill Lynch	A+/A2/A	12,644	4.6%	$26.47	$334,661	4.9%	6/30/2024	1, 5-year	N
TIAA	AA+/Aa1/AA+	10,023	3.7%	$26.87	$269,343	3.9%	8/31/2023	2, 5-year	Y(11)
Total Major Tenants		211,675	77.7%	$26.09	$5,522,694	80.9%

Non-Major Tenant		48,842	17.9%	$26.75	$1,306,304	19.1%

Occupied Collateral Total		260,517	95.6%	$26.21	$6,828,998	100.0%

Vacant Space		11,985	4.4%

Collateral Total		272,502	100.0%

(1)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through October 2020 totalling $50,963 and straight-line rent averaging for the investment grade tenants through the lesser of their remaining lease terms or the loan term totalling $332,336.

(3)	U of M has executed leases at the 777 East Eisenhower Property but is not yet in full occupancy or paying rent on the entire Michigan Expansion Space (see “Major Tenant” section above for further details). The lender reserved $1,729,114 for outstanding gap rent and free rent obligations related to U of M (see “Escrows” section below). U of M’s Annual U/W Base Rent PSF and Annual U/W Base Rent represent the average over the 777 East Eisenhower Mortgage Loan term.

(4)	U of M has various lease expiration dates in 2028, 2034 and 2035 for its five suites. See “The Property” section above for additional details.

(5)	UAW has a total of $22,149 in outstanding free rent and gap rent, all of which was reserved upfront in connection with the origination of the 777 East Eisenhower Mortgage Loan.

(6)	UAW’s lease for its 14,567 square foot space expires on June 30, 2024 and its 4,663 square foot space expires on September 30, 2024.

(7)	UAW has a one-time termination option effective as of July 31, 2022, with eight months’ prior notice subject to a termination fee of (i) nine months’ base rent, plus (ii) the unamortized portion of any tenant allowance and brokerage commissions as of the early termination date.

(8)	Oxford Property Management is affiliated with Oxford Company, LLC, a non-recourse carve-out guarantor for the 777 East Eisenhower Mortgage Loan (see “The Borrower and Borrower Sponsor” section above for a full discussion of the Oxford Company, LLC).

(9)	Oxford Property Management has a total of $202,500 in outstanding free rent and gap rent (through January 2020), all of which was reserved upfront in connection with the origination of the 777 East Eisenhower Mortgage Loan.

(10)	According to the 777 East Eisenhower Borrower, Coyote Logistics is expected to vacate at its lease expiration in November 2020. Coyote Logistics is required to give notice for its extension option by November 30, 2019

(11)	TIAA has a one-time termination option effective as of August 31, 2021, with 12 months’ prior notice subject to a termination fee of (i) three months’ base rent, plus (ii) the unamortized portion of any tenant allowance, abated rent and brokerage commissions as of the early termination date (calculated using a straight-line amortizing basis using an interest rate of 8% per annum). The following table presents certain information relating to the lease rollover schedule at the 777 East Eisenhower Property:

A-3-35

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	2,585	0.9%	2,585	0.9%	$66,240	1.0%	$25.62
2019	0	0	0.0%	2,585	0.9%	$0	0.0%	$0.00
2020	2	14,802	5.4%	17,387	6.4%	$394,221	5.8%	$26.63
2021	1	1,099	0.4%	18,486	6.8%	$27,846	0.4%	$25.34
2022	2	14,221	5.2%	32,707	12.0%	$391,317	5.7%	$27.52
2023	3	23,842	8.7%	56,549	20.8%	$637,041	9.3%	$26.72
2024	7	42,094	15.4%	98,643	36.2%	$1,170,631	17.1%	$27.81
2025	0	0	0.0%	98,643	36.2%	$0	0.0%	$0.00
2026	0	0	0.0%	98,643	36.2%	$0	0.0%	$0.00
2027	0	0	0.0%	98,643	36.2%	$0	0.0%	$0.00
2028	2	34,106	12.5%	132,749	48.7%	$909,344	13.3%	$26.66
2029	0	0	0.0%	132,749	48.7%	$0	0.0%	$0.00
Thereafter	5	127,768	46.9%	260,517	95.6%	$3,232,358	47.3%	$25.30
Vacant	0	11,985	4.4%	272,502	100.0%	$0	0.0%	$0.00
Total/Weighted Average	23	272,502	100.0%			$6,828,998	100.0%	$26.21

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at the 777 East Eisenhower Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)(2)(3)	12/31/2018(1)(3)	10/4/2019(3)(4)
91.4%	95.3%	42.6%	82.4%	95.6%

(1)	Information obtained from the 777 East Eisenhower Borrower.

(2)	Year-end 2017 occupancy was impacted by (i) Thompson Reuters vacating its approximately 173,696 square foot space at the 777 East Eisenhower Property (63.7% net rentable area) in March 2017 and (ii) two new leases signed in July and December 2017 totaling approximately 13.8% of the net rentable area at the 777 East Eisenhower Property.

(3)	The increase in occupancy from 2017 to 2018 is attributed to U of M signing its lease for the Michigan Expansion Space (112,768 square feet of its space; 41.4% of net rentable area at the 777 East Eisenhower Property) in December 2018. U of M is not currently in full occupancy of or paying unabated rent on the Michigan Expansion Space (see “Major Tenant” section above).

(4)	Information obtained from the underwritten rent roll.

A-3-36

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 777 East Eisenhower Property:

Cash Flow Analysis(1)

	TTM 7/31/2019(2)	U/W(2)	%(3)	U/W $ per SF
Base Rent	$2,749,902	$6,445,699	86.1%	$23.65
Contractual Rent Steps(4)	0	383,299	5.1	1.41
Grossed Up Vacant Space	0	335,580	4.5	1.23
Gross Potential Rent	$2,749,902	$7,164,578	95.7%	$26.29
Other Income(5)	0	34,438	0.5	0.13
Total Recoveries	293,185	290,000	3.9	1.06
Net Rental Income	$3,043,087	$7,489,016	100.0%	$27.48
(Vacancy & Credit Loss)	0	(358,229)(6)	(5.0)	(1.31)
Effective Gross Income	$3,043,087	$7,130,787	95.2%	$26.17

Real Estate Taxes	1,000,045	1,080,000	15.1	3.96
Insurance	42,084	58,034	0.8	0.21
Management Fee	89,056	213,924	3.0	0.79
Other Operating Expenses	1,364,937	1,603,722	22.5	5.89
Total Operating Expenses	$2,496,122	$2,955,680	41.4%	$10.85

Net Operating Income	$546,965	$4,175,108	58.6%	$15.32
Replacement Reserves	0	46,325	0.6	0.17
TI/LC	0	272,502	3.8	1.00
Net Cash Flow	$546,965	$3,856,280	54.1%	$14.15

NOI DSCR	0.21x	1.62x
NCF DSCR	0.21x	1.50x
NOI Debt Yield	1.2%	9.4%
NCF Debt Yield	1.2%	8.7%
(1)	Historical financials prior to the TTM period are unavailable as the borrower sponsor acquired the 777 East Eisenhower Property in August 2018 and historical statements were not provided by the seller.

(2)	The increase in Net Operating Income from TTM 7/31/2019 to U/W was driven by (i) seven new leases totaling $3,796,950 of underwritten base rent (53.0% of underwritten base rent) commencing between July 2019 and July 2020 (including the Michigan Expansion Space, which accounts for $2,817,158 of underwritten base rent, excluding straight line rent averaging credit) and (ii) the inclusion of contractual rent steps through October 2020 totaling $50,963 and straight-line rent averaging for the investment grade tenants over the lesser of their remaining lease terms or the loan term totaling $332,336. U of M has a signed lease for the Michigan Expansion Space but is not yet in full occupancy or paying unabated rent (see “Major Tenant” section above for further details).

(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(4)	Represents contractual rent steps through October 2020 and straight-line rent averaging for the investment grade tenants over their remaining lease terms (see “Major Tenants” table above).

(5)	Other Income is primarily composed of antenna lease income.

(6)	The underwritten economic vacancy is 5.0%. The 777 East Eisenhower Property was 95.6% leased as of October 4, 2019.

Appraisal. The appraiser concluded to an “Prospective Market Value at Stabilization” for the 777 East Eisenhower Property of $60,600,000 as of July 1, 2020, which assumes a stabilized occupancy of 95%. As of October 4, 2019, the 777 East Eisenhower Property was 95.6% leased and the lender collected upfront reserves for outstanding free rent and TI/LCs. The appraiser also concluded to an “as-is” Appraised Value of $52,100,000 as of July 2, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated August 27, 2019, the presence of an on-site diesel underground storage tank (“UST”) is considered a recognized environmental condition. An automatic leak detection system is in place and no releases have been reported. The environmental consultant noted the information available for review only covered one of the 20 years that the UST system has operated and consequently, based on the age of the UST (approximately 20 years) and the possibility that releases may occur from tanks or tank systems that are otherwise testing as tight, was unable to rule out the potential that a release from the UST has affected the subsurface of the 777 East Eisenhower Property. The environmental consultant estimated with 90% confidence that the total cost to address potential impacts would range from $120,000 to $363,000. In lieu of a Phase II environmental site assessment, the lender obtained a prepaid lender environmental collateral protection and liability insurance policy that carries a 13-year term and a $2,000,000 limit (with a $25,000 deductible). There was no evidence of any other recognized environmental conditions at the 777 East Eisenhower Property.

Market Overview and Competition. The 777 East Eisenhower Property is located in Ann Arbor, Washtenaw County, Michigan, approximately 0.8 miles north of Interstate 94 (provides access eastbound to Detroit and westbound towards Chicago), 0.4 miles east

A-3-37

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

of State Street (provides north-south access through Ann Arbor), 2.2 miles south of the U of M campus and 22.5 miles west of the Detroit Metropolitan Wayne County Airport. The 777 East Eisenhower Property is situated approximately 0.2 miles east of the intersection of E Eisenhower Parkway and S State Street, which, according to a third party market research provider, had a daily traffic count of approximately 37,496 vehicles as of 2018.

The U of M hospital campus is situated approximately 3.7 miles north of the 777 East Eisenhower Property. According to the appraisal, the U of M hospital employs approximately 14,000 (and together with the university is the largest employer in the county, with approximately 33,225 total employees). According to the appraisal, the health system offers 527 beds on a 340-acre campus. Approximately 0.4 miles southwest of the 777 East Eisenhower Property is Briarwood Mall, an approximately 1.0-million square feet Simon-owned super regional mall anchored by Macy’s, Von Maur and JCPenney, featuring various boutique shops, dining and entertainment options including an Apple store, California Pizza Kitchen, Bravo Cucina Italiana and P.F. Chang’s.

According to a third party market research provider, the estimated 2019 population within a three- and five-mile radius of the 777 East Eisenhower Property was approximately 93,768 and 170,157, respectively; and the estimated 2019 average household income within the same radii was approximately $90,094 and $93,342, respectively.

Submarket Information – According to a third-party market research report, the 777 East Eisenhower Property is situated within the Washtenaw W of 23 submarket of the Ann Arbor Office Market. As of September 9, 2019, the Washtenaw W of 23 submarket reported a total inventory of approximately 11.2 million square feet with a 6.5% vacancy rate and average asking rent of $24.74 per square foot, gross. The submarket vacancy rate has decreased from 11.3% in 2011 and has averaged 8.9% from 2011 through 2018. The appraiser identified five comparable office properties totaling approximately 525,000 square feet, with an average occupancy rate of 96.4% and base rents ranging from $23.50 to $26.50 per square foot, modified gross (with one comparable property reporting a tenant’s base rent of $25.00 per square foot, full service gross).

The following table presents certain information relating to the appraiser’s market rent conclusions for the 777 East Eisenhower Property:

Market Rent Summary(1)

Office
Market Rent (PSF)	$28.00
Lease Term (Years)	5
Lease Type (Reimbursements)	MG
Rent Increase Projection	2-3% per annum
(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the 777 East Eisenhower Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Year Built	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Ann Arbor Commerce	Ann Arbor, MI	1998	36,829	Jan-19	$12,205,000	$331.40
1111 W. 22nd Street	Oak Brook, IL	1984	233,166	Nov-18	$43,000,000	$184.42
Office Tower	Evanston, IL	1969	339,000	May-18	$98,300,000	$289.97
Birmingham Place	Birmingham, MI	1981	107,691	Dec-17	$29,000,000	$269.29
McKinley Towne Center & Offices @ Liberty Square	Ann Arbor, MI	1972	190,205	Aug-17	$50,000,000	$262.87
One Michigan Avenue Building	Lansing, MI	1982	140,000	Mar-17	$16,425,000	$117.32
One North Main Building	Ann Arbor, MI	1987	114,043	Feb-16	$24,000,000	$210.45

(1)	Information obtained from the appraisal.

A-3-38

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

The following table presents certain information relating to comparable leases related to 777 East Eisenhower Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy(2)	Tenant	Tenant Size	Lease Term	Annual Base Rent PSF	Lease Type
Black & Veatch Building 3550 Green Ct. Ann Arbor Township, MI	1998/NAV	79,500	7.1 miles	100.0%	Guardian Glass	12,827 SF	3.3 Yrs	$25.00	FSG
Burlington Office Center I 305-325 Eisenhower Pky. Ann Arbor, MI	1982/1985	196,749	0.7 miles	96.7%	Mercedes Benz R&D	2,289 SF	2.2 Yrs	$23.50	MG
Concord Center Office 455 E. Eisenhower Pky. Ann Arbor, MI	1987/2017-2019	98,664	0.4 miles	96.3%	Office Evolution	7,112 SF	7.4 Yrs	$25.95	MG
Williamsburg Square 555 Briarwood Cir. Ann Arbor, MI	1986/2012-2016	80,755	0.5 miles	96.6%	Longbow Advantage	3,628 SF	5.3 Yrs	$23.50	MG
Atrium Office Center I 900 Victors Way Ann Arbor, MI	1987/NAV	69,000	0.6 miles	92.6%	Not Disclosed	2,100 SF	3.0 Yrs	$26.50	MG

(1)	Information obtained from the appraisal, unless otherwise noted.

(2)	Information obtained from a third party market research provider.

Escrows.

Real Estate Taxes – The 777 East Eisenhower Mortgage Loan documents require an upfront real estate tax reserve of $175,007 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $87,504).

Insurance – The 777 East Eisenhower Mortgage Loan documents do not require ongoing monthly escrows for insurance premiums so long as (i) no event of default has occurred and is continuing, (ii) the 777 East Eisenhower Borrower provides the lender with evidence that the 777 East Eisenhower Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect, and (iii) the 777 East Eisenhower Borrower provides the lender with evidence of timely payment of the insurance premiums and renewals (and in no event later than 10 business days prior to expiration).

Immediate Repairs Reserve – The 777 East Eisenhower Mortgage Loan documents require an upfront immediate repairs reserve of $634,445 to perform deferred maintenance at the 777 East Eisenhower Property.

Replacement Reserve – The 777 East Eisenhower Mortgage Loan documents require ongoing monthly replacement reserves of $4,537, which the lender may require the 777 East Eisenhower Borrower to increase (not more than once per year) if the lender reasonably determines such increase is necessary to maintain the proper operation of the 777 East Eisenhower Property.

Leasing Reserve – The 777 East Eisenhower Mortgage Loan documents require ongoing general TI/LC reserves of $21,553, subject to a cap of $1,000,000 (which cap will only apply so long as no event of default is continuing, the amortizing net cash flow debt service coverage ratio based upon a hypothetical 30-year amortization period (“Amortizing NCF DSCR”) is equal to or greater than 1.30x and the 777 East Eisenhower Property’s physical and economic occupancy is no less than 85.0%).

Rent Concession Reserve – The 777 East Eisenhower Mortgage Loan documents require an upfront reserve of $1,979,394 for rent concessions related to four tenants: U of M ($1,729,114), Oxford Property Management ($202,500), UAW ($22,149) and Four Financial ($25,630).

Existing TI/LC Reserve – The 777 East Eisenhower Mortgage Loan documents require an upfront reserve of $4,646,043 for TI/LCs related to four tenants: U of M ($3,076,474), Merrill Lynch ($63,220), UAW ($519,420) and Oxford Property Management ($986,930).

Lockbox and Cash Management. The 777 East Eisenhower Mortgage Loan documents require that the 777 East Eisenhower Borrower establish and maintain a lender-controlled lockbox account, which is already in-place, and that the 777 East Eisenhower Borrower direct all tenants to pay rent directly into such lockbox account. The 777 East Eisenhower Mortgage Loan documents also require that all rents received by the 777 East Eisenhower Borrower or the property manager be deposited into the lockbox account within one business day of receipt. All funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and, on each payment date, all funds in the cash management account are required to be applied in accordance with the 777 East Eisenhower Mortgage Loan documents. Prior to the occurrence of a Cash Trap Event Period, any excess cash flow will be disbursed to the 777 East Eisenhower Borrower. During a Cash Trap Event Period, any excess cash flow

A-3-39

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

remaining after satisfaction of the waterfall items are required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the 777 East Eisenhower Whole Loan during the continuance of the Cash Trap Event Period.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	the Amortizing NCF DSCR falling below 1.15x for two consecutive calendar quarters (excluding any non-recurring expenses);

(iii)	the occurrence and continuation of a Major Tenant Event Period (as defined below); or

(iv)	the 777 East Eisenhower Borrower receiving notice that U of M has exercised its option to purchase the 777 East Eisenhower Property pursuant to the terms of its lease (see “Purchase Option” section below).

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;

●	with regard to clause (ii), the Amortizing NCF DSCR being greater than or equal to 1.30x for two consecutive calendar quarters;

●	with regard to clause (iii), a Major Tenant Event Period Cure (as defined below); or

●	with regard to clause (iv), repayment of the 777 East Eisenhower Mortgage Loan in full pursuant to the terms of the 777 East Eisenhower Mortgage Loan documents.

Any reference to “U of M” in the conditions below (or within the definition of Major Tenant Event Period Cure below) will also apply to such tenant’s successors and assigns, and any replacement tenant that enters into a lease for all or any portion of U of M’s space in accordance with the terms of the 777 East Eisenhower Mortgage Loan documents.

A “Major Tenant Event Period” will commence upon the earliest to occur of the following:

(i)	U of M (x) “going dark” in 100% of its space or vacating or otherwise failing to occupy its entire space (“Go Dark Triggers”) on or before August 11, 2024 or (y) commencing any Go Dark Trigger with respect to 75% or more of its space after August 11, 2024 or (z) giving notice of its intent to commence any Go Dark Trigger with respect to the applicable space;

(ii)	a default, beyond any notice and grace period, under the U of M lease;

(iii)	U of M filing, as a debtor, a bankruptcy or similar insolvency proceeding, or otherwise becoming involved, as a debtor, in a bankruptcy or any similar insolvency proceeding;

(iv)	U of M failing to renew or extend the term of its lease for at least 85% of its space on or prior to the earlier of (x) the deadline to provide notice of renewal under its lease or (y) 12 months prior to lease expiration; or

(v)	the long-term, unsecured debt rating for U of M being downgraded, withdrawn or qualified below investment grade by any such rating agency designated, or anticipated to be designated, by the lender in connection with any securitization involving the 777 East Eisenhower Mortgage Loan or any portion thereof (“Rating Agency”).

A “Major Tenant Event Period Cure” will occur upon:

●	with regard to clause (i) above, the occurrence of (x) a Major Tenant Re-Tenanting Event (as defined below) or (y) U of M having resumed its normal business operations in the applicable percentage of its space and being open during customary hours and paying full, unabated rent for a period of two consecutive calendar quarters;

●	with regard to clause (ii) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the applicable default having been cured and no other default under the related lease having occurred for a period of two consecutive calendar quarters;

●	with regard to clause (iii) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the bankruptcy or insolvency proceeding having been terminated in a manner satisfactory to the lender, the related lease having been affirmed, and the terms of such lease, as affirmed, being satisfactory to the lender;

●	with regard to clause (iv) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y)(1) U of M renewing or extending its lease for at least 85% of its space pursuant to its lease or otherwise on terms and conditions acceptable to the lender and (2) the Amortizing NCF DSCR being at least 1.30x (excluding non-recurring expenses); or

●	with regard to clause (v) above, the long-term unsecured debt rating for U of M being no lower than investment grade for two consecutive calendar quarters as rated by each Rating Agency that rates U of M.

A “Major Tenant Re-Tenanting Event” will occur upon (x) the Amortizing NCF DSCR being at least 1.30x (excluding non-recurring expenses) and (y) the lender receiving satisfactory evidence, including, without limitation, a satisfactory estoppel certificate from each such replacement tenant affirming, that: (i) at least 85% of the U of M space at the 777 East Eisenhower Property has been leased to one or more reasonably satisfactory replacement tenants pursuant to a reasonably satisfactory replacement lease, (ii) each such tenant is in occupancy of its premises, is open for business and is paying full, unabated rent pursuant to the terms of its lease and (iii) all tenant improvement costs and leasing commissions provided in each such replacement lease have been paid (or has been reserved).

Property Management. The 777 East Eisenhower Property is managed by an affiliate of the 777 East Eisenhower Borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

A-3-40

Office – Suburban	Loan #4	Cut-off Date Balance:	$44,500,000
777 East Eisenhower Parkway	777 East Eisenhower	Cut-off Date LTV:	73.4%
Ann Arbor, Michigan 48108		U/W NCF DSCR:	1.50x
		U/W NOI Debt Yield:	9.4%

Purchase Option. U of M has a one-time option to purchase the 777 East Eisenhower Property on or about July 1, 2029, with 24 months’ notice. The purchase option price (net of all customary sales costs) plus all cash flows returned from the time of the 777 East Eisenhower Borrower’s acquisition of the 777 East Eisenhower Property to the date of sale, is required to produce a 13% annual internal rate of return to the 777 East Eisenhower Borrower on total investment in the 777 East Eisenhower Property as of the closing of the purchase option sale. U of M’s purchase option is subject to conditions outlined in its lease and the 777 East Eisenhower Mortgage Loan documents, including, but not limited to U of M: (i) not being in default under the lease beyond any applicable notice and cure period, unless the 777 East Eisenhower Borrower, in its sole and absolute discretion, agrees to permit the purchase notwithstanding such default and (ii) not having assigned its lease and not having sublet any portion of its premises.

The U of M lease does not provide a loan payoff-based floor for the purchase option price; however, the 777 East Eisenhower Mortgage Loan documents prohibit the 777 East Eisenhower Borrower from agreeing on a purchase price that is less than the balance of the 777 East Eisenhower Mortgage Loan as of the maturity date. Any exercise of the purchase option that does not result in the repayment of the 777 East Eisenhower Mortgage Loan in full triggers recourse for losses incurred by the lender.

The purchase option is not extinguished by foreclosure; however, the purchase option does not apply to foreclosure or deed in lieu thereof, or to any subsequent transfer of the 777 East Eisenhower Property by the lender or its nominee. Pursuant to the subordination, non-disturbance and attornment agreement, in the event of a foreclosure, the minimum purchase price is set at the outstanding principal balance of and accrued and unpaid non-default interest on the 777 East Eisenhower Mortgage Loan.

Terrorism Insurance. The 777 East Eisenhower Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the 777 East Eisenhower Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 777 East Eisenhower Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-41

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A-3-42

Office – Suburban	Loan #5	Cut-off Date Balance:	$37,900,000
1000 Chesterbrook Boulevard	1000 Chesterbrook	Cut-off Date LTV:	66.4%
Berwyn, PA 19312		U/W NCF DSCR:	2.09x
		U/W NOI Debt Yield:	9.2%

A-3-43

Office – Suburban	Loan #5	Cut-off Date Balance:	$37,900,000
1000 Chesterbrook Boulevard	1000 Chesterbrook	Cut-off Date LTV:	66.4%
Berwyn, PA 19312		U/W NCF DSCR:	2.09x
		U/W NOI Debt Yield:	9.2%

1000 Chesterbrook
1000 Chesterbrook Boulevard
Berwyn, PA 19312
MONTGOMERY COUNTY
CHESTER COUNTY
Audubon
Trooper
King of Prussia
Chesterbrook
Strafford
Devon
Wayne
Berwyn
Malvern
Frazer
St. Davids
Paoli Gardens
White Horse
VALLEY FORGE NATIONAL HISTORIC PARK
Pennsylvania Tpke
Pottstown Expwy
Schuylkill River
Perkiomen Creek
Philadelphia 18 miles
Black Rock Rd
Egypt Rd
Sunnyside Ave
S. Park Ave
Park Ridge Shopping Ctr.
Jeffersonville GC
Audubon Village
General Washington GC
Audubon Square
Valley Forge Marketplace
Westover CC
Greater Philadelphia Expo Center at Oaks
John James Audubon Ctr. at Mill Grove
Trooper Rd
Pawlings Rd
Beidler Rd
Valley Forge Park Rd
BNY Mellon
Vencore Inc.
Chiltren Intl.
Sugartown Worldwide
Arkema Inc.
Allendale Rd
Valley Forge Casino Resort
Amazon Distribution
Valley Creek Rd
National Memorial Arch
Gulph Rd
Lockheed Martin
King of Prussia Mall
King of Prussia Town Ctr.
Ricoh USA Inc.
Walker Rd
E. Swedesford Rd
AT&T Corporate Offices
Croton Rd
Pet Valu Corp USA - Corporate Office
Gateway Shopping Center
Chesterbrook Village
Wilson Farm Park
Crothall Healthcare Corp. Office
Aerotek
Boomi
Chesterbrook Corporate Ctr.
Valley Fair
Swedesford Plaza
Ametek
Brinker Capital
Planalytics, Inc.
Modular Space HQ
Cassatt Rd
W. Valley Rd
Valley Forge Rd
Upper Gulph Rd
Valley Forge Military Academy
Conestoga Rd
SEPTA
STRAFFORD
DEVON
BERWYN
DAYLESFORD
PAOLI
MALVERN
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A-3-44

No. 5 – 1000 Chesterbrook

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Ladder Capital Finance LLC		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$37,900,000		Property Type – Subtype:	Office – Suburban
	Cut-off Date Balance:	$37,900,000		Location:	Berwyn, PA
	% of Initial Pool Balance:	5.4%		Size:	172,421 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF:	$219.81
	Borrower Sponsors:	Mark I. Solomon, Harry Kammerer		Maturity Date Balance Per SF:	$219.81
	Guarantor:	Mark I. Solomon		Year Built/Renovated:	2000/2019
	Mortgage Rate:	4.1400%		Title Vesting:	Fee
	Note Date:	September 23, 2019		Property Manager:	G&E Real Estate Management Services, Inc.
	Seasoning:	1 month		Current Occupancy (As of)(2):	100.0% (9/4/2019)
	Maturity Date:	October 6, 2029		YE 2018 Occupancy(2):	100.0%
	IO Period:	120 months		YE 2017 Occupancy(2):	98.5%
	Loan Term (Original):	120 months		7/31/2016 Occupancy(2):	92.0%
	Amortization Term (Original):	NAP		YE 2015 Occupancy(2):	NAP
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value:	$57,100,000
	Call Protection:	L(25),D(92),O(3)		Appraised Value Per SF:	$331.17
	Lockbox Type:	Hard/Upfront Cash Management		Appraisal Valuation Date:	July 23, 2019
	Additional Debt:	No		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI (6/30/2019)(3):	$2,763,782
				YE 2018 NOI(3):	$2,009,227
				YE 2017 NOI(3):	NAV
				YE 2016 NOI(3):	NAV
				U/W Revenues:	$5,418,929
				U/W Expenses:	$1,929,446
Escrows and Reserves(1)				U/W NOI(3):	$3,489,483
	Initial	Monthly	Cap	U/W NCF(3):	$3,334,304
Taxes	$31,760	$31,760	NAP	U/W DSCR based on NOI/NCF:	2.19x / 2.09x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	9.2% / 8.8%
Replacement Reserve	$140,350	$2,874	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	9.2% / 8.8%
TI/LC Reserve	$1,474,543	$10,058	NAP	Cut-off Date LTV Ratio:	66.4%
Free Rent Reserve	$394,423	$0	NAP	LTV Ratio at Maturity:	66.4%
Envestnet Refurbishment Allowance	$109,650	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$37,900,000	65.0%	Purchase price	$56,000,000	96.1%
Borrower equity	20,393,076	35.0	Purchase credits(4)	(1,113,001)	(1.9)
			Upfront reserves	2,150,726	3.7
			Closing costs	1,255,352	2.2
Total Sources	$58,293,076	100.0%	Total Uses	$58,293,076	100.0%
(1)	See “Escrows” section below for a full description of the escrows and reserves.
(2)	See “Historical Occupancy” table below for a discussion of historical occupancy increases. The increase in occupancy from 2016 to 2018 can be attributed to Envestnet signing leases totaling 118,455 square feet or 82.7% of NRA.
(3)	See “Operating History and Underwritten Net Cash Flow” section below for a discussion of historical NOI increases and increase of U/W NOI. Historical NOI for 1000 Chesterbrook Property (as defined below) is unavailable for 2017 and 2016 because the borrower sponsors were unable to obtain historical financials prior to 2018 at acquisition.
(4)	Purchase credits include TI/LC costs and remaining free rent, all of which was reserved by the lender.

The Mortgage Loan. The mortgage loan (the “1000 Chesterbrook Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the borrower’s fee interest in a 172,421 square foot office building located in Berwyn, Pennsylvania (the “1000 Chesterbrook Property”).

The Borrower and Borrower Sponsors. The borrower is Chesterbrook 1000 Partners LP, a Pennsylvania limited partnership and single purpose entity. The borrower’s managing member has two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1000 Chesterbrook Mortgage Loan. The non-recourse carve-out guarantor of the 1000 Chesterbrook Mortgage Loan is Mark I. Solomon.

A-3-45

Office – Suburban	Loan #5	Cut-off Date Balance:	$37,900,000
1000 Chesterbrook Boulevard	1000 Chesterbrook	Cut-off Date LTV:	66.4%
Berwyn, PA 19312		U/W NCF DSCR:	2.09x
		U/W NOI Debt Yield:	9.2%

The borrower sponsors are Mark I. Solomon and Harry Kammerer, who primarily invest in real estate located in the northern Philadelphia suburbs, each with over forty years of experience. Since 2014, Mr. Solomon and Mr. Kammerer have partnered together as principals to form four real estate limited partnerships each of which acquired a Class A office project located in suburban Philadelphia.

Mr. Solomon founded CMS Companies (“CMS”) in 1969 and served in various senior officer capacities since 1969, including Chairman from 1985 to 2010. CMS is a financial services firm located in Wynnewood, Pennsylvania, just outside Philadelphia, and was engaged in the business of investing in real estate, private equity and special situations on behalf of the partners of the firm and the firm’s clients from 1981 until 2011. Mr. Solomon has served or is currently serving on a number of corporate and philanthropic boards, including Vishay Intertechnology, a New York Stock Exchange company, and the Marcus Family Foundation, which was created by the co-founder of Home Depot, Bernie Marcus; AIPAC; ESF Dream Camp; American Friends of Yemin Orde; advisory board of the Salvation Army; and board of trustees of the Jewish Federation of Greater Philadelphia. Mr. Kammerer served as the Chief Financial Officer of CMS from 1980 to 2000. During his tenure with CMS, he also managed several real estate projects, including a shopping center management company, condominium construction projects and the CMS office building. The CMS office building was purchased in 1981, and Mr. Kammerer was responsible for overseeing substantial building renovations and managing the building. After leaving CMS in 2000, Mr. Kammerer developed town homes in the Manayunk and West Mount Airy areas of Philadelphia, Pennsylvania. He currently manages four commercial office buildings, containing an aggregate of 622,500 square feet, in King of Prussia and Horsham, Pennsylvania and Mount Laurel, New Jersey. One of the related borrower sponsors was disciplined in early 2018 for a FINRA violation from 2014 related to notifying his firm about private placement activity.  See “Description of the Mortgage Pool— Litigation and Other Considerations” in the Prospectus.

The Property. The 1000 Chesterbrook Property is a three-story, Class A suburban office building totaling 172,421 square feet located in Berwyn, Pennsylvania, approximately 17.3 miles northwest of downtown Philadelphia. Built in 2000 and renovated in 2019, the 1000 Chesterbrook Property has undergone approximately $2.0 million in capital improvements since 2016 including lobby, common area, fitness center and landscaping upgrades. Amenities at the 1000 Chesterbrook Property include a fitness center, café, lobby lounge, structured parking garage, food service café and access to the adjacent Chester Valley Trail, which is described further in “The Market Overview and Competition” section below. The 1000 Chesterbrook Property features a three-level structured parking garage and surface lot, totaling 774 parking spaces, resulting in a parking ratio of 4.3 spaces per 1,000 square feet. As of September 4, 2019, the 1000 Chesterbrook Property was 100.0% leased.

Major Tenants.

Largest Tenant: Envestnet (145,146 square feet; 84.2% of net rentable area; 85.9% of underwritten base rent; 12/31/2032 lease expiration) – Envestnet (NYSE:ENV) is a leading provider of intelligent systems for wealth management and financial wellness. Envestnet provides asset-based, subscription-based and professional services on a business-to-business-to-consumer basis to financial services clients, whereby customers offer solutions based on Envestnet’s platform to their end users. Envestnet has more than 99,000 advisors and more than 4,100 companies that are clients of the firm including 17 of the 20 largest U.S. banks, 43 of the 50 largest wealth management and brokerage firms, over 500 of the largest Registered Independent Advisors and hundreds of internet services companies. Services provided to advisors include: financial planning, risk assessment tools, investment strategies and solutions, asset allocation models and various other software solutions to financial planning and wealth management. Envestnet initially leased 26,691 square feet of space in January 2016. Since then, Envestnet has expanded their space into over 145,000 square feet through four lease amendments with a co-terminous lease expiration of December 31, 2032 with two, seven-year renewal options. 1000 Chesterbrook is located in close proximity to clients including Vanguard (2.4 miles), Northwestern Mutual (4.2 miles), Cetera Advisors (4.9 miles), RW Bair (10.0 miles).

2nd Largest Tenant: Trinseo LLC (24,110 square feet; 14.0% of net rentable area; 14.1% of underwritten base rent; 8/31/2021 lease expiration) – Trinseo LLC is a global materials company, which focuses on the manufacture of plastics, latex, and synthetic rubber. Trinseo LLC employs approximately 2,500 employees and produced $4.6 billion in revenue in 2018. Trinseo LLC has 16 manufacturing sites and 11 research and development facilities. Trinseo LLC has been at the 1000 Chesterbrook Property since 2011 with a current lease expiration in August 2021 with one, five-year renewal option.

A-3-46

Office – Suburban	Loan #5	Cut-off Date Balance:	$37,900,000
1000 Chesterbrook Boulevard	1000 Chesterbrook	Cut-off Date LTV:	66.4%
Berwyn, PA 19312		U/W NCF DSCR:	2.09x
		U/W NOI Debt Yield:	9.2%

The following table presents certain information relating to the tenancy at the 1000 Chesterbrook Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)(5)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Envestnet(2)(3)(4)(5)	NR/NR/NR	145,146	84.2%	$31.46	$4,566,099	85.9%	12/31/2032	2, 7-year	Y
Trinseo LLC	NR/NR/NR	24,110	14.0%	$31.00	$747,410	14.1%	8/31/2021	1, 5-year	N
Total Major Tenants		169,256	98.2%	$31.39	$5,313,510	100.0%

Amenities(6)		3,165	1.8%	$0.00	$0.00	0.0%

Occupied Collateral		172,421	100.0%	$31.39	$5,313,510	100.0%

Vacant Space		0	0.0%

Collateral Total		172,421	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through April 2020 totaling $29,590.
(2)	Envestnet has a one-time option to terminate its lease as of December 31, 2029 with fifteen months’ prior written notice and payment of a termination fee of $1,094,098.
(3)	As of September 4, 2019, the 1000 Chesterbrook Property’s NRA was 75% occupied by Envestnet and with the next year, Envestnet will be expanding into additional space for a total of 145,146 square feet, which equates to 84.2% of NRA. The last space of the expansion is scheduled to be delivered to Envestnet by February 1, 2020.
(4)	Wells Fargo occupies 15,897 square feet (9.2% of net rentable area) in Suites 101, 102, and 103 at the 1000 Chesterbrook Property, which Envestnet will be taking over upon Wells Fargo’s lease expiration in January 31, 2020. The rent for this space is underwritten to Envestnet’s lease terms.
(5)	Envestnet subleases 5,434 square feet (3.2% of the net rentable area) on the ground floor to Trinseo LLC at an annual rent of $30.00/SF which terminates in August 31, 2021.
(6)	Amenities include a fitness center (2,715 square feet) and a café (450 square feet), which are leased on a month-to-month basis with no underwritten rent attributed to the respective spaces. Annual U/W Base Rent PSF does not include Amenities.

The following table presents certain information relating to the lease rollover schedule at the 1000 Chesterbrook Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	1	24,110	14.0%	24,110	14.0%	$747,410	14.1%	$31.00
2022	0	0	0.0%	24,110	14.0%	$0	0.0%	$0.00
2023	0	0	0.0%	24,110	14.0%	$0	0.0%	$0.00
2024	0	0	0.0%	24,110	14.0%	$0	0.0%	$0.00
2025	0	0	0.0%	24,110	14.0%	$0	0.0%	$0.00
2026	0	0	0.0%	24,110	14.0%	$0	0.0%	$0.00
2027	0	0	0.0%	24,110	14.0%	$0	0.0%	$0.00
2028	0	0	0.0%	24,110	14.0%	$0	0.0%	$0.00
2029	0	0	0.0%	24,110	14.0%	$0	0.0%	$0.00
Thereafter	1	145,146	84.2%	169,256	98.2%	$4,566,099	85.9%	$31.46
Amenities(4)	0	3,165	1.8%	172,421	100.0%	$0	0.0%	$0.00
Total/Weighted Average	2	172,421	100.0%			$5,313,510	100.0%	$31.39
(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Annual U/W Base Rent PSF does not include 3,165 square feet of amenities that is occupied by a café and a fitness center.
(4)	Amenities include a fitness center (2,715 square feet) and a café (450 square feet), which are leased on a month-to-month basis with no underwritten rent attributed to the respective spaces. Annual U/W Base Rent PSF does not include Amenities.

A-3-47

Office – Suburban	Loan #5	Cut-off Date Balance:	$37,900,000
1000 Chesterbrook Boulevard	1000 Chesterbrook	Cut-off Date LTV:	66.4%
Berwyn, PA 19312		U/W NCF DSCR:	2.09x
		U/W NOI Debt Yield:	9.2%

The following table presents historical occupancy percentages at the 1000 Chesterbrook Property:

Historical Occupancy

12/31/2015(1)	7/31/2016(2)(3)	12/31/2017(2)(3)	12/31/2018(2)(3)	9/4/2019(4)
NAV	92.0%	98.5%	100.0%	100.0%
(1)	The 1000 Chesterbrook Property was acquired by the seller in 2016 and the borrower sponsors do not have a rent roll for prior years.
(2)	Information obtained from borrower rent roll.
(3)	The increase in occupancy from 2016 to 2018 can be attributed to Envestnet signing leases totaling 118,455 square feet or 82.7% of NRA.
(4)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 1000 Chesterbrook Property:

Cash Flow Analysis(1)

	2018(2)	TTM 6/30/2019(2)(3)	U/W(3)	%(4)	U/W $ per SF
Base Rent	$3,371,681	$4,229,702	$5,283,919	90.7%	$30.65
Contractual Rent Steps	0	0	29,590	0.5	0.17
Grossed Up Vacant Space	0	0	0	0.0	0.00
Gross Potential Rent	$3,371,681	$4,229,702	$5,313,510	91.2%	$30.82
Other Income	39,915	42,539	42,539	0.7	0.25
Total Recoveries	556,572	367,772	467,555	8.0	2.71
Net Rental Income	$3,968,168	$4,640,013	$5,823,604	100.0%	$33.78
(Vacancy & Credit Loss)(4)	0	0	(404,675)	(7.6)	(2.35)
Effective Gross Income	$3,968,168	$4,640,013	$5,418,929	93.1%	$31.43

Real Estate Taxes	475,452	478,840	486,878	9.0%	2.82
Insurance	38,302	38,948	76,044	1.4%	0.44
Management Fee	124,017	154,486	162,568	3.0%	0.94
Other Operating Expenses	1,321,170	1,203,956	1,203,956	22.2%	6.98
Total Operating Expenses	$1,958,941	$1,876,231	$1,929,446	35.6%	$11.19

Net Operating Income	$2,009,227	$2,763,782	$3,489,483	64.4%	$20.24
Replacement Reserves	0	0	34,484	0.6%	0.20
TI/LC	0	0	120,695	2.2%	0.70
Net Cash Flow	$2,009,227	$2,763,782	$3,334,304	61.5%	$19.34

NOI DSCR	1.26x	1.73x	2.19x
NCF DSCR	1.26x	1.73x	2.09x
NOI Debt Yield	5.3%	7.3%	9.2%
NCF Debt Yield	5.3%	7.3%	8.8%
(1)	The historical financials for 2017 and 2016 are unavailable as the borrower sponsors were unable to obtain financials prior to 2018 at acquisition.
(2)	The increase in Net Operating Income from 2018 to TTM 6/30/2019 is primarily attributed to the rent commencement of Envestnet for Suites 105 and 301 which occurred in October and July 2018, respectively.
(3)	The increase in Net Operating Income from TTM 6/30/2019 to U/W is primarily attributed to the rent commencement of Envestnet for Suite 302, which occurred in July 2019. In addition, U/W includes the $36.00/SF of contractual rents for Envestnet for Suites 101, 102 and 103. Suites 101, 102 and 103 are currently occupied by Wells Fargo, which is paying $31.50/SF. There is also an increase in contractual reimbursements due to increase over 2018 base year set for Envestnet for Suites 105 and 301.
(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(4)	The underwritten economic vacancy is 7.0%. The 1000 Chesterbrook Property was 100.0% leased as of September 4, 2019.

Appraisal. The appraiser concluded to an “as-is” appraised value of $57,100,000 as of July 23, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated August 7, 2019, there was no evidence of any recognized environmental conditions at the 1000 Chesterbrook Property.

Market Overview and Competition. The 1000 Chesterbrook Property is located in Berwyn, Pennsylvania in Chester County. The 1000 Chesterbrook Property is located 17.3 miles northwest of Philadelphia. The 1000 Chesterbrook Property is located along Route 202 and is 3.7 miles from Interstate 76 which is the primary east/west interstate highway serving the Philadelphia region. The 1000 Chesterbrook Property is located 16.8 miles from the Philadelphia International Airport and adjacent to the Chester Valley Trail. The

A-3-48

Office – Suburban	Loan #5	Cut-off Date Balance:	$37,900,000
1000 Chesterbrook Boulevard	1000 Chesterbrook	Cut-off Date LTV:	66.4%
Berwyn, PA 19312		U/W NCF DSCR:	2.09x
		U/W NOI Debt Yield:	9.2%

Chester Valley Trail is a multi-use, rail-to-trail facility that roughly follows U.S. Routes 30 and 202 through central Chester County from West Whiteland Township east into Montgomery County. The 1000 Chesterbrook Property is located approximately 2.4 miles north of The Vanguard Group, Inc. (“Vanguard”) headquarters, and in 2017 Vanguard continued their investment in Chester County by building a new 240,000 square foot, four-story office building employing an additional 1,600 people. Over 12,000 of Vanguard’s 17,000 employees work in Chester County. The suburban Philadelphia submarket has a vacancy as of second quarter 2019 of 9.30%.

The 1000 Chesterbrook Property is located in the Tredyffrin Township, which is part of the King of Prussia/Wayne submarket. According to the appraisal, the 2018 population within a one-, three-, and five- mile radius was 6,419, 39,459, 104,421, respectively, and average household income within the same radii was $160,868, $171,621, $164,082, respectively. The appraisal concluded a market rent of $34.00 per square foot which is approximately 8.3% above the weighted average in place rent of $31.39 per square foot.

The following table presents certain information relating to the appraiser’s market rent conclusions for the 1000 Chesterbrook Property:

Market Rent Summary(1)

Market Rent (PSF)	$34.00
Lease Term (Years)	7
Lease Type (Reimbursements)	BY + utilities
Rent Increase Projection	2.3% per annum
(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the 1000 Chesterbrook Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)(2)
Eight Tower Bridge	Conshohocken, PA	346,659	Oct-18	$108,000,000	$311.55
Five Tower Bridge	West Conshohocken, PA	222,058	Sep-18	$75,650,000	$340.68
2301 Renaissance	King of Prussia, PA	189,502	Dec-17	$51,177,719	$270.06
300 Four Falls	Conshohocken, PA	298,482	Jan-16	$98,400,000	$329.67
(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable properties to 1000 Chesterbrook Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	Lease Type
Valley Forge Office Center 656 East Swedesford Road Wayne, PA	1972/2008	55,686	3.0 miles	NAV	7.5 Yrs	4,931	$31.75	Modified Gross
CrossPoint at Valley Forge 550 East Swedesford Road Wayne, PA	1974/2014	272,360	2.8 miles	NAV	7.1 Yrs	10,250	$35.00	Full Service
CrossPoint at Valley Forge 550 East Swedesford Road Wayne, PA	1974/2014	272,360	2.8 miles	NAV	5.3 Yrs	2,404	$36.50	Full Service
1055 Westlakes Drive 1055 Westlakes Drive Berwyn, PA	1990/2015	118,425	0.4 miles	NAV	7.3 Yrs	6,510	$28.50	Full Service
565 East Swedesford Road 565 East Swedesford Road Wayne, PA	1986/2017	56,914	2.9 miles	NAV	5.3 Yrs	1,771	$32.00	Full Service
(1)	Information obtained from appraisal.

A-3-49

Office – Suburban	Loan #5	Cut-off Date Balance:	$37,900,000
1000 Chesterbrook Boulevard	1000 Chesterbrook	Cut-off Date LTV:	66.4%
Berwyn, PA 19312		U/W NCF DSCR:	2.09x
		U/W NOI Debt Yield:	9.2%

Escrows.

Real Estate Taxes – At origination, the borrower was required to escrow $31,760 for real estate taxes. The borrower is required to make monthly payments of one-twelfth of the taxes payable during the next twelve months, currently equal to $31,760.

Insurance – Insurance escrows are waived so long as the borrower provides evidence of blanket coverage. Otherwise, the borrower is required to make monthly payments of one-twelfth of the insurance premiums payable during the next twelve months, currently equal to $6,337.

Replacement Reserve – At origination, the borrower was required to escrow $140,350. The borrower is required to make monthly payments of $2,874 into the replacement reserve account.

TI/LC Reserve – At origination, the borrower was required to deposit an upfront TI/LC reserve of $1,474,543. The borrower is required to make ongoing monthly payments of $10,058 into the TI/LC reserve account. $611,542 is being reserved for the build out of Suites 101, 102 and 103 for Envestnet, which suites are currently leased to Wells Fargo until January 31, 2020. $609,930 is associated with the build out of Suite 135 for Envestnet, which suite was previously occupied by Wells Fargo. $253,071 is being reserved for the improvement and upgrade of Suite 105, which has been occupied by Envestnet since October 2018.

Free Rent Reserve – At origination, the borrower was required to deposit $394,442 which consists of (i) $264,486 into a free rent reserve for rent abatement for Suites 101, 102 and 103 currently occupied by Wells Fargo until lease expiration in January 31, 2020, when Envestnet’s new lease will begin at a higher rent and (ii) free rent of $129,937 for Suite 135 leased to Envestnet for November and December 2019.

Envestnet Refurbishment Allowance – At origination, the borrower is required to reserve $109,650 for the borrower to pay the Envestnet a refurbishment allowance of up to $646,245 to be used for alterations, cosmetic changes, wiring and any other change or alteration the tenant may desire as permitted under the lease. The tenant may use the refurbishment allowance as early as January 1, 2025 but no later than December 31, 2026. A Trigger Period (as defined below) will commence 12 months prior to January 1, 2025, in order to reach the refurbishment allowance of $646,245.

Lockbox and Cash Management. The 1000 Chesterbrook Mortgage Loan documents require a hard lockbox with upfront cash management. At origination, the borrower was required to deliver written instructions to tenants directing them to deposit all rents payable under such leases directly into a lender-controlled lockbox account. The 1000 Chesterbrook Mortgage Loan documents require that all rents and other funds from operations received by the borrower or the property manager be deposited into the lockbox within one business day after receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves, and the payment of budgeted monthly operating expenses with excess sums being disbursed to the borrower. If a Trigger Period occurs, then excess cash in the deposit account will be transferred to an account held by the lender as additional collateral for the 1000 Chesterbrook Mortgage Loan.

A “Trigger Period” will commence following the occurrence of: (i) an event of default under the 1000 Chesterbrook Mortgage Loan; (ii) any event of default under the property management agreement; (iii) the date on which any Significant Tenant (as defined below) (a) vacates, surrenders or ceases to conduct its normal business operations at substantially all of its demised premises or otherwise “goes dark”, (b) notifies the borrower, the property manager, any affiliate of the borrower or the property manager or any of their respective agents or representatives that it intends to vacate, surrender or cease to conduct its normal business operations at substantially all of its demised premises or otherwise “go dark”, or (c) becomes insolvent or a debtor in any bankruptcy action; (iv) the debt service coverage ratio for the 1000 Chesterbrook Property falling below 1.20x; (v) eighteen months prior to loan maturity; or (vi) January 1, 2024 if the Envestnet Refurbishment Allowance balance is less than $646,245.

A Trigger Period will expire (I) if the Trigger Period is caused solely by the occurrence of clause (i) in the definition of “Trigger Period”, upon the cure of such event of default, (II) if the Trigger Period is caused solely by the occurrence of clause (ii) in the definition of “Trigger Period”, upon the cure of such event of default under the property management agreement or the date on which the borrower has entered a replacement property management agreement with a qualified property manager, (III) if the Trigger Period is caused solely by the occurrence of clause (iii)(a) in the definition of “Trigger Period”, the date on which (a)(1) the applicable Significant Tenant has (A) reopened for business and conducted normal business operations at substantially all of its demised premises and (B) paid full, unabated rent under its lease, for two (2) consecutive quarters in each case, and (2) the borrower has delivered to the lender an acceptable tenant estoppel certificate from the applicable Significant Tenant certifying, among other things, the foregoing and reaffirming the lease as being in full force and effect, to the lender’s satisfaction in each case, or (b) a Re-tenanting Event (as defined below) has occurred; (IV) if the Trigger Period is caused solely by the occurrence of clause (iii)(b) in the definition of “Trigger Period”, the date on which (a) the applicable Significant Tenant has (1) irrevocably revoked or rescinded any such notice and (2)(A) been open for business and conducted normal business operations at substantially all of its demised premises and (B) paid full, unabated rent under its lease, for two (2) consecutive quarters following such revocation or rescission in each case, and (b) the borrower has delivered to the lender an acceptable tenant estoppel certificate from the applicable Significant Tenant certifying, among other things, the foregoing and reaffirming the lease as being in full force and effect, to the lender’s satisfaction in each case, (V) if the Trigger Period is caused solely by the occurrence of clause (iii)(c) in the definition of “Trigger Period”, the date on which the applicable Significant Tenant or such Significant Tenant’s parent company, as the case may be, becomes solvent to the lender’s satisfaction for two (2) consecutive quarters or is no longer a debtor in any bankruptcy action and has affirmed its lease pursuant to a final non-appealable order of a court of competent jurisdiction, (VI) if the Trigger Period is caused solely by the occurrence of clause (iv) in the definition of “Trigger Period”, the date on which the debt service coverage ratio is at least 1.25x for two (2) consecutive quarters, (VII) if the Trigger

A-3-50

Office – Suburban	Loan #5	Cut-off Date Balance:	$37,900,000
1000 Chesterbrook Boulevard	1000 Chesterbrook	Cut-off Date LTV:	66.4%
Berwyn, PA 19312		U/W NCF DSCR:	2.09x
		U/W NOI Debt Yield:	9.2%

Period is caused solely by the occurrence of clause (vi) in the definition of “Trigger Period”, the date on which there is $646,245 in the Envestnet Refurbishment Allowance account.

“Significant Tenant” means Envestnet or any tenant under a lease which, either individually, or when taken together with any other lease with such tenant or its affiliates (i) covers more than 17,000 square feet at the 1000 Chesterbrook Property or (ii) constitutes more than twenty-five percent (25%) of the total annual rents.

“Re-tenanting Event” means the lender’s receipt of evidence that the borrower has entered into a new lease or new leases with a replacement tenant or tenants reasonably acceptable to the lender for the demised premises which had previously been occupied by the applicable Significant Tenant in form and substance reasonably satisfactory to the lender and otherwise in accordance with the terms of the related loan agreement, and (i) that each tenant under any such replacement lease has accepted possession and is in occupancy of, and is open for business and conducting normal business operations at, all of the space demised under the lease and is paying full, unabated rent in accordance with the lease, (ii) that the rents payable under any such replacement lease are no less than one hundred percent (100%) of the rents under the lease being replaced and are comparable to existing local market rates for similar properties and (iii) that all landlord obligations under any such replacement lease (including, without limitation, tenant improvement and leasing commission obligations) have been duly performed, completed and paid for, such evidence to include, without limitation, a fully-executed lease and an acceptable tenant estoppel certificate from each such tenant.

Property Management. The 1000 Chesterbrook Property is managed by G&E Real Estate Management Services, Inc., d/b/a Newmark Knight Frank.

Partial Release. Pursuant to the terms of the 1000 Chesterbrook Mortgage Loan documents, the borrower has the right to obtain a release of an unimproved vacant tract of land from the lien of the mortgage and the other loan documents (an “Outparcel Release”) upon satisfaction of certain conditions, including (i) no default or event of default has occurred and is continuing or will occur solely as a result of the Outparcel Release; (ii) the borrower has paid, or has arranged to be paid contemporaneously with the Outparcel Release, to the lender, an amount equal to the sum of 125% of $460,000 (which equates to $575,000) plus a yield maintenance premium; (iii) the remaining 1000 Chesterbrook Property, together with all easements appurtenant and other permitted encumbrances thereto, will not be in violation in any material respect with the terms of any lease; (iv) after giving effect to the Outparcel Release, the debt service coverage ratio for the remaining 1000 Chesterbrook Property is not less than the greater of (a) 1.45x and (b) the debt service coverage ratio in effect immediately prior to the Outparcel Release; and (v) after giving effect to the Outparcel Release, the loan-to-value ratio for the remaining 1000 Chesterbrook Property is not greater than the lesser of (a) 67% and (b) the loan-to-value ratio in effect immediately prior to the Outparcel Release.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. None.

Terrorism Insurance. The 1000 Chesterbrook Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 1000 Chesterbrook Property and business interruption insurance covering actual loss sustained following the occurrence of a casualty event, together with a 12 month extended period of indemnity.

A-3-51

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A-3-52

Mixed Use – Retail/Office	Loan #6	Cut-off Date Balance:	$32,100,000
112-118 West 125th Street	112-118 West 125th Street	Cut-off Date LTV:	57.7%
New York, NY 10027		U/W NCF DSCR:	1.91x
		U/W NOI Debt Yield:	7.3%

PINK

VICTORIA'S SECRET
VICTORIA'S SECRET

Bath & Body Works

White Barn
NEW FRAGRANCES

Bath & Body Works
VICTORIA'S SECRET

A-3-53

Mixed Use – Retail/Office	Loan #6	Cut-off Date Balance:	$32,100,000
112-118 West 125th Street	112-118 West 125th Street	Cut-off Date LTV:	57.7%
New York, NY 10027		U/W NCF DSCR:	1.91x
		U/W NOI Debt Yield:	7.3%

112-118 West 125th Street
112-118 West 125th Street
New York, NY 10027
MANHATTAN
Hamilton Heights
Morningside Heights
Harlem
East Harlem
Upper West Side
Hudson River
RIVERBANK STATE PARK
Riverbank State Park Tennis Courts
RIVERSIDE PARK
CENTRAL PARK
St. Nicholas Park
Morningside Park
Marcus Garvey Park
North Woods
The Great Hill
Conservatory Garden
Harlem Meer
Lasker Rink & Pool
Charles A. Dana Discovery Center
Pelham Fritz Recr. Center
The Grove School of Engineering
Shepard Hall
Morris Raphael Cohen Library
The City College of New York
Manhattanville Community Center
Jerome L. Greene Science Ctr.
The Wallach Art Gallery at Columbia Univ.
The Urban Assembly School for the Performing Arts
The Studio Museum in Harlem
New York Public Library
Apollo Theater
Theresa Towers
Adam C. Powell Jr. Harlem State Office Building
The National Jazz Museum in Harlem
National Black Theatre
Jewish Theological Seminary
Manhattan School of Music
Union Theological Seminary
The Riverside Church
Riverside Park Conservancy
Teachers College
The Gottesman Libraries
Faison Firehouse Theater
Dwyer Cultural Center
Swing Low: Harriet Tubman Memorial
Future Leaders Institute
Barnard College
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School of Intl. and Public Affairs
Columbia Univ. School of the Arts
Graduate School of Journalism
Columbia Law School
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The Earth Inst.
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137TH ST/ BROADWAY-CITY COLLEGE
135TH ST
125TH ST/ BROADWAY
125TH ST
125TH ST/ LENOX
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9A
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A-3-54

No. 6 – 112-118 West 125th Street

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$32,100,000		Property Type – Subtype:	Mixed Use – Retail/Office
	Cut-off Date Balance:	$32,100,000		Location:	New York, NY
	% of Initial Pool Balance:	4.6%		Size:	32,000 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF:	$1,003.13
	Borrower Sponsors:	Steven Feldman; Irving Feldman; Gary Feldman		Maturity Date Balance Per SF:	$1,003.13
	Guarantors:	Steven Feldman; Irving Feldman; Gary Feldman		Year Built/Renovated:	2018/NAP
	Mortgage Rate:	3.6360%		Title Vesting:	Fee
	Note Date:	September 27, 2019		Property Manager:	Salon Realty Corp.
	Seasoning:	1 month		Current Occupancy (As of)(2):	56.3% (9/27/2019)
	Maturity Date:	October 11, 2029		YE 2018 Occupancy:	56.3%
	IO Period:	120 months		YE 2017 Occupancy(3):	NAP
	Loan Term (Original):	120 months		YE 2016 Occupancy(3):	NAP
	Amortization Term (Original):	NAP		YE 2015 Occupancy(3):	NAP
	Loan Amortization Type:	Interest-only, Balloon		As-Is Appraised Value:	$55,600,000
	Call Protection:	L(25),D(90),O(5)		As-Is Appraised Value Per SF:	$1,737.50
	Lockbox Type:	Hard/Springing Cash Management		As-Is Appraisal Valuation Date:	July 24, 2019
	Additional Debt:	None
	Additional Debt Type (Balance):	NAP		Underwriting and Financial Information
				TTM NOI(3):	NAV
				YE 2018 NOI(3):	NAV
				YE 2017 NOI(3):	NAV
				YE 2016 NOI(3):	NAV
				U/W Revenues:	$3,049,405
				U/W Expenses:	$710,603
Escrows and Reserves(1)				U/W NOI:	$2,338,802
	Initial	Monthly	Cap	U/W NCF:	$2,262,472
Taxes	$104,916	$34,972	NAP	U/W DSCR based on NOI/NCF:	1.97x / 1.91x
Insurance	$1,934	$967	NAP	U/W Debt Yield based on NOI/NCF:	7.3% / 7.0%
Replacement Reserve	$0	$534	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	7.3% / 7.0%
				Cut-off Date LTV Ratio:	57.7%
				LTV Ratio at Maturity:	57.7%

Sources and Uses
Sources			Uses
Original loan amount	$32,100,000	100.0%	Loan payoff	$27,325,871	85.1%
			Upfront reserves	106,850	0.3
			Closing costs	1,686,233	5.3
			Return of equity	2,981,046	9.3
Total Sources	$32,100,000	100.0%	Total Uses	$32,100,000	100.0%
(1)	See “Escrows” section below.
(2)	As of September 27, 2019, the 112-118 West 125th Street Property (as defined below) was 56.3% physically occupied and 83.6% economically occupied (assuming the appraiser’s market rents for vacant space; see “Market Rent Summary” below).
(3)	Historical occupancy and financials are unavailable as the 112-118 West 125th Street Property was constructed in 2018.

The Mortgage Loan. The mortgage loan (the “112-118 West 125th Street Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a class A, mixed use retail/office building located in New York, New York (the “112-118 West 125th Street Property”).

The Borrower and Borrower Sponsors. The borrower is Sigfeld 114 LLC (the “112-118 West 125th Street Borrower”), a Delaware limited liability company and single purpose entity with one independent director. The borrower sponsors and nonrecourse carve-out guarantors of the 112-118 West 125th Street Mortgage Loan are Steven Feldman, Irving Feldman and Gary Feldman.

Steven Feldman has been involved in commercial real estate in the greater New York metropolitan area for over 45 years as an owner, manager and investor. Along with Gary and Irving Feldman, the Feldman family has acquired, converted and sold several million square feet of office, retail, industrial, rental apartment, cooperative and condominium complexes throughout the boroughs of New York since the early 1960’s. Steven Feldman is primarily in charge of all real estate investment and management activity for the family-owned business. The Feldman family’s current portfolio includes 10 commercial real estate assets located in Manhattan, Brooklyn, Harlem, the Bronx and Georgia.

A-3-55

Mixed Use – Retail/Office	Loan #6	Cut-off Date Balance:	$32,100,000
112-118 West 125th Street	112-118 West 125th Street	Cut-off Date LTV:	57.7%
New York, NY 10027		U/W NCF DSCR:	1.91x
		U/W NOI Debt Yield:	7.3%

The Property. The 112-118 West 125th Street Property is a 32,000 square foot, three-floor class A retail condominium unit within a greater, six-story mixed-use condominium building (“Mixed-Use Condo”) located on the south side of West 125th Street, between Lenox Avenue and Adam Clayton Powell Jr. Boulevard in Harlem, New York, New York. Constructed in 2018 and situated on a 0.3-acre site, the 112-118 West 125th Street Property comprises 18,000 square feet of retail space, 4,000 square feet of second floor office space and 10,000 square feet of below-grade space. Floors three through six of the Mixed-Use Condo (not part of the collateral) include office space and make up a separate condominium unit (the, “Non-Collateral Condo Unit”; see “Condominium Regime” section below). According to the appraisal, the Non-Collateral Condo Unit is expected to be utilized as the headquarters for Children’s Aid Society. As of September 27, 2019, the 112-118 West 125th Street Property was 56.3% physically occupied and 83.6% economically occupied (assuming the appraiser’s market rents for vacant space).

The 18,000 square feet of retail space at the 112-118 West 125th Street Property accounts for 56.3% of the net rentable area and 83.6% of underwritten gross potential rent (assuming the appraiser’s market rent for vacant spaces), and is fully occupied by Bath & Body Works and Victoria’s Secret. Bath & Body Works occupies 4,000 square feet of retail space on the ground level (26.9% of underwritten base rent), while Victoria’s Secret occupies 14,000 square feet within a two-story retail suite (73.1% of underwritten base rent). The 4,000 square foot second floor office suite and the 10,000 square foot below-grade space at the 112-118 West 125th Street Property are currently vacant. According to the appraisal, the second floor space of the 112-118 West 125th Street Property comprises typical office space, consistent with that found in the competitive market. The below grade space at the 112-118 West 125th Street Property features high ceilings, an open layout, and access via an elevator lobby and stairwell.

According to the appraisal, the developer of the 112-118 West 125th Street Property received a confirmation of eligibility that the 112-118 West 125th Street Property will qualify for a 25-year ICAP tax abatement (which is expected to begin in the 2019-2020 tax period). The 25-year ICAP results in an abated level of taxes and phases out over a 25-year period with 100% of the benefit realized in years 1 through 16, with the phase out occurring in 10% increments in each of the remaining years. The lender’s underwriting and appraisal included credit for the ICAP (see “Underwritten Net Cash Flow” and “Appraisal” below).

Condominium Regime. The 112-118 West 125th Street Property is part of the 117 West 124th Street Condominium, which contains two units: the 112-118 West 125th Street Property (43% of common interest) and the Non-Collateral Condo Unit (57% of common interest). The 112-118 West 125th Street Property has the right to appoint two persons to the four-person association board (representing 50% of the board vote). The 112-118 West 125th Street Borrower does not have the voting power to affirmatively control the owners’ association; however, the 112-118 West 125th Street Borrower does have the voting power to block any material association action it opposes. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” in the Prospectus.

Major Tenants.

Largest Tenant: Victoria’s Secret (14,000 square feet; 43.8% of net rentable area; 73.1% of underwritten base rent; 2/5/2033 lease expiration) – Founded in 1977 in Palo Alto, California, Victoria’s Secret is a specialty retailer of women’s intimate and other apparel and fragrances. According to the appraisal, Victoria’s Secret operates 1,098 stores in the U.S., 45 in Canada, 26 in the United Kingdom and Ireland, and 52 in China. Victoria’s Secret has one, 10-year renewal option following its February 2033 lease expiration.

2nd Largest Tenant: Bath & Body Works (4,000 square feet; 12.5% of net rentable area; 26.9% of underwritten base rent; 2/5/2033 lease expiration) – Founded in 1990 in Cambridge, Massachusetts, Bath & Body Works, which sells products under the Bath & Body Works, White Barn, C.O. Bigelow and other brand names, is a specialty retailer of body care, home fragrance products, soaps and sanitizers. According to the appraisal, the company operates 1,619 Bath and Body Works stores in the U.S. and 102 stores in Canada. Bath & Body Works has one, 10-year renewal option following its February 2033 lease expiration.

L Brands (NYSE: LB; Ba1/BB by Moody’s/S&P) is the parent company of both Victoria’s Secret and Bath & Body Works. Founded in 1963 by Leslie H. Wexner in Columbus, Ohio, L Brands has evolved from an apparel-based specialty retailer to an international enterprise focused on women’s intimate and other apparel, personal care, home fragrance and beauty categories. Through Victoria’s Secret, Victoria’s Secret PINK and Bath & Body Works, L Brands operates nearly 3,000 company-owned specialty stores in the United States, Canada, the United Kingdom, Ireland and Greater China. L Brands had an approximately market capitalization of $5.2 billion as of September 25, 2019.

A-3-56

Mixed Use – Retail/Office	Loan #6	Cut-off Date Balance:	$32,100,000
112-118 West 125th Street	112-118 West 125th Street	Cut-off Date LTV:	57.7%
New York, NY 10027		U/W NCF DSCR:	1.91x
		U/W NOI Debt Yield:	7.3%

The following table presents certain information relating to the tenancy at the 112-118 West 125th Street Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Victoria’s Secret(2)	NR/Ba1/BB	14,000	43.8%	$135.71	$1,900,000	73.1%	2/5/2033	1, 10-year	N
Bath & Body Works	NR/Ba1/BB	4,000	12.5%	$175.00	$700,000	26.9%	2/5/2033	1, 10-year	N
Occupied Collateral Total		18,000	56.3%	$144.44	$2,600,000	100.0%

Vacant Space		14,000	43.7%

Collateral Total		32,000	100.0%

(1)	Credit Ratings are for the parent company, L Brands, which does not guarantee either tenant’s lease. See the “Major Tenants” section above for additional information.
(2)	Victoria’s Secret occupies one suite, which comprises approximately 8,500 square feet of ground level retail space and 5,500 square feet of second floor retail space.

The following table presents certain information relating to tenant sales at the 112-118 West 125th Street Property:

Tenant Sales (PSF)

Major Tenant Name	% of Total Annual U/W Base Rent	T8 Annualized Sales PSF(1)	Occupancy Cost(1)(2)
Victoria’s Secret	73.1%	$716	21.2%
Bath & Body Works	26.9%	$1,258	15.6%
(1)	T8 Annualized Sales PSF and Occupancy Cost are for the trailing 8-month period ending June 30, 2019, annualized.
(2)	Occupancy Cost is based on T8 Annualized Sales, underwritten base rent and underwritten reimbursements.

The following table presents certain information relating to the lease rollover schedule at the 112-118 West 125th Street Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2029	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	2	18,000	56.3%	18,000	56.3%	$2,600,000	100.0%	$144.44
Vacant	0	14,000	43.8%	32,000	100.0%	$0	0.0%	$0.00
Total/Weighted Average	2	32,000	100.0%			$2,600,000	100.0%	$144.44
(1)	Information obtained from the underwritten rent roll.
(2)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

A-3-57

Mixed Use – Retail/Office	Loan #6	Cut-off Date Balance:	$32,100,000
112-118 West 125th Street	112-118 West 125th Street	Cut-off Date LTV:	57.7%
New York, NY 10027		U/W NCF DSCR:	1.91x
		U/W NOI Debt Yield:	7.3%

The following table presents historical occupancy percentages at the 112-118 West 125th Street Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(2)	9/27/2019(3)
NAP	NAP	NAP	56.3%	56.3%
(1)	Historical Occupancy is unavailable prior to 2018 as the 112-118 West 125th Street Property was completed in 2018.
(2)	Information obtained from the 112-118 West 125th Street Borrower.
(3)	Information obtained from the underwritten rent roll. The 112-118 West 125th Street Property is 83.6% economically occupied as of September 27, 2019 (assuming the appraiser’s market rents for vacant space).

Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the 112-118 West 125th Street Property:

Cash Flow Analysis(1)

	U/W	%(2)	U/W $ per SF
Rents in Place	$2,600,000	73.0%	$81.25
Contractual Rent Steps	0	0.0	0.00
Grossed Up Vacant Space	510,000	14.3	15.94
Gross Potential Rent	$3,110,000	87.4%	$97.19
Other Income	0	0.0	0.00
Total Recoveries	449,405	12.6	14.04
Net Rental Income	$3,559,405	100.0%	$111.23
(Vacancy & Credit Loss)	(510,000)(3)	(16.4)	(15.94)
Effective Gross Income	$3,049,405	85.7%	$95.29

Real Estate Taxes(4)	592,626	19.4	18.52
Insurance	11,053	0.4	0.35
Management Fee	91,482	3.0	2.86
Other Operating Expenses	15,442	0.5	0.48
Total Operating Expenses	$710,603	23.3%	$22.21

Net Operating Income	$2,338,802	76.7%	$73.09
Replacement Reserves	6,400	0.2	0.20
TI/LC	69,930	2.3	2.19
Net Cash Flow	$2,262,472	74.2%	$70.70

NOI DSCR	1.97x
NCF DSCR	1.91x
NOI Debt Yield	7.3%
NCF Debt Yield	7.0%
(1)	Historical financials are unavailable as the 112-118 West 125th Street Property was constructed in 2018.
(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(3)	The underwritten economic vacancy is 16.4%. The 112-118 West 125th Street Property was 56.3% physically occupied and 83.6% economically occupied (assuming the appraiser’s market rents for vacant space) as of September 27, 2019.
(4)	Real Estate Taxes were underwritten per actual 2019/2020 taxes less the approximate estimate of the net present value of the ICAP tax abatement (see “The Property” section above for additional information) over the 10 year loan term. According to the appraisal, the 2019/2020 taxes without ICAP benefit (including BID tax) are approximately $910,882.

Appraisal. The appraiser concluded to an “as-is” Appraised Value of $55,600,000 as of July 24, 2019. The appraiser also concluded to a Hypothetical Market Value “As Dark” of $46,600,000 as of July 24, 2019. The “as-is” and “As Dark” appraised values both include a $6.4 million credit, which represents the present value of the ICAP (see “The Property” section above).

Environmental Matters. According to a Phase I environmental site assessment dated August 2, 2019, there was no evidence of any recognized environmental conditions at the 112-118 West 125th Street Property.

Market Overview and Competition. The 112-118 West 125th Street Property is situated on the south side of 125th Street, between Lenox Avenue and Adam Clayton Powell Jr. Boulevard in Harlem, New York, New York. The 112-118 West 125th Street Property is

A-3-58

Mixed Use – Retail/Office	Loan #6	Cut-off Date Balance:	$32,100,000
112-118 West 125th Street	112-118 West 125th Street	Cut-off Date LTV:	57.7%
New York, NY 10027		U/W NCF DSCR:	1.91x
		U/W NOI Debt Yield:	7.3%

located adjacent to the 125 Street Subway station entrance, which services the 2 and 3 lines and approximately 3 blocks southeast of the 125 Street Subway station entrance that services the A, B, C and D lines. The Harlem-125th Street Metro North Railroad station is approximately 3 blocks southeast of the 112-118 West 125th Street Property and provides access to Grand Central Station via the Hudson line. The Apollo Theater is located approximately 2 blocks northwest of the 112-118 West 125th Street Property while the northern portion of Central Park is approximately 0.8 miles southwest of the 112-118 West 125th Street Property.

According to a third party market research provider, the estimated 2019 population within a three- and five-mile radius of the 112-118 West 125th Street Property was approximately 1,285,393 and 2,795,036, respectively; and the estimated 2019 average household income within the same radii was approximately $91,151 and $90,939, respectively.

Submarket Information – According to a third-party market research report, the 112-118 West 125th Street Property is situated within the Harlem/North Manhattan retail submarket of the New York Market. As of September 24, 2019, the Harlem/North Manhattan retail submarket reported a total inventory of approximately 8.9 million square feet with a 5.5% vacancy rate and average asking rent of $67.32 per SF, triple net.

The following table presents certain information relating to the appraiser’s market rent conclusion for the 112-118 West 125th Street Property:

Market Rent Summary(1)

	Below Grade Space	Victoria’s Secret Space	Bath & Body Works Space	Office Space
Market Rent (PSF)	$35.00	$135.00	$175.00	$40.00
Lease Term (Years)	10	10	10	5
Lease Type (Reimbursements)	MG	MG	MG	MG
Rent Increase Projection	2.0% per annum	2.0% per annum	2.0% per annum	2.0% per annum
(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable below grade retail leases for the 112-118 West 125th Street Property:

Comparable Below Grade Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy(2)	Tenant	Lease Date	Tenant Size	Lease Term	Annual Base Rent PSF	Lease Type
93 Worth Street New York, NY	1924/NAV	12,482	9.2 miles	100.0%	FitHouse	Jul-18	4,400 SF	8.1 Yrs	$59.00	NNN
78 Bowery Street New York, NY	2018/NAV	18,600	9.1 miles	51.5%	NYC Arts Center Inc.	Aug-18	2,500 SF	5.0 Yrs	$34.00	MG
260 West 36th Street New York, NY	1907/NAV	81,375	5.4 miles	88.1%	Music Makers	Jul-19	6,500 SF	0.8 Yrs	$35.00	MG
4819 13th Avenue Brooklyn, NY	1920/NAV	11,700	15.8 miles	100.0%	Lebogner Inc.	May-19	1,000 SF	0.4 Yrs	$30.00	MG
(1)	Information obtained from the appraisal, unless otherwise noted.
(2)	Information obtained from a third party market research provider.

A-3-59

Mixed Use – Retail/Office	Loan #6	Cut-off Date Balance:	$32,100,000
112-118 West 125th Street	112-118 West 125th Street	Cut-off Date LTV:	57.7%
New York, NY 10027		U/W NCF DSCR:	1.91x
		U/W NOI Debt Yield:	7.3%

The following table presents certain information relating to comparable retail leases for the 112-118 West 125th Street Property:

Comparable Retail Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy(2)	Tenant	Lease Date	Tenant Size	Lease Term	Annual Base Rent PSF	Lease Type
324 West 125th Street New York, NY	2016/NAV	35,572	0.3 miles	100.0%	CVS	Sep-18	7,030 SF	20.0 Yrs	$163.58	MG
72 W. 125th Street New York, NY	2000/NAV	11,287	0.1 miles	100.0%	Chipotle	Jan-18	2,500 SF	10.0 Yrs	$156.00	NNN
1 W. 125th Street New York, NY	1901/NAV	33,000	0.2 miles	93.3%	Shake Shack	Jan-18	3,500 SF	NAV	$100.00	NNN
3534 Broadway New York, NY	1910/NAV	19,984	1.7 miles	100.0%	CVS	Jan-16	14,493 SF	15.0 Yrs	$136.00	MG
250 W. 125th Street New York, NY	1960/NAV	5,000	0.2 miles	100.0%	Aldo	Apr-17	5,000 SF	NAV	$160.00	NNN
(1)	Information obtained from the appraisal, unless otherwise noted.
(2)	Information obtained from a third party market research provider.

The table below presents certain information relating to comparable sales for the 112-118 West 125th Street Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
112-118 West 125th Street (Subject)	New York, NY	32,000	-	-	-
2025 Broadway	New York, NY	18,393	Feb-18	$39,000,000	$2,120
208 Canal Street	New York, NY	11,000	Apr-17	$23,550,000	$2,141
2308-2318 Broadway	New York, NY	42,713	Jun-18	$53,000,000	$1,241
124 Hudson Street	New York, NY	11,500	Oct-17	$15,275,000	$1,328
(1)	Information obtained from the appraisal.

Escrows.

Real Estate Taxes – The 112-118 West 125th Street Mortgage Loan documents require an upfront real estate tax reserve of $104,916 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $34,972).

Insurance – The 112-118 West 125th Street Mortgage Loan documents require an upfront insurance reserve of $1,934 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next twelve months (initially $967).

Replacement Reserves – The 112-118 West 125th Street Mortgage Loan documents require ongoing monthly replacement reserves of $534.

Lockbox and Cash Management. The 112-118 West 125th Street Mortgage Loan documents require that the borrower establish and maintain a lender-controlled lockbox account, which is already in-place, and that the 112-118 West 125th Street Borrower direct all tenants to pay rent directly into such lockbox account. The 112-118 West 125th Street Mortgage Loan documents also require that all rents received by the 112-118 West 125th Street Borrower or the property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds on deposit in the lockbox account will be disbursed to the 112-118 West 125th Street Borrower. During a Cash Trap Event Period, all funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and, on each payment date, all funds in the cash management account are required to be applied in accordance with the 112-118 West 125th Street Mortgage Loan documents. During a Cash Trap Event Period, any excess cash flow remaining after satisfaction of the waterfall items is required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the 112-118 West 125th Street Mortgage Loan.

A-3-60

Mixed Use – Retail/Office	Loan #6	Cut-off Date Balance:	$32,100,000
112-118 West 125th Street	112-118 West 125th Street	Cut-off Date LTV:	57.7%
New York, NY 10027		U/W NCF DSCR:	1.91x
		U/W NOI Debt Yield:	7.3%

A “Cash Trap Event Period” will commence upon the earliest to occur of the following:

(i)	an event of default under the 112-118 West 125th Street Mortgage Loan documents;
(ii)	Victoria’s Secret, Bath and Body Works, or L Brands (individually and/or collectively, together with any successors or assigns and any replacement tenants, as the context may require, “Major Tenant”) filing, as a debtor, a bankruptcy or similar insolvency proceeding, or otherwise becoming involved, as a debtor, in a bankruptcy or any similar insolvency proceeding; or
(iii)	a Major Tenant “going dark”, vacating or otherwise failing to occupy its space (excluding any temporary cessations in connection with remodeling, renovation or restoration, not to exceed 90 days in the aggregate), or giving notice of its intent to commence any of the foregoing.

A Cash Trap Event Period will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;
●	with regard to clause (ii) above, (x) a Major Tenant Re-tenanting Event (as defined below) or (y) the bankruptcy or insolvency proceeding having terminated in a manner satisfactory to the lender, the applicable lease having been affirmed and the terms of such lease, as affirmed, being satisfactory to the lender; or
●	with regard to clause (iii) above, (x) a Major Tenant Re-Tenanting Event or (y) the applicable Major Tenant having resumed occupancy of, and having resumed its normal business operations in its space and being open during customary hours for a period of three consecutive calendar months.

A “Major Tenant Re-Tenanting Event” will occur upon the lender receiving satisfactory evidence, including, without limitation, a satisfactory estoppel certificate from each such replacement tenant affirming, that: (i) each such replacement tenant is in occupancy of its premises, is conducting normal business operations in and is paying full, unabated rent pursuant to the terms of its replacement lease reasonably satisfactory to the lender (or the amount of any rent concessions having been reserved with the lender) and (ii) all tenant improvement costs and leasing commissions provided in each such replacement lease have been paid (or having been reserved with the lender).

Property Management. The 112-118 West 125th Street Property is managed by Salon Realty Corp., a full service property management company that offers brokerage and advisory services for individual investors, trusts, families/estates, co-ops/condominiums and institutional clients. Founded in 1980, service over 95 properties ranging from single tenant retail buildings to high rise luxury residential towers.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. None.

Terrorism Insurance. The 112-118 West 125th Street Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the 112-118 West 125th Street Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 112-118 West 125th Street Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-61

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A-3-62

Office – Suburban	Loan #7	Cut-off Date Balance:	$30,000,000
600 & 620 National Avenue	600 & 620 National Avenue	Cut-off Date LTV:	70.0%
Mountain View, CA 94043		U/W NCF DSCR:	1.93x
		U/W NOI Debt Yield:	7.2%

A-3-63

Office – Suburban	Loan #7	Cut-off Date Balance:	$30,000,000
600 & 620 National Avenue	600 & 620 National Avenue	Cut-off Date LTV:	70.0%
Mountain View, CA 94043		U/W NCF DSCR:	1.93x
		U/W NOI Debt Yield:	7.2%

600 & 620 National Avenue
600 & 620 National Avenue
Mountain View, CA 94043
Palo Alto Airport of Santa Clara County
San Francisco Bay
San Francisco Intl. Airport 20 miles
Palo Alto Baylands Park
DON EDWARDS SAN FRANCISCO BAY NATIONAL WILDLIFE REFUGE
Bayshore Fwy
Louis Rd.
Palo Alto
Intuit
Shoreline Golf Links
Shoreline Amphitheatre
Garcia Ave.
101
LinkedIn
NASA Advanced Supercomputing Division
Moffett Federal Airfield
Googleplex
Computer History Museum
Yahoo Corporate Campus
Twin Creeks Sports Complex
Caribbean Dr.
San Antonio Rd.
Google X Lab
SAN ANTONIO
Middlefield Rd.
Microsoft
NASA Ames Research Ctr.
HP
Lockheed Martin
Borregas
NetApp
Crossman
Sunnyvale Baylands Park
237
Santa Clara Golf & Tennis Club
Lafayette St.
Gold St.
Amazon Lab126
Juniper Networks
Tech Corners Campus
Foothill Coll. Sunnyvale Center
South Bay Fwy
Santa Clara Convention Ctr.
Great America
Old Ironsides
Bayshore/NASA
Moffett Towers
Fair Oaks
Vienna
Reamwood
VTA LIGHT RAIL
Levi's Stadium
The Village at San Antonio Center
CALTRAIN
Central Expwy.
85
Symantec
Samsung Research
Google Quad Campus
VTA
82
El Camino Blvd.
MTN. VIEW
DOWNTOWN MOUNTAIN VIEW
Middlefield
Whisman
Evelyn
LinkedIn Corp.
Maude Ave.
Apple Mathilda
Fair Oaks Ave.
Bayshore Fwy
Mercado Santa Clara
Mission College
California's Great America
Great America Pkwy.
Synopsys
Deutsche Telekom
Thompson Reuters
Sunnyvale
Trimble Inc.
AMD
Malwarebytes
Broadcom
Intel
Mountain View
Central Expwy.
@Walmart Labs
Akamai Technologies
Scott Blvd.
Ericsson
El Monte Ave.
Bernardo Ave.
Mary Ave.
Apple Campus 3
Lawrence Expwy.
Applied Materials
Bowers Ave.
San Jose Intl. Airport 2 miles
SUNNYVALE
Northrop Grumman
Cambrios Technologies Corp.
Los Altos
Cuesta Park
Pastoria Ave.
Mathilda Ave.
DOWNTOWN SUNNYVALE
CALTRAIN
Kifer Rd.
Intel
Huawei
Evelyn Ave.
LAWRENCE
NVIDIA
Springer Rd.
Miramonte Ave.
Grant Rd.
Stevens Creek Fwy
El Camino Real
Monroe St.
Foothill Expwy.
Remington Dr.
Wolfe Rd.
Santa Clara
San Tomas Expwy.
280
Sunnyvale-Saratoga Rd.
Sunken Gardens Golf Course
El Camino Real
Hollenbeck Ave.
SANTA CLARA COUNTY
Benton St.
Ortega Park
Kaiser Permanente Santa Clara Medical Center
Central Park
Homestead Rd.
Homestead Square Shopping Ctr.
Cupertino Village
Homestead Rd.
APPLE PARK
Lawrence Expwy.
Apple - One Infinite Loop
Junipero Serra Fwy
Pruneridge Ave.
Saratoga Ave.
Cupertino
Vallco Shopping Mall
Agilent Technology
Stevens Creek Blvd.
Seagate Technology
The Marketplace
Main Street Cupertino
Stevens Creek Blvd.
Villa Shopping Center
De Anza College
McClellan Rd.
Cupertino Civic Center & Community Hall
Bubb Rd.
Bollinger Rd.
Orchard Farms Shopping Center
Rainbow
SAN JOSE
Fairfield
Vallejo
Richmond
Concord
Walnut Creek
Berkeley
OAKLAND
SAN FRANCISCO
Daly City
Dublin
Livermore
Hayward
Pleasanton
Pacific Ocean
San Mateo
Redwood City
Fremont
Palo Alto
Mtn. View
Santa Clara
Sunnyvale
SAN JOSE

A-3-64

No. 7 – 600 & 620 National Avenue

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller(1):	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(2):	$30,000,000		Property Type – Subtype:	Office – Suburban
	Cut-off Date Balance(2):	$30,000,000		Location:	Mountain View, CA
	% of Initial Pool Balance:	4.3%		Size:	151,064 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF(2):	$912.86
	Borrower Sponsors:	Farshid Steve Shokouhi; Brett Michael Lipman		Maturity Date Balance Per SF(2):	$912.86
	Guarantors:	Farshid Steve Shokouhi; Brett Michael Lipman		Year Built/Renovated:	2017/NAP
	Mortgage Rate:	3.6880%		Title Vesting:	Fee
	Note Date:	September 11, 2019		Property Manager:	Self-managed
	Seasoning:	2 months		Current Occupancy (As of):	100.0% (11/1/2019)
	Maturity Date:	September 11, 2029		YE 2018 Occupancy(5):	NAV
	IO Period:	120 months		YE 2017 Occupancy(5):	NAV
	Loan Term (Original):	120 months		YE 2016 Occupancy(5):	NAV
	Amortization Term (Original):	NAP		YE 2015 Occupancy(5):	NAV
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value(6)(7):	$197,000,000
	Call Protection(3):	L(26),D(89),O(5)		Appraised Value Per SF(6)(7):	$1,304.08
	Lockbox Type:	Hard/Springing Cash Management		Appraisal Valuation Date(6)(7):	August 19, 2019
	Additional Debt(2):	Yes
	Additional Debt Type (Balance)(2):	Pari Passu ($107,900,000)		Underwriting and Financial Information
				TTM NOI (6/30/2019)(5):	NAV
				YE 2018 NOI(5):	NAV
				YE 2017 NOI(5):	NAV
				YE 2016 NOI(5):	NAV
				U/W Revenues:	$12,672,245
				U/W Expenses:	$2,708,238
Escrows and Reserves(4)				U/W NOI:	$9,964,007
	Initial	Monthly	Cap	U/W NCF:	$9,964,007
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF(2):	1.93x / 1.93x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF(2):	7.2% / 7.2%
Replacement Reserve	$75,532	$3,147	$75,532	U/W Debt Yield at Maturity based on NOI/NCF(2):	7.2% / 7.2%
Outstanding TI/LC	$12,085,120	$0	NAP	Cut-off Date LTV Ratio(2)(6):	70.0%
				LTV Ratio at Maturity(2)(6):	70.0%

Sources and Uses
Sources			Uses
Original whole loan amount(2)	$137,900,000	70.2%	Purchase Price	$190,000,000	96.7%
Borrower Equity	58,663,716	29.8	Seller Credits(8)	(12,993,370)	(6.6)
			Reserves	12,160,652	6.2
			Closing costs	7,396,434	3.8
Total Sources	$196,563,716	100.0%	Total Uses	$196,563,716	100.0%
(1)	The 600 & 620 National Avenue Whole Loan was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”) and Wells Fargo Bank, National Association (“WFB”) on September 11, 2019.
(2)	The 600 & 620 National Avenue Mortgage Loan (as defined below) is part of the 600 & 620 National Avenue Whole Loan (as defined below), which is comprised of five pari passu promissory notes with an aggregate original principal balance of $137,900,000. The Cut-off Date Balance per square foot, Maturity Date Balance per square foot, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity figures presented above are based on the 600 & 620 National Avenue Whole Loan.
(3)	Defeasance of the 600 & 620 National Avenue Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last 600 & 620 National Whole Loan promissory note to be securitized and (b) September 11, 2022. The assumed defeasance lockout period of 26 payments is based on the expected closing date of this transaction in November 2019.
(4)	See “Escrows” Section.
(5)	Historical operating statements and occupancy are not applicable, as the first generation tenant is currently completing its buildout at the 600 & 620 National Avenue Property.
(6)	The Appraised Value, Cut-off Date LTV Ratio and Maturity Date LTV Ratio are based on the appraiser’s “Market Value As Stabilized”, which assumes the tenant has taken possession, free rent has expired, the tenant has commenced paying unabated rent and all outstanding tenant improvements and leasing commissions have been reserved. As of the time of origination of the 600 & 620 National Avenue Whole Loan, Google has taken possession of its space and is paying rent, and all outstanding tenant improvements and leasing commissions have been reserved. The appraisal also concluded to a “Market Value As-Is” of $185,000,000 as of August 19, 2019. All stabilizing conditions have occurred as of the closing date of this transaction in November 2019.
(7)	The appraisal concluded to a “Hypothetical Value As if Dark” of $152,500,000 as of August 19, 2019.
(8)	The majority of Seller Credits ($12,085,120) relate to outstanding tenant improvements and leasing commissions for Google, which were reserved for at the time of origination of the 600 & 620 National Avenue Whole Loan.

The Mortgage Loan. The mortgage loan (the “600 & 620 National Avenue Mortgage Loan”) is part of a whole loan (the “600 & 620 National Avenue Whole Loan”) evidenced by five pari passu promissory notes with an aggregate original principal balance of $137,900,000. The 600 & 620 National Avenue Whole Loan is secured by a first priority fee mortgage encumbering a 151,064 square

A-3-65

Office – Suburban	Loan #7	Cut-off Date Balance:	$30,000,000
600 & 620 National Avenue	600 & 620 National Avenue	Cut-off Date LTV:	70.0%
Mountain View, CA 94043		U/W NCF DSCR:	1.93x
		U/W NOI Debt Yield:	7.2%

foot single tenant office located in Mountain View, California (the “600 & 620 National Avenue Property”). The 600 & 620 National Avenue Mortgage Loan represents the non-controlling Note A-1-2 with an original principal balance of $30,000,000. The below table summarizes the 600 & 620 National Avenue Whole Loan, including the remaining promissory notes, which are currently held by JPMorgan Chase Bank, National Association and may otherwise be transferred at any time. The mortgage loan seller provides no assurances that the non-securitized pari passu notes will not be split further. The 600 & 620 National Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2019-C17 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

600 & 620 National Avenue Whole Loan Summary

Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-2	$30,000,000	$30,000,000	WFCM 2019-C53	No
A-1-1	$38,950,000	$38,950,000	UBS 2019-C17	Yes
A-2-1	$30,000,000	$30,000,000	JPMorgan Chase Bank, National Association	No
A-2-2	$30,000,000	$30,000,000	JPMorgan Chase Bank, National Association	No
A-2-3	$8,950,000	$8,950,000	JPMorgan Chase Bank, National Association	No
600 & 620 National Avenue Whole Loan	$137,900,000	$137,900,000

The Borrower and Borrower Sponsors. The borrower is Preylock Mountain View, LLC (the “600 & 620 National Avenue Borrower”), a Delaware limited liability company structured to be bankruptcy remote with two independent directors. Legal counsel to the 600 & 620 National Avenue Borrower delivered a non-consolidation opinion in connection with the origination of the 600 & 620 National Avenue Whole Loan. The borrower sponsors and nonrecourse carveout guarantors are Brett Michael Lipman and Farshid Steve Shokouhi, both managing partners at Preylock Real Estate Holdings (“Preylock”) a real estate acquisition and management company. Founded in Los Angeles, California in 2016, Preylock’s current portfolio comprises approximately 3.0 million square feet of office space in California and Washington.

Prior to founding Preylock, Mr. Lipman was most recently a portfolio manager and a partner at RMA Real Estate Investment Advisors (“RMA”), a real estate private equity fund. At RMA, he was responsible for portfolio management, asset management and sourcing direct real estate investment opportunities. Prior to joining RMA, Mr. Lipman worked for JP Morgan, most recently on the Global Real Assets platform, a large institutional real estate investor. Previously, Mr. Shokouhi was the Managing Principal of the Kalimian Organization, a real estate family office based in New York. Mr. Shokouhi focused on the firm’s business development and asset repositioning, as well as assembling a management team.

The Property. The 600 & 620 National Avenue Property is a 151,064 square foot, four-story, LEED Gold Certified, Class A office building located in Mountain View, California within the northern portion of Silicon Valley. Constructed in 2017 and situated on a 4.8-acre site, the 600 & 620 National Avenue Property contains large floor plates of approximately 38,000 square feet and up to 16-foot ceiling heights. The building is 100.0% leased to Google LLC (“Google”), which has taken possession of its space and, according to the appraisal, is expected to spend approximately $200 per square foot on tenant improvements (in addition to the $80 per square foot in tenant improvements provided for by the 600 & 620 National Avenue Borrower). While not yet in physical occupancy, Google has commenced paying unabated rent at the 600 & 620 National Avenue Property. The 600 & 620 National Avenue Property contains 105 surface parking spaces in addition to a two-story parking structure with 344 parking spaces, resulting in a total parking ratio of approximately 3.0 spaces per 1,000 square feet of net rentable area.

Major Tenant.

Google LLC (151,064 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent; exp. 5/31/2029) Alphabet Inc., the holding company of Google, is a global technology company focused on online search, advertising, operating systems, platforms and enterprise services. The primary revenue driver for Google is online advertising, but other Google initiatives include Chrome, Android, Maps, Earth, Apps, Fiber, Music, Glass and self-driving automobiles. Alphabet Inc. (NASDAQ: GOOG) is rated ‘Aa2’ and ‘AA+’ by Moody’s and S&P, respectively. Google’s lease at the 600 & 620 National Avenue Property runs through May 31, 2029 with three, five-year renewal options and no termination options. The entity on Google’s lease at the 600 & 620 National Avenue Property is Google LLC. The 600 & 620 National Avenue Property is included within a Superfund Site that is being actively remediated, and, while mitigation measures have been incorporated into the design and construction of the improvements, Google’s lease provides for tenant remedies, including lease termination, if conditions are determined by governmental order to be hazardous to human health (see “Description of the Mortgage Pool—Environmental Conditions” in the Prospectus).

Google has a signed lease at the 600 & 620 National Avenue Property but has not yet taken occupancy. Google has taken possession of its space, commenced paying unabated rent and, as of September 2019, is expected to take occupancy by the third quarter of 2020. There is no assurance that Google will take occupancy by the estimated date noted herein.

The following table presents certain information relating to the tenancy at the 600 & 620 National Avenue Property:

A-3-66

Office – Suburban	Loan #7	Cut-off Date Balance:	$30,000,000
600 & 620 National Avenue	600 & 620 National Avenue	Cut-off Date LTV:	70.0%
Mountain View, CA 94043		U/W NCF DSCR:	1.93x
		U/W NOI Debt Yield:	7.2%

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options(3)	Termination Option (Y/N)
Major Tenants
Google LLC(4)	NR/Aa2/AA+	151,064	100.0%	$59.40	$8,973,204	100.0%	5/31/2029	3, 5-year	N
Total Major Tenants		151,064	100.0%	$59.40	$8,973,204	100.0%

Non-Major Tenant		0	0.0%	$0.00	$0	0.0%

Occupied Collateral Total		151,064	100.0%	$59.40	$8,973,204	100.0%

Vacant Space		0	0.0%

Collateral Total		151,064	100.0%

(1)	The ratings shown above are those of Alphabet Inc., Google’s parent company. The entity on Google’s lease is Google LLC.
(2)	Annual U/W Rent PSF and Annual U/W Rent reflect the tenant’s current contractual rental rate, and the tenant’s lease is structured with 3% contractual annual rent increases. The lender’s underwriting provides separate credit for straight-line rent averaging through the lease term due to the tenant’s investment grade nature. The total effective underwritten rent, inclusive of rent averaging credit, is $68.55 per square foot (see “Underwritten Net Cash Flow” section below).
(3)	Google has three, five-year renewal options with 12 months’ notice at 95% of the prevailing fair market rental rate.
(4)	Google has taken procession of its space and commenced paying unabated rent but has not yet taken occupancy of the 600 & 620 National Avenue Property.

The following table presents certain information relating to the lease rollover schedule at the 600 & 620 National Avenue Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2029	1	151,064	100.0%	151,064	100.0%	$8,973,204	100.0%	$59.40
Thereafter	0	0	0.0%	151,064	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	151,064	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	151,064	100.0%			$8,973,204	100.0%	$59.40
(1)	Information obtained from the underwritten rent roll.

A-3-67

Office – Suburban	Loan #7	Cut-off Date Balance:	$30,000,000
600 & 620 National Avenue	600 & 620 National Avenue	Cut-off Date LTV:	70.0%
Mountain View, CA 94043		U/W NCF DSCR:	1.93x
		U/W NOI Debt Yield:	7.2%

The following table presents historical occupancy percentages at the 600 & 620 National Avenue Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	11/1/2019(2)
NAV	NAV	NAV	NAV	100.0%
(1)	Historical occupancy is unavailable as the first generation tenant is currently completing its buildout at the 600 & 620 National Avenue Property.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 600 & 620 National Avenue Property:

Cash Flow Analysis(1)

	U/W	%(2)	U/W $ per SF
Base Rent	$8,973,204	68.7%	$59.40
Contractual Rent Steps(3)	1,382,728	10.6	9.15
Grossed Up Vacant Space	0	0.0	0.0
Gross Potential Rent	$10,355,932	79.3%	$68.55
Total Recoveries	2,708,238	20.7	17.93
Net Rental Income	$13,064,170	100.0%	$86.48
(Vacancy & Credit Loss)	(391,925)(4)	(3.8)	(2.59)
Effective Gross Income	$12,672,245	97.0%	$83.89

Real Estate Taxes	2,237,440	17.7	14.81
Insurance	44,968	0.4	0.30
Management Fee	126,722	1.0	0.84
Other Operating Expenses	299,108	2.4	1.98
Total Operating Expenses	$2,708,238	21.4%	$17.93

Net Operating Income	$9,964,007	78.6%	$65.96
Replacement Reserves	0	0.0	0.00
TI/LC	0	0.0	0.00
Net Cash Flow	$9,964,007	78.6%	$65.96

NOI DSCR	1.93x
NCF DSCR	1.93x
NOI Debt Yield	7.2%
NCF Debt Yield	7.2%
(1)	Historical operating statements are unavailable, as the first generation tenant is currently completing its buildout at the 600 & 620 National Avenue Property.
(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(3)	The tenant’s lease is structured with 3% contractual annual rent increases. Contractual Rent Steps denotes credit for straight-line rent averaging through the lease term due to the tenant’s investment grade nature.
(4)	The underwritten economic vacancy is 3.0%. The 600 & 620 National Avenue Property was 100.0% leased as of November 1, 2019.

Appraisal. The appraiser concluded to a “Market Value as Stabilization” appraised value for the 600 & 620 National Avenue Property of $197,000,000 as of August 19, 2019, which assumes the tenant has taken possession, free rent has expired, the tenant has commenced paying unabated rent and all outstanding tenant improvements and leasing commissions have been reserved. As of the time of origination of the 600 & 620 National Avenue Whole Loan, Google has taken possession of its space and is paying rent, and all outstanding tenant improvements and leasing commissions have been reserved. The appraisal also concluded to a “Market Value As-Is” appraised value of $185,000,000 as of August 19, 2019. All stabilizing conditions have occurred as of the closing date of this transaction in November 2019.

Environmental Matters. The 600 & 620 National Avenue Property is included within the Middlefield-Ellis-Whitman Superfund Site and ongoing remedial activities are being performed by identified responsible parties under U.S. Environmental Protection Agency oversight. While mitigation measures have been incorporated into the design and construction of the improvements at the 600 & 620 National Avenue Property, Google’s lease provides for tenant remedies, including lease termination, if conditions are determined by governmental order to be hazardous to human health (see “Description of the Mortgage Pool—Environmental Conditions” in the Prospectus).

A-3-68

Office – Suburban	Loan #7	Cut-off Date Balance:	$30,000,000
600 & 620 National Avenue	600 & 620 National Avenue	Cut-off Date LTV:	70.0%
Mountain View, CA 94043		U/W NCF DSCR:	1.93x
		U/W NOI Debt Yield:	7.2%

Market Overview and Competition. The 600 & 620 National Avenue Property is located in Mountain View, Santa Clara County, California, approximately 11.4 miles northwest of the San Jose central business district, with primary access provided by US Highway 101, State Highway 237 and State Highway 85. US Highway 101 is the major north-south route through the western bay area, providing northern access to San Francisco and southern access to San Jose. Access to the CalTrain and The Valley Transportation Authority light rail is available approximately one mile south of the 600 & 620 National Avenue Property. In addition, the 600 & 620 National Avenue Property is located approximately 3.3 miles southeast of The Googleplex (the corporate headquarters complex of Google and its parent company Alphabet Inc.) and 1.5 miles west of Moffett Park.

According to the appraisal, San Mateo and Santa Clara Counties are located within Silicon Valley, which has a large concentration of high-technology and research & development employers. Per the appraisal, Silicon Valley’s top employers are Apple Inc. (approximately 25,000 employees) and Alphabet Inc. (approximately 20,000 employees) and include Tesla Inc. (approximately 10,000 employees) and Facebook Inc. (approximately 9,385 employees). Apple’s headquarters in Cupertino is approximately 7.6 miles southwest of the 600 & 620 National Avenue Property, and Facebook’s headquarters in Menlo Park is approximately 9.3 miles to the northeast. According to a third party market research provider, the estimated 2018 population within a three- and five-mile radius of the 600 & 620 National Avenue Property was approximately 157,190 and 344,619, respectively; and the estimated 2018 average household income within the same radii was approximately $160,022 and $179,509, respectively.

According to a third party market research report, the 600 & 620 National Avenue Property is situated within the South Moffett Triangle submarket of the San Jose Office Market. As of September 11, 2019, the South Moffett Triangle submarket reported a total inventory of approximately 3.4 million square feet with a 1.0% vacancy rate, which has decreased from 7.2% in 2018 and averaged 6.6% from 2013 through 2018.

The appraiser identified six leases negotiated in competitive buildings in the marketplace totaling approximately 1.0 million square feet with direct rents ranging from $56.16 to $96.00 per square foot, net, with an average of $69.86 per square foot, net. The appraiser concluded to a market rent for the 600 & 620 National Avenue Property of $66.00 per square foot, triple net.

The following table presents certain information relating to the appraiser’s market rent conclusions for the 600 & 620 National Avenue Property:

Market Rent Summary(1)

Single Tenant Office
Market Rent (PSF)	$66.00
Lease Term (Years)	10
Concessions	6 months
Lease Type (Reimbursements)	Net
Rent Increase Projection	3.0% per annum
(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the 600 & 620 National Avenue Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Year Built	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
600 & 620 National Avenue (subject)	Mountain View, CA	2017	151,064	Sept-19	$190,000,000	$1,258
Grove 221	Sunnyvale, CA	2019	154,987	Mar-19	$183,000,000	$1,181
3170 Porter Drive	Palo Alto, CA	2017	96,626	Jan-19	$100,250,000	$1,038
Middlefield Station	Mountain View, CA	2012	99,880	Sept-18	$80,000,000	$801
Castro Station	Mountain View, CA	2014	114,809	Aug-18	$179,650,000	$1,565
385 Sherman	Palo Alto, CA	2016	67,974	Jan-18	$138,000,000	$2,030
(1)	Information obtained from the appraisal.

A-3-69

Office – Suburban	Loan #7	Cut-off Date Balance:	$30,000,000
600 & 620 National Avenue	600 & 620 National Avenue	Cut-off Date LTV:	70.0%
Mountain View, CA 94043		U/W NCF DSCR:	1.93x
		U/W NOI Debt Yield:	7.2%

The following table presents certain information relating to comparable leases related to 600 & 620 National Avenue Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Tenant	Tenant Size	Lease Term	Annual Base Rent PSF	Lease Type
Pathline Park 925 W Maude Avenue & 625 N Mary Avenue Sunnyvale, California	2020/N/A	242,550	6.6 miles	100.0%	Proofpoint	242,000	11.0 Yrs	$57.00	Triple Net
600 Clyde 600 Clyde Avenue Mountain View, California	2020/N/A	189,974	4.4 miles	100.0%	Google LLC	189,974	11.0 Yrs	$56.16	Triple Net
899 W Evelyn Avenue Mountain View, California	2013/N/A	75,475	5.8 miles	100.0%	Confluent	75,475	10.0 Yrs	$96.00	Triple Net
Grove 221 221 N Mathilda Avenue Sunnyvale, California	2018/N/A	154,987	2.3 miles	100.0%	23andMe	154,987	12.8 Yrs	$61.80	Triple Net
2240 El Camino Real Mountain View, California	1986/N/A	141,392	5.7 miles	NAV	Udacity	39,800	7.0 Yrs	$70.20	Triple Net
Ameswell Mountain View 750 Moffett Boulevard Mountain View, California	2020/N/A	216,700	5.8 miles	0.0%	Available	216,700	N/A	$78.00	Triple Net
(1)	Information obtained from the appraisal, unless otherwise noted.

Escrows.

At origination of the 600 & 620 National Avenue Whole Loan, the 600 & 620 National Avenue Borrower deposited (i) $75,532 for capital expenditures and (ii) $12,085,120 for unfunded tenant improvements and leasing commissions related to Google.

Real Estate Taxes – The related mortgage loan documents do not require ongoing monthly escrows for real estate taxes as long as (i) no event of default has occurred and is continuing; (ii) the Google lease obligates Google to directly pay taxes; (iii) Google actually pays all taxes directly; (iv) the Google lease remains in full force and effect and neither Google nor the 600 & 620 National Avenue Borrower defaults under any of their obligations under the lease beyond any applicable notice or cure periods; and (v) the 600 & 620 National Avenue Borrower delivers evidence that all taxes have been paid within 30 days after payment thereof.

Insurance – The related mortgage loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the 600 & 620 National Avenue Borrower or an affiliate provides the lender with evidence that the 600 & 620 National Avenue Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect; and (iii) the 600 & 620 National Avenue Borrower pays all applicable insurance premiums and provides the lender with evidence of timely payment of insurance premiums/renewals.

Recurring Replacements Reserve – The related mortgage loan documents provide an ongoing monthly replacement reserve of $3,147, which the lender may require the 600 & 620 National Avenue Borrower to increase (not more than once per year) if the lender reasonably determines such increase is necessary to maintain the proper operation of the 600 & 620 National Avenue Property. However, the 600 & 620 National Avenue Borrower will not be required to make any portion of the monthly replacement reserve deposit if the amount then on deposit in the replacement reserve is equal to or exceeds $75,532.

Lockbox and Cash Management. The 600 & 620 National Avenue Whole Loan has a hard lockbox with springing cash management upon the occurrence and continuance of a Cash Trap Event Period (as defined below). Pursuant to the related mortgage loan documents, during the continuance of a Cash Trap Event Period, all funds in the cash management account are required to be applied (i) to make deposits into the tax and insurance escrows (if any are then required) as described above in “Escrows and Reserves”, (ii) to pay any interest accruing at the default rate and late payment charges, (iii) to pay debt service on the 600 & 620 National Avenue Whole Loan, (iv) to make deposits into the replacement reserve (if then required), as described above under “Escrows and Reserves,” (v) to pay any other amounts then due and payable under the related mortgage loan documents, and (vi) to disburse funds to the 600 & 620 National Avenue Borrower sufficient to pay monthly operating expenses (collectively, the “Waterfall Items”). During a Cash Trap Event Period, any excess funds remaining after satisfaction of the Waterfall Items are required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the 600 & 620 National Avenue Whole Loan during the continuance of the Cash Trap Event Period.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default under the related mortgage loan documents;

A-3-70

Office – Suburban	Loan #7	Cut-off Date Balance:	$30,000,000
600 & 620 National Avenue	600 & 620 National Avenue	Cut-off Date LTV:	70.0%
Mountain View, CA 94043		U/W NCF DSCR:	1.93x
		U/W NOI Debt Yield:	7.2%

(ii)	the net cash flow debt service coverage ratio (based on a hypothetical 30-year amortization term) being less than 1.20x at the end of any calendar quarter; or
(iii)	the occurrence of a Major Tenant Event Period (as defined below).

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default or the waiver by the lender of such event of default;
●	with regard to clause (ii), (x) the amortizing net cash flow debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters; or
●	with regard to clause (iii), a Major Tenant Event Period Cure (as defined below).

A “Major Tenant Event Period” will commence upon the earlier of the following:

(i)	the 600 & 620 National Avenue Borrower committing a monetary or material non-monetary default under the Google lease beyond any applicable notice and cure period;
(ii)	Google going dark, vacating or otherwise failing to occupy 50% or more of its space or giving notice thereof;
(iii)	any bankruptcy or insolvency of Google or Alphabet, Inc.;
(iv)	Google failing to renew or extend the term of its lease for at least five years at least 24 months prior to its lease expiration date (Google’s lease has a 12-month renewal notice period); or
(v)	Alphabet Inc.’s, as the parent entity to Google, long-term debt credit rating being downgraded below “BBB-” (or equivalent rating) by any one of Fitch, Moody’s or S&P.

A “Major Tenant Event Period Cure” will occur upon the following:

●	with regard to clause (i), the lender receiving satisfactory evidence that such default has been cured to Google’s satisfaction, including receipt of a satisfactory estoppel;
●	with regard to clause (ii), (x) a Major Tenant Re-Leasing Event (as defined below) or (y) Google having resumed occupancy of and normal business operations in at least 51% of its space for two consecutive calendar quarters;
●	with regard to clause (iii), (x) a Major Tenant Re-Leasing Event or (y) the bankruptcy proceedings having been terminated in a manner reasonably satisfactory to the lender, the Google lease being affirmed and the terms of such lease being reasonably satisfactory to the lender;
●	with regard to clause (iv), (x) a Major Tenant Re-Leasing Event or (y) Google having renewed or extended the term of its lease for at least five years pursuant to the terms of the lease on terms reasonably acceptable to the lender; or
●	with regard to clause (v), (x) a Major Tenant Re-Leasing Event or (y) the long-term debt credit rating for Alphabet, Inc. having been upgraded to BBB-/Baa3/BBB- or higher by Fitch/Moody’s/S&P.

A “Major Tenant Re-Leasing Event” will occur upon one or more replacement tenants under replacement leases, each being satisfactory to the lender, covering all of the space currently occupied by Google in accordance with its lease with (i) such replacement tenants having taken occupancy of such space, conducting normal business operations and paying full unabated rent; (ii) all tenant improvements, leasing commissions or other similar landlord obligations having been paid or reserved; and (iii) delivery of a satisfactory estoppel.

Property Management. The 600 & 620 National Avenue Property is managed by an affiliate of the 600 & 620 National Avenue Borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Right of First Offer. A sale of the 600 & 620 National Avenue Property is subject to a 30-day right of first offer (“ROFO”) in favor of Google, LLC. The ROFO is not extinguished upon foreclosure and remains subordinate to the related mortgage loan documents pursuant to a subordination non disturbance agreement.

Terrorism Insurance. The related mortgage loan documents require that the comprehensive “all risk” insurance policy required to be maintained by the 600 & 620 National Avenue Borrower provide coverage in an amount equal to the “full replacement cost” of the 600 & 620 National Avenue Property. The related mortgage loan documents also require business income insurance covering no less than the 18-month period commencing at the time of casualty, together with a six-month extended period of indemnity. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program); provided, however, that the 600 & 620 National Avenue Borrower will not be obligated to pay terrorism insurance premiums in excess of two times the premium for the “special perils” and business income coverage on a stand-alone basis in any policy year. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-71

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A-3-72

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

A-3-73

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

A-3-74

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

800 Delaware
800 Delaware Avenue
Wilmington, DE 19801
WILMINGTON
DOWNTOWN WILMINGTON
DELAWARE COUNTY
PENNSYLVANIA
DELAWARE
Elam
Bethel Township
Claymont
Brandywine Hills
Brandywine Town Center
Concord Mall
Widener Univ. School of Law Delaware
First State National Historical Park
Brandywine Creek State Park
Brandywine Ballpark
Philadelphia Intl. Airport 15 miles
Wilmington Country Club
DuPont Country Club
Fairfax Shopping Center
Valley Garden Park
Hoopes Reservoir
Montchanin
Hockessin
Greenville
Alapocas Woods Park
Rock Manor GC
Bellevue State Park
Univ. of Delaware Wilmington Campus
Delaware National Country Club
NEW CASTLE COUNTY
Edgemoor
Christiana Care - Wilmington Hospital
St. Francis Hospital
VA Medical Center - Wilmington
Delaware Tech. Comm. Coll. - Wilmington
Elsmere
Prices Corner
Frawley Stadium
Chase Ctr. on the Riverfront
Delaware River
GM Wilmington Assembly Plant
Midway Shopping Center
Marshallton
Stanton
Banning Park
Newport
PORT OF WILMINGTON
Helms Cove
SALEM COUNTY
Delaware Park Race Track
SEPTA NEWARK LINE
New Castle Industrial Park
Carneys Point
Delaware Technical and Community College
Christiana Hospital
Delaware Tpke.
Wilmington Manor
The Shops at Pennsville
Delaware Mem. Bridge
Collins Park
Christiana Mall
New Castle County Airport
Wilmington College
NJ Tpke.
The Shops at Pennsville
Christiana
Pleasantville
New Castle Square Mall
New Castle
Pennsville
NEW JERSEY
Christiana R.
PHILADELPHIA
West Chester
PENNSYLVANIA
CHESTER COUNTY
Chester
Newark
Elkton
MARYLAND
DELAWARE
NEW JERSEY
GLOUCESTER COUNTY
SALEM COUNTY

A-3-75

No. 8 – 800 Delaware

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$27,000,000		Property Type – Subtype:	Office – CBD
	Cut-off Date Balance:	$27,000,000		Location:	Wilmington, DE
	% of Initial Pool Balance:	3.8%		Size:	280,190 SF
	Loan Purpose:	Recapitalization		Cut-off Date Balance Per SF:	$96.36
	Borrower Sponsor:	DOF VI REIT Holdings, LLC		Maturity Date Balance Per SF:	$80.83
	Guarantor:	DOF VI REIT Holdings, LLC		Year Built/Renovated:	1967/2006
	Mortgage Rate:	3.8500%		Title Vesting:	Fee/Leasehold
	Note Date:	October 1, 2019		Property Manager:	G&E Real Estate Management Services, Inc.
	Seasoning:	1 month		Current Occupancy (As of):	88.4% (9/6/2019)
	Maturity Date:	October 6, 2029		YE 2018 Occupancy:	89.0%
	IO Period:	24 months		YE 2017 Occupancy(2):	90.4%
	Loan Term (Original):	120 months		YE 2016 Occupancy(2)(3):	70.2%
	Amortization Term (Original):	360 months		YE 2015 Occupancy(3):	72.9%
	Loan Amortization Type:	Interest-only, Amortizing Balloon		Appraised Value:	$38,150,000
	Call Protection:	L(25),D(88),O(7)		Appraised Value Per SF:	$136.16
	Lockbox Type:	Springing		Appraisal Valuation Date:	August 15, 2019
	Additional Debt:	No		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI (7/31/2019)(5):	$2,090,438
				YE 2018 NOI(4):	NAV
				YE 2017 NOI(6):	$2,627,832
				YE 2016 NOI(6):	$3,697,405
				U/W Revenues:	$5,368,344
				U/W Expenses:	$2,410,223
Escrows and Reserves(1)				U/W NOI(6):	$2,958,122
	Initial	Monthly	Cap	U/W NCF:	$2,475,742
Taxes	$69,984	$69,984	NAP	U/W DSCR based on NOI/NCF:	1.95x / 1.63x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	11.0% / 9.2%
Replacement Reserve	$0	$4,670	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	13.1% / 10.9%
TI/LC Reserve	$0	$23,349	NAP	Cut-off Date LTV Ratio:	70.8%
Immediate Repairs	$85,313	$0	NAP	LTV Ratio at Maturity:	59.4%
ADP Rent Abatement Reserve	$11,611	$0	NAP
Outstanding TI/LC Reserve	$68,600	$0	NAP

Sources and Uses
Sources			Uses
Original mortgage loan amount	$27,000,000	100.0%	Existing Debt	$0	0.0%
			Upfront reserves	235,507	0.9
			Closing costs	751,330	2.8
			Return of equity	26,013,163	96.3
Total Sources	$27,000,000	100.0%	Total Uses	$27,000,000	100.0%
(1)	See “Escrows” below for a full description of the Escrows and Reserves.
(2)	The increase in occupancy from 2016 to 2017 was due to Capital One executing a lease for 91,764 square feet in June 2017.
(3)	2015 and 2016 occupancy figures were primarily driven by three tenants vacating the property totalling 59,688 square feet. Prior to such events, occupancy was 93.1% in 2014.
(4)	YE 2018 NOI was incomplete due to the transfer of ownership during this period.
(5)	The increase in U/W NOI from TTM NOI (7/31/2019) is driven by a combination of in-place rent increases, contractual rent steps underwritten through August 2020 totaling $9,322, underwritten straight-lined rent for Highmark BDBSD Inc. and Capital One through their respective lease terms totaling $281,684, and an increase in total recoveries.
(6)	The decrease in Net Operating Income from 2016 to 2017 was primarily driven by Highmark BCBSD Inc contracting their space by 30,661 square feet in 2017 (backfilled by Capital One which was in a free rent period through 5/31/2018) and Highmark BDBSD Inc. receiving free rent from 10/1/2017 to 12/30/2017 as part of their renewal and term extension.

The Mortgage Loan. The mortgage loan (the “800 Delaware Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee and leasehold interest in a 280,190 square foot office building located in Wilmington, Delaware (the “800 Delaware Property”).

A-3-76

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

The Borrower and Borrower Sponsor. The borrower is DOF VI Corporate Plaza, LLC, a Delaware limited liability company and single purpose entity. The borrower has one independent manager. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 800 Delaware Mortgage Loan. The non-recourse carve-out guarantor and borrower sponsor of the 800 Delaware Mortgage Loan is DOF VI REIT Holdings, LLC.

The borrower sponsor is DOF VI REIT Holdings, LLC, a $1.7 billion close-end fund managed by Torchlight Debt Opportunity Fund (Cayman) VI, L.P. (“Torchlight”). Since it was founded in 1995, Torchlight has acquired over $20 billion in commercial real estate debt investments and has approximately $3.6 billion of assets under management. In 1998, Torchlight launched its distressed debt workout business, Torchlight Loan Services. Torchlight Loan Services is a nationally rated special servicer and is the named special servicer on over $15.0 billion of structured commercial real estate debt. Torchlight has managed over 200 real estate assets across multiple property types and markets. Torchlight acquired the 800 Delaware Property through the purchase of a defaulted note in September 2018 which was previously securitized in the WBCMT 2007-C31 transaction. See “Description of the Mortgage Pool–Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The 800 Delaware Property consists of a ten-story office building located in the central business district of Wilmington, Delaware. According to the borrower sponsor, the 800 Delaware Property was constructed in phases, starting with the west tower in 1967 (which was gut renovated in 1994 and 1995), the core tower and the parking garage in 1995 (the parking garage is not collateral for the 800 Delaware Mortgage Loan) and the east tower in 2007. Amenities include 24/7 secure building access, an efficient energy management system and a 37-foot ceiling lobby with an open balcony from the second floor and enclosed glass gallery from the third floor overlooking the lobby. The 800 Delaware Property offers large floor plates, typically about 35,200 square feet. The 800 Delaware Property is connected to a non-collateral, 513 space parking garage. A parking option agreement provides access to 400 spaces in the garage and expires on January 31, 2028 with two additional 10-year extension options, resulting in a parking ratio of 1.4 spaces per 1,000 square feet. As of September 6, 2019, the 800 Delaware Property was 88.4% leased to seven tenants.

Major Tenants.

Largest Tenant: Highmark BCBSD Inc. (130,731 square feet; 46.7% of net rentable area; 63.5% of underwritten base rent; 12/31/2027 lease expiration) – Highmark BCBSD Inc. (Moody’s/S&P: Baa2/A) is a subsidiary of Highmark Inc., an independent licensee of the Blue Cross Blue Shield Association. Highmark Inc. and its affiliates are collectively one of America’s largest health insurance organizations and operate in Pennsylvania, Delaware and West Virginia. Highmark Inc. serves approximately 4.5 million members through its BlueCard program. The 800 Delaware Property serves as Highmark’s regional headquarters for its Delaware insurance operations. Highmark BCBSD Inc. has been a tenant at the 800 Delaware Property since 2007, recently exercised a ten-year renewal in 2017 and has two, five-year renewal options remaining with at least 12 months prior notice to the landlord.

2nd Largest Tenant: Capital One (91,764 square feet; 32.8% of net rentable area; 24.0% of underwritten base rent; 12/31/2028 lease expiration) – Capital One (Moody’s/S&P/Fitch: Baa1/BBB/A-) is a diversified financial services holding company that offers a broad array of financial products and services to consumers, small businesses and commercial clients through its branches, the internet and other distribution channels. Capital One serves approximately 45 million banking customers and is one of the largest online direct banks in the United States by deposits. In addition to bank lending, treasury management and depository services, Capital One offers credit and debit card products, auto loans and other consumer lending products across the United States. According to a third party report, Capital One was the third largest issuer of Visa and MasterCard credit cards in the United States as of the end of 2018. Capital One has been a tenant at the 800 Delaware Property since 2017 when they consolidated 2,200 employees into 330,000 square feet of space at the 800 Delaware Property and 802 Delaware, an adjacent office. According to the borrower, Capital One has invested $14.2 million of their own money into their space at the 800 Delaware Mortgaged Property. Capital One has two, five-year renewal options remaining with 18 to 24 months’ notice to the landlord. Capital One has a contraction option in June 2024 to contract the lesser of 50% of its space or 45,000 square feet with 12 months’ prior notice. A cash flow sweep is required to commence 12 months prior to the contraction option if the borrower does not post cash or a letter of credit in an amount of $900,000. See the “Lockbox and Cash Management” section for further details.

A-3-77

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

The following table presents certain information relating to the tenancy at the 800 Delaware Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Highmark BCBSD Inc.	NR/Baa2/A	130,731	46.7%	$16.42	$2,146,878	63.5%	12/31/2027	2, 5-year(4)	N
Capital One	A-/Baa1/BBB	91,764	32.8%	$8.86	$813,479	24.0%	12/31/2028	2, 5-year(5)	Y(6)
Total Major Tenants		222,495	79.4%	$13.31	$2,960,356	87.5%

Non-Major Tenants		25,277	9.0%	$16.72	$422,682	12.5%

Occupied Collateral Total		247,772	88.4%	$13.65	$3,383,038	100.0%

Vacant Space(3)		32,418	11.6%

Collateral Total		280,190	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Annual U/W Base Rent includes $9,322 of rent steps and $281,684 of straight-line rent for Highmark BCBSD Inc. and Capital One.
(3)	Vacant Space includes a 1,616 square foot café tenant that is leased on a month-to-month basis with no attributable underwritten base rent.
(4)	Highmark BCBSD Inc. has two, five-year renewal options at the value of 95% of the fair market rent. Additionally, Highmark BCBSD Inc. has a right of first offer on all the vacant space at the 800 Delaware Property.
(5)	Capital One has two, five-year renewal options. Base rent for the first renewal option will equal $12.75 per square foot with $0.25 increases on the anniversary of the commencement date of the first renewal term. Base rent for the second renewal option will equal 95% of fair market value. Capital One has a right of first offer on the vacant space in the building subject to prior rights of Highmark BCBSD Inc.
(6)	Capital One has the one-time option to terminate a portion of its lease on June 1, 2024, provided (i) Capital One notifies the landlord of its intent to terminate on or before June 1, 2023 and (ii) the terminated net rentable does not exceed the lesser of 50% of the total rentable square footage or 45,000 square feet and will include the entire 10th floor of the building. They do not have to pay a termination fee, but a cash flow sweep is required to commence twelve months prior to the contraction option if the borrower does not post cash or a letter of credit in an amount of $900,000. See “Lockbox and Cash Management” section for further details.

The following table presents certain information relating to the lease rollover schedule at the 800 Delaware Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	1,616	0.6%	1,616	0.6%	$0	0.0%	$0.00
2019	0	0	0.0%	1,616	0.6%	$0	0.0%	$0.00
2020	1	1,674	0.6%	3,290	1.2%	$47,106	1.4%	$28.14
2021	0	0	0.0%	3,290	1.2%	$0	0.0%	$0.00
2022	2	11,388	4.1%	14,678	5.2%	$262,781	7.8%	$23.08
2023	0	0	0.0%	14,678	5.2%	$0	0.0%	$0.00
2024	0	0	0.0%	14,678	5.2%	$0	0.0%	$0.00
2025	0	0	0.0%	14,678	5.2%	$0	0.0%	$0.00
2026	0	0	0.0%	14,678	5.2%	$0	0.0%	$0.00
2027	2	142,946	51.0%	157,624	56.3%	$2,259,672	66.8%	$15.81
2028	1	91,764	32.8%	249,388	89.0%	$813,479	24.0%	$8.86
2029	0	0	0.0%	249,388	89.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	249,388	89.0%	$0	0.0%	$0.00
Vacant	0	30,802	11.0%	280,190	100.0%	$0	0.0%	$0.00
Total/Weighted Average	7	280,190	100.0%			$3,383,038	100.0%	$13.65(4)
(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Annual U/W Base Rent includes $9,322 of rent steps and $281,684 of straight-lined rent for Highmark BCBSD Inc. and Capital One.
(4)	Annual U/W Base Rent PSF excludes the 1,616 square foot of MTM space with no attributable base rent.

A-3-78

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

The following table presents historical occupancy percentages at the 800 Delaware Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1) (2)	12/31/2017(2)	12/31/2018	9/6/2019(3)(4)
72.9%	70.2%	90.4%	89.0%	88.4%
(1)	2015 and 2016 occupancy figures were primarily driven by three tenants vacating the 800 Delaware Property totalling 59,688 square feet. Prior to such events, occupancy was 93.1% in 2014.
(2)	The increase in occupancy from 2016 to 2017 is due to Capital One executing a lease for 91,764 square feet in June 2017.
(3)	Information obtained from the underwritten rent roll.
(4)	Current Occupancy excludes a 1,616 square foot café that is leased on a month-to-month basis.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 800 Delaware Property:

Cash Flow Analysis

	2016(1)	2017(1)	TTM 7/31/2019(2)	U/W(2)	%(3)	U/W $ per SF
Base Rent	$4,546,175	$2,975,724	$2,864,523	$3,092,031	50.8%	$11.04
Contractual Rent Steps(4)	0	0	0	291,006	4.8	1.04
Grossed Up Vacant Space	0	0	0	723,847	11.9	2.58
Gross Potential Rent	$4,546,175	$2,975,724	$2,864,523	$4,106,884	67.4%	$14.66
Other Income	0	0	413	413	0.0	0.00
Total Recoveries	1,629,285	2,099,920	1,511,842	1,984,894	32.6	7.08
Net Rental Income	$6,175,460	$5,075,644	$4,376,778	$6,092,191	100.0%	$21.74
(Vacancy & Credit Loss)	0	0	0	(723,847)(5)	(17.6)	(2.58)
Effective Gross Income	$6,175,460	$5,075,644	$4,376,778	$5,368,344	88.1%	$19.16

Real Estate Taxes	689,048	758,377	720,037	815,346	15.2	2.91
Insurance	67,125	73,942	49,484	68,194	1.3	0.24
Management Fee	255,534	218,880	85,728	161,050	3.0	0.57
Other Operating Expenses	1,466,348	1,396,613	1,431,091	1,365,633	25.4	4.87
Total Operating Expenses	$2,478,055	$2,447,812	$2,286,340	$2,410,223	44.9%	$8.60

Net Operating Income	$3,697,405	$2,627,832	$2,090,438	$2,958,122	55.1%	$10.56
Replacement Reserves	0	0	0	56,038	1.0	0.20
TI/LC	0	0	0	426,342	7.9	1.52
Net Cash Flow	$3,697,405	$2,627,832	$2,090,438	$2,475,742	46.1%	$8.84

NOI DSCR	2.43x	1.73x	1.38x	1.95x
NCF DSCR	2.43x	1.73x	1.38x	1.63x
NOI Debt Yield	13.7%	9.7%	7.7%	11.0%
NCF Debt Yield	13.7%	9.7%	7.7%	9.2%
(1)	The decrease in Net Operating Income from 2016 to 2017 is primarily driven by Highmark BCBSD Inc. contracting their space by 30,661 square feet (backfilled by Capital One which was in a free rent period through 5/31/2018) and Highmark BCBSD Inc. receiving free rent from 10/1/2017 to 12/30/2017 as part of their renewal and term extension.
(2)	The increase in U/W NOI from TTM NOI (7/31/2019) is driven by a combination of in-place rent increases, contractual rent steps underwritten through August 2020 totaling $9,322, underwritten straight-lined rent for Highmark BDBSD Inc. and Capital One through their respective lease terms totaling $281,684, and an increase in total recoveries.
(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(4)	Contractual Rent Steps includes $9,322 of rent steps through August 2020 and $281,684 of straight-lined rent for Highmark BCBSD Inc. and Capital One.
(5)	The underwritten economic vacancy is 17.6%. The 800 Delaware Property was 88.4% physically occupied as of July 31, 2019.

Appraisal. The appraiser concluded to an “as-is” appraised value of $38,150,000 as of August 15, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated August 23, 2019, there was no evidence of any recognized environmental conditions at the 800 Delaware Property.

Market Overview and Competition. The 800 Delaware Property is located in the central business district of Wilmington, Delaware in New Castle County. Wilmington is the largest city in Delaware and one of the few cities in the United States that has no corporate and sales tax. As a result, 50% of the world’s publicly traded companies and over 60% of Fortune 500 companies have locations in Wilmington according to a third party report. Additionally, Wilmington is accessible from other major cities on the eastern seaboard

A-3-79

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

including Washington, D.C. (110 miles away), New York City (130 miles away), Philadelphia (30 miles away) and Baltimore (70 miles away). The 800 Delaware Property is located less than half a mile away from Interstate 95, a north/south interstate spanning from Maine to Florida, and is located approximately one mile from the Wilmington Amtrak station. Christiana Care’s Wilmington Hospital is directly across the street from the 800 Delaware Property. The 800 Delaware Property is only blocks away from Market Street, which is downtown Wilmington’s main corridor for restaurants and bars. Additionally, the 800 Delaware Property is located approximately one mile from Wilmington’s Riverfront, offering year-round attractions along its 1.3 mile riverfront including movies, mini golf, ice skating, museums, nature walks and beer gardens.

Submarket Information - According to the appraisal, the 800 Delaware Property is located in the Wilmington central business district office submarket of the Northern Delaware office market. As of the second quarter of 2019, the submarket contained 7.1 million square feet of office inventory with a vacancy rate of approximately 26.6%. The vacancy rate has recently increased driven by Bank of America exiting two of its three buildings in Wilmington totaling approximately 500,000 square feet. The asking rental rate for office space in the Wilmington central business district submarket is $25.56 per square foot.

The following table presents certain information relating to the appraiser’s market rent conclusions for the 800 Delaware Property:

Market Rent Summary(1)

	Café	Large Office	Small Office
Market Rent (PSF)	$10.00	$23.50	$23.50
Lease Term (Years)	5	10	5
Free Rent Months (New/Renewal)	0/0	6/3	4/2
Lease Type (Reimbursements)	None	Base Year	Base Year
Rent Increase Projection	None	2.5% per annum	2.5% per annum
Tenant Improvements (New Tenants) (PSF)	$0.00	$25.00	$15.00
Tenant Improvements (Renewals) (PSF)	$0.00	$10.00	$5.00
(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the 800 Delaware Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sales Price (PSF)	Indicated Value (PSF)
Chemours Headquarters	Wilmington, DE	283,069	Jul-19	$84,000,000	$296.75	$136.87
Station Square	Silver Spring, MD	500,348	Jan-19	$107,000,000	$213.85	$145.05
2000 Market Street	Philadelphia, PA	665,274	Jun-18	$126,400,000	$190.00	$132.49
1650 Arch Street	Philadelphia, PA	553,349	May-18	$78,000,000	$140.96	$133.91
120 East Baltimore	Baltimore, MD	326,822	Oct-17	$32,800,000	$100.36	$121.18
802 Delaware Avenue	Wilmington, DE	240,780	May-17	$34,000,000	$141.21	$133.44
(1)	Information obtained from the appraisal.

A-3-80

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

The following table presents certain information relating to comparable properties to 800 Delaware Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	TI Allowance PSF	Lease Type
802 Delaware Avenue Wilmington, DE	1987/NAP	240,780	0.0 miles	100.0%	10.0 Yrs	240,780	$8.25	None	NNN
222 Delaware Avenue Wilmington, DE	1987/NAP	294,757	0.3 miles	68.5%	6.5 Yrs/5.0 Yrs	30,614/3,344	$22.00/$24.00	$25.00/$5.00	Base Plus Electric
1000 North West Street Wilmington, DE	1969/NAP	435,594	0.3 miles	62.5%	7.6 Yrs	21,625	$19.50	$45.00	Base Plus Electric
1007 North Orange Street Wilmington, DE	1941/NAV	551,488	0.4 miles	86.0%	10.3 Yrs/5.0 Yrs	9,401/71,840	$22.00/$22.00	$15.00/Turnkey	Base Plus Electric
1201 North Market Street Wilmington, DE	1988/NAP	441,341	0.5 miles	100.0%	5.0 Yrs/10.5 Yrs	4,753/15,227	$29.50/$30.85	$10.00/Turnkey	Base Plus Electric
1105 North Market Street Wilmington, DE	1970/NAP	169,494	0.5 miles	87.2%	5.3 Yrs/5.4 Yrs	5,968/5,968	$21.50/$19.50	Turnkey/$51.00	Base Plus Electric
1313 North Market Street Wilmington, DE	1984/NAP	530,867	0.6 miles	64.8%	5.9 Yrs/10.0 Yrs	25,432/22,319	$24.50/$26.00	$15.00/$35.00	Base Plus Electric
600 North King Street Wilmington, DE	1985/NAP	161,829	0.8 miles	72.5%	7.0 Yrs/10.5 Yrs	2,568/27,055	$24.50/$23.00	$30.00/$40.00	Base Plus Electric
(1)	Information obtained from appraisal.

Escrows.

Immediate Repairs – At origination, the borrower was required to escrow $85,313 for immediate repairs at the 800 Delaware Property.

Real Estate Taxes – At origination, the borrower was required to escrow $69,984 for real estate taxes. The borrower is required to make monthly payments of one-twelfth of the taxes payable during the next twelve months, currently equal to $69,984.

Insurance – The borrower will not be required to make monthly payments of one-twelfth of the insurance premiums the lender estimates will be payable during the next twelve months as long as the borrower maintains a blanket policy acceptable to the lender.

Replacement Reserve – The borrower is required to make monthly payments of $4,670 into the replacement reserve account.

TI/LC Reserve –The borrower will be required to make monthly deposits of $23,349 into the TI/LC reserve account.

Outstanding TI/LC Reserve – The borrower is required to deposit $68,600 of outstanding tenant improvements and leasing commissions. The outstanding TI/LC funds will be disbursed to the borrower upon delivery of a clean estoppel from the respective tenant evidencing that all tenant improvements and leasing commissions have been completed and that there are no defaults under the lease.

ADP Rent Abatement Reserve – The borrower is required to deposit $11,611 into a rent abatement reserve for the ADP lease.

Lockbox and Cash Management. A springing lockbox is required for the 800 Delaware Mortgage Loan. The springing lockbox will be established upon the occurrence of a Trigger Period (as defined below). During the continuance of a Trigger Period, the borrower is required to deposit, or cause to be deposited, all rents into the lockbox account within one business day of receipt. Additionally, upon the occurrence of a Trigger Period, the borrower is required to establish a cash management account into which all funds deposited into the lockbox account will be transferred to be disbursed in accordance with the 800 Delaware Mortgage Loan documents. Any remaining funds after such disbursements are required to be (i) during a Low DSCR Period (as defined below), a CapOne Trigger Event (as defined below) or a Highmark Trigger Event (as defined below), deposited into an excess cash reserve account, the Capital One rollover reserve account or the Highmark BCBSD Inc. rollover account, as the case may be, and otherwise, (ii) to the borrower if no event of default has occurred and is continuing.

A “Trigger Period” will commence upon the earliest to occur of the following:

(i)	an event of default under the 800 Delaware Mortgage Loan documents;
(ii)	a Low DSCR Period;
(iii)	a Highmark Trigger Event; or
(iv)	a CapOne Trigger Event.

A Trigger Period will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

A-3-81

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%
●	with regard to clause (ii) above, the cure of a Low DSCR Period;
●	with regard to clause (iii) above, a Highmark Re-Tenanting Event (as defined below); or
●	with regard to clause (iii) above, a CapOne Re-Tenanting Event (as defined below).

A “Low DSCR Period” will commence upon the last day of any two consecutive calendar quarters for which the debt service coverage ratio is less than 1.15x based on a thirty year amortization schedule and will end upon the last day of any two consecutive calendar quarters thereafter for each of which the debt service coverage ratio is greater than or equal to 1.20x based on a thirty year amortization schedule.

A “Highmark Trigger Event” will commence upon the occurrence of:

(i)	the earliest to occur of (provided a Highmark Re-Tenanting Event has not occurred):
a.	December 31, 2026 (12 months prior to its lease expiration);
b.	Highmark giving notice that it intends to terminate its lease pursuant to the terms of its; or
c.	Highmark giving notice to the borrower in writing of its intent not to renew its lease pursuant to the terms of its lease;
(ii)	Highmark vacating or abandoning 30% or more of its leased space (sweep capped at $1.3 million if vacating or abandoning 30% to 49%) provided that a Highmark Re-Tenanting Event has not occurred;
(iii)	Highmark, any parent company or any guarantor of its lease filing for bankruptcy, insolvency, or reorganization;
(iv)	the Highmark lease having in fact been terminated provided a Highmark Re-Tenanting Event has not occurred; or
(v)	Highmark being in default under its lease, which default remains uncured past the applicable notice and grace periods set forth in the lease.

A “Highmark Re-Tenanting Event” will occur when the borrower has delivered to the lender:

(i)	evidence reasonably satisfactory to the lender that (a) Highmark has given notice of renewal under the terms of its lease (a tenant estoppel will not be required if Highmark has given notice of renewal under the terms of its lease); or (b) at least 85% or more of the Highmark space has been re-tenanted under one or more Qualified Replacement Leases (as defined below); and
(ii)	tenant estoppel(s) reasonably satisfactory to the lender.

A “CapOne Trigger Event” will commence upon the earliest of:

(i)	the earliest to occur of (provided a CapOne Re-Tenanting Event has not occurred) (sweep would be capped at $2.2 million):
a.	July 1, 2027 (18 months prior to its lease expiration),
b.	Capital One giving notice that it intends to terminate its lease, or
c.	Capital One giving notice to the borrower in writing of its intent not to renew its lease;
(ii)	the earliest to occur of (sweep would be capped at $900,000):
a.	June 1, 2023 (12 months prior to its contraction option); or
b.	Capital One giving notice that it intends to exercise its option to contract its space pursuant to its lease;
(iii)	Capital One vacating or abandoning 50% or more of its leased space;
(iv)	Capital One, any parent company or any guarantor of its lease filing for bankruptcy, insolvency, or reorganization;
(v)	the Capital One lease having in fact been terminated, provided that at CapOne Re-Tenanting Event has not occurred;
(vi)	Capital One becoming delinquent under the payment obligations of its lease or is in material default under its lease, which delinquency or default remains uncured past the applicable notice and grace periods set forth in the lease.

A “CapOne Re-Tenanting Event” will occur when the borrower has delivered to the lender:

(i)	evidence reasonably satisfactory to the lender that (a) Capital One has given notice of renewal under the terms of its lease; (b) at least 85% or more of the Capital One space has been re-tenanted under one or more Qualified Replacement Leases; and
(ii)	tenant estoppel(s) reasonably satisfactory to the lender.

Additionally, in lieu of a cash sweep due to a Capital One or Highmark not renewing their lease, Capital One exercising its contraction option or Highmark going dark on between 30% to 49% of its space, the borrower has the option to deposit an amount equal to the Sweep Avoidance Amount (as defined below) in cash or a letter of credit within 10 days. The “Sweep Avoidance Amount” is equal to $1,900,000 if Capital One does not renew its lease, $900,000 if Capital One exercises its contraction option, and $1,300,000 if Highmark BCBSD Inc. goes dark on between 30% to 49% of its space or does not renew its lease.

A “Qualified Replacement Lease” means a lease (i) with a term no less than five years (without any termination options); (ii) with a tenant reasonably acceptable to the lender; (iii) containing rental rates of the greater of (a) 85% of the highest rental rate per square foot of the lease being replaced and (b) the then-current market rate per square foot as determined by the lender; (iv) that does not have a material adverse effect on the use, value, or operation of the 800 Delaware Property; (v) that is an arms-length transaction with a bona-fide independent third party tenant; (vi) that is in compliance with the 800 Delaware Mortgage Loan documents; and (vii) that is otherwise on market terms and is reasonably acceptable to the lender.

A-3-82

Office - CBD	Loan #8	Cut-off Date Balance:	$27,000,000
800 Delaware Avenue	800 Delaware	Cut-off Date LTV:	70.8%
Wilmington, DE 19801		U/W NCF DSCR:	1.63x
		U/W NOI Debt Yield:	11.0%

Property Management. The 800 Delaware Property is managed by G&E Real Estate Management Services, Inc., doing business as Newmark Knight Frank.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. The parking garage (non-collateral), the first floor atrium and elevator area of the office building and the land underlying a loading dock expansion area are subject to a ground lease. The ground lease commenced in March 2007 and expires on the earlier of (i) March 2106 or (ii) the date on which the ground lessee acquires the fee simple title to the premises as provided in the purchase option agreement and subject to the 800 Delaware Mortgage Loan documents. Provided that no event of default has occurred, the ground lessee has unlimited 99-year renewal options under the ground lease. The ground rent is $1.00 per annum, and the ground lessee paid $99.00 upfront to cover the ground rent for the entire 99-year term.

Terrorism Insurance. The 800 Delaware Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 800 Delaware Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-83

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A-3-84

Industrial – Distribution	Loan #9	Cut-off Date Balance:	$23,200,000
201 Waverly Boulevard	Martin Brower	Cut-off Date LTV:	62.7%
Coatesville, PA 19320		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	10.2%

5

EXCEPTIONAL SERVICE
+ FOOD DEFENSE.

25
24
23
22
21
20

A-3-85

Industrial – Distribution	Loan #9	Cut-off Date Balance:	$23,200,000
201 Waverly Boulevard	Martin Brower	Cut-off Date LTV:	62.7%
Coatesville, PA 19320		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	10.2%

Martin Brower
201 Waverly Boulevard
Coatesville, PA 19320
BERKS COUNTY
LANCASTER COUNTY
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A-3-86

No. 9 – Martin Brower

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Ladder Capital Finance		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$23,200,000		Property Type – Subtype:	Industrial– Distribution
	Cut-off Date Balance:	$23,200,000		Location:	Coatesville, PA
	% of Initial Pool Balance:	3.3%		Size:	152,854 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF(2):	$151.78
	Borrower Sponsor:	Christopher Beavor		Maturity Date Balance Per SF(2):	$138.37
	Guarantors(1):	Various		Year Built/Renovated:	2009/NAP
	Mortgage Rate:	4.270%		Title Vesting:	Fee
	Note Date:	October 2, 2019		Property Manager:	Self-managed
	Seasoning:	1 month		Current Occupancy (As of):	100.0% (11/1/2019)
	Maturity Date:	October 6, 2029		YE 2018 Occupancy:	100.0%
	IO Period:	60 months		YE 2017 Occupancy:	100.0%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	100.0%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	100.0%
	Loan Amortization Type:	Interest-only, Amortizing Balloon		Appraised Value:	$37,000,000
	Call Protection:	L(25), D(92),O(3)		Appraised Value Per SF:	$242.06
	Lockbox Type:	Hard/Upfront Cash Management		Appraisal Valuation Date:	August 16, 2019
	Additional Debt(2)(3):	Yes
	Additional Debt Type (Balance)(2)(3):	Mezzanine ($7,500,000)		Underwriting and Financial Information
				TTM NOI(5):	NAV
				YE 2018 NOI(5):	NAV
				YE 2017 NOI(5):	NAV
				YE 2016 NOI(5):	NAV
				U/W Revenues:	$2,779,876
				U/W Expenses:	$407,823
Escrows and Reserves(4)				U/W NOI:	$2,372,053
	Initial	Monthly	Cap	U/W NCF:	$2,272,698
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF(2):	1.73x / 1.66x
Insurance	$4,321	Springing	NAP	U/W Debt Yield based on NOI/NCF(2):	10.2% / 9.8%
Replacement Reserve	$0	$1,911	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	11.2% / 10.7%
TI/LC Reserve	$0	$6,369	NAP	Cut-off Date LTV Ratio(2):	62.7%
Deferred Maintenance	$11,125	$0	NAP	LTV Ratio at Maturity(2):	57.2%

Sources and Uses
Sources			Uses
Original loan amount	$23,200,000	61.4%	Purchase Price	$36,850,000	97.5%
Mezzanine loan	7,500,000	19.8	Upfront reserves	15,446	0.0
Borrower equity	7,108,494	18.8	Closing costs	943,048	2.5

Total Sources	$37,808,494	100.0%	Total Uses	$37,808,494	100.0%

(1)	See “The Borrower and Borrower Sponsor” section below.

(2)	Based on the Martin Brower Mortgage Loan and the Martin Brower Mezzanine Loan, together, the Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W Debt Yield based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are $201, $201, 7.7%, 7.4%, 1.04x (1.23x IO), 0.99x (1.18x IO), 83.0% and 83.0%, respectively.

(3)	See “Subordinate and Mezzanine Indebtedness” section below.

(4)	See “Escrows” section below.

(5)	Historical financials are unavailable as the Martin Brower Property (as defined below) was acquired in 2019 and is 100% leased to a single tenant on a triple-net lease.

The Mortgage Loan. The mortgage loan (the “Martin Brower Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the borrower’s fee interest in a 152,854 square foot industrial building located in Coatesville, Pennsylvania (the “Martin Brower Property”).

The Borrower and Borrower Sponsor. The borrower is CAI Investments Coatesville, DST, a single purpose entity with one independent director. The Martin Brower Property is subject to a triple net master lease between the borrower, as landlord, and CAI Investments Coatesville Master Lessee, LLC, as tenant (the “Master Tenant”). The Master Tenant is 100% owned and controlled by the non-recourse guarantor. Furthermore, the Master Tenant has (a) executed the Martin Bower Mortgage Loan agreement, to consent to the various applicable terms thereof related to operation of the Martin Brower Property and other relevant provisions, and (b) executed an assignment and subordination of master lease documents which, among other things, provide the lender with the right to terminate

A-3-87

Industrial – Distribution	Loan #9	Cut-off Date Balance:	$23,200,000
201 Waverly Boulevard	Martin Brower	Cut-off Date LTV:	62.7%
Coatesville, PA 19320		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	10.2%

the master lease upon an event of default under the Martin Brower Mortgage Loan documents. The Master Tenant has in turn leased the Martin Brower Property to Martin Brower and will be obligated to cause all rental payments to be deposited into a clearing account. The Master Tenant also serves as a co-non-recourse guarantor for the Martin Brower Mortgage Loan. See “Description of the Mortgage Pool—Delaware Statutory Trusts” in the Prospectus.

Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Martin Brower Mortgage Loan. The non-recourse carve-out guarantors are Life Pillars, LLC, Four Pillars Legacy Trust, Christopher Beavor, and CAI Investments Coatesville Master Lessee, LLC, and the borrower sponsor is Christopher Beavor. Mr. Beavor is the manager and founder of CAI Investments, which is focused on financing, developing and managing properties across various markets in the United States. With over 22 years of real estate and development experience, Mr. Beavor has completed over 200 real estate transactions over the past 10 years. Mr. Beavor has developed approximately $150 million in real estate projects within the United States and Europe and manages over 1,000 real estate assets for over 150 clients.

The Property. The Martin Brower Property consists of a LEED Certified 152,854 square foot industrial cold/freezer distribution property located in Coatesville, Pennsylvania. Built in 2009 and located on a 20.4 acre site, the Martin Brower Property features 32 foot clearances with adequate loading, approximately 32,405 square feet of cooler space and 22,507 square feet of freezer space. The Martin Brower Property also features a 7,850 square foot truck repair garage and on site fueling station. As of November 1, 2019, the Martin Brower Property was 100% leased to The Martin-Brower Company, LLC (“Martin Brower”) through August 2029 with no termination options.

Sole Tenant.

Martin Brower (152,854 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent; 8/30/2019 lease expiration) – Martin Brower, a division of Reyes Holdings, LLC (“Reyes Holdings”), is a global quick service restaurant distribution business and the largest supplier worldwide of distribution services to the McDonald’s restaurant system. Martin Brower has over 11,000 employees and services over 25,000 restaurants in 19 countries around the world. Founded in 1976, Reyes Holdings is the ninth largest privately owned company in the United States according to the appraisal. Annually, the company delivers more than 1.3 billion cases of beverage and food products from over 170 locations around the world with annual sales exceeding $33.0 billion. Reyes Holdings employs more than 33,000 people and has five business units including Reyes Beer Division, Martin Brower, Reinhart FoodService, Great Lakes, Coca-Cola Bottling, and Reyes Coca-Cola Bottling, which collectively produce and deliver across 43 states in the United States. The Martin Brower lease is fully guaranteed by Reyes Holdings.

The following table presents certain information relating to the tenancy at the Martin Brower Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual Base U/W Rent PSF(1)	Annual Base U/W Rent(1)(2)	% of Total Annual U/W Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenant
Martin Brower(3)(4)	NR/NR/NR	152,854	100.0%	$16.48	$2,518,362	100.0%	8/30/2029	2, 5-year	N

Vacant Space		0	0.0%

Collateral Total		152,854	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through September 2020 totaling $37,217.

(2)	Information obtained from the underwritten rent roll.

(3)	Martin Brower is a wholly owned subsidiary of Reyes Holdings. The lease is fully guaranteed by Reyes Holdings.

(4)	Martin Brower subleases approximately 7,850 square feet to Penske Trucking for truck maintenance at a base rent of $11.46 per square foot.

A-3-88

Industrial – Distribution	Loan #9	Cut-off Date Balance:	$23,200,000
201 Waverly Boulevard	Martin Brower	Cut-off Date LTV:	62.7%
Coatesville, PA 19320		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	10.2%

The following table presents certain information relating to the lease rollover schedule at the Martin Brower Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF(2)	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Rent(3)	% of Total Annual U/W Rent	Annual U/W Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2029	1	152,854	100.0%	152,854	100.0%	$2,518,362	100.0%	$16.48
Thereafter	0	0	0.0%	152,854	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	152,854	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	152,854	100.0%			$2,518,362	100.0%	$16.48

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Martin Brower Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	11/1/2019(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower. The Martin Brower Property has been leased to Martin Brower since 2008.

(2)	Information obtained from the underwritten rent roll.

A-3-89

Industrial – Distribution	Loan #9	Cut-off Date Balance:	$23,200,000
201 Waverly Boulevard	Martin Brower	Cut-off Date LTV:	62.7%
Coatesville, PA 19320		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	10.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating performance and underwritten net cash flow at the Martin Brower Property:

Cash Flow Analysis(1)

	U/W	%(2)	U/W $ per SF
Base Rent	$2,481,145	84.8%	$16.23
Contractual Rent Steps	37,217	1.3	0.24
Grossed Up Vacant Space	0	0.0	0.00
Gross Potential Rent	$2,518,362	86.1%	$16.48
Other Income	0	0.0	0.00
Total Recoveries	407,823	13.9	2.67
Net Rental Income	$2,926,185	100.0%	$19.14
(Vacancy & Credit Loss)(3)	(146,309)	(5.8)	(0.96)
Effective Gross Income	$2,779,876	95.0%	$18.19

Real Estate Taxes	226,129	8.1	1.48
Insurance	17,285	0.6	0.11
Management Fee	83,396	3.0	0.55
Other Operating Expenses	81,013	2.9	0.53
Total Operating Expenses	$407,823	14.7%	$2.67

Net Operating Income	$2,372,053	85.3%	$15.52
Replacement Reserves	22,928	0.8	0.15
TI/LC	76,427	2.7	0.50
Net Cash Flow	$2,272,698	81.8%	$14.87

NOI DSCR(4)	1.73x
NCF DSCR(4)	1.66x
NOI Debt Yield(4)	10.2%
NCF Debt Yield(4)	9.8%

(1)	Historical financial information is not available as the Martin Brower Property was recently acquired.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	The underwritten economic vacancy is 5.0%. The Martin Brower Property is 100.0% physically occupied as of November 1, 2019.

(4)	Based on the Martin Brower Mortgage Loan.

Appraisal. The appraiser concluded to an “as-is” appraised value of $37,000,000 as of August 16, 2019. The appraiser also concluded to an “as-dark” appraised value of $28,500,000.

Environmental Matters. According to the Phase I environmental site assessment dated September 11, 2019, there was no evidence of any recognized environmental conditions at the Martin Brower Property.

Market Overview and Competition. The Martin Brower Property is located in Coatesville, Pennsylvania within the greater Philadelphia metropolitan area. The Martin Brower Property is located 22.3 miles from Wilmington, Delaware and 37.0 miles from downtown Philadelphia, Pennsylvania. According to the appraisal, the Philadelphia metropolitan area is the seventh largest metropolitan area by population, the sixth largest by employment and the fifth largest by personal income. The Martin Brower Property is located in Valley Township in the western area of Chester County. The Martin Brower Property is located 0.5 miles from Route 30 Bypass which provides access to the greater Philadelphia. The Martin Brower Property is located 4.0 miles from the Coatesville, Pennsylvania Amtrak station and 1.5 miles from Chester County G. O. Carlson Airport. The Philadelphia International Airport is located about 40.0 miles from the Martin Brower Property.

According to the appraisal, the 2018 estimated population within one-, three- and five-miles of the Martin Brower Property was 2,777, 26,313 and 54,063, respectively. The neighborhood is projected to continue its growth, with population estimated to be increasing from 2018 to 2023 by 1.0%, 0.8% and 0.7% within one-, three- and five-miles of the Martin Brower Property, respectively. The 2018 median household income within one-, three- and five-miles of the Martin Brower Property was $77,018, $75,330 and $73,506, respectively. The industrial vacancy within the greater Philadelphia area is 4.4% as of the second quarter 2019 and the market rent is $16.45 per square foot which is in line with the in place rent at the Martin Brower Property of $16.48 per square foot.

A-3-90

Industrial – Distribution	Loan #9	Cut-off Date Balance:	$23,200,000
201 Waverly Boulevard	Martin Brower	Cut-off Date LTV:	62.7%
Coatesville, PA 19320		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	10.2%

The following table presents certain information relating to the appraiser’s market rent conclusions for the Martin Brower Property:

Market Rent Summary(1)

Market Rent (PSF)	$16.45
Lease Term (Years)	10
Lease Type (Reimbursements)	NNN
Rent Increase Projection	3.0% per annum

(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable properties to Martin Brower Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	Lease Type
Cold Storage Facility 130 Eastern Avenue Chelsea, MA	2019/NAP	100,000	294.6 miles	100.0%	20.0 Yrs	100,000	$19.00	NNN
405 Pedricktown Road 405 Pedricktown Road Swedesboro, NJ	2017/NAP	152,200	28.7 miles	100.0%	15.3 Yrs	152,200	$10.25	NNN
851 Julia Street 851 Julia Street Elizabeth, NJ	2017/NAP	90,000	98.5 miles	NAV	20.0 Yrs	45,750	$14.06	NNN
900 Fairmount Avenue 900 Fairmount Avenue Elizabeth, NJ	2016/NAP	138,642	99.8 miles	100.0%	20.0 Yrs	138,642	$19.05	NNN
275 Blair Road 275 Blair Road Woodbridge, NJ	2015/NAP	189,750	95.8 miles	100.0%	25.0 Yrs	189,750	$16.82	NNN

(1)	Information obtained from appraisal.

Escrows.

Taxes – At origination, no escrows for taxes were collected. Ongoing collections for taxes will be waived so long as among, other things, the Martin Brower lease is in full force and effect, Martin Brower is responsible thereunder for the payment of all taxes directly to the governing authority and timely pays such amounts.

Insurance – At origination, the borrower escrowed $4,321 for insurance premiums. The borrower is required to make monthly payments of one-twelfth of the insurance premiums during the next twelve months, currently equal to $1,440. However, ongoing collections for insurance premiums will be waived to the extent, among other things, the Martin Brower lease is in full force and effect, Martin Brower is responsible for maintaining insurance required thereunder and is actually maintaining such insurance.

TI/LC Reserve – The borrower is required to make monthly payments of $6,369 into the TI/LC reserve account.

Replacement Reserve – The borrower is required to make monthly payments of $1,911 into the replacement reserve account.

Deferred Maintenance Reserve – The borrower has escrowed $11,125 into a deferred maintenance reserve at origination.

Lockbox and Cash Management. The Martin Brower Mortgage Loan documents require a hard lockbox with upfront cash management. At origination, the borrower delivered written instructions to Martin Brower directing it to deposit all rents payable under such leases directly into a lender-controlled lockbox account. The Martin Brower Mortgage Loan documents require that all rents and other funds from operations received by the borrower, the Master Tenant, or the property manager be deposited into the lockbox within one business day after receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves, and the payment of budgeted monthly operating expenses. If a Trigger Period (as defined below) occurs, then excess cash in the deposit account will be transferred to an account held by the lender as additional collateral for the Martin Brower Mortgage Loan.

A “Trigger Period” will commence following the occurrence of: (i) an event of default under the Martin Brower Mortgage Loan; (ii) any event of default under the property management agreement; (iii) the date on which any Significant Tenant (as defined below) (a) vacates, surrenders or ceases to conduct its normal business operations at all or substantially all of its demised premises or otherwise “goes dark”, or (b) notifies the borrower, Master Tenant, the property manager, any affiliate of the borrower, Master Tenant or the property manager or any of their respective agents or representatives that it intends to vacate, surrender or cease to conduct its normal business operations at substantially all of its demised premises (including by subleasing) or otherwise “go dark” in all or substantially all of its premises, (c) becomes insolvent or a debtor in any bankruptcy action; or (d) has its senior unsecured debt rating

A-3-91

Industrial – Distribution	Loan #9	Cut-off Date Balance:	$23,200,000
201 Waverly Boulevard	Martin Brower	Cut-off Date LTV:	62.7%
Coatesville, PA 19320		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	10.2%

fall below BBB- by S&P or its equivalent by any of Moody’s, Fitch, DBRS, Inc. or Morningstar Credit Ratings, LLC (“Investment Grade Ratings”), if it were to obtain such an investment grade rating; (iv) the mortgage loan debt service coverage ratio for the Martin Brower Property falling below 1.25x; or (v) twelve months prior to the earlier of Martin Brower’s lease expiration and the maturity date of the Martin Brower Mortgage Loan.

“Significant Tenant” means any tenant under a lease which, either individually, or when taken together with any other lease with such tenant or its affiliates constitutes more than twenty-five percent (25%) of the total annual rents or rentable square footage at the Martin Brower Property.

A “Trigger Period” will end following the occurrence of (a) with respect to clause (i) above, the acceptance by lender of a cure of such event of default, (b) with respect to clause (ii) the above, either the cure of such event of default satisfactory to the lender or the replacement of the property management agreement in accordance with the Martin Brower Mortgage Loan documents, (c) with respect to clause (iii)(a) above, the resumption of occupancy or normal business operations by such Significant Tenant or the re-tenanting of such premises, in each case, in accordance with the Martin Brower Mortgage Loan documents; (d) with respect to clause (iii)(b) above, the revocation of such notice or the retenanting of the applicable premises, in each case, in accordance with the Martin Brower Mortgage Loan documents; (e) with respect to clause (iii)(c) above, the Significant Tenant or its parent (as applicable) emergings from bankruptcy or insolvency for two (2) consecutive quarters; (f) with respect to clause (iii)(d) above, the Significant Tenant or its parent (as applicable) achieving Investment Grade Ratings; and (g) with respect to clause (iv) above, the mortgage loan debt service coverage ratio for the Martin Brower Mortgage Property reaching at least 1.30x for two (2) consecutive quarters. There is no cure for a Trigger Period resulting from clause (v) above.

Property Management. The Martin Brower Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. All of the equity in the borrower under the Martin Brower Mortgage Loan in the signatory trustee of such borrower and in the Master Tenant at the Martin Brower Property has been pledged to secure a mezzanine loan (the “Martin Brower Mezzanine Loan”) made by the mortgage loan seller, which has an aggregate principal balance of $7,500,000, is subordinate to the Martin Brower Mortgage Loan and accrues at an interest rate of 12.000% per annum. The Martin Brower Mezzanine Loan is interest-only with a term of nine months with one, six month extension option. The holders of the Martin Brower Mezzanine Loan and the Martin Brower Mortgage Loan have entered into an intercreditor agreement that sets forth their respective rights.

Ground Lease. None.

Terrorism Insurance. The Martin Brower Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides (or otherwise the borrower will maintain) coverage for terrorism in an amount equal to the full replacement cost of the Martin Brower Property and provides business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. However, to the extent that Martin Brower maintains the insurance policies required under its lease and the related conditions set forth in the Martin Brower Mortgage Loan Documents are satisfied, the borrower will not be required to maintain such coverages.

A-3-92

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

PETSMART

BEST BUY

Michaels
THE ARTS & CRAFTS STORE

MATTRESSFIRM

FIVE GUYS
CHIPOTLE

GNC

SALLY
SPEC'S

T-Mobile

T-Mobile

A-3-93

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

A-3-94

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

Bird Creek Crossing
3550 South General Bruce Drive
Temple, TX 76504
TEMPLE
Belton
BELL COUNTY
Belton Lake
Draughton-Miller Central Texas Regional Airport
Dallas 122 miles
Houston 163 miles
Austin 63 miles
Moores Mill Rd
HEB Temple Retail Support Center
Walmart Distribution Center
Industrial Blvd
Prairie View Rd
Airport Rd
Old Howard Rd
Baylor Scott & White Continuing Care Hospital
West Temple Park
Westfield Blvd
W. Adams Ave
W. Nugent Ave
Sammons Golf Links
Miller Park
Czech Heritage Museum
DOWNTOWN TEMPLE
Temple Railroad & Heritage Museum
TEMPLE AMTRAK
E. Adams Ave
E. Young Ave
H.K. Dodgen Loop
Lower Troy Rd
AMTRAK
N. 31st St
S. 25th St
W. Ave H
W. Ave L
E. Ave H
Wilson Park
Texas A&M College of Medicine-Temple Campus
Central TX VA Health Care
MLK Jr. Dr
Temple Towne Center
Scott & White Medical Ctr.-Temple
Temple College
Temple College Sports Complex
Baylor Scott & White McLane Children's Medical Center
Market Place Shopping Center
Temple Mall
Kegley Rd
Old Waco Rd
Midway Dr
Charter Oak Dr
Leon River
Leon Valley Golf Course
Heritage Park
Lions Park
Canyon Creek Dr
Texas A&M AgriLife Blackland Research & Extension Ctr.
Panda Power Plant Temple, TX
S. 31st St
S. 5th St
South Temple Park
COLO.
KANSAS
Wichita
Springfield
MO
Stillwater
Santa Fe
Edmond
TULSA
OKLAHOMA CITY
Amarillo
ALBUQUERQUE
Norman
NEW MEXICO
OKLAHOMA
AR
Wichita Falls
Lubbock
Denton
FT. WORTH
DALLAS
Shreveport
Arlington
Las Cruces
EL PASO
Abilene
Tyler
CIUDAD JUAREZ
Midland
Odessa
TEXAS
Waco
Temple
San Angelo
Killeen
AUSTIN
Huntsville
College Station
SAN ANTONIO
Beaumont
HOUSTON
Galveston
CHIHUAHUA
Eagle Pass
Victoria
MEXICO
Laredo
Corpus Christi
Gulf of Mexico
MONTERREY
McAllen
Brownsville

A-3-95

No. 10 – Bird Creek Crossing

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$21,800,000		Property Type – Subtype:	Retail – Anchored
	Cut-off Date Balance:	$21,800,000		Location:	Temple, TX
	% of Initial Pool Balance:	3.1%		Size:	129,941 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF:	$167.77
	Borrower Sponsor:	E. Stanley Kroenke		Maturity Date Balance Per SF:	$152.23
	Guarantor:	E. Stanley Kroenke		Year Built/Renovated:	2007/NAP
	Mortgage Rate:	3.9900%		Title Vesting:	Fee
	Note Date:	September 5, 2019		Property Manager:	Self-managed
	Seasoning:	2 months		Current Occupancy (As of):	97.7% (7/18/2019)
	Maturity Date:	September 6, 2029		YE 2018 Occupancy:	84.6%
	IO Period:	60 months		YE 2017 Occupancy:	85.1%
	Loan Term (Original):	120 months		YE 2016 Occupancy(2):	NAV
	Amortization Term (Original):	360 months		YE 2015 Occupancy(2):	NAV
	Loan Amortization Type:	Interest-only, Amortizing Balloon		As-Is Appraised Value:	$30,800,000
	Call Protection:	L(23),GRTR 1% or YM(93),O(4)		As-Is Appraised Value Per SF:	$237.03
	Lockbox Type:	Springing		As-Is Appraisal Valuation Date:	July 1, 2019

	Additional Debt:	No		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI (6/30/2019):	$1,944,843
				YE 2018 NOI:	$2,008,117
				YE 2017 NOI:	$2,176,661
				YE 2016 NOI(2):	NAV
				U/W Revenues:	$2,799,305
				U/W Expenses:	$663,691
Escrows and Reserves(1)				U/W NOI:	$2,135,614
	Initial	Monthly	Cap	U/W NCF:	$2,051,153
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF:	1.71x / 1.64x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	9.8% / 9.4%
Replacement Reserve	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	10.8% / 10.4%
TI/LC Reserve	$0	Springing	$324,853	Cut-off Date LTV Ratio:	70.8%
				LTV Ratio at Maturity:	64.2%

Sources and Uses
Sources			Uses
Original loan amount	$21,800,000	76.1%	Purchase Price	$28,000,000	97.7%
Borrower’s equity contribution	6,859,974	23.9	Closing Costs	659,974	2.3

Total Sources	$28,659,974	100.0%	Total Uses	$28,659,974	100.0%

(1)	See “Escrows” section for a full description of Escrows and Reserves.

(2)	The Bird Creek Crossing Borrower (as defined below) acquired the Bird Creek Crossing Property (as defined below) in July 2019; therefore, complete historical occupancy for YE 2015 and YE 2016 NOI information is not available.

The Mortgage Loan. The mortgage loan (the “Bird Creek Crossing Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a 129,941 square foot anchored retail center located in Temple, Texas (the “Bird Creek Crossing Property”).

The Borrower and Borrower Sponsor. The borrower is Bird Creek Crossing LLC (the “Bird Creek Crossing Borrower”), a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the Bird Creek Crossing Borrower delivered a non-consolidation opinion in connection with the origination of the Bird Creek Crossing Mortgage Loan. The nonrecourse carve-out guarantor of the Bird Creek Crossing Mortgage Loan is E. Stanley Kroenke.

The borrower sponsor, E. Stanley Kroenke is chairman, co-founder, and owner of THF Realty, a real estate development firm. Mr. Kroenke holds real estate interests in shopping centers, office buildings, industrial and warehouse properties, sports stadiums and storage facilities across the United States. Mr. Kroenke owns 308 properties totaling approximately 43.6 million square feet. Mr. Kroenke’s current and former board and trustee memberships include Wal-Mart Stores, Inc., Central Bancompany, Boone County National Bank and Community Investments Partnerships of St. Louis. Mr. Kroenke also owns the Denver Nuggets of the National Basketball Association, the Colorado Avalanche of the National Hockey League, the Los Angeles Rams of the National Football League, and is the largest shareholder in Arsenal of the English Premier League. The borrower sponsor is one of several defendants under complaints filed in April 2016 by the City of St. Louis related to the decision to relocate the St. Louis Rams to Los Angeles. See “Description of the Mortgage Pool-Litigation and Other Considerations” in the Prospectus.

A-3-96

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

The Property. The Bird Creek Crossing Property is a 129,941 square foot anchored retail center located in Temple, Texas, approximately 37 miles south of Waco, Texas. The Bird Creek Crossing Property consists of six, one-story retail buildings developed in 2007 and 2014. The Bird Creek Crossing Property is situated on an 18.6 acre site, with 656 surface parking spaces, resulting in a parking ratio of 5.0 spaces per square foot of net rentable area. The Bird Creek Crossing Property is part of a larger retail center, which larger retail center includes Target and Home Depot and three outparcels (none of which are part of the collateral). The Bird Creek Crossing Property is anchored by Best Buy, and major tenants include PetSmart, Boot Barn, Michaels and Spec’s Liquor and Fine Foods. As of July 18, 2019, the Bird Creek Crossing Property was 97.7% occupied by 15 national and regional tenants.

Major Tenants.

Largest Tenant: Best Buy (30,038 square feet, 23.1% of net rentable area; 23.1% of underwritten base rent) – Best Buy is a provider of technology products, services and solutions with retail operations located in the U.S., Canada and Mexico. Best Buy was founded in 1966 and is headquartered in Richfield, Minnesota. As of fiscal year 2019, Best Buy operated 1,026 domestic stores and 212 international stores. According to Best Buy’s 2019 annual report, net sales for fiscal year 2019 were $42.9 billion, up 1.7% over the prior year’s total sales of $42.1 billion. Best Buy has been a tenant at the Bird Creek Crossing Property since 2007 and has three, 5-year renewal options remaining after its January 2023 lease expiration.

2nd Largest Tenant: PetSmart (19,900 square feet, 15.3% of net rentable area; 11.5% of underwritten base rent) – Founded in 1986, PetSmart, Inc. is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company operates more than 1,650 pet stores in the United States and approximately 200 in-store PetSmart PetsHotel dog and cat boarding facilities. PetSmart provides a broad range of competitively priced pet food and pet products and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp day care services and pet adoption services in-store. PetSmart has been a tenant at the Bird Creek Crossing Property since 2008 and has five, 5-year renewal options remaining after its April 2023 lease expiration.

3rd Largest Tenant: Boot Barn (17,862 square feet; 13.7% of net rentable area; 7.8% of underwritten base rent) – Founded in 1978, Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The company offers a wide selection of work and lifestyle brands, which includes over 8,000 styles of boots, jeans, shirts, hats, belts, and more from brands such as Wrangler, Ariat, Justin, Carhartt, and many more. As of fiscal year 2019, Boot Barn operated 240 stores in 33 states. According to Boot Barn’s 2019 annual report, net sales for fiscal year 2019 were $776.9 million, up 14.6% over the prior year sales of $677.9 million. Boot Barn has been a tenant at the Bird Creek Crossing Property since 2019 and has three, 5-year renewal options remaining after its October 2029 lease expiration.

A-3-97

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

The following table presents certain information relating to the tenancy at the Bird Creek Crossing Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Anchor Tenants
Best Buy	BBB/Baa1/BBB	30,038	23.1%	$17.60	$528,669	23.1%	1/31/2023	3, 5-year	N
Total Anchor Tenants		30,038	23.1%	$17.60	$528,669	23.1%

Major Tenants
PetSmart	NR/B3/B-	19,900	15.3%	$13.25	$263,675	11.5%	4/30/2023	5, 5-year	N
Boot Barn(3)	NR/NR/NR	17,862	13.7%	$10.00	$178,620	7.8%	10/31/2029	3, 5-year	N
Michaels	NR/Ba2/BB+	17,175	13.2%	$12.66	$217,436	9.5%	2/28/2023	3, 5-year	N
Spec’s Liquor and Fine Foods	NR/NR/NR	15,659	12.1%	$19.50	$305,351	13.4%	6/30/2020	1, 10-year	N
Total Major Tenants		70,596	54.3%	$13.67	$965,082	42.2%

Other Tenants		26,307	20.2%	$30.09	$791,513	34.6%

Occupied Collateral Total		126,941	97.7%	$18.00	$2,285,264	100.0%

Vacant Space		3,000	2.3%

Collateral Total		129,941	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through May 2020 totaling $28,978.

(3)	Under its lease, Boot Barn is permitted to pay 50% rent through March 2020 and has a tenant improvement allowance of $40.0 per SF ($714,480). If the tenant’s gross sales during the fifth year of its lease term are less than $2.2 million ($123.17 per SF), Boot Barn may terminate its lease by providing notice within 90 days after the conclusion of year five and payment of its unamortized tenant improvement allowance and any broker’s commission (straight-line basis over 120 months).

The following table presents certain information relating to tenant sales at the Bird Creek Crossing Property:

Tenant Sales (PSF)

Major Tenant Name	% of Total Annual U/W Base Rent	2016(1)	2017	2018	Anchor Tenant Occupancy Cost(2)
Michaels	9.5%	$142	$146	$143	11.5%
Spec’s Liquor and Fine Food	13.4%	$329	NAV	$361	6.8%

In-Line Sales PSF(3)		$274	$222	$207
In-Line Occupancy Cost		12.3%	14.8%	15.8%

(1)	2016 sales PSF includes Sports Clips sales ($507 PSF). Sports Clips sales in 2017 and 2018 were not available.

(2)	Occupancy Cost is based on 2018 sales, underwritten base rent and underwritten reimbursements.

(3)	In-Line tenants that reported sales include Mattress Firm, Five Guys Burgers & Fries, GNC, and Sports Clips (only for 2016).

A-3-98

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

The following table presents certain information relating to the lease rollover schedule at the Bird Creek Crossing Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	1	2,500	1.9%	2,500	1.9%	$77,000	3.4%	$30.80
2020	1	15,659	12.1%	18,159	14.0%	$305,351	13.4%	$19.50
2021	1	1,948	1.5%	20,107	15.5%	$50,648	2.2%	$26.00
2022	2	7,898	6.1%	28,005	21.6%	$190,774	8.3%	$24.15
2023	4	69,613	53.6%	97,618	75.1%	$1,117,580	48.9%	$16.05
2024	3	8,761	6.7%	106,379	81.9%	$277,091	12.1%	$31.63
2025	0	0	0.0%	106,379	81.9%	$0	0.0%	$0.00
2026	0	0	0.0%	106,379	81.9%	$0	0.0%	$0.00
2027	0	0	0.0%	106,379	81.9%	$0	0.0%	$0.00
2028	1	1,200	0.9%	107,579	82.8%	$43,200	1.9%	$36.00
2029	2	19,362	14.9%	126,941	97.7%	$223,620	9.8%	$11.55
Thereafter	0	0	0.0%	126,941	97.7%	$0	0.0%	$0.00
Vacant	0	3,000	2.3%	129,941	100.0%	$0	0.0%	$0.00
Total/Weighted Average(3)	15	129,941	100.0%			$2,285,264	100.0%	$18.00

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at the Bird Creek Crossing Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(2)	12/31/2018(2)	7/18/2019(3)
NAV	NAV	85.1%	84.6%	97.7%

(1)	The Bird Creek Crossing Borrower acquired the Bird Creek Crossing Property in July 2019; therefore, complete historical occupancy is not available.

(2)	Information obtained from the Bird Creek Crossing Borrower.

(3)	Information obtained from the underwritten rent roll.

A-3-99

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Bird Creek Crossing Property:

Cash Flow Analysis

	2017	2018	TTM 6/30/2019	U/W	%(1)	U/W $ per SF
Rents in Place	$2,244,621	$2,151,936	$2,098,647	$2,256,287	76.3%	$17.36
Contractual Rent Steps(2)	0	0	0	28,978	1.0	0.22
Grossed Up Vacant Space	0	0	0	90,000	3.0	0.69
Gross Potential Rent	$2,244,621	$2,151,936	$2,098,647	$2,375,264	80.4%	$18.28
Other Income	0	0	0	0	0.0	0.00
Total Recoveries	561,615	508,204	485,513	580,708	19.6	4.47
Net Rental Income	$2,806,236	$2,660,140	$2,584,160	$2,955,972	100.0%	$22.75
(Vacancy & Credit Loss)	(1,396)	(13,663)	(6,690)	(156,667)(3)	(6.6)	(1.21)
Effective Gross Income	$2,804,840	$2,646,477	$2,577,470	$2,799,305	94.7%	$21.54

Real Estate Taxes	312,734	291,754	301,351	309,514	11.1	2.38
Insurance	9,675	11,943	13,729	28,934	1.0	0.22
Management Fee	82,841	83,556	80,506	83,979	3.0	0.65
Other Operating Expenses	222,929	251,107	237,041	241,264	8.6	1.86
Total Operating Expenses	$628,179	$638,360	$632,627	$663,691	23.7%	$5.11

Net Operating Income	$2,176,661	$2,008,117	$1,944,843	$2,135,614	76.3%	$16.44
Replacement Reserves	0	0	0	19,491	0.7	0.15
TI/LC	0	0	0	64,971	2.3	0.50
Net Cash Flow	$2,176,661	$2,008,117	$1,944,843	$2,051,153	73.3%	$15.79

NOI DSCR	1.74x	1.61x	1.56x	1.71x
NCF DSCR	1.74x	1.61x	1.56x	1.64x
NOI Debt Yield	10.0%	9.2%	8.9%	9.8%
NCF Debt Yield	10.0%	9.2%	8.9%	9.4%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents contractual rent steps through May 2020.

(3)	The underwritten economic vacancy is 5.3%. The Bird Creek Crossing Property was 97.7% leased as of July 18, 2019.

A-3-100

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

Appraisal. As of the appraisal valuation date of July 1, 2019, the Bird Creek Crossing Property had an “as-is” appraised value of $30,800,000.

Environmental Matters. According to a Phase I environmental site assessment dated July 11, 2019, there was no evidence of any recognized environmental conditions at the Bird Creek Crossing Property.

Market Overview and Competition. The Bird Creek Crossing Property is located in Temple, Bell County, Texas, within the Killeen-Temple metropolitan statistical area (the “Temple MSA”). Fort Hood is one of the nation’s largest military bases located on 214,968-acres and is the largest employer within the Temple MSA. Fort Hood is the only post in the United States capable of stationing and training two armored divisions. Fort Hood units include, but are not limited to, the III Corps, 1st Calvary Division, 1st Armor Division West, 3rd Cavalry Division and the US Army Garrison Fort Hood. The rolling, semi-arid terrain is ideal for multifaceted training and testing of military units and troops. The base has been successful in attracting federal dollars, with 12 major construction projects under way totaling $300 million. Other major employers include Military Defense Contractors, Baylor Scott and White Medical Center, Central Texas Veterans Healthcare System.

The Bird Creek Crossing Property is located approximately 3.4 miles west of downtown Temple and approximately 37 miles south of Waco, Texas. Access to the Bird Creek Crossing Property neighborhood is provided by Interstate 35 and SW H.K. Dodgen Loop. The neighborhood surrounding the Bird Creek Crossing Property primarily consists of retail, commercial and residential developments. Growth patterns have occurred primarily along major commercial thoroughfares such as Interstate 35, US Highway 190 and Loop 363. According to a third party market research report, the estimated 2019 population in a one-, three-, and five-mile radius of the Bird Creek Crossing Property is 7,666, 48,652 and 80,276, respectively. The average household income within the same radii is $59,559, $65,959 and $73,354, respectively.

Submarket Information – According to a third-party market research report, the Bird Creek Crossing Property is situated within the Temple retail submarket. As of second quarter 2019, the submarket reported a total inventory of 5.4 million square feet with a 5.3% vacancy rate and an average quoted rental rate of $16.61 per square feet. As of second quarter 2019, the Temple retail submarket reported positive absorption of 3,500 square feet, with no new construction or deliveries.

Appraiser’s Comp Set – The appraiser identified six competitive properties for the Bird Creek Crossing Property totaling approximately 462,860 square feet, which reported an average occupancy rate of approximately 97.6%. The appraiser concluded to net market rents for the Bird Creek Crossing Property of $13.00 per square foot anchor tenants, $19.50 per square foot for Jr. Anchor tenants, $45.00 per square foot for high visibility space and $30.00 per square foot for in-line tenants.

The following table presents certain information relating to the appraiser’s market rent conclusion for the Bird Creek Crossing Property:

Market Rent Summary(1)

	Anchor	Jr. Anchor	High Visibility Space	In-Line Space
Market Rent (PSF)	$13.00	$19.50	$45.00	$30.00
Lease Term (Years)	20	10	5	5
Lease Type (Reimbursements)	NNN	NNN	NNN	NNN
Rent Increase Projection	2.50%	2.50%	2.50%	2.50%

(1)	Information obtained from the appraisal.

A-3-101

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

The table below presents certain information relating to comparable sales for the Bird Creek Crossing Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Kyle Crossing	Kyle, TX	121,485	Dec-18	$28,000,000	$230.48
Gateway Station	Burleson, TX	78,545	Sept-17	$15,300,000	$194.79
5000 South Hulen	Fort Worth, TX	84,373	Dec-17	$22,100,000	$261.93
Temple Town Center	Temple, TX	246,616	Sept-18	$26,900,000	$109.08
902 W Central Expy	Killeen, TX	60,438	Jul-19	$10,200,000	$168.77
Boardwalk Shopping	Round Rock, TX	184,598	Mar-19	$29,375,000	$159.13

(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable leases to those at the Bird Creek Crossing Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	Reimbursement Amount PSF	Lease Type
Temple Towne Center 2112 SW. H K Dodgen Loop Temple, TX	2001/NAP	246,616	2.1 miles	100.0%	NAV	23,905	$12.00	NAV	NNN
Aubrey’s Crossing 3809 S. General Bruce Drive Temple, TX	2006/NAP	25,865	0.6 miles	90.0%	NAV	1,654	$18.00	$5.00	NNN
31st Street Crossing 4301-4305 S. 31st Street Temple, TX	2006/NAP	9,673	3.2 miles	100.0%	NAV	1,700	$20.00	NAV	NNN
Killeen Crossing 902 W Central Texas Expy Killeen, TX	1995/NAP	60,438	24.6 miles	96.0%	NAV	39,974	$12.63	$1.00	NNN
Five Hills Shopping 232 Robert Griffin III Dr. Copperas Cove, TX	2017/NAP	93,652	31.7 miles	100.0%	NAV	25,006	$10.00	$5.00	NNN
Melrose 801 S Fort Hood Street Killeen, TX	1979/NAP	26,616	24.5 miles	100.0%	NAV	10,956	$20.40	NAV	NNN

(1)	Information obtained from the appraisal.

A-3-102

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

Escrows.

Real Estate Taxes – The Bird Creek Crossing Mortgage Loan documents do not require an upfront real estate tax reserve. Ongoing monthly real estate tax reserves will be required during the continuation of a Cash Management Trigger Event (as defined below) or Cash Sweep Event (as defined below) under the Bird Creek Crossing Mortgage Loan in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be necessary to pay taxes over the then succeeding twelve months.

Insurance – The Bird Creek Crossing Mortgage Loan documents do not require an upfront insurance reserve. Ongoing monthly insurance reserves will be required during the continuation of a Cash Management Trigger Event or Cash Sweep Event under the Bird Creek Crossing Mortgage Loan in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums.

Replacement Reserves – The Bird Creek Crossing Mortgage Loan documents do not require an upfront replacement reserve. Ongoing monthly replacement reserves will be required during the continuation of a Cash Management Trigger Event or Cash Sweep Event under the Bird Creek Crossing Mortgage Loan in an amount equal to $1,624.

TI/LC Reserve – The Bird Creek Crossing Mortgage Loan documents do not require an upfront tenant improvement and leasing commission reserve. Ongoing monthly tenant improvement and leasing commission reserves will be required during the continuation of a Cash Management Trigger Event or Cash Sweep Event under the Bird Creek Crossing Mortgage Loan in an amount equal to $5,414, subject to a cap of $324,853. In addition, when a Cash Management Trigger Event and a Cash Sweep Event are in effect, the Bird Creek Crossing Borrower is required to deposit in the TI/LC reserve any amounts paid to the Bird Creek Crossing Borrower in connection with a termination, cancellation, sale or other disposition of any lease (or portion of the lease) other than any amount that relates to periods prior to such disposition date.

Lockbox and Cash Management. The Bird Creek Crossing Mortgage Loan requires a springing lockbox and springing cash management. Upon the occurrence and continuance of a Cash Management Trigger Event, the Bird Creek Crossing Borrower is required to establish a lender-controlled lockbox account and instruct tenants to deposit rents into such lockbox account. The Bird Creek Crossing loan documents also require that all revenues received by the Bird Creek Crossing Borrower or property manager be deposited into the lockbox account within one business day of receipt. Pursuant to the Bird Creek Crossing Mortgage Loan documents, all excess funds on deposit are required to be applied as follows: (a) if a Cash Sweep Event is not in effect, to the Bird Creek Crossing Borrower; and (b) if a Cash Sweep Event is in effect due to the existence of a Critical Tenant Trigger Event (as defined below) to the Critical Tenant TI/LC account until the applicable Critical Tenant Trigger Event Cure (as defined below) has occurred. If a Cash Sweep Event is in effect but a Critical Tenant Trigger Event is not in effect, then funds will be applied to the excess cash flow account.

A “Cash Management Trigger Event” will commence upon the occurrence of the following:

(i)	an event of default;

(ii)	the Bird Creek Crossing Borrower’s second late debt service payment within a 12-month period;

(iii)	a bankruptcy action of the Birds Creek Crossing Borrower, guarantor or property manager;

(iv)	a Cash Management DSCR Trigger Event (as defined below); or

(v)	a Critical Tenant Trigger Event.

A Cash Management Trigger Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default having been accepted or waived by the lender;

●	with regard to clause (ii) above, the debt service payments having been paid on time for 12 consecutive months;

●	with regard to clause (iii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 60 days of such filing among other conditions for the Bird Creek Crossing Borrower or guarantor and within 120 days for the property manager, or, with respect to the property manager, the Bird Creek Crossing Borrower replacing the property manager with a qualified property manager acceptable to the lender;

●	with regard to clause (iv) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.15x for two consecutive quarters; and

●	with regard to clause (v) above, a Critical Tenant Trigger Event Cure.

A “Cash Management DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.15x, unless within five days of such date, the Bird Creek Crossing Borrower delivers one or more Master Leases (as defined below) that result in a minimum debt service coverage ratio of 1.25x for the Bird Creek Crossing Mortgage Loan.

A “Cash Sweep Event” will commence upon the occurrence of the following:

(i)	an event of default;

(ii)	a bankruptcy action of the Bird Creek Crossing Borrower, guarantor or property manager;

(iii)	a Cash Sweep DSCR Trigger Event (as defined below); or

(iv)	a Critical Tenant Trigger Event.

A-3-103

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

A Cash Sweep Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default having been accepted or waived by lender;

●	with regard to clause (ii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 60 days of such filing among other conditions for the Bird Creek Crossing Borrower or guarantor and within 120 days for the property manager, or, with respect to the property manager, the Bird Creek Crossing Borrower replacing the property manager with a qualified manager acceptable to the lender;

●	with regard to clause (iii) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.10x for two consecutive quarters; and

●	with regard to clause (iv) above, a Critical Tenant Trigger Event Cure.

A “Cash Sweep DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.10x, unless within five days of such date, the Bird Creek Crossing Borrower delivers one or more Master Leases (as defined below) that result in a minimum debt service coverage ratio of 1.25x for the Bird Creek Crossing Mortgage Loan.

A “Critical Tenant Trigger Event” will occur if E. Stanley Kroenke is not the guarantor of the Bird Creek Crossing Mortgage Loan and any of the following occurs:

(i)	Best Buy, PetSmart, Boot Barn or Spec’s or any other tenant occupying the space currently occupied by such tenant or tenants (each, a “Critical Tenant” and each related lease, a “Critical Tenant Lease”) gives notice of its intention to not extend or renew its lease;

(ii)	the date that is twelve months prior to the related lease expiration date if the Critical Tenant has failed to give notice of its election to renew its lease;

(iii)	the date on which the Critical Tenant is required under its lease to notify the Bird Creek Crossing Borrower of its election to renew its lease if the Critical Tenant fails to give such notice;

(iv)	an event of default under the Critical Tenant Lease;

(v)	a bankruptcy action with respect to the Critical Tenant;

(vi)	the Critical Tenant elects to pay reduced rent (including, without limitation, percentage rent in lieu of fixed rent) ,or

(vii)	the Critical Tenant discontinues its normal business operations.

A “Critical Tenant Trigger Event Cure” will occur upon:

●	with regard to clause (i), (ii) or (iii) above, (x) the date that (1) the Critical Tenant Lease extension is executed and delivered to the lender by the Bird Creek Crossing Borrower; and the related tenant improvement costs, leasing commissions and other material costs and expenses have been deposited into the Critical Tenant TI/LC account; or (2) a Critical Tenant Space Re-Tenanting Event (as defined below) has occurred;

●	with regard to clause (iv) above, a cure of the applicable default;

●	with regard to clause (v) above, an affirmation that the Critical Tenant is actually paying all rents and other amounts under the lease;

●	with regard to clause (vi) above, the Critical Tenant re-commencing the payment of full unabated rent; or

●	with regard to clause (vii) above, the Critical Tenant re-commencing its normal business operations or a Critical Tenant Space Re-Tenanting Event (as defined below).

A “Critical Tenant Space Re-tenanting Event” will occur on the date each of the following conditions has been satisfied: (i) the Critical Tenant space is at least 75% leased to one or more replacement tenants for a term of at least five years and on terms that are acceptable to the lender; (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to the re-letting of the space have been paid in full; and (iii) the replacement tenant(s) are conducting normal business operations at the related Critical Tenant space.

“Master Lease” means a lease agreement between the Bird Creek Crossing Borrower, as landlord, and the guarantor, as tenant, that (i) is for a term of 10 or more years; (ii) is subordinate to the Bird Creek Crossing Mortgage Loan documents, and (iii) contains terms and conditions reasonably acceptable to the lender. The Master Lease may not be amended without the prior consent of the lender and can be terminated only (x) if no event of default exists and (y) if, as of the Master Lease termination date, (a) the debt service coverage ratio is not less than 1.25x for two consecutive quarters without including rent from the Master Lease, or (b) the Bird Creek Crossing Borrower has deposited with the lender an amount equal to cash flow that would have been swept into the excess cash flow account, among other conditions. There are no Master Leases currently in effect.

Property Management. The Bird Creek Crossing Property is managed by an affiliate of the Bird Creek Crossing Borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Bird Creek Crossing Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Bird Creek Crossing Borrower provides coverage for terrorism in an amount equal to the full replacement cost of

A-3-104

Retail - Anchored	Loan #10	Cut-off Date Balance:	$21,800,000
3550 South General Bruce Drive	Bird Creek Crossing	Cut-off Date LTV:	70.8%
Temple, TX 76504		U/W NCF DSCR:	1.64x
		U/W NOI Debt Yield:	9.8%

the Bird Creek Crossing Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-105

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A-3-106

No. 11 – Southern California Retail Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Ladder Capital Finance LLC		Single Asset/Portfolio(3):	Portfolio
	Original Principal Balance:	$21,500,000		Property Type – Subtype:	Retail – Single Tenant
	Cut-off Date Balance:	$21,471,838		Location(4):	Various, CA
	% of Initial Pool Balance:	3.1%		Size:	120,199 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF:	$178.64
	Borrower Sponsor:	Edward M. Israel		Maturity Date Balance Per SF:	$142.46
	Guarantor:	Edward M. Israel		Year Built/Renovated(4):	Various
	Mortgage Rate:	4.0700%		Title Vesting:	Fee
	Note Date:	September 30, 2019		Property Manager:	Self-Managed
	Seasoning:	1 month		Current Occupancy (As of):	100.0% (11/1/2019)
	Maturity Date:	October 6, 2029		YE 2018 Occupancy:	100.0%
	IO Period:	0 months		YE 2017 Occupancy:	100.0%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	100.0%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	100.0%
	Loan Amortization Type:	Amortizing Balloon		Appraised Value:	$42,800,000
	Call Protection:	L(23),GRTR 1% or YM(93),O(4)		Appraised Value Per SF:	$356.08
	Lockbox Type:	Hard/Springing Cash Management		Appraisal Valuation Date:	August 22, 2019
	Additional Debt:	None
	Additional Debt Type (Balance):	NAP		Underwriting and Financial Information
				TTM NOI(5):	NAV
				YE 2018 NOI(5):	NAV
				YE 2017 NOI(5):	NAV
				YE 2016 NOI(5):	NAV
				U/W Revenues:	$1,921,018
				U/W Expenses:	$43,826
Escrows and Reserves				U/W NOI:	$1,877,191
	Initial	Monthly	Cap	U/W NCF:	$1,781,032
Taxes(1)	$0	Springing	NAP	U/W DSCR based on NOI/NCF:	1.51x / 1.43x
Insurance(2)	$901	$451	NAP	U/W Debt Yield based on NOI/NCF:	8.7% / 8.3%
TI/LC Reserve	$0	$1,502	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	11.0% / 10.4%
Replacement Reserve	$0	$6,511	NAP	Cut-off Date LTV Ratio:	50.2%
				LTV Ratio at Maturity:	40.0%

Sources and Uses
Sources			Uses
Original loan amount	$21,500,000	99.0%	Loan payoff	$21,356,106	98.3%
Borrower equity	226,064	1.0	Upfront reserves	901	0.0
			Closing costs	369,057	1.7
Total Sources	$21,726,064	100.0%	Total Uses	$21,726,064	100.0%

(1)	Monthly deposits into the tax reserve will be required upon failure of the lender to receive reasonable satisfactory evidence that the tenants at the Home Depot Property and the Ross Dress for Less Property (each as defined below) are responsible for paying, and are in fact paying, all taxes prior to the date such taxes are delinquent and no default has occurred under any tenant lease.

(2)	The lender required the borrower to maintain general liability and umbrella insurance because the lender is not currently named under the policy held by Ross Dress for Less Property (as defined below). Home Depot Property (as defined below) self-insures.

(3)	Partial release is permitted. The borrower may obtain the release of the Home Depot Property or the Ross Dress for Less Property from the collateral in connection with a third-party, arms-length sale of the release parcel subject to, among other things, the following conditions: (i) no event of default has occurred or would occur as a result of the release, (ii) the remaining collateral has an LTV no greater than the lesser of (a) the LTV in place at origination and (b) the LTV in place immediately prior to the release, (iii) the remaining collateral has a DSCR no less than the greater of (a) the DSCR in place at origination and (b) the DSCR in place immediately prior to the release, (iv) payment of a release price (the “Release Price”) and any yield maintenance premium associated with the payment of the Release Price, (v) satisfaction of customary REMIC requirements, and (vi) payment of all other costs and expenses of the lender in connection with the release.

(4)	See “The Mortgage Loan” and “The Properties” sections.

(5)	Historical operating statements are not available as the Southern California Retail Portfolio Properties (as defined below) were purchased in 2018 and are comprised of two single tenants with triple-net leases.

The Mortgage Loan. The mortgage loan (the “Southern California Retail Portfolio Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee simple interest in a 120,199 square foot single tenant retail portfolio including the Home Depot property located at 12131 Beach Boulevard in Stanton, California (the “Home Depot Property”) and the Ross Dress for Less property located at 7060 Sunset Boulevard in Los Angeles, California (the “Ross Dress for Less Property”; the Home Depot Property and the Ross Dress for Less Property, collectively, the “Southern California Retail Portfolio Properties”). The Southern California Retail Portfolio Mortgage Loan was originated on September 30, 2019 by Ladder Capital Finance LLC. The Southern California Retail Portfolio Mortgage Loan had an original principal balance of $21,500,000, has an outstanding

A-3-107

Retail – Single Tenant	Loan #11	Cut-off Date Balance:	$21,471,838
Various, CA	Southern California Retail Portfolio	Cut-off Date LTV:	50.2%
Various		U/W NCF DSCR:	1.43x
		U/W NOI Debt Yield:	8.7%

principal balance as of the Cut-off Date of $21,471,838 and accrues interest at an interest rate of 4.0700% per annum. The Southern California Retail Portfolio Mortgage Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Southern California Retail Portfolio Mortgage Loan matures on October 6, 2029.

The Properties. The Southern California Retail Portfolio Properties are comprised of two single-story retail stores located in Southern California totaling 120,199 square feet. The Home Depot Property is located in Stanton, California and the Ross Dress for Less Property is located in Los Angeles, California approximately 35.4 miles away from the Home Depot Property. The Southern California Retail Portfolio Properties are 100% leased to Home Depot (A/A2/A by Fitch/Moody’s/S&P) and Ross Dress for Less (A2/A- by Moody’s/S&P), through January 2025.

As of November 1, 2019, the Southern California Retail Portfolio Properties are 100% occupied and feature a weighted average parking ratio of 3.7 parking spaces per 1,000 square feet of rentable area (see table below).

The following table presents certain information relating to the Southern California Retail Portfolio Properties:

Property Name Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated Cut-off Date LTV	% of UW NOI	Parking Ratio (per 1,000 SF)
Home Depot - 12131 Beach Boulevard Stanton, CA	$11,895,398	55.4%	100.0%	1986/NAP	93,031	$23,800,000	50.0%	61.3%	3.2
Ross Dress for Less - 7060 Sunset Boulevard Los Angeles, CA	$9,576,440	44.6%	100.0%	1969/1987	27,168	$19,000,000	50.4%	38.7%	4.3
Total/Weighted Average	$21,471,838	100.0%	100.0%		120,199	$42,800,000	50.2%	100.0%	3.7

Major Tenants.

Largest Tenant: Home Depot (A/A2/A by Fitch/Moody’s/S&P; 93,031 square feet; 77.4% of net rentable area; 62.0% of underwritten base rent; 1/31/2025 lease expiration) – Home Depot is a home improvement retailer. Home Depot sells an assortment of building materials, home improvement products, and lawn and garden products, and provides various services. As of February 3, 2019, Home Depot stores averaged approximately 104,000 square feet of enclosed space, with over 24,000 additional square feet of outside garden area. Home Depot stores serve three primary customer groups: do-it-yourself customers, do-it-for-me customers and professional customers. As of February 3, 2019, Home Depot had approximately 2,278 stores located throughout the United States, the Commonwealth of Puerto Rico and the territories of the United States Virgin Islands and Guam, Canada and Mexico. Home Depot currently pays a base rent of $13.03 per square foot. Home Depot has one, ten-year renewal option followed by four, five-year renewal options.

2nd Largest Tenant: Ross Dress for Less (NR/A2/A- by Fitch/Moody’s/S&P; 27,168 square feet; 22.6% of net rentable area; 38.0% of underwritten base rent; 1/31/2025 lease expiration) – Ross Dress for Less operates off-price retail and home fashion stores. It primarily offers apparel, accessories, footwear and home fashion. As of March 2019, the company operated 1,717 stores in 38 states. The company is headquartered in Dublin, California. The company recently announced it will be opening 100 new stores during fiscal year 2019 as it desires to build its presence in both existing and newer markets. California contains the largest number of Ross Dress for Less stores at 400 of the 1,717 total stores or 23.3%. Ross Dress for Less currently pays a base rent of $27.32 per square foot. Ross Dress for Less has a one, five-year renewal option at a base rent of $29.51.

A-3-108

Retail – Single Tenant	Loan #11	Cut-off Date Balance:	$21,471,838
Various, CA	Southern California Retail Portfolio	Cut-off Date LTV:	50.2%
Various		U/W NCF DSCR:	1.43x
		U/W NOI Debt Yield:	8.7%

The following table presents certain information relating to the tenancy at the Southern California Retail Portfolio Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent(2)	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Home Depot	A/A2/A	93,031	77.4%	$13.03	$1,212,484	62.0%	1/31/2025	Various	N
Ross Dress for Less	NR/A2/A-	27,168	22.6%	$27.32	$742,230	38.0%	1/31/2025	1, 5-year	N
Occupied Collateral Total		120,199	100.0%	$16.26	$1,954,714	100.0%

Vacant Space		0	0.0%

Collateral Total		120,199	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through October 2020 totalling $139,472.

The following table presents certain information relating to the lease rollover schedule at the Southern California Retail Portfolio Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	2	120,199	100.0%	120,199	100.0%	$1,954,714	100.0%	$16.26
2026	0	0	0.0%	120,199	100.0%	$0	0.0%	$0.00
2027	0	0	0.0%	120,199	100.0%	$0	0.0%	$0.00
2028	0	0	0.0%	120,199	100.0%	$0	0.0%	$0.00
2029	0	0	0.0%	120,199	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	120,199	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	120,199	100.0%	$0	0.0%	$0.00
Total/Weighted Average	2	120,199	100.0%			$1,954,714	100.0%	$16.26

(1)	Information obtained from the underwritten rent roll.

(2)	Annual U/W Base Rent and Annual U/W Base Rent PSF include contractual rent steps through October 2020 totalling $139,472.

The following table presents historical occupancy percentages at the Southern California Retail Portfolio Properties:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(2)	11/1/2019(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information provided by the borrower.

(2)	Information obtained from the underwritten rent roll.

A-3-109

Retail – Single Tenant	Loan #11	Cut-off Date Balance:	$21,471,838
Various, CA	Southern California Retail Portfolio	Cut-off Date LTV:	50.2%
Various		U/W NCF DSCR:	1.43x
		U/W NOI Debt Yield:	8.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Southern California Retail Portfolio Properties:

Cash Flow Analysis(1)

	U/W	%(2)	U/W $ per SF
Base Rent	$1,815,242	89.8%	$15.10
Contractual Rent Steps(3)	139,472	6.9	1.16
Grossed Up Vacant Space	0	0.0	0.00
Gross Potential Rent	$1,954,714	96.7%	$16.26
Other Income	27,540	1.4	0.23
Total Recoveries	38,420	1.9	0.32
Net Rental Income	$2,020,674	100.0%	$16.81
(Vacancy & Credit Loss)(4)	(99,657)	(5.1)	(0.83)
Effective Gross Income	$1,921,018	95.1%	$15.98

Real Estate Taxes	0	0.0	0.00
Insurance	5,406	0.3	0.04
Management Fee	38,420	2.0	0.32
Other Operating Expenses	0	0.0	0.00
Total Operating Expenses	$43,826	2.3%	$0.36

Net Operating Income	$1,877,191	97.7%	$15.62
Replacement Reserves	18,030	0.9	0.15
TI/LC	78,129	4.1	0.65
Net Cash Flow	$1,781,032	92.7%	$14.82

NOI DSCR	1.51x
NCF DSCR	1.43x
NOI Debt Yield	8.7%
NCF Debt Yield	8.3%

(1)	Historical operating statements are not available as the Southern California Retail Portfolio Properties were acquired in 2018 and are comprised of two single tenants with triple-net leases.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Represents contractual rent steps through October 2020.

(4)	The underwritten economic vacancy is 5.0%. The Southern California Retail Portfolio Properties were 100.0% physically occupied as of November 1, 2019.

Market Overview and Competition.

12131 Beach Boulevard – Home Depot

The Home Depot Property is located within the Orange County market, 23.1 miles northeast of the Los Angeles central business district. The Home Depot Property is located 6.4 miles inland from Sunset Beach, one of the widest beaches in Southern California stretching 1.5 miles wide and the location of the annual Sunset Beach Art Festival. The Home Depot Property is situated at the corner of Beach Boulevard (State Highway 39) and Chapman Avenue. Beach Boulevard is a highly trafficked general and service retail corridor with average traffic volume of 71,000 cars per day within Stanton.

The Home Depot Property is located within the West County submarket of the Orange County market. According to the appraisal, the population within a one-, three- and five-mile radius of the Home Depot Property is 25,638 people, 272,839 people, and 684,585 people, respectively. Average household income within a one-, three- and five-mile radius of the Home Depot Property is $75,128, $86,021, and $91,893, respectively. The market rent based on the appraisal comparables for the Home Depot Property is $15.00 per square foot which is 15.1% above the Home Depot rent of $13.03 per square foot. Retail market vacancy within West County has stayed steady between 3.2% and 4.3% from the first quarter of 2016 to the second quarter of 2019.

7060 Sunset Boulevard – Ross Dress for Less

The Ross Dress for Less Property is situated on the corner of Sunset Boulevard and North La Brea Avenue within the Hollywood neighborhood of Los Angeles. Sunset Boulevard is 22 miles long and stretches from Hollywood to Malibu, winding past Beverly Hills, Bel Air and UCLA. The Ross Dress for Less Property is located 1.5 miles southwest of Paramount Pictures Studio, the longest operating studio in Hollywood with over 65 acres and thirty stages. The Ross Dress for Less Property is 1.8 miles from Sunset Strip,

A-3-110

Retail – Single Tenant	Loan #11	Cut-off Date Balance:	$21,471,838
Various, CA	Southern California Retail Portfolio	Cut-off Date LTV:	50.2%
Various		U/W NCF DSCR:	1.43x
		U/W NOI Debt Yield:	8.7%

a 1.5 mile-long strip on Sunset Boulevard between Doheny Drive and North Crescent Heights Boulevard featuring Chateau Marmont, Sunset Tower Hotel, and the Viper Room.

Population within a one-, three-, and five-mile radius from the Ross Dress for Less Property is 55,798 people, 334,543 people, and 926,470 people, respectively. Within a one-, three-, and five-mile radius from the Ross Dress for Less Property, average household income is $79,868, $102,944, and $95,333, respectively. The Los Angeles retail market rents have grown by 18.0% from $27.88 per square foot in the first quarter of 2016 to $32.89 per square foot in the second quarter of 2019. The Los Angeles market rent of $32.89 per square foot is 20.4% above the Ross Dress for Less rent of $27.32 per square foot. Retail market vacancy within the Los Angeles market has stayed steady at 4.5% as of the first quarter of 2016 and 4.4% as of the second quarter of 2019.

The following table presents certain information relating to the appraiser’s market rent conclusion for the Home Depot Property and the Ross Dress for Less Property:

Market Rent Summary(1)

	Home Depot	Ross Dress for Less
Market Rent (PSF)	$15.00	$27.00
Lease Term (Years)	10	10
Lease Type (Reimbursements)	NNN	NNN
Rent Escalations Projection (per Year)	3.00%	3.00%

(1)	Information obtained from the appraisal.

The table below presents certain information relating to four single tenant retail property comparables for the Home Depot Property identified by the appraiser:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	Lease Type
Mission Marketplace 443 College Boulevard Oceanside, CA	1992/NAP	86,079	53.5 miles	100.0%	10.0 Yrs	86,079	$15.84	NNN
Hobby Lobby 10201 Valley View Street Cypress, CA	1976/2009	67,000	2.7 miles	100.0%	10.0 Yrs	67,000	$10.20	NNN
150 South Bent Avenue 150 South Bent Avenue San Marcos, CA	2003/NAP	142,463	63.9 miles	100.0%	10.0 Yrs	142,463	$10.68	NNN
Kohl’s 18182 Irvine Boulevard Tustin, CA	1977/NAP	74,439	10.0 miles	100.0%	5.0 Yrs	74,439	$13.80	NNN

(1)	Information obtained from the appraisal.

A-3-111

Retail – Single Tenant	Loan #11	Cut-off Date Balance:	$21,471,838
Various, CA	Southern California Retail Portfolio	Cut-off Date LTV:	50.2%
Various		U/W NCF DSCR:	1.43x
		U/W NOI Debt Yield:	8.7%

The table below presents certain information relating to five retail property comparables for the Ross Dress for Less Property identified by the appraiser:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	Lease Type
Ralph’s Grocery 16123 Bellflower Boulevard Bellflower, CA	1977/NAP	35,000	18.9 miles	100.0%	10.0 Yrs	35,000	$15.24	NNN
Michaels 11260 West Olympic Los Angeles, CA	1997/NAP	94,125	6.8 miles	100.0%	10.0 Yrs	22,939	$36.00	NNN
24 Hour Fitness 5045 West Slauson Avenue Los Angeles, CA	2004/NAP	38,524	7.5 miles	100.0%	10.0 Yrs	38,524	$45.96	NNN
Glendale Marketplace 106 South Brand Boulevard Glendale, CA	1998/NAP	66,808	6.0 miles	100.0%	10.0 Yrs	15,000	$33.00	Gross
Torrance Promenade 19800 Hawthorne Boulevard Torrance, CA	1973/NAP	240,452	16.5 miles	100.0%	10.0 Yrs	25,000	$18.90	NNN

(1)	Information obtained from the appraisal.

A-3-112

No. 12 – DoubleTree ABQ

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$19,060,000		Property Type – Subtype:	Hospitality – Full Service
	Cut-off Date Balance:	$19,060,000		Location:	Albuquerque, NM
	% of Initial Pool Balance:	2.7%		Size:	295 Rooms
	Loan Purpose:	Acquisition		Cut-off Date Balance Per Room	$64,610
	Borrower Sponsors:	AWH Partners; Bernard Michael; Chad Cooley; Jonathan Rosenfeld; Russ Flicker		Maturity Date Balance Per Room:	$54,927
	Guarantors:	Bernard Michael; Chad Cooley; Jonathan Rosenfeld; Russ Flicker		Year Built/Renovated:	1975/2018
	Mortgage Rate:	4.3300%		Title Vesting:	Fee
	Note Date:	August 8, 2019		Property Manager:	Self-managed
	Seasoning:	2 months		Current Occupancy (As of):	71.9% (6/30/2019)
	Maturity Date:	September 6, 2029		YE 2018 Occupancy(3):	68.0%
	IO Period:	24 months		YE 2017 Occupancy(3):	60.6%
	Loan Term (Original):	120 months		YE 2016 Occupancy(3):	60.8%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	62.4%
	Loan Amortization Type:	Interest-only, Amortizing Balloon		Appraised Value(4):	$28,230,000
	Call Protection:	L(26),D(87),O(7)		Appraised Value Per Room(4):	$95,695
	Lockbox Type:	Hard/Springing Cash Management		Appraisal Valuation Date(4):	July 24, 2019
	Additional Debt(1):	Yes
	Additional Debt Type (Balance)(1):	Future Unsecured or Mezzanine Debt		Underwriting and Financial Information
				TTM NOI (06/30/2019):	$2,508,699
				YE 2018 NOI(3):	$2,217,909
				YE 2017 NOI(3):	$1,490,284
				YE 2016 NOI(3):	$1,942,154
				U/W Revenues:	$10,837,704
				U/W Expenses:	$8,417,516
				U/W NOI:	$2,420,188
				U/W NCF:	$1,986,680
Escrows and Reserves				U/W DSCR based on NOI/NCF:	2.13x / 1.75x
	Initial	Monthly	Cap	U/W Debt Yield based on NOI/NCF:	12.7% / 10.4%
Taxes	$72,967	$14,593	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	14.9% / 12.3%
Insurance	$0	Springing(2)	NAP	Cut-off Date LTV Ratio(4):	67.5%
FF&E Reserve	$0	$18,063	NAP	LTV Ratio at Maturity(4):	57.4%
Immediate Repairs Reserve	$235,235	$0	NAP
PIP Reserve	$2,898,765	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$19,060,000	67.3%	Purchase Price	$24,300,000	85.9%
Borrower’s Equity	9,242,336	32.7	Closing costs	795,369	2.8
			Upfront reserves	3,206,967	11.3
Total Sources	$28,302,336	100.0%	Total Uses	$28,302,336	100.0%
(1)	The borrower is permitted to incur additional unsecured or mezzanine indebtedness any time after two years following the securitization, provided that (i) no event of default is continuing; (ii) the principal amount of the DoubleTree ABQ Mortgage Loan (as defined below) and additional indebtedness does not exceed 60.765% of the aggregate fair market value of the DoubleTree ABQ Property (as defined below); (iii) the combined net cash flow debt yield is greater than 11.462%; (iv) the combined debt service coverage ratio is greater than 1.75x; (v) the additional debt is subordinate to the DoubleTree ABQ Mortgage Loan; (vi) rating agency confirmation is received; and (vii) other conditions set forth in the DoubleTree ABQ Mortgage Loan agreement are satisfied.

(2)	The mortgage loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with evidence that the DoubleTree ABQ Mortgage Loan’s insurance coverage is included in a blanket policy and such policy is in full force and effect.

(3)	The increase in historical Occupancy and Net Operating Income is primarily due to the completion of a $7.7 million property improvement plan that was started in 2016 and completed in December 2018.

(4)	The Appraised Value, Appraised Value Per Room, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the appraiser’s “As Is” Value inclusive of an extraordinary assumption that an upfront PIP Reserve of $3,134,000 will be escrowed by the lender and that the funds would pass with title to any purchaser of the DoubleTree ABQ Property. At origination, $2,898,765 was escrowed into a PIP Reserve and $235,235 was escrowed into an immediate repairs reserve.

A-3-113

Hospitality – Full Service	Loan #12	Cut-off Date Balance:	$19,060,000
201 Marquette Avenue Northwest	DoubleTree ABQ	Cut-off Date LTV:	67.5%
Albuquerque, NM 87102		U/W NCF DSCR:	1.75x
		U/W NOI Debt Yield:	12.70%

The Mortgage Loan. The mortgage loan (the “DoubleTree ABQ Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a full-service hotel located in Albuquerque, New Mexico (the “DoubleTree ABQ Property”).

The Property. The DoubleTree ABQ Property is a 295-key, 16-story, full-service hotel located in the central business district of Albuquerque, New Mexico. The DoubleTree ABQ Property was constructed in 1975, and its most recent renovation commenced in 2016 and was completed in December 2018. The $7.7 million renovation included a complete remodel of all guest rooms, modernization of the meeting spaces, food and beverage outlets, lobby and public areas, and renewed building systems and HVAC. Parking at the DoubleTree ABQ Property is provided by 106 on-site surface parking spaces as well as the use of the Albuquerque Convention Center garage (located directly north of the DoubleTree ABQ Property). The DoubleTree ABQ Property contains 75 king suites, 158 double queen suites, 54 queen suites, and eight parlor suites. All rooms include a flat screen TV, work desk/chair, mini-refrigerator, Keurig coffer maker, and private balcony or mountain views. Suites include a separate living room/seating area. Amenities at the DoubleTree ABQ Property include the outdoor swimming pool, fitness center, business center, 8,188 square feet of meeting and event space and complimentary Wi-Fi. The DoubleTree ABQ Property features three food and beverage outlets, including a grab-and-go coffee shop, a bistro open for breakfast and Lounge 201, a full-service restaurant. Additionally, the DoubleTree ABQ Property is the only hotel physically connected to the Albuquerque Convention Center (via underground tunnel). The Albuquerque Convention Center is an approximately 300,000 square foot complex that completed a multi-phase, $23.2 million restoration in 2013. The DoubleTree ABQ Property secured 42,778 nights of room reservations due to convention center demand in 2018 and the borrower sponsor expects to secure approximately 72,000 nights of room reservations due to this demand in 2019. The DoubleTree ABQ Property is operated as a DoubleTree by Hilton under a franchise agreement between the borrower and Hilton Franchise Holdings LLC dated August 8, 2019, which expires on August 31, 2034.

The following table presents certain information relating to the market segmentation of the DoubleTree ABQ Property, as provided in the appraisal:

Estimated Market Segmentation(1)

Commercial	Meeting/Group	Leisure
15%	34%	51%

(1)	Information obtained from the appraisal.

Market Overview and Competition. The DoubleTree ABQ Property is located in Albuquerque, New Mexico, within Bernalillo County. The DoubleTree ABQ Property comprises a city block in downtown Albuquerque bound by Marquette Avenue to the south, 3rd Street NW to the west, Roma Avenue to the north, and 2nd Street NW to the east. The DoubleTree ABQ Property is located in the downtown area just north of the Albuquerque Convention Center, an approximately 300,000 square foot complex that completed a multi-phase, $23.2 million restoration in 2013. According to the appraisal, the Albuquerque Convention Center has 18 citywide events, 11 meetings and 113 business groups booked in 2019 YTD. Other demand drivers for the area include nature attractions such as the Sandia Mountains and the Rio Grande, and sports and entertainment venues, such as the Isotopes Park minor league baseball stadium and the Isleta Amphitheater (2.6 miles and 8.0 miles from the DoubleTree ABQ Property, respectively). Business demand drivers in Albuquerque include high-tech research facilities, healthcare providers, military bases and entertainment production facilities. The DoubleTree ABQ Property is located approximately one mile west of Interstate 25, a major north-south highway running from Wyoming to New Mexico, and is located approximately four miles from the Albuquerque International Sunport Airport.

According to a third party market report, the estimated 2019 population within a three- and five-mile radius of the DoubleTree ABQ Property was 103,453 and 260,349, respectively; and the estimated 2019 average household income within the same radii was $59,989 and $59,424, respectively. According to the appraisal, there is a Hilton Garden Inn being constructed nearby that is considered to be directly competitive with the DoubleTree ABQ Property. The Hilton Garden Inn is expected to open in May 2020 and will include 90 rooms that will be directly competitive with the DoubleTree ABQ Property, which is less than 5.0% of the room count of the DoubleTree ABQ Property’s competitive set.

A-3-114

Hospitality – Full Service	Loan #12	Cut-off Date Balance:	$19,060,000
201 Marquette Avenue Northwest	DoubleTree ABQ	Cut-off Date LTV:	67.5%
Albuquerque, NM 87102		U/W NCF DSCR:	1.75x
		U/W NOI Debt Yield:	12.70%

The following table presents historical occupancy, ADR, RevPAR and penetration rates relating to the DoubleTree ABQ Property’s competitive set from the appraisal:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			DoubleTree ABQ(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
YTD 06/30/2019	69.9%	$110.20	$76.99	71.9%	$109.71	$78.90	102.9%	99.6%	102.5%
12/31/2018	67.0%	$103.99	$69.72	68.0%	$104.37	$70.95	101.4%	100.4%	101.8%
12/31/2017	65.9%	$103.56	$68.29	60.6%	$103.15	$62.55	92.0%	99.6%	91.6%
12/31/2016	63.7%	$103.09	$65.72	60.8%	$100.07	$60.80	95.4%	97.1%	92.5%
12/31/2015	62.4%	$100.59	$62.76	62.4%	$99.38	$59.30	99.9%	98.8%	94.5%
(1)	Information obtained from a third party research report. The competitive set includes the following hotels: Hotel Albuquerque at Old Town, Sheraton Hotel Albuquerque Uptown, Sheraton Hotel Albuquerque Airport, Marriott Albuquerque, Crowne Plaza Albuquerque, and Hyatt Regency Albuquerque.

(2)	Information from the DoubleTree ABQ Property was obtained from the borrower.

The following table presents 2018 estimated occupancy, estimated ADR and RevPAR relating to the DoubleTree ABQ Property’s primary competitive set:

Primary Competitive Set(1)

Property Name	Location	Rooms	Year Built	Estimated 2018 Occupancy	Estimated 2018 ADR	Estimated 2018 RevPAR
DoubleTree ABQ	Albuquerque, NM	295	1975	68%	$104.37	$70.95
Hotel Albuquerque at Old Town	Albuquerque, NM	188	1975	71%	$112.00	$79.52
Sheraton Hotel Albuquerque Uptown	Albuquerque, NM	295	1980	68%	$100.00	$68.00
Sheraton Hotel Albuquerque Airport	Albuquerque, NM	276	1973	64%	$99.00	$63.36
Marriott Albuquerque	Albuquerque, NM	411	1982	70%	$115.00	$80.50
Crowne Plaza Albuquerque	Albuquerque, NM	261	1971	64%	$99.00	$63.36
Hyatt Regency Albuquerque	Albuquerque, NM	382	1990	70%	$113.00	$79.10
(1)	Information obtained from the appraisal for the competitive set and was obtained from the borrower for the DoubleTree ABQ Property.

A-3-115

Hospitality – Full Service	Loan #12	Cut-off Date Balance:	$19,060,000
201 Marquette Avenue Northwest	DoubleTree ABQ	Cut-off Date LTV:	67.5%
Albuquerque, NM 87102		U/W NCF DSCR:	1.75x
		U/W NOI Debt Yield:	12.70%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the DoubleTree ABQ Property:

Cash Flow Analysis

	2016(1)	2017(1)	2018(1)	TTM 06/30/2019	U/W	% of U/W Total Revenue(2)	U/W $ per Room
Occupancy	60.8%	60.6%	68.0%	71.9%	71.9%
ADR	$100.07	$103.15	$104.37	$109.71	$109.71
RevPAR	$60.80	$62.55	$70.95	$78.90	$78.90

Room Revenue	$6,564,539	$6,734,865	$7,639,985	$8,495,048	$8,495,048	78.4%	$28,797
Food & Beverage Revenue	1,361,871	1,259,202	1,681,000	1,776,202	1,776,202	16.4	6,021
Other Revenue	386,248	389,349	513,102	566,454	566,454	5.2	1,920
Total Revenue	$8,312,658	$8,383,416	$9,834,087	$10,837,704	$10,837,704	100.0%	$36,738

Room Expense	1,729,528	1,648,981	1,910,358	2,183,427	2,183,427	25.7	7,401
Food & Beverage Expense	1,171,466	1,299,242	1,500,158	1,534,943	1,534,943	86.4	5,203
Other Department Expense	35,252	39,665	53,038	62,073	62,073	11.0	210
Total Department Expenses	2,936,246	2,987,888	3,463,554	3,780,443	3,780,443	34.9%	12,815
Gross Operating Income	$5,376,412	$5,395,528	$6,370,533	$7,057,261	$7,057,261	65.1%	$23,923

Total Undistributed Expenses	3,208,455	3,668,931	3,899,246	4,283,012	4,391,873	40.5	14,888
Gross Operating Profit	$2,167,957	$1,726,597	$2,471,287	$2,774,249	$2,665,388	24.6%	$9,035

Total Fixed Charges	225,803	236,313	253,378	265,550	245,200	2.3	831
Total Operating Expenses	$6,370,504	$6,893,132	$7,616,178	$8,329,005	$8,417,516	77.7%	$28,534

Net Operating Income(1)	$1,942,154	$1,490,284	$2,217,909	$2,508,699	$2,420,188	22.3%	$8,204
FF&E	(318,887)	0	393,557	433,241	433,508	4.0	1,470
Net Cash Flow	$2,261,041	$1,490,284	$1,824,352	$2,075,458	$1,986,680	18.3%	$6,735

NOI DSCR	1.71x	1.31x	1.95x	2.21x	2.13x
NCF DSCR	1.99x	1.31x	1.61x	1.83x	1.75x
NOI DY	10.2%	7.8%	11.6%	13.2%	12.7%
NCF DY	11.9%	7.8%	9.6%	10.9%	10.4%

(1)	The increase in historical Occupancy and Net Operating Income is primarily due to the completion of a $7.7 million property improvement plan that was started in 2016 and completed in December 2018.

(2)	% of U/W Total Revenue for Room Expense, F&B Expense and Other Department Expenses are based on their corresponding revenue line items. All other line items represent percent of Total Revenue.

A-3-116

No. 13 – Fortress Self Storage

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$18,375,000		Property Type – Subtype:	Self Storage – Self Storage
	Cut-off Date Balance:	$18,375,000		Location:	St. Thomas, USVI
	% of Initial Pool Balance:	2.6%		Size:	115,301 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF:	$159.37
	Borrower Sponsor(1):	Robert Moser		Maturity Date Balance Per SF:	$138.85
	Guarantor(1):	Robert Moser		Year Built/Renovated:	1991/NAP
	Mortgage Rate:	4.3000%		Title Vesting:	Fee
	Note Date:	September 11, 2019		Property Manager:	Self-managed
	Seasoning:	2 months		Current Occupancy (As of):	92.3% (8/21/2019)
	Maturity Date:	September 6, 2029		YE 2018 Occupancy:	90.8%
	IO Period:	36 months		YE 2017 Occupancy:	80.1%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	76.6%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	NAV
	Loan Amortization Type:	Interest-only, Amortizing Balloon		Appraised Value:	$26,300,000
	Call Protection:	L(26),D(90),O(4)		Appraised Value Per SF:	$228.10
	Lockbox Type:	Springing		Appraisal Valuation Date:	June 20, 2019
	Additional Debt(2):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(2):	Future Mezzanine		TTM NOI (7/31/2019):	$2,178,376
				YE 2018 NOI:	$2,048,754
				YE 2017 NOI:	$1,680,935
				YE 2016 NOI:	$1,583,221
				U/W Revenues:	$3,028,642
				U/W Expenses:	$1,133,848
				U/W NOI:	$1,894,794
Escrows and Reserves				U/W NCF:	$1,877,494
	Initial	Monthly	Cap	U/W DSCR based on NOI/NCF:	1.74x / 1.72x
Taxes	$14,355	$6,836	NAP	U/W Debt Yield based on NOI/NCF:	10.3% / 10.2%
Insurance	$37,442	$17,829	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	11.8% / 11.7%
Replacement Reserve	$0	$1,441	NAP	Cut-off Date LTV Ratio:	69.9%
				LTV Ratio at Maturity:	60.9%

Sources and Uses
Sources			Uses
Original loan amount	$18,375,000	70.1%	Purchase Price	$25,235,000	96.3%
Borrower Equity	7,827,562	29.9	Closing costs	915,765	3.5
			Upfront reserves	51,797	0.2

Total Sources	$26,202,562	100.0%	Total Uses	$26,202,562	100.0%
(1)	Robert Moser is also the borrower sponsor and guarantor for the Planet Self Storage Portfolio loan (6.4% of the initial pool balance) and the Gorham Self Storage loan (0.5% of the initial pool balance).

(2)	The Fortress Self Storage Loan (as defined below) documents permit an affiliate of the borrower to incur future mezzanine debt, subject to certain conditions, including (i) no event of default has occurred and is continuing; (ii) the execution of an intercreditor agreement in form and substance reasonably acceptable to the lender; (iii) based on the Fortress Self Storage Loan and the mezzanine loan, (a) the combined loan-to-value ratio is not greater than 69.9% and (b) the debt service coverage ratio is not less than 1.72x; and (iv) receipt of rating agency confirmation from each rating agency, including DBRS, Fitch, and Moody’s that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM 2019-C53 Certificates.

The Mortgage Loan. The mortgage loan (the “Fortress Self Storage Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a self storage property located in St. Thomas, US Virgin Islands (the “Fortress Self Storage Property”).

The Property. The Fortress Self Storage Property is a 115,301 square foot self storage facility located in St. Thomas, US Virgin Islands. The Fortress Self Storage Property was completed in phases between 1991 and 2004 and is situated on a 4.43-acre site. The Fortress Self Storage Property is comprised of 13 single-story and two-story buildings. The Fortress Self Storage Property has a total of 868 non-climate controlled self storage units. Property amenities include an on-site manager, exterior lighting, electronic gate and video surveillance. The Fortress Self Storage Property also includes 391 mailboxes and 30 uncovered parking spaces, which generate additional income for the Fortress Self Storage Property. As of August 21, 2019, the Fortress Self Storage Property was 92.3% occupied.

A-3-117

Self Storage – Self Storage	Loan #13	Cut-off Date Balance:	$18,375,000
9160 Estate Thomas	Fortress Self Storage	Cut-off Date LTV:	69.9%
St. Thomas, VI 00802		U/W NCF DSCR:	1.72x
		U/W NOI Debt Yield:	10.3%

Historical Occupancy

12/31/2015	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	8/21/2019(2)
NAV	76.6%	80.1%	90.8%	92.3%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at Fortress Self Storage Property:

Cash Flow Analysis

	2016	2017	2018	TTM 7/31/2019	U/W	%(1)	U/W $ per SF
Base Rent(2)	$2,161,894	$2,287,446	$2,701,516	$2,840,076	$2,967,606	85.5%	$25.74
Grossed Up Vacant Space	0	0	0	0	316,380	9.1	2.74
Gross Potential Rent	$2,161,894	$2,287,446	$2,701,516	$2,840,076	$3,283,986	94.6%	$28.48
Other Income(3)	151,210	154,690	190,323	188,566	188,566	5.4	1.64
Net Rental Income	$2,313,104	$2,442,136	$2,891,839	$3,028,642	$3,472,552	100.0%	$30.12
(Vacancy & Credit Loss)	0	0	0	0	(443,910)(4)	(13.5)	(3.85)
Effective Gross Income	$2,313,104	$2,442,136	$2,891,839	$3,028,642	$3,028,642	87.2%	$26.27

Real Estate Taxes	99,282	99,282	80,585	89,154	165,485	5.5	1.44
Insurance	79,082	182,547	74,557	142,514	213,952	7.1	1.86
Management Fee	24,084	24,987	23,899	23,407	151,432	5.0	1.31
Other Operating Expenses	527,435	454,385	664,044	595,191	602,979	19.9	5.23
Total Operating Expenses	$729,883	$761,201	$843,085	$850,266	$1,133,848	37.4%	$9.83

Net Operating Income	$1,583,221	$1,680,935	$2,048,754	$2,178,376	$1,894,794	62.6%	$16.43
Replacement Reserves	0	0	0	0	17,300	0.6	0.15
TI/LC	0	0	0	0	0	0.0	0.00
Net Cash Flow	$1,583,221	$1,680,935	$2,048,754	$2,178,376	$1,877,494	62.0%	$16.28

NOI DSCR	1.45x	1.54x	1.88x	2.00x	1.74x
NCF DSCR	1.45x	1.54x	1.88x	2.00x	1.72x
NOI Debt Yield	8.6%	9.1%	11.1%	11.9%	10.3%
NCF Debt Yield	8.6%	9.1%	11.1%	11.9%	10.2%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Base Rent increased from 2016 to 2018 mainly due to increases in occupancy from 76.6% in 2016 to 80.1% in 2017, and 90.8% in 2018.

(3)	Other Income includes late fees, administrative fees, retail revenue, auction revenue, electricity reimbursement and miscellaneous revenue.

(4)	The underwritten economic vacancy is 13.5%. As of August 21, 2019, the Fortress Self Storage Property was 92.3% occupied, based on net rentable square footage, and 94.6%, based on net rentable units.

Appraisal. The appraiser concluded to an “as-is” appraised value of $26,300,000 for the Fortress Self Storage Property as of June 20, 2019.

Environmental Matters. According to a Phase I environmental assessment dated June 25, 2019, there was no evidence of any recognized environmental conditions at the Fortress Self Storage Property.

Market Overview and Competition. The Fortress Self Storage Property is located in the United States Virgin Islands (“USVI”), which is approximately 1,100 miles southeast of Florida and 40 miles east of Puerto Rico and immediately west of the British Virgin Islands. The USVI is made up of three major islands: St. Croix, St. John and St. Thomas. Over the greater USVI, tourism remains the primary economic activity; the islands normally host two million visitors per year. St. Thomas is the primary center for resort tourism, government, finance, trade and commerce. Major employers within the USVI include K-Mart, Marriott Hotel Services Frenchman’s Reef, Ritz Carlton Virgin Islands Inc., and Innovative Telephone.

The Fortress Self Storage Property is located in Estate Thomas adjacent to Charlotte Amalie. Charlotte Amalie is the largest city and capital of the USVI. Charlotte Amalie has buildings of historical importance including St. Thomas Synagogue, the second-oldest synagogue in the western hemisphere and Frederick Lutheran Church. Blackbeard’s Castle is located near Charlotte Amalie and is a U.S. National Historic Landmark. Other attractions include Fort Christian, the oldest standing structure in the Virgin Islands Archipelago

A-3-118

Self Storage – Self Storage	Loan #13	Cut-off Date Balance:	$18,375,000
9160 Estate Thomas	Fortress Self Storage	Cut-off Date LTV:	69.9%
St. Thomas, VI 00802		U/W NCF DSCR:	1.72x
		U/W NOI Debt Yield:	10.3%

and Emancipation Park, which contains a copy of the Liberty Bell. St. Thomas is home to the busiest cruise ship terminal in the Caribbean, The West Indian Company Dock in Havensight. The West Indian Company Dock in Havensight is located in downtown Charlotte Amalie; the dock can accommodate three cruise ships simultaneously. The immediate area surrounding the Fortress Self Storage Property consists of single, multifamily and retail development along major arterials. Whispering Hill is a new affordable housing community under construction located south of the Fortress Self Storage Property on Highway 38. The facility will consist of three bedroom/two bath single family homes on quarter acre lots.

According to the appraisal, the Fortress Self Storage Property is located in the South (South Atlantic) self storage submarket of the Caribbean Region. As of the second quarter of 2018, the South (South Atlantic) self storage submarket reported a vacancy rate of 10.7%, asking rentals rates for 10x10 non-climate controlled units of $106.85, and asking rental rates for 10x10 climate controlled units of $130.10.

The table below presents certain information relating to comparable sales for the Fortress Self Storage Property identified by the appraiser:

Comparable Sales – Self Storage(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Old Naples Self-Storage	Naples, FL	78,105	Aug-18	$27,250,000	$349
Burlington Self-Storage	West Palm Beach, FL	53,600	Jan-18	$12,450,000	$232
Exta Space Storage	Fort Lauderdale, FL	119,036	Jul-18	$24,700,000	$208
Great Space Storage	Bonita Springs, FL	83,880	Jan-18	$17,350,000	$207

(1)	Information obtained from the appraisal.

The table below presents certain information relating to four comparable self storage properties to the Fortress Self Storage Property identified by the appraiser:

Competitive Set

	Fortress Self Storage (Subject)(1)	Courtyard Self Storage(2)	Bulk Storage(2)	Bovoni Storage(2)	St. Thomas Cargo(2)
Location	St. Thomas, USVI	St. Thomas, USVI	St. Thomas, USVI	St. Thomas, USVI	St. Thomas, USVI
Distance to Subject	--	3.0 miles	2.3 miles	2.1 miles	2.9 miles
Property Type	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage
Year Built/Renovated	1991/NAP	2006/NAP	2009/NAP	1993/NAP	1974/NAP
Total Units	868	198	101	186	NAV
Total Occupancy	92.3%	99.0%	100.0%	95.0%	NAV

(1)	Information obtained from the underwritten rent roll.

(2)	Information obtained from the appraisal.

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A-3-120

No. 14 – Glenview Corporate Center

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$18,200,000		Property Type – Subtype:	Office – Suburban
	Cut-off Date Balance:	$18,200,000		Location:	Bensalem, PA
	% of Initial Pool Balance:	2.6%		Size:	176,244 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF:	$103.27
	Borrower Sponsors:	Francis J. Greenburger; Time Equities, Inc.		Maturity Date Balance Per SF:	$103.27
	Guarantor:	Francis J. Greenburger		Year Built/Renovated:	1991/NAP
	Mortgage Rate:	3.6000%		Title Vesting:	Fee
	Note Date:	September 5, 2019		Property Manager:	Merion Commercial Realty Inc.
	Seasoning:	2 months		Current Occupancy (As of)(4):	84.9% (9/1/2019)
	Maturity Date:	September 6, 2029		YE 2018 Occupancy(4)(5):	73.9%
	IO Period:	120 months		YE 2017 Occupancy(5):	65.5%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	68.3%
	Amortization Term (Original):	NAP		YE 2015 Occupancy:	61.7%
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value:	$29,500,000
	Call Protection:	L(26),D(90),O(4)		Appraised Value Per SF(6):	$167.38
	Lockbox Type:	Springing		Appraisal Valuation Date:	July 24, 2019
	Additional Debt:	No
	Additional Debt Type (Balance):	NAP		Underwriting and Financial Information
				TTM NOI (6/30/2019)(7):	$1,240,708
				YE 2018 NOI:	$1,197,170
				YE 2017 NOI:	$1,362,040
				YE 2016 NOI:	$1,152,307
				U/W Revenues:	$3,723,733
				U/W Expenses:	$1,487,493
Escrows and Reserves				U/W NOI(7):	$2,236,240
	Initial	Monthly	Cap	U/W NCF:	$1,865,975
Taxes	$61,715	$33,086	NAP	U/W DSCR based on NOI/NCF:	3.36x / 2.80x
Insurance	$0	Springing(1)	NAP	U/W Debt Yield based on NOI/NCF:	12.3% / 10.3%
Replacement Reserve	$0	$3,231	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	12.3% / 10.3%
TI/LC Reserve	$0	$18,359	$660,916	Cut-off Date LTV Ratio:	61.7%
Deferred Maintenance	$0	$0	NAP	LTV Ratio at Maturity:	61.7%
Outstanding TI/LC(2)	$1,239,305	$0	NAP
Free Rent Reserve(3)	$599,351	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$18,200,000	100.0%	Loan payoff	$10,571,617	58.1%
			Upfront reserves	1,900,371	10.4
			Closing costs	197,929	1.1
			Return of equity	5,530,083	30.4
Total Sources	$18,200,000	100.0%	Total Uses	$18,200,000	100.0%

(1)	The Glenview Corporate Center Mortgage Loan (as defined below) documents require ongoing monthly insurance payments of one-twelfth of the annual insurance premiums if the borrower does not maintain a blanket policy acceptable to the lender.

(2)	The Initial Outstanding TI/LC reserve comprises $583,920 for Funding Metrics (14,598 square feet), $590,570 for Jefferson Health Medical Practice (8,598 square feet), and $64,815 for Monarch (11,668 square feet).

(3)	The Initial Free Rent Reserve comprises $187,384 for Funding Metrics’ (14,598 square feet) rent abatement period beginning October 2019 and ending May 2020, $78,847 for Jefferson Health Medical Practice’s (8,598 square feet) rent abatement period beginning October 2019 and ending February 2020, $333,120 for Health Care Services Group’s (52,072 square feet) rent abatement period beginning October 2019 and ending January 2022.

(4)	Historical increase in occupancy from 2018 to 9/1/2019 is due to Health Care Services Group’s 21,305 square foot expansion and the execution of leases for Funding Metrics (14,598 square feet)and Jefferson Medical Practice (8,598 square feet).

(5)	The increase in occupancy from 2017 to 2018 is due to five tenants executing leases for a total of 19,488 square feet in 2018.

(6)	The Appraised Value and Appraised Value Per SF assumes that any outstanding tenant improvements and leasing commissions are reserved at origination. The borrower reserved $1,838,656 for outstanding tenant improvements and leasing commissions and free rent at origination.

(7)	The increase in NOI from TTM 6/30/2019 to U/W is primarily driven by (i) Health Care Servicing Group’s expansion (21,305 square feet) that commenced February 2019 accounting for $479,363 of underwritten base rent, (ii) Funding Metrics new lease (14,598 square feet) that commenced July 2019 accounting for $291,960 of in-place base rent, and (iii) Jefferson Health Medical Practice’s new lease (8,598 square feet) that commenced September 2019 accounting for $137,568 of in-place base rent.

The Mortgage Loan. The mortgage loan (the “Glenview Corporate Center Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a 176,244 square foot office building located in Bensalem, Pennsylvania (the “Glenview Corporate Center Property”).

The Property. The Glenview Corporate Center Property is comprised of two adjacent class A office building totaling 176,244 square feet located on a 14.2 acre site in Bensalem, Pennsylvania, approximately 18 miles northeast of Philadelphia. The 3220 Tillman Drive

A-3-121

Office – Suburban	Loan #14	Cut-off Date Balance:	$18,200,000
3220 & 3260 Tillman Drive	Glenview Corporate Center	Cut-off Date LTV:	61.7%
Bensalem, PA 19020		U/W NCF DSCR:	2.80x
		U/W NOI Debt Yield:	12.3%

building is a 143,209 square foot five-story, class A, office building and the 3260 Tillman Drive building is a 100.0% occupied (excluding static gym space), 33,035 square foot single-story office building. Since acquiring the Glenview Corporate Center Property in February 2014 when the property was reportedly 52.0% occupied, the borrower sponsors have invested approximately $3.0 million, which includes renovations to the lobby and common corridor, addition of a fitness center and a grab-and-go café, shared conference facilities, roof replacement and electronic and energy upgrades and specific tenant improvements and leasing commissions. The Glenview Corporate Center Property is located within the larger Glenview Corporate Center, featuring ten class A and B office buildings, landscaped gardens, two restaurants and an Extended Stay America hotel. The Glenview Corporate Center has 1,023 surface parking spaces, resulting in a parking ratio of 5.8 spaces per 1,000 square feet. Since the borrower sponsors acquisition, occupancy has been trending up and as of September 1, 2019, the Glenview Corporate Center Property was 84.7% leased to 15 tenants.

Major Tenants.

Largest Tenant: Health Care Services Group (52,072 square feet; 29.5% of net rentable area; 36.7% of underwritten base rent; 1/31/2029 lease expiration) – Health Care Services Group (NASDAQ: HCSG) is a provider of housekeeping/laundry and dining/nutrition services to the healthcare industry. Health Care Services Group employs more than 45,000 individuals and operates in 48 states serving more than 3,700 healthcare facilities. Health Care Services Group has been a tenant at the Glenview Corporate Center Property since 1999 and has expanded multiple times, most recently to expand by 21,305 square feet in February 2019. The Glenview Corporate Center Property serves as the company’s headquarters.

Second Largest Tenant: Funding Metrics (14,598 square feet; 8.3% of net rentable area; 9.2% of underwritten base rent; 5/7/2030 lease expiration) – Funding Metrics is a data analytics provider that provides a data model focused on knowledge required to advance working capital to companies for the growth and development of their business. Funding Metrics’ lease commenced in July 2019. The tenant has one, five-year renewal option with nine to 12 months’ notice.

Third Largest Tenant: Meta Pharmaceutical Service (13,300 square feet; 7.5% of net rentable area; 9.7% of underwritten base rent; 10/31/2022 lease expiration) – Meta Pharmaceutical Service provides pharmaceutical management services through data management tools, web based applications, interactive products and other technological programs. Its headquarters is in Blue Bell, Pennsylvania, approximately 20 miles from the Glenview Corporate Center Property. Meta Pharmaceutical Service has been a tenant at the Glenview Corporate Center Property since 2015 and has one, five-year renewal option with nine to 18 months’ notice.

Fourth Largest Tenant: Monarch (11,668 square feet; 6.6% of net rentable area; 6.6% of underwritten base rent; 1/31/2023 lease expiration) – Monarch is an accounts receivable management company that provides debt recovery services such as placement review, advanced skip tracing and arranging promises to pay. Monarch has been a tenant at the Glenview Corporate Center Property since 2014 and recently renewed their lease in May 2019. Monarch has one, three-year renewal option remaining with nine to 12 months’ notice.

A-3-122

Office – Suburban	Loan #14	Cut-off Date Balance:	$18,200,000
3220 & 3260 Tillman Drive	Glenview Corporate Center	Cut-off Date LTV:	61.7%
Bensalem, PA 19020		U/W NCF DSCR:	2.80x
		U/W NOI Debt Yield:	12.3%

The following table presents certain information relating to the tenancy at the Glenview Corporate Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Health Care Services Group	NR/NR/NR	52,072	29.5%	$22.50	$1,171,620	36.7%	1/31/2029	NAP	N
Funding Metrics	NR/NR/NR	14,598	8.3%	$20.00	$291,960	9.2%	5/7/2030	1, 5-year(2)	N
Meta Pharmaceutical Service	NR/NR/NR	13,300	7.5%	$23.27	$309,491	9.7%	10/31/2022	1, 5-year(3)	N
Monarch	NR/NR/NR	11,668	6.6%	$18.01	$210,141	6.6%	1/31/2023	1, 3-year(4)	N
Jefferson Health Medical Practice	NR/NR/NR	8,598	4.9%	$16.00	$137,568	4.3%	11/30/2030	NAP	N
TD Bank	NR/NR/NR	8,213	4.7%	$23.00	$188,899	5.9%	3/31/2021	1, 5-year(5)	N
Cummins Allison Corp	NR/NR/NR	8,062	4.6%	$22.50	$181,395	5.7%	9/30/2023	1, 5-year(6)	N
Total Major Tenants		116,511	66.1%	$21.38	$2,491,074	78.1%

Non-Major Tenants		33,137	18.8%	$21.05	$697,649	21.9%

Occupied Collateral Total		149,648	84.9%	$21.31	$3,188,723	100.0%

Vacant Space		26,596	15.1%

Collateral Total		176,244	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent includes rent steps totaling $60,879.

(2)	Funding Metrics has one, five-year renewal option with nine to 12 months’ notice at 100% of the then-fair market value.

(3)	Meta Pharmaceutical Service has one, five-year renewal option with nine to 18 months’ notice at 100% of the then-fair market value.

(4)	Monarch has one, three-year renewal option with nine to 12 months’ notice at a rent equal to 3.0% greater than the lease year before the renewal option.

(5)	TD Bank has one, five-year renewal option with 270 days’ notice at 95% of the then-fair market value.

(6)	Cummins Allison Corp has one, five-year renewal option with nine to 12 months’ written notice at 100% of the then-fair market value.

Market Overview and Competition. The Glenview Corporate Center Property is located in Bensalem, Pennsylvania, approximately 18 miles northeast of Philadelphia. According to the appraisal, Philadelphia is the seventh largest metropolitan area in the United States and is easily accessible from its surrounding suburbs through highways or public transportation. Bensalem is approximately 18 miles away from Philadelphia on Interstate 95, a major north-south highway spanning from Maine to Florida. Interstate 95 is located approximately 2.8 miles from the Glenview Corporate Center Property. Additional access to the Glenview Corporate Center Property is provided by Interstate 276 (approximately 1.5 miles away) and Route 1 (approximately one mile away). Interstate 276 provides connection to the surrounding suburban areas, and Route 1 provides access to Trenton, Princeton and northeast Philadelphia. Additionally, the SEPTA bus Route 1 has a stop at the Parx Casino, located approximately 0.5 miles from the Glenview Corporate Center Property. The Glenview Corporate Center Property is located within the larger Glenview Corporate Center, featuring ten class A and B office buildings, landscaped gardens, two restaurants and an Extended Stay America hotel. Demand drivers in the area include Bensalem Crossing and Village Crossing, both grocery-anchored shopping centers approximately 1.5 miles from the Glenview Corporate Center Property and Parx Casino, a 260,000 square foot gaming and entertainment facility.

According to the appraisal, the estimated 2018 population within a one-, three- and five-mile radius of the Glenview Corporate Center Property was approximately 7,330, 106,727, and 277,409, respectively; and the estimated 2018 average household income within the same radii was approximately $53,908, $88,618, and $87,425, respectively.

Submarket Information – According to the appraisal, the Glenview Corporate Center Property is located in the Lower Bucks County submarket. As of second quarter 2019, there is approximately 15.3 million square feet of office space in Lower Bucks County with a 12.3% vacancy rate and asking rents of $19.19 per square foot.

Appraiser’s Comp Set – The appraiser identified five directly competitive office properties totaling approximately 1.2 million square feet, with an average occupancy rate of 89.1% and asking rents ranging from $17.00 to $23.00 per square foot.

The following table presents certain information relating to the lease rollover schedule at the Glenview Corporate Center Property:

A-3-123

Office – Suburban	Loan #14	Cut-off Date Balance:	$18,200,000
3220 & 3260 Tillman Drive	Glenview Corporate Center	Cut-off Date LTV:	61.7%
Bensalem, PA 19020		U/W NCF DSCR:	2.80x
		U/W NOI Debt Yield:	12.3%

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	2	4,896	2.8%	4,896	2.8%	$111,650	3.5%	$22.80
2021	2	11,258	6.4%	16,154	9.2%	$255,889	8.0%	$22.73
2022	2	19,068	10.8%	35,222	20.0%	$425,049	13.3%	$22.29
2023	5	29,889	17.0%	65,111	36.9%	$605,660	19.0%	$20.26
2024	1	2,661	1.5%	67,772	38.5%	$50,559	1.6%	$19.00
2025	1	6,608	3.7%	74,380	42.2%	$138,768	4.4%	$21.00
2026	0	0	0.0%	74,380	42.2%	$0	0.0%	$0.00
2027	0	0	0.0%	74,380	42.2%	$0	0.0%	$0.00
2028	0	0	0.0%	74,380	42.2%	$0	0.0%	$0.00
2029	1	52,072	29.5%	126,452	71.7%	$1,171,620	36.7%	$22.50
Thereafter	2	23,196	13.2%	149,648	84.9%	$429,528	13.5%	$18.52
Vacant(3)	0	26,596	15.1%	176,244	100.0%	$0	0.0%	$0.00
Total/Weighted Average	16	176,244	100.0%			$3,188,723	100.0%	$21.31
(1)	Information obtained from the underwritten rent roll.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent includes rent steps totaling $60,879.

(3)	Vacant space includes a 2,258 square foot gym space.

The following table presents historical occupancy percentages at the Glenview Corporate Center Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)(2)	12/31/2018(1)(2)(3)	9/1/2019(3)(4)
61.7%	68.3%	65.5%	73.9%	84.9%
(1)	Information obtained from the borrower.

(2)	The increase in occupancy from 2017 to 2018 is due to five tenants executing leases for a total of 19,488 square feet in 2018.

(3)	The increase in occupancy from 2018 to 9/1/2019 is due to Health Care Services Group’s 21,305 square foot expansion and the execution of leases for Funding Metrics (14,598 square feet) and Jefferson Medical Practice (8,598 square feet).

(4)	Information obtained from the underwritten rent roll.

A-3-124

Office – Suburban	Loan #14	Cut-off Date Balance:	$18,200,000
3220 & 3260 Tillman Drive	Glenview Corporate Center	Cut-off Date LTV:	61.7%
Bensalem, PA 19020		U/W NCF DSCR:	2.80x
		U/W NOI Debt Yield:	12.3%

The following table presents certain information relating to the appraiser’s market rent conclusion for the Glenview Corporate Center Property:

Market Rent Summary(1)

	3220 Space	3260 Space
Market Rent (PSF)	$23.00	$19.00
Average Lease Term (Years)	7	7
Lease Type (Reimbursements)	Base Year plus Electric	Base Year Plus Electric
Rent Increase Projection	$0.50 per annum	$0.50 per annum
(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the Glenview Corporate Center Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)	Adjusted Sale Price (PSF)
Valley Forge Corporate Center	Audubon, PA	103,186	Jan-19	$17,500,000	$169.60	$167.56
Lower Makefield	Yardley, PA	466,442	Sep-18	$85,250,000	$182.77	$182.31
Campus Boulevard Office	Newton Square, PA	252,828	Nov-17	$42,000,000	$166.12	$177.75
Valley Creek Corporate	Exton, PA	259,497	Jun-17	$45,300,000	$174.57	$179.11
APEX Fort Washington	Upper Dublin Township, PA	388,318	Mar-17	$74,075,000	$190.76	$187.13
(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable office properties to the Glenview Corporate Center Property identified by the appraiser:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Net Rentable Area (SF)	Tenant Size (SF)	Term (Yrs.)	Distance from Subject	Occupancy	Asking Base Rent PSF	Concessions	Lease Type
1150 Northbrook Drive Feastersville Trevose, PA	2007/NAP	107,742	13,175	10.0 Yrs	2.6 miles	NAV	$25.00	None	Base Year plus Electric
Northbrook Corporate Center 900 Northbrook Drive Bensalem, PA	2001/NAP	66,285	9,445	5.2 Yrs	2.6 miles	NAV	$18.50	$10.00	Base Year plus Electric
Bucks County Technology Park 4800 State Road Trevose, PA	1980/NAP	364,000	5,089	5.0 Yrs	4.7 miles	NAV	$26.77	$17.50	Base Year
One Summit Square 1 Route 413 Langhorne, PA	1984/NAP	67,219	5,987	6.4 Yrs	5.0 miles	NAV	$22.00	None	Base Year plus Electric
One Oxford Valley 2300 East Lincoln Highway Langhorne, PA	1975/NAP	120,000	795	3.0 Yrs	8.0 miles	NAV	$22.00	$9.00	Base Year plus Electric
2050 & 2080 Cabot Boulevard West Middletown Township, PA	NAV	69,417	20,070	7.0 Yrs	9.4 miles	NAV	$18.00	$35.00	Base Year plus Electric
(1)	Information obtained from appraisal.

A-3-125

Office – Suburban	Loan #14	Cut-off Date Balance:	$18,200,000
3220 & 3260 Tillman Drive	Glenview Corporate Center	Cut-off Date LTV:	61.7%
Bensalem, PA 19020		U/W NCF DSCR:	2.80x
		U/W NOI Debt Yield:	12.3%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Glenview Corporate Center Property:

Cash Flow Analysis

	2016	2017	2018	TTM 5/31/2019(1)	U/W(1)	%(2)	U/W $ per SF
Base Rent	$2,080,265	$2,321,439	$2,206,796	$2,212,192	$3,127,844	73.0%	$17.75
Contractual Rent Steps	0	0	0	0	60,879	1.4	.35
Grossed Up Vacant Space	0	0	0	0	559,774	13.1	3.18
Gross Potential Rent	$2,080,265	$2,321,439	$2,206,796	$2,212,192	$3,748,497	87.5%	$21.27
Other Income	154,558	158,991	207,472	204,232	192,066	4.5	1.09
Total Recoveries	294,295	241,036	207,406	202,959	345,444	8.1	1.96
Net Rental Income	$2,529,119	$2,721,466	$2,621,674	$2,619,383	$4,286,007	100.0%	$24.32
Concessions	0	0	0	0	0	0.0	0.00
(Vacancy & Credit Loss)	0	0	0	0	(562,274)(3)	(15.0)	(3.19)
Effective Gross Income	$2,529,119	$2,721,466	$2,621,674	$2,619,383	$3,723,733	86.9%	$21.13

Real Estate Taxes	421,073	385,346	377,266	379,121	393,329	10.6	2.23
Insurance	23,016	22,242	27,395	33,402	31,102	0.8	0.18
Management Fee	75,739	80,544	80,717	78,755	111,712	3.0	0.63
Other Operating Expenses	856,984	871,293	939,126	887,397	951,350	25.5	5.40
Total Operating Expenses	$1,376,812	$1,359,426	$1,424,504	$1,378,675	$1,487,493	39.9%	$8.44

Net Operating Income	$1,152,307	$1,362,040	$1,197,170	$1,240,708	$2,236,240	60.1%	$12.69
Replacement Reserves	0	0	0	0	38,774	1.0	0.22
TI/LC	0	0	0	0	331,491	8.9	1.88
Net Cash Flow	$1,152,307	$1,362,040	$1,197,170	$1,240,708	$1,865,975	50.1%	$10.59

NOI DSCR	1.73x	2.04x	1.80x	1.86x	3.36x
NCF DSCR	1.73x	2.04x	1.80x	1.86x	2.80x
NOI Debt Yield	6.3%	7.5%	6.6%	6.8%	12.3%
NCF Debt Yield	6.3%	7.5%	6.6%	6.8%	10.3%
(1)	The increase in NOI from TTM 5/31/2019 to U/W is primarily driven by (i) Health Care Servicing Group’s expansion (21,305 square feet) that commenced February 2019 accounting for $479,363 of underwritten base rent, (ii) Funding Metrics new lease (14,598 square feet) that commenced July 2019 accounting for $291,960 of in-place base rent, and (iii) Jefferson Health Medical Practice’s new lease (8,598 square feet) that commenced September 2019 accounting for $137,568 of in-place base rent.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	The underwritten economic vacancy is 15.0%. The Glenview Corporate Center Property was 84.9% physically occupied as of September 1, 2019.

A-3-126

No. 15 – MHI-Creekside Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Portfolio
	Original Principal Balance:	$16,600,000		Property Type – Subtype(1):	Various - Industrial Flex/Office
	Cut-off Date Balance:	$16,600,000		Location:	Various
	% of Initial Pool Balance:	2.4%		Size:	235,733 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF:	$70.42
	Borrower Sponsor:	Sanjay Chandrakant Patel		Maturity Date Balance Per SF:	$58.57
	Guarantor:	Sanjay Chandrakant Patel		Year Built/Renovated:	Various
	Mortgage Rate:	4.5000%		Title Vesting:	Fee
	Note Date:	September 27, 2019		Property Manager:	Colliers International
	Seasoning:	1 month		Current Occupancy (As of):	98.3% (Various)
	Maturity Date:	October 6, 2029		YE 2018 Occupancy:	95.4%
	IO Period:	12 months		YE 2017 Occupancy:	93.0%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	90.6%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	NAV
	Loan Amortization Type:	Interest-only, Amortizing Balloon		As-Is Appraised Value:	$23,995,000
	Call Protection:	L(25),D(91),O(4)		As-Is Appraised Value Per SF:	$101.79
	Lockbox Type:	Springing		As-Is Appraisal Valuation Date:	June 18, 2019
	Additional Debt:	No		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI (6/30/2019):	$1,678,065
				YE 2018 NOI:	$1,627,173
				YE 2017 NOI:	$1,593,216
				YE 2016 NOI:	$1,423,824
				U/W Revenues:	$2,348,646
				U/W Expenses:	$700,136
Escrows and Reserves				U/W NOI:	$1,648,510
	Initial	Monthly	Cap	U/W NCF:	$1,491,192
Taxes	$101,039	$33,019	NAP	U/W DSCR based on NOI/NCF:	1.63x / 1.48x
Insurance	$19,317	$4,735	NAP	U/W Debt Yield based on NOI/NCF:	9.9% / 9.0%
Replacement Reserve	$0	$3,929	$200,000	U/W Debt Yield at Maturity based on NOI/NCF:	11.9% / 10.8%
TI/LC Reserve	$500,000	$9,822	$500,000	Cut-off Date LTV Ratio:	69.2%
Deferred Maintenance	$195,000	$0	NAP	LTV Ratio at Maturity:	57.5%

Sources and Uses
Sources			Uses
Original loan amount	$16,600,000	100.0%	Loan Payoff	$10,677,372	64.3%
			Closing Costs	1,027,162	6.2
			Reserves	815,356	4.9
			Return of Equity	4,080,109	24.6
Total Sources	$16,600,000	100.0%	Total Uses	$16,600,000	100.0%

(1)	The MHI-Creekside Portfolio consists of 4 industrial flex properties containing 190,826 square feet and 1 office building containing 44,907 square feet.

The Mortgage Loan. The mortgage loan (the “MHI-Creekside Portfolio Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interests in four industrial flex properties and one office property in Gahanna and Westerville, Ohio (the “MHI-Creekside Portfolio Properties”).

The Properties. The MHI-Creekside Portfolio Properties consist of four industrial flex buildings and one office building totaling 235,733 square feet. As of August 12, 2019 and August 19, 2019, the MHI-Creekside Portfolio Properties were 98.3% occupied by 33 tenants.

845 Claycraft & 1000 Morrison Road: The 845 Claycraft & 1000 Morrison Road property is an industrial flex building which consists of two, single-story buildings totaling 87,680 square feet constructed in 1999. The 845 Claycraft & 1000 Morrison Road property is situated on a 6.7-acre site and contains 22 roll up doors, 16-foot clear ceiling heights, and 204 surface parking spaces resulting in a parking ratio of 2.3 spaces per 1,000 square feet. The 845 Claycraft & 1000 Morrison Road property represents 37.2% and 36.6% of the MHI-Creekside Portfolio net rentable area and underwritten based rent, respectively. As of August 19, 2019, the 845 Claycraft & 1000 Morrison Road property was 100.0% occupied by 15 tenants.

960-1020 Claycraft Road: The 960-1020 Claycraft Road property is an industrial flex building which consists of three, single-story building totaling 55,946 square feet constructed in 2000. The 960-1020 Claycraft Road property is situated on a 5.3-acre site and contains 30 dock-high doors, seven roll up doors, 16-foot ceiling height and 70 surface parking spaces, resulting in a parking ratio of 1.3 spaces per 1,000 square feet. The 960-1020 Claycraft Road property represents 23.7% and 18.1% of the MHI-Creekside Portfolio net rentable area and underwritten base rent, respectively. As of August 12, 2019, the 960-1020 Claycraft Road property was 92.9% occupied by seven tenants.

A-3-127

Property Type – Various	Loan #15	Cut-off Date Balance:	$16,600,000
Property Addresses – Various	MHI-Creekside Portfolio	Cut-off Date LTV:	69.2%
		U/W NCF DSCR:	1.48x
		U/W NOI Debt Yield:	9.9%

920-940 Science & 1110 Claycraft: The 920-940 Science & 1110 Claycraft property is an industrial flex building which consists of three, single-story buildings totaling 35,200 square feet constructed in 1997. The 920-940 Science & 1110 Claycraft property is situated on a 3.8-acre site and contains five dock-high doors, seven roll-up loading doors, 18-foot ceiling heights, and 88 surface parking spaces, resulting in a parking ratio of 2.5 spaces per 1,000 square feet. The 920-940 Science & 1110 Claycraft property represents 14.9% and 12.2% of the MHI-Creekside Portfolio net rentable area and underwritten base rent, respectively. As of August 12, 2019, the 920-940 Science & 1110 Claycraft property was 100.0% occupied by five tenants.

810 Science Boulevard: The 810 Science property is an industrial flex building which consists of one, single-story building totaling 12,000 square feet constructed in 1997. The 810 Science property is situated on a 1.3-acre site and contains three dock-high doors and three roll-up loading doors, 16-foot ceiling heights, and 15 surface parking spaces, resulting in a parking ratio of 1.3 spaces per 1,000 square feet. The 810 Science Boulevard represents 5.1% and 6.3% of the MHI-Creekside Portfolio net rentable area and underwritten based rent, respectively. As of August 12, 2019, the 810 Science Boulevard property was 100.0% occupied by two tenants.

Creekside: The Creekside property is an office building which consists of one, single-story building totaling 44,907 square feet constructed in 1999 and renovated in 2014. The Creekside property is situated on a 6.5-acre site and contains four roll-up loading doors, 14-foot ceiling heights, and 240 surface parking spaces, resulting in a parking ratio of 5.3 space per 1,000 square feet. As of August 12, 2019, the Creekside property was 100.0% occupied by four tenants. The Creekside property accounts for 19.0% of the total NRA and 26.8% of the total U/W base rent.

The following table presents certain information relating to the MHI-Creekside Portfolio Properties:

MHI-Creekside Portfolio Properties(1)

Property Name - Location	Year Built/Renovated	Square Feet	Allocated Cut-off Date Balance	% of Cut- off Date Balance	Appraised Value	Allocated Cut-off Date LTV Ratio	Annual U/W Base Rent	% of Annual U/W Base Rent
845 Claycraft & 1000 Morrison Road - Gahanna, OH	1999/NAP	87,680	$6,000,000	36.1%	$8,675,000	69.2%	$651,348	36.6%
Creekside – Westerville, OH	1999/2014	44,907	$4,500,000	27.1%	$6,400,000	70.3%	$477,570	26.8%
960 – 1020 Claycraft Road - Gahanna, OH	2000/NAP	55,946	$3,200,000	19.3%	$4,675,000	68.4%	$323,276	18.1%
920 – 940 Science & 1110 Claycraft - Gahanna, OH	1997/NAP	35,200	$2,000,000	12.0%	$2,870,000	69.7%	$217,500	12.2%
810 Science Boulevard - Gahanna, OH	1997/NAP	12,000	$900,000	5.4%	$1,375,000	65.5%	$111,736	6.3%
Total		235,733	$16,600,000	100.0%	$23,995,000	69.2%	$1,781,430	100.0%
(1)	Information obtained from the underwritten rent roll and the appraisals.

Major Tenants.

Largest Tenant: HMS Business Services (25,212 square feet; 10.7% of portfolio net rentable area; 14.4% of underwritten base rent; 11/30/2020 lease expiration) – HMS Business Services is a provider of cost containment solutions in the healthcare marketplace. HMS Business Services uses healthcare data technology, analytics, and related services to deliver coordination of benefits, payment integrity, population risk intelligence, care management and consumer engagement solutions. HMS Business Services has approximately 2,500 employees across 28 office locations. HMS Business Services has a one time right of first refusal to lease any space that becomes available within the Creekside property building. HMS Business Services also has an ongoing right of first offer to lease any space that becomes available located within the Creekside property at any time during the tenant’s first renewal term (December 1, 2013 – November 30, 2020). HMS Business Services has been a tenant at the Creekside property since 2000 and has one, five-year renewal option remaining.

2nd Largest Tenant: Hollywood Imprints (14,830 square feet; 6.3% of portfolio net rentable area; 5.7% of underwritten base rent; 2/28/2024 lease expiration) – Hollywood Imprints is a family owned and operated business and was founded in 2006 in Columbus, Ohio. Hollywood Imprints offers screen printing, embroidery, and promotional products. Hollywood Imprints has printed and embroidered garments for four Superbowls, two World Series, two Stanley Cups, The Ohio State Buckeyes, Homage, Logan Paul, Rogue Fitness, Children’s Hospital, and The Relay for Life. Hollywood Imprints has been a tenant at the 845 Claycraft & 1000 Morrison Road property since 2006 and has no renewal options remaining.

3rd Largest Tenant: PT&C Forensics LLC (12,680 square feet; 5.4% of portfolio net rentable area; 4.9% of underwritten base rent; 4/30/2023 lease expiration) – PT&C Forensics LLC (Envista Forensics) is a global leader in forensic engineering & recovery solutions. The company provides forensic engineering and failure analysis, equipment loss consulting, hardware/software failure analysis, digital forensics, expert witness and litigation support, and equipment restoration. Envista Forensics has served the insurance, legal and risk management industries for over 30 years and has over 500 professionals located in 30 offices throughout 7 countries. PT&C Forensics LLC has been a tenant at the 845 Claycraft and 1000 Morrison Road property since 2013 and has one, five-year renewal option remaining.

A-3-128

Property Type – Various	Loan #15	Cut-off Date Balance:	$16,600,000
Property Addresses – Various	MHI-Creekside Portfolio	Cut-off Date LTV:	69.2%
		U/W NCF DSCR:	1.48x
		U/W NOI Debt Yield:	9.9%

Market Overview and Competition.

Gahanna, Ohio: The 845 Claycraft & 1000 Morrison Road property, 960-1020 Claycraft Road property, 920-940 Science & 1110 Claycraft property, and 810 Science Boulevard property are located on the same block in Gahanna, Ohio and are known as “MHI Commerce Center”. MHI Commerce Center is located in Gahanna, Franklin County, Ohio and is approximately 10 miles east from the Columbus central business district. Primary regional access to the area is provided by Interstate 270, which serves as the outer belt that encircles Columbus. The neighborhood surrounding MHI Commerce Center is heavily developed with industrial developments along with office properties. According to a third party market research provider, the estimated 2019 population within a one-, three- and five-mile radius of the MHI Commerce Center was approximately 3,260, 65,864 and 227,129, respectively; and the estimated 2019 median household income within the same radii was approximately $62,798, $75,398 and $79,203, respectively.

According to a third-party market research report, the MHI Commerce Center is situated within the Airport industrial submarket. As of the first quarter of 2019, the Airport industrial submarket reported a total inventory of approximately 21.3 million square feet of industrial space with a 3.5% vacancy rate and average asking rent of $5.54 per square foot. The Airport industrial submarket reported negative absorption of 395,599 square feet, with no new deliveries and 323,300 square feet under construction.

Westerville, Ohio: The Creekside Property is located in Westerville, Delaware County, Ohio and is situated on the east side of Worthington Road, just one mile east of Interstate 71 and approximately 15.0 miles north of the Columbus central business district. Interstate 71 and Polaris Parkway provide primary regional access to the neighborhood. The neighborhood surrounding the Creekside property is developed with mixed-use development, office, flex/industrial and commercial uses. According to a third-party market research provider, the estimated 2019 population within a one-, three- and five-mile radius of the Creekside property was approximately 9,318, 88,099 and 228,417, respectively; and the estimated 2019 average household income within the same radii was approximately $98,865, $104,231 and $108,247, respectively.

According to a third-party market research report, the Creekside property is situated within the Polaris office submarket. As of the first quarter of 2019, the Polaris office submarket reported a total inventory of approximately 6.6 million square feet of office space with a 7.8% vacancy rate and average asking rent of $21.41 per square foot, net. The Polaris office submarket reported positive absorption of 28,708 square feet, no deliveries and 42,000 square feet under construction.

A-3-129

Property Type – Various	Loan #15	Cut-off Date Balance:	$16,600,000
Property Addresses – Various	MHI-Creekside Portfolio	Cut-off Date LTV:	69.2%
		U/W NCF DSCR:	1.48x
		U/W NOI Debt Yield:	9.9%

The following table presents certain information relating to the tenancy at the MHI-Creekside Portfolio Properties:

Major Tenants

Tenant Name	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
HMS Business Services	25,212	10.7%	$10.15	$255,902	14.4%	11/30/2020	1, 5-year	N
Hollywood Imprints	14,830	6.3%	$6.83	$101,289	5.7%	2/28/2024	None	N
PT&C Forensics LLC	12,680	5.4%	$6.95	$88,126	4.9%	4/30/2023	1, 5-year	N
Perfection Bakeries, Inc.	12,000	5.1%	$6.00	$72,000	4.0%	1/31/2021	None	N
Konecranes, Inc.	10,000	4.2%	$8.24	$82,400	4.6%	10/31/2023	None	N
SiteOne Landscape Supply, LLC	10,000	4.2%	$7.16	$71,600	4.0%	2/28/2021	None	N
Cintas Corporation No. 2	10,000	4.2%	$6.63	$66,300	3.7%	9/12/2021	2, 5-year	N
Heritage Crystal Clean	10,000	4.2%	$4.75	$47,500	2.7%	11/30/2021	None	N
Total Major Tenants	104,722	44.4%	$7.50	$785,117	44.1%

Non-Major Tenants	127,065	53.9%	$7.84	$996,313	55.9%

Occupied Total	231,787	98.3%	$7.69	$1,781,430	100.0%

Vacant Space	3,946	1.7%

Collateral Total	235,733	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through March 2020 totaling $25,042.

The following table presents certain information relating to the lease rollover schedule at the MHI-Creekside Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	7,360	3.1%	7,360	3.1%	$106,426	6.0%	$14.46
2019	2	9,970	4.2%	17,330	7.4%	$62,200	3.5%	$6.24
2020	5	47,412	20.1%	64,742	27.5%	$376,777	21.2%	$7.95
2021	10	69,960	29.7%	134,702	57.1%	$446,956	25.1%	$6.39
2022	6	28,166	11.9%	162,868	69.1%	$223,985	12.6%	$7.95
2023	6	43,889	18.6%	206,757	87.7%	$351,261	19.7%	$8.00
2024	3	25,030	10.6%	231,787	98.3%	$213,825	12.0%	$8.54
2025	0	0	0.0%	231,787	98.3%	$0	0.0%	$0.00
2026	0	0	0.0%	231,787	98.3%	$0	0.0%	$0.00
2027	0	0	0.0%	231,787	98.3%	$0	0.0%	$0.00
2028	0	0	0.0%	231,787	98.3%	$0	0.0%	$0.00
2029	0	0	0.0%	231,787	98.3%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	231,787	98.3%	$0	0.0%	$0.00
Vacant	0	3,946	1.7%	235,733	100.0%	$0	0.0%	$0.00
Total/Weighted Average	33	235,733	100.0%			$1,781,430	100.0%	$7.69

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are excercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-130

Property Type – Various	Loan #15	Cut-off Date Balance:	$16,600,000
Property Addresses – Various	MHI-Creekside Portfolio	Cut-off Date LTV:	69.2%
		U/W NCF DSCR:	1.48x
		U/W NOI Debt Yield:	9.9%

The following table presents historical occupancy percentages at the MHI-Creekside Portfolio Properties:

Historical Occupancy

12/31/2015	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	Various(2)
NAV	90.6%	93.0%	95.4%	98.3%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent rolls dated August 12, 2019 and August 19, 2019.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the MHI-Creekside Portfolio Properties:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 6/30/2019	U/W	%	U/W $ per SF
Base Rent	$1,447,588	$1,566,921	$1,645,202	$1,664,106	$1,756,388	71.0%	$7.45
Contractual Rent Steps(2)	0	0	0	0	25,042	1.0	$0.11
Grossed Up Vacant Space	0	0	0	0	25,649	1.0	$0.11
Gross Potential Rent	$1,447,588	$1,566,921	$1,645,202	$1,664,106	$1,807,079	73.1%	$7.67
Other Income	0	6,853	1,075	3,679	3,679	0.1	$0.02
Total Recoveries	616,320	668,973	704,279	733,609	662,712	26.8	$2.81
Net Rental Income	$2,063,908	$2,242,747	$2,350,556	$2,401,394	$2,473,470	100.0%	$10.49
(Vacancy & Credit Loss)	0	0	0	0	(124,823)(3)	(6.9)	(0.53)
Effective Gross Income	$2,063,908	$2,242,747	$2,350,556	$2,401,394	$2,348,646	95.0%	$9.96

Real Estate Taxes	301,517	333,014	340,448	350,102	360,605	15.4	1.53
Insurance	46,390	42,431	47,958	46,200	56,815	2.4	0.24
Management Fee	97,434	104,970	111,293	114,770	70,459	3.0	0.30
Other Operating Expenses	194,743	169,116	223,683	212,257	212,257	9.0	0.90
Total Operating Expenses	$640,084	$649,531	$723,382	$723,329	$700,136	29.8%	$2.97

Net Operating Income	$1,423,824	$1,593,216	$1,627,173	$1,678,065	$1,648,510	70.2%	$6.99
Replacement Reserves	0	0	0	0	39,451	1.7	0.17
TI/LC	0	0	0	0	117,867	5.0	0.50
Net Cash Flow	$1,423,824	$1,593,216	$1,627,173	$1,678,065	$1,491,192	63.5%	$6.33

NOI DSCR	1.41x	1.58x	1.61x	1.66x	1.63x
NCF DSCR	1.41x	1.58x	1.61x	1.66x	1.48x
NOI Debt Yield	8.6%	9.6%	9.8%	10.1%	9.9%
NCF Debt Yield	8.6%	9.6%	9.8%	10.1%	9.0%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Contractual Rent Steps through March 2020.

(3)	The underwritten economic vacancy is 5.1%. The MHI-Creekside Portfolio Properties were 98.3% physically occupied as of August 12, 2019 and August 19, 2019.

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Operating Advisor

Wells Fargo Commercial Mortgage	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC	Park Bridge Lender Services LLC
Securities, Inc.	Three Wells Fargo, MAC D1050-084	Bank, National Association	600 Third Avenue,
375 Park Avenue	401 S. Tryon Street, 8th Floor	10851 Mastin Street	40th Floor
2nd Floor,	Charlotte, NC 28202	Building 82, Suite 300	New York, NY 10016
New York, NY 10152		Overland Park, KS 66210

Contact:
Anthony.Sfarra@wellsfargo.com	Contact:	Contact: Heather Wagner	Contact: David Rodgers
Phone: (212) 214-5613	REAM_InvestorRelations@wellsfargo.com	Phone Number: (913) 253-9570	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
K-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
L-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
K-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
L-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
K-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
L-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C53 Commercial Mortgage Pass-Through Certificates Series 2019-C53	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	12/17/19
Corporate Trust Services		Record Date:	11/29/19
8480 Stagecoach Circle		Determination Date:	12/11/19
Frederick, MD 21701-4747

Supplemental Reporting

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2019 (the “Pooling and Servicing Agreement”).

Transaction: Wells Fargo Commercial Mortgage Trust 2019-C53, Commercial Mortgage Pass-Through Certificates Series 2019-C53

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Directing Certificateholder: KKR Real Estate Credit Opportunity Partners II L.P.

I.    Population of Mortgage Loans that Were Considered in Compiling this Report

1.   The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.   Prior to an Operating Advisor Consultation Event, if any Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Certificateholder to the Operating Advisor.

3.   After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

(a)	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

________________________

________________________

________________________

________________________

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

(b)	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

________________________

________________________

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that were Considered in Compiling this Report

In rendering the assessment set forth in this report, the Operating Advisor examined and relied upon the accuracy and the completion of the items listed below:

1.       Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.       Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.       The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.       [LIST OTHER REVIEWED INFORMATION].

5.       [INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Assumptions, Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.       As provided in the Pooling and Servicing Agreement, the Operating Advisor is (i) not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required in the ordinary course to provide or obtain a legal opinion, legal review or legal conclusion as part of that assessment.

2.       In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.       Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.       The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.       Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.       There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions,

ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.       The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.       This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA; provided, however, that for the purposes of this Annex D-1, with respect to each sponsor, any reference to a “Mortgage Loan” will refer to the Mortgage Loans sold by such sponsor that we include in the issuing entity.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.       Intentionally Omitted.

2.       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related non-serviced securitization trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan

D-1-1

is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge)) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.       Intentionally Omitted.

6.       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.       Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the

D-1-2

Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted

D-1-3

Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10.       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11.       Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to

D-1-4

the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12.       Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13.       Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14.       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15.       Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16.       Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject

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to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related non-serviced securitization trust).

17.       No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18.       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (a) the maximum amount available

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under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19.       Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20.       No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21.       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date)or an equity participation by the Mortgage Loan Seller.

22.       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are

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integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23.       Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24.       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25.       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

26.       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction,

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(a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27.       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28.       Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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29.       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30.       Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans

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secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31.       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32.       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted

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under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33.       Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.       Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees

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associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36.       Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

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(e)       Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)       The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)       A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)       Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)       Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon

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termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37.       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38.       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39.       Intentionally Omitted.

40.       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.       Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.       Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

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43.       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44.       Intentionally Omitted.

45.       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

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47.       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48.       Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49.       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Rialto Mortgage Finance, LLC	Barclays Capital Real Estate Inc.	Wells Fargo Bank, National Association	Ladder Capital Finance LLC	C-III Commercial Mortgage LLC
N/A	N/A	N/A	Martin Brower (Loan No. 9)	N/A

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Rialto Mortgage Finance, LLC	Barclays Capital Real Estate Inc.	Wells Fargo Bank, National Association	Ladder Capital Finance LLC	C-III Commercial Mortgage LLC
Planet Self Storage Portfolio (Loan No. 3) Fortress Self Storage (Loan No. 13) Gorham Self Storage (Loan No. 40)	Ceasar’s Bay Shopping Center (Loan No. 2) DoubleTree ABQ (Loan No. 12) 241 North Broadway (Loan No. 19)	N/A	Dollar General Chillicothe (Loan No. 57) Dollar General Poseyville (Loan No. 58)	N/A

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Rialto Mortgage Finance, LLC	Barclays Capital Real Estate Inc.	Wells Fargo Bank, National Association	Ladder Capital Finance LLC	C-III Commercial Mortgage LLC

Planet Self Storage Portfolio (Loan No. 3)

Bird Creek Crossing

 (Loan No. 10)

Fortress Self Storage

(Loan No. 13)

Smoke Tree Village and Smoke Tree Commons (Loan No. 21)

Gorham Self Storage

(Loan No. 40)

	N/A	Waters Edge Apartments – NV (Loan No. 47) 330 Canal Apartments (Loan No. 48)	Dollar General Chillicothe (Loan No. 57) Dollar General Poseyville (Loan No. 58)	Walgreens Brooklyn (Loan No. 24) Bank Of America Brooklyn (Loan No. 31)

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Meadows Place Seniors Village (Loan No. 23)	The Mortgaged Property is subject to a Land Use Restriction Agreement (“LURA”) received in return for certain tax credits that requires the Mortgagor to lease certain units to low-income tenants and certain units to tenants over age 55. In the event the LURA is violated by the Mortgagor or any other owner of the Mortgaged Property, the Texas Department of Housing and Community Affairs (“TDHCA”) may attempt to recapture a pro rata portion of the tax credits that were paid to the prior owner of the Mortgaged Property in connection with the development of the Mortgaged Property. Commencing in 2020, TDHCA will have a right of first refusal (“ROFR”) related to the sale of the Mortgaged Property. In the event the Mortgagor (or any owner of the Mortgaged Property) elects to sell the Mortgaged Property, the TDHCA or its qualified nonprofit organization has the right to purchase the Mortgaged Property for an amount equal to (i) the outstanding indebtedness secured by the Mortgaged Property, other than indebtedness incurred within five years of the proposed sale, and (ii) all taxes attributable to such sale. The ROFR does not apply to a transfer in connection with a foreclosure or deed in lieu. Upon the foreclosure or deed in lieu with respect to the Mortgaged Property, the LURA will terminate. The Mortgage Loan documents prohibit the Mortgagor from transferring the Mortgaged Property in any way that would trigger the ROFR (other than a transfer of the Mortgaged Property and simultaneous payment of the Mortgage Loan in full pursuant to the Mortgage Loan documents).
(8) Permitted Liens; Title Insurance	Courtyard Indianapolis South (Loan No. 33)	Marriott International, Inc., the franchisor, has a right of first refusal to purchase the Mortgagor’s interest in the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or any interest in the Mortgagor or any “Control Affiliate” (as such term is defined in the franchise agreement) to a “Competitor” of the franchisor (as such term is defined in the franchise agreement). This right applies to a transfer to a “Competitor” in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “Competitor”.
(8) Permitted Liens; Title Insurance	Albertsons Millwood (Loan No. 34)	The sole tenant, Albertson’s LLC, has a right of first refusal to purchase the entire Mortgaged Property if the Mortgagor elects to sell the Mortgaged Property to a bona fide third party. Such right of first refusal commences in June 2023 and continues through the end of the tenant’s lease. Such right of first refusal has been subordinated to the Mortgage Loan, and will not apply to a successor borrower through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage; provided, however, such right of first refusal will apply to subsequent purchasers of the leased premises.
(18) Insurance	Equinix Data Center (Loan No. 1)	The Mortgage Loan documents provide that the borrower may rely on the insurance provided by the sole tenant under its

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Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
lease in satisfaction of the insurance requirements otherwise set forth in the Mortgage Loan documents. The insurance required under such lease may not satisfy, and may provide less protection than, the requirements of Representation 18. Pursuant to the sole tenant’s lease, Equinix, Inc., the sole tenant, (or the tenant’s leasehold mortgagee, if any) is permitted to hold the insurance proceeds for insurance policies maintained under the lease. In addition, the Mortgage Loan documents permit the sole tenant, Equinix, Inc. to self-insure the Mortgaged Property, provided that the following conditions are met: (i) the tenant’s lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the such lease, (iii) the tenant or guarantor under the such lease remains fully liable for the obligations and liabilities under such lease and maintains Issuer Credit Ratings from S&P of at least “A-”, (iv) the tenant maintains through a program of self-insurance the insurance required to be maintained by it under its lease, (v) the tenant satisfies all of the insurance related terms and conditions set forth in its lease, and (vi) the Mortgagor has provided to the lender satisfactory evidence that the sole tenant satisfies the “Self-Insurance Requirements” defined in the Mortgage Loan documents. If the tenant fails to meet the Self-Insurance Requirements and does not otherwise provide evidence of third-party insurance coverage meeting the requirements of the certain “Applicable Sections” (as defined and described in the loan agreement) that are acceptable to the lender, or to the extent the lender has been informed that any of the Self-Insurance Requirements will result in an adverse impact to, a downgrade of or withdrawal of any rating then or to be assigned to any outstanding certificates issued or to be issued in conjunction with a securitization of the Whole Loan, or otherwise adversely impacts the securitization of any portion of the Whole Loan, then the Mortgagor is required, at its sole cost and expense, to obtain insurance that will satisfy the insurance requirements in the Mortgage Loan documents, which insurance will either be (x) “primary” insurance coverage in the event that the tenant does not provide the insurance coverage required in the Applicable Sections, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the insurance provisions in the Mortgage Loan documents.
(18) Insurance	Albertsons Millwood (Loan No. 34)	The Mortgage Loan documents provide that the borrower may rely on the insurance provided by the sole tenant, Albertson’s LLC, under its lease, in satisfaction of the insurance requirements otherwise set forth in the Mortgage Loan documents. The insurance required under such lease may not satisfy, and may provide less protection than, the requirements of Representation 18. In addition, the sole tenant’s lease provides that sole tenant may self-insure if the parent entity, Albertson’s Companies LLC, maintains either (a) a corporate family credit rating of not less than “B3” from Moody’s Investors Service, Inc. or (b) a credit rating of not less than “B-” from Standard and Poor’s Ratings Group; provided, however, in the event the tenant self-insures, the Mortgage Loan documents require the borrower to obtain

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Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
insurance coverage as required under the Mortgage Loan documents. In addition, the sole tenant’s lease provides for joint landlord and tenant control over the disbursement of available casualty proceeds.
(26) Local Law Compliance	Planet Self Storage Portfolio (Loan No. 3)

Prime Storage – Somerville – The use of the Mortgaged Property as a storage warehouse facility is a pre-existing legally non-conforming use, as the current use is not a permitted use under current zoning laws. In the event of a casualty, the Mortgaged Property may be restored to its legally non-conforming use provided restoration or reconstruction is commenced within twenty-four months of such casualty.

Prime Storage – Clinton – The use of the Mortgaged Property as a storage warehouse facility is a pre-existing legally non-conforming use, as the current use is not a permitted use under current zoning laws. In the event of a casualty which substantially destroys the Mortgaged Property as determined by the zoning board, the Mortgaged Property may be only be rebuilt in accordance with the current zoning laws or pursuant to a variance.

(28) Recourse Obligations	Equinix Data Center (Loan No. 1)	The guarantor is capitalized solely with a $5 million demand note and is liable under similar guaranties on other loans.
(31) Single-Purpose Entity	Holiday Inn Roswell (Loan No. 28)	The Mortgagor originally owned a larger tract of vacant land and subdivided it into four lots. Lot 2 is the Mortgaged Property. Lots 1 and 3 were sold to third parties in 2010 and 2011, respectively, and are vacant lots. Lot 4 was conveyed to an affiliate of the Mortgagor prior to loan origination. A clean Phase I for all lots was obtained.

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Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	Ceasar’s Bay Shopping Center (Loan No. 2)

The Mortgage Loan documents permit the Mortgagor to obtain comprehensive “all risk” or “special form” insurance with a deductible in an amount up to $150,000 per occurrence, except for windstorm and earthquake insurance, which will provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.

The Mortgage Loan documents require loss of rents and/or business interruption insurance coverage for a period continuing until the restoration of the Mortgaged Property is complete or the expiration of eighteen (18) months, whichever occurs first. The insurance coverage must provide an extended period of indemnity endorsement, which provides that after the physical loss to the Mortgaged Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Mortgaged Property is repaired or replaced and operations are resumed, whichever occurs first.

(18) Insurance	DoubleTree ABQ (Loan No. 12)	The Mortgage Loan documents permit the Mortgagor to obtain comprehensive “all risk” or “special form” insurance with a deductible in an amount up to $100,000 per occurrence, except for windstorm and earthquake insurance, which will provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.
(18) Insurance	Hilton Bentley Beach Retail & Parking (Loan No. 17)	The related condominium association (the “Condominium Association”) provides the insurance coverage for the Mortgaged Property. The Mortgage Loan documents provide that the Mortgagor must use commercially reasonable efforts to cause the Condominium Association to maintain the coverage required under the condominium documents (“Acceptable Condominium Policy”). In the event an Acceptable Condominium Policy cannot be obtained through the Condominium Association, the Mortgagor must obtain an Acceptable Condominium Policy either through (1) additional policy(ies) on an excess and contingent basis which will insure any gaps in coverage between the coverage obtained under the insurance policies obtained by the Condominium Association and an Acceptable Condominium Policy, which such excess insurance must be acceptable to the lender in its sole and absolute discretion or (2) in the event any insurance required is not covered at all by such policy maintained by the Condominium Association, the Mortgagor must provide coverage on a primary basis to cover the applicable risk. The lender must receive evidence satisfactory to Lender of the terms and conditions of such coverage.

D-2-4

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	241 North Broadway (Loan No. 19)	The Mortgage Loan documents permit the Mortgagor to maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents; provided that prior to obtaining such non-conforming policy, the Mortgagor has received (A) the lender’s prior written consent thereto and, (B) a rating agency confirmation with respect to any such non-conforming policy. The lender may deny its consent to any non-confirming policy regardless of whether or not the lender has consented to the same on any prior occasion.
(19) Access; Utilities; Separate Tax Parcels	Ceasar’s Bay Shopping Center (Loan No. 2)	The Mortgagor owns an adjacent underwater parcel of land, which is not developed, and is not part of the collateral for the Mortgage Loan (the “Underwater Parcel”). The Underwater Parcel is included in the same tax parcel with the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to escrow taxes for both the Mortgaged Property and the Underwater Parcel.
(26) Local Law Compliance	Ceasar’s Bay Shopping Center (Loan No. 2)	There are several existing violations at the Mortgaged Property from the Department of Buildings, Environmental Control Board, and Fire Department violations (the “Existing Violations”). The Mortgage Loan documents are recourse to the Mortgagor and the guarantor for any losses incurred as a result of any of the Existing Violations. Additionally, the Mortgagor covenanted in the Mortgage Loan documents to diligently pursue and use commercially reasonable efforts to cure the Existing Violations and to deliver to the lender reasonably satisfactory evidence that the violations have been cured and removed as open violations in the applicable public records.

D-2-5

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(27) Licenses and Permits	Ceasar’s Bay Shopping Center (Loan No. 2)	The Mortgage Loan documents provide that Mortgagor has received a temporary certificate of occupancy for the Mortgaged Property, issued on July 11, 2019 (the “TCO”), that requires compliance with certain conditions more particularly referenced therein on or prior to October 9, 2019 (the “TCO Expiration Date”). The Mortgagor has covenanted in the Mortgage Loan documents that, on or prior to the TCO Expiration Date, the Mortgagor must deliver to the lender (i) the permanent certificate of occupancy for the Mortgaged Property, which certificate of occupancy must show the existing use of the Mortgaged Property as a permitted use of the Mortgaged Property and that the Mortgaged Property otherwise complies with the conditions set forth in the TCO (the “Permanent CO”) or (ii) if the Permanent CO may not yet be issued, evidence of the extension of the TCO Expiration Date (each, a “Extended TCO”). If the Mortgagor delivers an Extended TCO to the lender, until the Mortgagor delivers the Permanent CO to the lender, the Mortgage Loan documents further require the Mortgagor to (A) diligently continue to pursue the issuance of the Permanent CO and (B) on or prior to the date that is one (1) week prior to the expiration date of each Extended TCO, deliver to the lender a new Extended TCO or the Permanent CO. Additionally, the Mortgage Loan documents provide that the Mortgagor must not permit the TCO or any Extended TCO to expire prior to the issuance and delivery to the lender of the Permanent CO. The Mortgagor delivered an Extended TCO, which expires on December 29, 2019.
(27) Licenses and Permits	DoubleTree ABQ (Loan No. 12)	The related liquor license for the Mortgaged Property (the “Existing Liquor License”) is currently held by Crescent Hotels & Resorts, LLC and is being leased to Spire Concession Management, LLC (the “Concession Manager”) pursuant to that certain liquor license lease agreement (the “Liquor License Lease Agreement”) until a permanent liquor license is issued to Concession Manager. The Mortgagor covenanted in the Mortgage Loan documents to use commercially reasonable efforts to cause the Concession Manager to obtain a permanent liquor license for the benefit of the Mortgagor and the Mortgaged Property (the “Permanent Liquor License”), within the earlier to occur of (A) the Concession Manager no longer having rights to use the Existing Liquor License, and (B) the expiration or other termination of the Liquor License Lease Agreement. It is an event of default under the Mortgage Loan documents if, without the lender’s prior written consent, any liquor license relating to the Mortgaged Property ceases to be in full force and effect for thirty (30) days. Additionally, the Mortgage Loan documents are recourse to the Mortgagor and the related guarantor for any losses incurred, due to the actions or inactions of the Mortgagor or any affiliate thereof, as a result of the absence of (x) the Existing Liquor License for the Mortgaged Property held by the Concession Manager and (y) a Permanent Liquor License to be held by the Concession Manager for the Mortgaged Property.

D-2-6

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	Ceasar’s Bay Shopping Center (Loan No. 2)	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with any default under the transfer provisions of the Mortgage Loan documents; provided, however, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses for any transfer with respect to which the Mortgagor has failed to provide notice to the lender in connection with such transfer for which the related transfer would otherwise constitute a permitted transfer pursuant to the Mortgage Loan documents if the Mortgagor had provided such requisite notice to the lender.
(28) Recourse Obligations	800 Delaware (Loan No. 8)	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses if the violation results solely from a failure to provide any required notice, a non-consolidation opinion, any other deliverables (including payment of fees) or copies of instruments and/or organizational documents related to such transfer, and but for the failure to provide such items, such transfer would otherwise be a permitted transfer. Additionally, no such liability will arise if the Mortgagor promptly provides such notice, non-consolidation opinion, other deliverables (including payment of fees) or copies of instruments and/or organizational documents within ten (10) business days after the earlier to occur of (A) the Mortgagor’s knowledge of such breach, or (B) the lender’s written request therefor. Pursuant to the Mortgage Loan documents, until the Mortgage Loan debt has been paid in full, the related guarantor has agreed to maintain a net worth in excess of $27,000,000 and liquid assets having a market value of at least $2,700,000.
(28) Recourse Obligations	DoubleTree ABQ (Loan No. 12)	The Mortgage Loan documents are recourse to the Mortgagor and the related guarantor for any losses incurred as a result of a breach of any representation, warranty, covenant or indemnification provision in the Mortgage Loan documents concerning environmental laws; provided, however, to the extent that any losses are covered under an environmental insurance policy reasonably acceptable to the lender, the lender will look to recover under such policy, at no material cost to the lender, prior to seeking recovery from the Mortgagor or the related guarantor.

D-2-7

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(33) Single-Purpose Entity	Ceasar’s Bay Shopping Center (Loan No. 2)	The Mortgagor owns an adjacent underwater parcel of land, which is not developed, and is not part of the collateral for the Mortgage Loan (the “Underwater Parcel”). The Underwater Parcel was specifically excluded from the related appraisal for the Mortgaged Property. The Mortgage Loan documents prohibit the Mortgagor from: (i) entering into any lease with respect to the Underwater Parcel; (ii) commencing any alterations, construction work or other work on or with respect to the Underwater Parcel, without the prior written consent of the lender; (iii) transferring or encumbering the Underwater Parcel, without the prior written consent of the lender. The Mortgage Loan documents are recourse to the Mortgagor and the related guarantor for any violations of provisions (ii) or (iii) above. Additionally, failure to comply with the provisions of (i) above will constitute an event of default under the Mortgage Loan documents. Further, the Underwater Parcel is covered by the Phase I Environmental report delivered to the lender in connection with the closing of the Mortgage Loan.
(33) Single-Purpose Entity	Glenview Corporate Center (Loan No. 14)	The Mortgagor is comprised of four recycled Single-Purpose Entities as tenants-in-common. The Mortgagor entities previously owned other property in addition to the collateral for the Mortgage Loan. The Mortgage Loan documents are recourse for any direct loss by the lender attributable to the Mortgagor’s ownership of the other prior owned property (including, but not limited to, any environmental liabilities thereunder).
(33) Single-Purpose Entity	Hilton Bentley Beach Retail & Parking (Loan No. 17)	The Mortgagor previously owned the equity interest in Noah Restaurant LLC, which is an entity affiliated with the second largest tenant at the Mortgaged Property. The Mortgagor’s interest in this entity was transferred prior to the closing of the Mortgage Loan.

D-2-8

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(36) Ground Lease	Ceasar’s Bay Shopping Center (Loan No. 2)	(F) Pursuant to the related estoppel that was obtained in connection with the closing of the Mortgage Loan, the ground lessee is in violation of Article V, Section 7 of the Ground Lease, due to the existing violations at the Mortgaged Property (the “Existing Violations”). Pursuant to the terms of the Ground Lease, the Ground Lease may be terminated if the Mortgagor (as the tenant under the Ground Lease) violates any covenants provided therein; provided, however, with respect to the Existing Violations, the Ground Lease may only be terminated if the Mortgagor fails to diligently pursue the cure of the Existing Violations. Additionally, the ground lessor has agreed to enter into a new Ground Lease with the lender if the Ground Lease is terminated for any reason. The Mortgage Loan documents are (A) recourse to the Mortgagor and the guarantor for any losses incurred as a result of any of the Existing Violations, and (B) fully recourse to the Mortgagor and the guarantor for any termination of the Ground Lease. The Mortgage Loan documents provide for an event of default if (i) there is any default by the Mortgagor, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of the Mortgagor, and such default is not cured, (ii) if the leasehold estate created by the Ground Lease is surrendered, (iii) if the Ground Lease ceases to be in full force and effect, (iv) if the Ground Lease is terminated or canceled for any reason or under any circumstances whatsoever, or (v) if any of the terms, covenants or conditions of the Ground Lease are in any manner modified, changed, supplemented, altered, or amended without the consent of the lender. Additionally, the Mortgagor covenanted in the Mortgage Loan documents to diligently pursue and use commercially reasonable efforts to cure the Existing Violations and to deliver to the lender reasonably satisfactory evidence that the violations have been cured and removed as open violations in the applicable public records.

D-2-9

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	777 East Eisenhower (Loan No. 4)	(i) Tenant Purchase Option. The Regents of the University of Michigan (the largest tenant) have a one-time option to purchase the mortgaged property on or about July 1,2029, with notice to exercise the option on or before July 1, 2027. (The loan matures on September 11, 2029.) The option price, net of customary seller-incurred costs of sale, plus all cash flows to borrower from the time of acquisition to the date of sale, shall produce a 13.0% internal rate of return to borrower on its investment. The purchase option is not extinguished by foreclosure; however, the purchase option does not apply to foreclosure or deed in lieu thereof, or to any subsequent transfer of the mortgaged property by the lender or its nominee. If the lender or a third party so takes possession, the option price is then determined by outstanding loan balance and accrued but unpaid interest (but excluding default interest or call protection-type fees). The loan documents provide that the guarantors have personal liability for losses related to any exercise of the purchase option that does not result in the repayment of the loan in full. The guarantors had an aggregate stated net worth as of June 30, 2019 in excess of the original principal amount of the loan. (ii) Fractional Land Condominium. The mortgaged property is comprised of a unit that is part of a land condominium (an alternative to land subdivision). The related unit has an approximate 10% voting rights’ interest in the condominium regime, but an owners’ association does not currently exist and is otherwise subject to the lender’s approval. Until the association is created, the borrower is Declarant and Administrator of the condominium regime. In any event, each unit owner has sole responsibility for the maintenance of its respective property. The loan documents provide recourse liability to the borrower and the guarantor for springing full recourse if the condominium documents are amended, modified without lender’s prior written consent and if the condominium is cancelled, terminated or withdrawn, or the mortgaged property is made subject to any partition, in each case, without lender’s prior written consent.
(8) Permitted Liens; Title Insurance	112-118 West 125th Street (Loan No. 6)	The mortgaged property is one unit in a two-unit condominium. The borrower-owned unit is comprised of 18,000 sf ground floor retail and 14,000 sf basement and second floor office, and has an approximate 43% voting rights’ interest in the condominium regime and the right to appoint two persons to the four person association board. The borrower does not have the voting power and/or board representation to affirmatively control the owners’ association, but it does have the voting power and/or board representation to block any material association action it opposes.
(8) Permitted Liens; Title Insurance	600 & 620 National Avenue (Loan No. 7)	(i) Tenant Right of First Offer. Single tenant (Google LLC) has Right of First Offer (ROFO) to purchase the mortgaged property if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure. (ii) Environmental Use and Activity Limitations/ Remediation Easements. The mortgaged property is subject to certain recorded use and activity limitations, including prohibitions against any schools, nursing home, hospital or similar uses being conducted on-site, as well as easements necessary for ongoing environmental remediation. The mortgaged property

D-2-10

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
is included within the Middlefield-Ellis-Whitman (MEW) Superfund Site and ongoing remedial activities are being performed by identified responsible parties under U.S. Environmental Protection Agency oversight. Long-term, area-wide electronics industry-related activities resulted in subsurface contamination with various volatile organic compounds (VOC’s), primarily TCE. The responsible parties include Fairchild Semiconductor International, subsidiary to ON Semiconductor Corporation (NASDAQ: ON), Schlumberger Technology Corporation (NYSE: SLB), SUMCO Corporation (TYO: KK), and Vishay Intertechnology (NYSE: VSH). Former buildings that existed on-site were demolished in 2012, and related site activities involved metal plating activities, but not the use of TCE. Following the removal of facility equipment, based on soil and groundwater sampling, the California Department of Toxic Substances (DTSC) concluded that that there were no significant contaminant releases at the mortgaged property, and it was not a source of VOC’s for the MEW Superfund contaminant plume. Both the DTSC and local environmental authorities issued regulatory closure letters prior to redevelopment of the site that began in 2015. The improvements on the mortgaged property include a vapor mitigation system (engineered liner with sub-slab depressurization system).
(8) Permitted Liens; Title Insurance	CVS & WAG - Texas (Loan No. 35)	With respect to the Walgreens property (Marble Falls, TX) only, the single tenant (Walgreens) has Right of First Refusal (ROFR) to purchase the constituent mortgaged property if the borrower receives offer as to such leased premises that it is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.
(8) Permitted Liens; Title Insurance	WAG Cape Carteret (Loan No. 56)	The single tenant (Walgreens) has a Right of First Offer (ROFO) to purchase the constituent mortgaged property if the borrower markets the mortgaged property for sale, and a conditional Right of First Refusal (ROFR) if the borrower subsequently is willing to accept a third party offer below the initial offered price. The ROFO/ ROFR are not extinguished by foreclosure; however, the ROFO/ ROFR do not apply to foreclosure or deed in lieu thereof.
(18) Insurance	112-118 West 125th Street (Loan No. 6)	The mortgaged property is one unit in a two-unit condominium. The condominium documents provide that if casualty/condemnation proceeds are $1 million or less, proceeds are held and disbursed by the condominium board for restoration. If proceeds exceed $1 million, an insurance trustee (required to have capital surplus and undivided profits/ retained earnings of at least $500 million) is required to administer their disbursement.
(18) Insurance	600 & 620 National Avenue (Loan No. 7)	The mortgaged property is security for 5 senior pari passu notes aggregating $137,900,000. The loan documents permit a property insurance deductible up to $100,000. The in-place property insurance deductible is $10,000.
(18) Insurance	CVS & WAG - Texas (Loan No. 35)	With respect to the Walgreens property (Marble Falls, TX) only, Borrower’s obligation to provide required insurance (including property, rent loss, liability and terrorism coverage) is suspended if, among other things, Walgreens elects to self-insure in accordance with its lease, and satisfies certain other

D-2-11

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
conditions, including (i) the tenant or its parent’s having minimum net worth of at least $100 million; (ii) tenant’s having no rent abatement or termination remedies for any reason during the loan term, and (iii) tenant’s unconditional obligation to restore the improvements following casualty irrespective of available insurance proceeds. Walgreens has provided notice of its election to self-insure. Further, in the event of a casualty, the tenant controls the disbursement of available insurance proceeds.
(18) Insurance	WAG Cape Carteret (Loan No. 56)	Borrower’s obligation to provide required insurance (including property, rent loss and terrorism coverage) is suspended if, among other things, Walgreens elects to self-insure in accordance with its lease, and satisfies certain other conditions, including (i) tenant’s having no rent abatement or termination remedies for any reason during the loan term, and (ii) tenant’s unconditional obligation during the loan term to restore the improvements following casualty irrespective of available insurance proceeds. Walgreens has not provided notice of its election to self-insure. The tenant-provided third-party insurance includes property, rent loss and terrorism coverage, but is subject to a $100,000 deductible. Further, in the event of a casualty, the tenant controls the disbursement of available insurance proceeds.
(27) Licenses and Permits	112-118 West 125th Street (Loan No. 6)	A permanent certificate of occupancy has not been issued for the mortgaged property. Temporary certificates of occupancy have been issued, and the loan documents include affirmative covenants that the borrower at all times maintain a valid temporary or permanent certificate of occupancy that permits the current use of the property, perform all work necessary to obtain the permanent certificate of occupancy, and diligently pursue obtaining the permanent certificate of occupancy. Further, the loan documents provide that the borrower and guarantors have personal liability for any losses related to any breach of such covenants.
(28) Recourse Obligations	All Wells Fargo Loans (Loan Nos. 4, 6, 7, 16, 29, 32, 35, 47, 48 and 56)	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(28) Recourse Obligations	WAG Cape Carteret (Loan No. 56)	Only the SPE borrower (Schwartz Investment Property LLC) is liable for the related losses carve-out and springing recourse events. The loan documents do not require a separate guarantor.

D-2-12

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(31) Acts of Terrorism Exclusion	All Wells Fargo Loans (Loan Nos. 4, 6, 7, 16, 29, 32, 35, 47, 48 and 56)	To the extent exceptions have been taken to the Insurance representation (#16) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.
(33) Single-Purpose Entity	112-118 West 125th Street (Loan No. 6)	The borrower is an SPE and one independent director is required. A non-consolidation opinion was not required, however.
(34) Defeasance	600 & 620 National Avenue (Loan No. 7)	The loan documents permit the borrower to provide “U.S. Obligations” as defeasance collateral, including: (i) “government securities” (as described in Treasury Regulation Section 1.860G-2(a)(8)(ii) and defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended,) that are the direct obligations of the United States of America, which obligations are not subject to prepayment, call or early redemption and (ii) other governmental securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, that are not subject to prepayment, call or early redemption and that are acceptable to Lender and satisfy REMIC Requirements.
(43) Environmental Conditions	Waters Edge Apartments - NV (Loan No. 47) 330 Canal Apartments (Loan No. 48) WAG Cape Carteret (Loan No. 56)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $2,700,000 group lender environmental collateral protection and liability-type environmental insurance policy with $2,700,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

D-2-13

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Southern California Retail Portfolio (Loan No. 11)

The sole tenant at the Home Depot Mortgaged Property, Home Depot, has a ROFO to purchase the related Mortgaged Property. If at any time during the lease term the related Mortgagor desires to offer the related Mortgaged Property for sale, then prior to offering to sell the related Mortgaged Property, the related Mortgagor is required to offer Home Depot the right to purchase the related Mortgaged Property by sending a notice of the terms of an offer to sell, including price, payment terms, conditions of title, costs of escrow and other material terms, including a proposed purchase agreement. Home Depot will have 15 days from receipt of the offer notice to exercise its ROFO, send an exercise notice and execute the proposed purchase agreement. Failure to do so within the 15-day period will constitute a rejection of the offer notice and waiver of the ROFO. The related Mortgagor will thereafter be free to sell the related Mortgaged Property for not less than 95% of the offered amount and on terms and conditions not substantially more favorable than those offered to Home Depot, provided such sale occurs within 9 months of the date of the offer notice. If the related Mortgagor intends to sell the related Mortgaged Property for less than 95% of the offered amount or on terms substantially more favorable than those set forth in the offer notice or subsequent to the expiration of 9 months after the offer notice, the related Mortgagor is required to offer the related Mortgaged Property to Home Depot. The ROFO does not apply to any foreclosure sale affecting the related Mortgaged Property.

In addition, with respect to the Ross Dress for Less Mortgaged Property, the adjacent property owner has a ROFO to purchase such Mortgaged Property. If the related Mortgagor desires to sell the related Mortgaged Property, the related Mortgagor is required to deliver a notice in writing to the adjacent property owner stating the price, terms and conditions on which the related Mortgagor offers to sell the interest in the related Mortgaged Property. The offer will remain open for a period of 30 days after delivery of the offer notice. If the offer is not accepted within the offer period, the related Mortgagor may sell the related Mortgaged Property to any bona fide third party within 12 months after the offer period for a price not less than 90% of the price set forth in the offer made to the adjacent owner and upon comparable terms. The ROFO does not apply to any foreclosure sale affecting the related Mortgaged Property but the ROFO is not extinguished by any such foreclosure sale.

(9) Junior Liens	HGI Pascagoula (Loan No. 20)	In October 2012, the related borrower sponsors organized the use of new market tax credits to assist in financing the development of the related Mortgaged Property. The total qualified equity investment in the related Mortgagor is $5,200,000, structured as a loan (the “NMTC Loan”) from a leverage fund entity (the “Subordinate NMTC Lender”) to the related Mortgagor, which has a maturity of October 2052 and is secured by a second mortgage on the related Mortgaged Property. A subordination and standstill agreement was entered into and recorded at closing by and among the Subordinate NMTC Lender, the lender under the subject Mortgage Loan and various other parties, pursuant to which the Subordinate NMTC Lender agreed to, among other things,

D-2-14

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
fully subordinate its interest in the related Mortgaged Property and to standstill from declaring any default, accelerating any portion of the NMTC Loan and exercising any remedies under the NMTC Loan other than to sue under its guaranty against the related borrower sponsors for damages.
(12) Condition of Property	HGI Pascagoula (Loan No. 20)	The date of the related engineering report is June 1, 2018, which is longer than 12 months prior to the Cut-off Date.
(18) Insurance	All LCF Mortgage Loans (Loan Nos. 5, 9, 11, 20, 57 and 58)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 18 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Insurer, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 18, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statute is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of origination of the subject Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the subject Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Subject to the other exceptions to Representation and Warranty No. 18, the related loan documents may require that, if insurance proceeds in respect of a property loss are to be applied to the repair or restoration of all or part of the related Mortgaged Property, then the insurance proceeds may be held by a party other than the lender (or a trustee appointed by it) if such proceeds are less than or equal to 5% of the original principal balance of the related Mortgage Loan, rather than 5% of the then outstanding principal amount of the related Mortgage Loan.

(18) Insurance	Martin Brower (Loan No. 9)

The related Mortgaged Property is leased to a single tenant. To the extent (i) the related lease is in full force and effect, (ii) the related Mortgaged Property is 100% leased to the related sole tenant, (iii) no default beyond any applicable notice and

D-2-15

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
cure period has occurred and is continuing under the related lease, (iv) pursuant to the terms of the related lease, the related sole tenant is obligated at its sole cost and expense (A) to maintain insurance or provide insurance covering the related Mortgaged Property that complies with all of the requirements set forth in Section 5.1 of the related loan agreement (or is otherwise acceptable to the lender in the lender’s sole discretion), and (B) to turn over all insurance proceeds including but not limited to loss of rents coverage, to the related Mortgagor (or the related master lessee) in order to rebuild and/or repair the related Mortgaged Property following a casualty to the same condition (as nearly as possible) the related Mortgaged Property was in immediately prior to such casualty, and all such terms of the related lease remain unchanged throughout the term of the subject Mortgage Loan, (v) the related sole tenant maintains the insurance required to be maintained by it under the related lease (which insurance is required in no event to be less (as to coverage types and amounts) than the insurance required to be maintained by the related sole tenant on the date of origination), and all such terms of the related lease remain unchanged throughout the term of the subject Mortgage Loan, and the property coverages name the lender as mortgagee/lender’s loss payable and the commercial general liability insurance policies (inclusive of any required umbrella/excess liability required under the related lease) name the lender as an additional insured, and (vi) the related Mortgagor has provided to the lender evidence satisfactory to the lender in its reasonable discretion that the related sole tenant maintains in full force and effect the insurance described in clause (iv) above (the “Required Insurance”), which evidence is required to be provided to the lender at least 30 days prior to the date any of the Required Insurance would lapse, cancel or expire (the foregoing clauses (i) through (vi) are referred to collectively as the “Insurance Exception Conditions”), the related Mortgagor will not be required to maintain coverage under Section 5.1 of the related loan agreement. If, at any time and from time to time during the term of the subject Mortgage Loan, any of the Insurance Exception Conditions as set forth in this paragraph are not satisfied, then the provisions of the related loan agreement described above in this paragraph will not be applicable and the related Mortgagor is required, upon obtaining knowledge thereof, promptly to notify the lender in writing and the related Mortgagor is required, at its sole cost and expense, promptly to procure and maintain either (x) “primary” insurance coverage in the event that the related sole tenant does not provide the applicable insurance coverage required in Section 5.1(a) of the related loan agreement under policies satisfying the conditions in Sections 5.1(b), (c), (d) and (e), and Section 5.1.2 of the related loan agreement or (y) “excess and contingent” insurance coverage in the event that the related sole tenant does not have sufficient insurance coverage to meet the requirements under Section 5.1 of the related loan agreement, in each case, over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage into full compliance with all of the terms and conditions of Section 5.1 of the related loan agreement.

D-2-16

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

The insurance requirements under the related lease covering the related Mortgaged Property may not satisfy the requirements of Representation and Warranty No. 18.

In addition, the related Mortgaged Property is not required to be covered by terrorism insurance. Any terrorism insurance coverage currently maintained may be terminated at any time.

(18) Insurance	Southern California Retail Portfolio (Loan No. 11)

Each of the Home Depot Mortgaged Property and the Ross Dress for Less Mortgaged Property is leased to a single tenant. With respect to each of the related Mortgaged Properties, to the extent: (i) the related lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the related lease, (iii) the related sole tenant maintains the insurance required by the related lease and as evidenced and approved on the day of origination of the subject Mortgage Loan, and (iv) the related Mortgagor and the lender are named under the policies pursuant to Section 5.1.1(d) of the related loan agreement, the related Mortgagor will not be required to maintain such coverage under Section 5.1 of the related loan agreement for the related Mortgaged Property. If, and only for so long as, the related Mortgagor provides evidence reasonably acceptable to lender that the lender and its successors and/or assigns are named under the general liability insurance policy held by Ross Dress for Less for the Ross Dress for Less Mortgaged Property (and that such policy otherwise satisfies all applicable requirements of Section 5.1 of the related loan agreement), the related Mortgagor will not be required to maintain the general liability and umbrella insurance policy that the related Mortgagor purchased with respect to the Ross Dress for Less Mortgaged Property in connection with the origination of the subject Mortgage Loan (which was required because the lender is not currently named under the policy held by Ross Dress for Less). With respect to each of the related Mortgaged Properties, if the related sole tenant fails to provide coverage in compliance with the description in this paragraph or as otherwise acceptable to the related lender, then the related Mortgagor is required to obtain, at its sole cost and expense, all insurance as required by Section 5.1 of the related loan agreement with respect to the related Mortgaged Property which meets the requirements of the related loan agreement and provide proof of such coverage that is satisfactory to the lender. With respect to each of the related Mortgaged Properties, such insurance is required to be either (x) “primary” insurance coverage in the event that the related sole tenant does not provide the applicable insurance coverage required in Section 5.1 of the related loan agreement, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that the related sole tenant does not have sufficient coverage to meet the requirements set forth above, in each case as is necessary to bring the insurance coverage for the related Mortgaged Property into full compliance with all of the terms and conditions of Section 5.1 of the related loan agreement, subject to the lender’s review and approval which will not be unreasonably withheld.

With respect to each of the related Mortgaged Properties, the insurance requirements under the related lease covering the

D-2-17

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

related Mortgaged Property may not satisfy the requirements of Representation and Warranty No. 18.

With respect to the Home Depot Mortgaged Property, the related sole tenant has the right to self-insure if it meets certain financial requirements, but does not currently self-insure. With respect to the Ross Dress for Less Mortgaged Property, the related sole tenant has a $500,000 deductible for insurance and is not required to be covered against foreign acts of terrorism.

With respect to the Home Depot Mortgaged Property, the related lease does not give the related mortgagee the right to hold and disburse insurance proceeds in respect of a casualty.

(18) Insurance	Dollar General Chillicothe (Loan No. 57) Dollar General Poseyville (Loan No. 58)

With respect to each of the subject Mortgage Loans, the related Mortgaged Property is leased to a single tenant. To the extent (i) the related lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the related lease, (iii) the related sole tenant is permitted per the terms of its lease to rebuild and/or repair the related Mortgaged Property and is entitled to no period of rent abatement, and (iv) the related sole tenant maintains the insurance required to be maintained by it under the related lease as of the date of the related loan agreement or as otherwise approved by the lender in writing, the related Mortgagor will not be required to maintain coverage otherwise required under Section 5.1.1 of the related loan agreement.

Notwithstanding anything to the contrary described in the prior paragraph: (A) if, at any time and from time to time during the term of the subject Mortgage Loan, the insurance policies maintained by the related sole tenant as of the date of the related loan agreement are modified to decrease the type or amount of coverage below that required under the related lease as of the date of the related loan agreement, or if, at any time and from time to time during the term of the subject Mortgage Loan, the insurance policies maintained by the related sole tenant under its lease are obtained from and maintained with an insurance company that is rated below “A-:VIII” by A.M. Best Company (the “Minimum Insurer Ratings”), then in either such case the related Mortgagor is required, upon obtaining knowledge thereof, to promptly procure and maintain, at its sole cost and expense, with an insurance company that at least satisfies the Minimum Insurer Ratings (and promptly notify the lender in writing of such change in the related sole tenant’s coverage and of the coverage procured by the related Mortgagor) either (x) “primary” insurance coverage of the types and for the amounts required under the related lease as of the date of the related loan agreement in the event that the related sole tenant does not provide the applicable insurance coverage required under the related lease as of the date of the related loan agreement or in the event the related sole tenant maintains such coverage with an insurance company that does not satisfy the Minimum Insurer Ratings or (y) “excess and contingent” insurance coverage of the types and for the amounts required under the related lease as of the date of the related loan agreement in the event that the related sole

D-2-18

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
tenant does not provide sufficient insurance coverage required under the related lease as of the date of the related loan agreement or in the event the related sole tenant maintains such coverage with an insurance company that does not satisfy the Minimum Insurer Ratings, in each case, in “concurrent form” with the policies obtained pursuant to the related lease, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the related Mortgaged Property to at least the types and amount of coverage required under the related lease as of the date of the related loan agreement; and/or (B) if, at any time and from time to time during the term of the subject Mortgage Loan, the insurance policies maintained by the related sole tenant under the related lease fail to name the lender as an additional insured or beneficiary, as the case may be, the related Mortgagor is required to maintain such insurance policies, regardless of whether such insurance is maintained by the related sole tenant under the related lease.

With respect to each of the subject Mortgage Loans, the insurance requirements under the related lease covering the related Mortgaged Property may not satisfy the requirements of Representation and Warranty No. 18.

In addition, with respect to each of the subject Mortgage Loans, the related Mortgaged Property is not required to be covered by terrorism insurance. Any terrorism insurance coverage currently maintained may be terminated at any time.

(27) Licenses and Permits	Martin Brower (Loan No. 9)	The related certificate of occupancy is not in the name of the related Mortgagor. However, it is required to be reissued in the name of the related Mortgagor, as buyer, on a post-origination basis pursuant to a post-origination agreement and subject to a loss recourse carveout.
(27) Licenses and Permits	Southern California Retail Portfolio (Loan No. 11)	The zoning consultant for the Home Depot Mortgaged Property has not yet received confirmation of no fire code violations from the city.
(28) Recourse Obligations	All LCF Mortgage Loans (Loan Nos. 5, 9, 11, 20, 57 and 58)

The related loan documents may limit recourse for the related Mortgagor’s commission of intentional material physical waste only to the extent that there is sufficient cash flow from the related Mortgaged Property to make the requisite payments to prevent the waste.

The related loan documents may provide that transfers of interests in the related Mortgaged Property pursuant to a lease do not give rise to full recourse.

The related loan documents may provide that transfers of interests in the related Mortgagor in violation of such loan documents only give rise to recourse for losses (as opposed to full recourse) if the transfer was otherwise permitted and the related Mortgagor’s breach was failure to provide notice to the lender, so long as the related Mortgagor provides all required documentation within five business days of receipt by the related Mortgagor.

D-2-19

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

With respect to clause (a)(ii) of Representation and Warranty No. 28, the related loan documents may not refer to the related guarantor but may instead refer to “[the] Borrower, an Affiliate, officer, director or representative that controls Borrower.”

(28) Recourse Obligations	Dollar General Chillicothe (Loan No. 57) Dollar General Poseyville (Loan No. 58)

With respect to each of the subject Mortgage Loans, voluntary transfers in violation of the related loan documents is not a full recourse carveout but is a loss, costs and damages carveout. In addition, the related loan documents do not provide recourse to the related guarantor for breaches of the environmental covenants contained in the related loan documents.

As regards recourse against the guarantor for waste, the related loan documents do not specifically reference “waste”, but provide for recourse against the guarantor for losses arising from physical damage to the related Mortgaged Property from the willful misconduct of the related Mortgagor or any affiliate of the related Mortgagor or, after the occurrence and during the continuance of an event of default, the removal or disposal of any portion of the related Mortgaged Property in violation of the related loan documents (other than in the ordinary course of business).

(29) Mortgage Releases	All LCF Mortgage Loans (Loan Nos. 5, 9, 11, 20, 57 and 58)	If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the subject Mortgage Loan to fail to qualify as such.
(30) Financial Reporting and Rent Rolls	Dollar General Chillicothe (Loan No. 57) Dollar General Poseyville (Loan No. 58)	With respect to each of the subject Mortgage Loans, the related loan documents provide that the related Mortgagor is not required to deliver quarterly and annual operating or other financial statements so long as either (i) at the applicable time, the related lease(s) then in effect provide for the same or a substantially similar allocation of responsibilities between the related Mortgagor and related tenant(s) as were in effect between the related Mortgagor and the related sole tenant at the origination date without material changes, or (ii) the only related tenant(s) of the related Mortgaged Property is a so-called “triple-net” tenant, with no property-related expense other than debt service, provided that the related Mortgagor will be required under such circumstances to deliver a certified rent roll for the related Mortgaged Property at such time.
(31) Acts of Terrorism Exclusion	All LCF Mortgage Loans (Loan Nos. 5, 9, 11, 20, 57 and 58)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 18 (a “Qualified Insurer”) or,

D-2-20

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
in the event that such terrorism coverage is not available from a Qualified Carrier, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 31, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statute is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of origination of the subject Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the subject Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Acts of Terrorism Exclusion	Martin Brower (Loan No. 9) Dollar General Chillicothe (Loan No. 57) Dollar General Poseyville (Loan No. 58)	With respect to each of the subject Mortgage Loans, the related Mortgaged Property is not required to be covered by terrorism insurance. Any terrorism insurance coverage currently maintained may be terminated at any time.
(31) Acts of Terrorism Exclusion	Southern California Retail Portfolio (Loan No. 11)	With respect to the Home Depot Mortgaged Property, the related sole tenant has the right to self-insure if it meets certain financial requirements, but does not currently self-insure. With respect to the Ross Dress for Less Mortgaged Property, the related sole tenant has a $500,000 deductible for insurance and is not required to be covered against foreign acts of terrorism.
(32) Due on Sale or Encumbrance	All LCF Mortgage Loans (Loan Nos. 5, 9, 11, 20, 57 and 58)	With respect to clause (a)(v) of Representation and Warranty No. 32, mergers, acquisitions and other business combinations involving a publicly traded company may be permitted. Transfers contemplated by an exception to Representation and Warranty No. 29 are also permitted transfers.
(32) Due on Sale or Encumbrance	Dollar General Chillicothe (Loan No. 57) Dollar General Poseyville (Loan No. 58)

With respect to each of the subject Mortgage Loans, the related loan documents permit transfers without the lender’s consent by the related Mortgagor and by and to certain affiliates of Ladder Capital Finance Holdings LLLP or Ladder Capital Corp.

In addition, corporate financing is permitted provided that such financing is secured by real estate collateral satisfying the requirements of the related loan documents in addition to the pledged interest in the related mortgage borrower.

D-2-21

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Transfers of the pledged equity interests by reason thereof are permitted.
(45) Appraisal	HGI Pascagoula (Loan No. 20)	The related appraisal was dated June 1, 2018. Therefore, the appraisal was not dated within six (6) months of the origination date of the subject Mortgage Loan or 12 months of the Cut-off Date.

D-2-22

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Cedarhurst and Walston MHP (Loan No. 41)	The related Mortgaged Property consists of two or more non-contiguous parcels.
(18) Insurance	Walgreens Brooklyn (Loan No. 24) Bank Of America Brooklyn (Loan No. 31)	With respect to each of the subject Mortgage Loans, the sole tenant at the related Mortgaged Property is permitted to self-insure. In addition, with respect to each of the subject Mortgage Loans, if the sole tenant at the related Mortgaged Property self-insures in accordance with, or otherwise maintains the insurance coverage required by, its lease, the related Mortgagor’s obligations to insure the related Mortgaged Property will be deemed satisfied; provided that the subject lease may not require insurance coverage that satisfies the requirements of Representation and Warranty No. 18.
(20) No Encroachments	Downtown Storage (Loan No. 52)	The building of the related Mortgaged Property encroaches into the sidewalk by up to 1.4 feet along the south boundary line. A non-recourse carveout was added for costs to remove such encroachment. Title insurance is not available in the state in which the related Mortgaged Property is located.
(26) Local Law Compliance

Texas MHP Portfolio
(Loan No. 26)

Central FL MHP Portfolio
(Loan No. 37)

Cedarhurst and Walston MHP
(Loan No. 41)

Valley View MHP
(Loan No. 42)

Tyler Street Self Storage
(Loan No. 46)

Sunny Pines MHC
(Loan No. 49)

River’s Edge MHP
(Loan No. 51)

Sunset Village MHP
(Loan No. 53)

Nautilus MHP
(Loan No. 54)

Grand Villa MHP
(Loan No. 55)

For each of the subject Mortgage Loans, the related Mortgaged Property constitutes (or, in the case of a portfolio of related Mortgaged Properties, one or more of the related Mortgaged Properties constitute) a legal non-conforming use and, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.

D-2-23

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(27) Licenses and Permits	PA & MD MHP Portfolio (Loan No. 22)	The Conowingo Mobile Home Court Mortgaged Property maintains a National Pollutant Discharge Elimination System permit for surface water discharge. According to the most recent inspection, there were no violations identified; however, the related Mortgaged Property was noted as being in non-compliance, as all of the onsite septic systems are failing and the previous property owner was required to install a wastewater treatment plant and connect all of the existing pad sites to it and failed to do so. The Maryland Department of the Environment (“MDE”) determined that the septic systems represented an illegal release and is in the process of entering into a consent order with the related Mortgagor for the construction of the treatment plant. A discharge permit was obtained for the operation of this plant. However, as the plant has still not been constructed, the related Mortgaged Property is currently in non-compliance with its permit. The current cost estimate for the plant is $489,000 and the plant is anticipated to be installed by March 2020 and operational shortly thereafter once testing is complete with plans approved by the MDE. Until this plant is operational, the related Mortgaged Property is likely to remain in non-compliance with its discharge permit.
(31) Acts of Terrorism Exclusion	Walgreens Brooklyn (Loan No. 24) Bank Of America Brooklyn (Loan No. 31)	With respect to each of the subject Mortgage Loans, the sole tenant at the related Mortgaged Property is permitted to self-insure. In addition, with respect to each of the subject Mortgage Loans, if the sole tenant at the related Mortgaged Property self-insures in accordance with, or otherwise maintains the insurance coverage required by, its lease, the related Mortgagor’s obligations to insure the related Mortgaged Property will be deemed satisfied; provided that the subject lease may not require terrorism insurance coverage that satisfies the requirements of Representation and Warranty No. 31.
(34) Defeasance	All C-III CM Mortgage Loans (Loan Nos. 22, 24, 26, 27, 31, 36, 37, 38, 41, 42, 43, 46, 49, 50, 51, 52, 53, 54 and 55)	The related loan documents do not require that the defeased note be assumed by, or that the defeasance collateral be transferred to, a Single-Purpose Entity. However, in such cases, the successor borrower must be an entity established or designated by the lender or its designee.

D-2-24

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(43) Environmental Conditions	River’s Edge MHP (Loan No. 51)	Gasoline service stations operated within the northeast portion of the related Mortgaged Property from at least 1960 through the early 1990s. Two 3,000-gallon gasoline underground storage tanks (“USTs”) and one 1,000-gallon gasoline UST located to the north of the related Mortgaged Property’s 864 South Main Street building were removed in December 1991; however, insufficient sampling was conducted. A Phase II subsurface investigation conducted in 2008 identified 12 areas of concern and contamination of extractable total petroleum hydrocarbons and heavy metals throughout the related Mortgaged Property. Following removal of the hydraulic lift, installation of a passive ventilation system, and removal of contaminated soils, confirmatory post-excavation soil samples did not detect any contaminant concentrations above their respective Remediation Standard Regulations (“RSRs”). Groundwater sampling conducted in 2015 did not identify any groundwater contaminants above their respective RSR criteria for Groundwater Protection Criteria, Surface Water Protection Criteria and Residential Volatilization Criteria. Groundwater at the related Mortgaged Property appears to be flowing to the west away from the related Mortgaged Property’s buildings, and the 864 South Main Street building is occupied by two commercial tenants in the garage and a residential tenant on the second floor. Based on the removal of source(s) of contamination and the emplacement of a passive ventilation system in the 864 South Main Street building, the former use of the related Mortgaged Property constitutes a controlled recognized environmental condition.

D-2-25

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
December 2019	33,381,000.00
January 2020	33,381,000.00
February 2020	33,381,000.00
March 2020	33,381,000.00
April 2020	33,381,000.00
May 2020	33,381,000.00
June 2020	33,381,000.00
July 2020	33,381,000.00
August 2020	33,381,000.00
September 2020	33,381,000.00
October 2020	33,381,000.00
November 2020	33,381,000.00
December 2020	33,381,000.00
January 2021	33,381,000.00
February 2021	33,381,000.00
March 2021	33,381,000.00
April 2021	33,381,000.00
May 2021	33,381,000.00
June 2021	33,381,000.00
July 2021	33,381,000.00
August 2021	33,381,000.00
September 2021	33,381,000.00
October 2021	33,381,000.00
November 2021	33,381,000.00
December 2021	33,381,000.00
January 2022	33,381,000.00
February 2022	33,381,000.00
March 2022	33,381,000.00
April 2022	33,381,000.00
May 2022	33,381,000.00
June 2022	33,381,000.00
July 2022	33,381,000.00
August 2022	33,381,000.00
September 2022	33,381,000.00
October 2022	33,381,000.00
November 2022	33,381,000.00
December 2022	33,381,000.00
January 2023	33,381,000.00
February 2023	33,381,000.00
March 2023	33,381,000.00
April 2023	33,381,000.00
May 2023	33,381,000.00
June 2023	33,381,000.00
July 2023	33,381,000.00
August 2023	33,381,000.00
September 2023	33,381,000.00
October 2023	33,381,000.00
November 2023	33,381,000.00
December 2023	33,381,000.00
January 2024	33,381,000.00
February 2024	33,381,000.00
March 2024	33,381,000.00
April 2024	33,381,000.00
May 2024	33,381,000.00
June 2024	33,381,000.00
July 2024	33,381,000.00

Distribution Date	Class A-SB Planned Principal Balance ($)
August 2024	33,381,000.00
September 2024	33,381,000.00
October 2024	33,380,042.11
November 2024	32,781,452.50
December 2024	32,135,464.28
January 2025	31,532,280.03
February 2025	30,926,869.41
March 2025	30,184,318.43
April 2025	29,573,928.61
May 2025	28,916,478.14
June 2025	28,301,406.71
July 2025	27,639,408.73
August 2025	27,019,621.20
September 2025	26,397,545.23
October 2025	25,728,743.30
November 2025	25,101,899.60
December 2025	24,428,466.48
January 2026	23,796,819.90
February 2026	23,162,840.52
March 2026	22,394,389.02
April 2026	21,755,226.75
May 2026	21,069,827.85
June 2026	20,425,771.86
July 2026	19,735,619.38
August 2026	19,086,633.57
September 2026	18,435,250.08
October 2026	17,737,979.95
November 2026	17,081,612.60
December 2026	16,379,501.31
January 2027	15,718,113.32
February 2027	15,054,281.25
March 2027	14,258,765.11
April 2027	13,589,537.16
May 2027	12,874,933.53
June 2027	12,200,590.02
July 2027	11,481,017.32
August 2027	10,801,520.50
September 2027	10,119,511.79
October 2027	9,392,493.38
November 2027	8,705,274.77
December 2027	7,973,195.65
January 2028	7,280,728.67
February 2028	6,585,701.24
March 2028	5,803,970.01
April 2028	5,103,480.25
May 2028	4,358,509.96
June 2028	3,652,673.83
July 2028	2,902,510.24
August 2028	2,191,288.24
September 2028	1,477,435.50
October 2028	719,484.84
November 2028	187.02
December 2028 and thereafter	0.00

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	25
Risk Factors	58
Description of the Mortgage Pool	149
Transaction Parties	223
Credit Risk Retention	287
Description of the Certificates	294
Description of the Mortgage Loan Purchase Agreements	337
Pooling and Servicing Agreement	347
Certain Legal Aspects of Mortgage Loans	466
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	486
Pending Legal Proceedings Involving Transaction Parties	489
Use of Proceeds	489
Yield and Maturity Considerations	489
Material Federal Income Tax Considerations	501
Certain State and Local Tax Considerations	516
Method of Distribution (Conflicts of Interest)	516
Incorporation of Certain Information by Reference	519
Where You Can Find More Information	520
Financial Information	520
Certain ERISA Considerations	520
Legal Investment	525
Legal Matters	526
Ratings	526
Index of Defined Terms	529

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$596,845,000
(Approximate)

WELLS FARGO COMMERCIAL
MORTGAGE SECURITIES,
INC.
Depositor

WELLS FARGO COMMERCIAL
MORTGAGE TRUST 2019-C53
Issuing Entity

Commercial Mortgage Pass-
Through Certificates,
Series 2019-C53

Class A-1	$20,689,000
Class A-2	$45,608,000
Class A-SB	$33,381,000
Class A-3	$131,000,000
Class A-4	$260,842,000
Class X-A	$491,520,000
Class X-B	$105,325,000
Class A-S	$29,842,000
Class B	$36,864,000
Class C	$38,619,000

PROSPECTUS

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Drexel Hamilton
Co-Manager

October 23, 2019